As filed with the Securities and Exchange Commission on March 29, 2004

Registration No. 333-113440

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Boyd Gaming Corporation

(Exact name of registrant as specified in its charter)

Nevada	7990	88-0242733
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2950 Industrial Road

Las Vegas, Nevada 89109

(702) 792-7200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian A. Larson, Esq.

General Counsel

Boyd Gaming Corporation

2950 Industrial Road

Las Vegas, Nevada 89109

(702) 792-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark I. Greene, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000	Harlan D. Braaten President and Chief Operating Officer Coast Casinos, Inc. 4500 West Tropicana Avenue Las Vegas, Nevada 89103 (702) 365-7111	Karen E. Bertero, Esq. Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, California 90071 (213) 229-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the transactions described in the enclosed prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with general Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

March 29, 2004

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Boyd Gaming Corporation, its direct wholly owned subsidiary BGC, Inc. and Coast Casinos, Inc. have entered into an Agreement and Plan of Merger dated as of February 6, 2004, as amended, which is referred to in this joint proxy statement/prospectus as the “merger agreement,” pursuant to which Boyd Gaming will acquire Coast Casinos through a merger of Coast Casinos with and into BGC, Inc., which is referred to in this joint proxy statement/prospectus as the “merger.” The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. This joint proxy statement/prospectus describes the merger agreement, the merger and the transactions related to the merger in detail and provides information concerning the annual meeting of Boyd Gaming stockholders and the annual meeting of Coast Casinos stockholders.

Except with respect to certain specified officers of Coast Casinos, at the effective time of the merger, each issued and outstanding share of Coast Casinos common stock will be converted into the right to receive $550 in cash, unless an election is made in a timely manner by the holder of the Coast Casinos common stock to receive 32.8025 shares of Boyd Gaming common stock for such share of Coast Casinos common stock. The maximum aggregate number of shares of Boyd Gaming common stock issuable in the merger to Coast Casinos stockholders, other than certain specified officers of Coast Casinos, will be approximately 1,009,194 shares (subject to the rounding mechanics in the proration provisions of the merger agreement), unless an adjustment is required in order to qualify the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The amount of stock consideration and cash consideration that each Coast Casinos stockholder, other than certain specified officers of Coast Casinos, will be entitled to receive at the effective time of the merger will have an aggregate value of at least $550 per share of Coast Casinos common stock exchanged in the merger and will be subject to adjustment and proration as described in this joint proxy statement/prospectus. The exact amount of cash consideration and stock consideration to be received in the merger in exchange for shares of Coast Casinos common stock cannot be determined until the effective time of the merger. See “The Merger Agreement—Consideration to be Received in the Merger—Adjustments to the Merger Consideration and Proration” in Chapter I of this joint proxy statement/prospectus on page 68.

The Boyd Gaming board of directors has unanimously approved the merger agreement, the merger and the issuance of shares of Boyd Gaming common stock in the merger. The Coast Casinos board of directors has unanimously adopted the merger agreement and approved the merger. The issuance of shares of Boyd Gaming common stock in the merger requires the approval of a majority of the votes cast by Boyd Gaming stockholders at the Boyd Gaming annual meeting, provided that the total vote cast must represent over 50% in interest of all Boyd Gaming securities entitled to vote on such proposal at the Boyd Gaming annual meeting. The approval of the merger agreement and the merger requires the affirmative vote of a majority of the voting power of the holders of the outstanding shares of Coast Casinos common stock. Certain Coast Casinos stockholders holding an aggregate of approximately 56% of the voting power of the outstanding shares of Coast Casinos common stock have entered into an agreement with Boyd Gaming pursuant to which they have agreed, among other things, to vote their shares of Coast Casinos common stock in favor of the approval of the merger agreement and the merger.

Boyd Gaming stockholders will vote at the Boyd Gaming annual meeting on April 30, 2004, at noon, local time, at Borgata Hotel Casino and Spa, One Borgata Way, Atlantic City, New Jersey 08401. Coast Casinos stockholders will vote at the Coast Casinos annual meeting on April 29, 2004, at 5:00 p.m., local time, in the Esplanade Room at The Orleans Hotel and Casino, 4500 West Tropicana Avenue, Las Vegas, Nevada 89103.

Before casting your vote, please take the time to review carefully this joint proxy statement/prospectus, including the section entitled “Risk Factors” in Chapter I of this joint proxy statement/prospectus beginning on page 25. Your vote is very important regardless of the number of shares you hold. We enthusiastically support this combination of our companies and join with our boards of directors in recommending that you vote “FOR” the approval of the issuance of shares of Boyd Gaming common stock in the merger, in the case of Boyd Gaming stockholders, and “FOR” the approval of the merger agreement and the merger, in the case of Coast Casinos stockholders.

William S. Boyd Chairman and Chief Executive Officer Boyd Gaming Corporation	Michael J. Gaughan Chairman and Chief Executive Officer Coast Casinos, Inc.

None of the Securities and Exchange Commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Mississippi Gaming Commission, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Louisiana Gaming Control Board, the Illinois Gaming Board, the Indiana Gaming Commission or any state securities regulator has approved or disapproved the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated March 29, 2004 and is first being mailed to Boyd Gaming stockholders on or about April 2, 2004 and to Coast Casinos stockholders on or about April 1, 2004.

Notice of Annual Meeting of Stockholders

To be held on April 30, 2004

To the stockholders of Boyd Gaming Corporation:

Notice is hereby given that the Annual Meeting of Stockholders of Boyd Gaming Corporation, a Nevada corporation (“Boyd Gaming”), will be held at Borgata Hotel Casino and Spa, One Borgata Way, Atlantic City, New Jersey 08401, on April 30, 2004 at noon, local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the issuance of shares of Boyd Gaming common stock in connection with the merger of Coast Casinos, Inc., a Nevada corporation, with and into BGC, Inc., a Nevada corporation and a wholly owned subsidiary of Boyd Gaming. The merger agreement relating to the proposed merger is included as Annex A to this joint proxy statement/prospectus.

2.	To elect three Class I directors of Boyd Gaming to serve until the 2007 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

3.	To ratify the appointment of Deloitte & Touche LLP as Boyd Gaming’s independent auditor for the fiscal year ending December 31, 2004.

4.	To approve an amendment to Boyd Gaming’s 2002 Stock Incentive Plan to increase the number of shares of Boyd Gaming common stock subject to the 2002 Stock Incentive Plan from 3,000,000 shares to 7,000,000 shares.

5.	To transact such other business as may properly come before the Boyd Gaming Annual Meeting and any adjournments or postponements thereof.

Each of the foregoing items of business is more fully described in the joint proxy statement/prospectus which is attached to and made part of this notice and which you are urged to read carefully. We cannot complete the merger described in this joint proxy statement/prospectus unless the proposal to approve the issuance of shares of Boyd Gaming common stock is approved by a majority of the votes cast by Boyd Gaming stockholders at the Boyd Gaming Annual Meeting, provided that the total vote cast must represent over 50% in interest of all Boyd Gaming securities entitled to vote on such proposal at the Boyd Gaming Annual Meeting. The other proposals require the vote specified under Chapter II—Information About the Boyd Gaming Annual Meeting and Other Proposals in this joint proxy statement/prospectus.

The Board of Directors has fixed the close of business on March 31, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the Boyd Gaming Annual Meeting and any adjournments or postponements thereof. Please note that the enclosed admission ticket will be required in order to obtain admission to the Boyd Gaming Annual Meeting. Accordingly, the admission ticket should not be returned with your proxy. If your shares are held in a brokerage account, you will also need to bring a copy of your brokerage account statement (which you can obtain from your broker) reflecting your stock ownership as of March 31, 2004. Cameras, recording devices and other electronic devices will not be permitted at the Boyd Gaming Annual Meeting.

All stockholders are cordially invited to attend the Boyd Gaming Annual Meeting in person. However, whether or not you expect to attend the Boyd Gaming Annual Meeting in person, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Boyd Gaming Annual Meeting. Alternatively, you may vote via toll-free telephone call or the Internet by following the instructions on the back of the proxy card. If you send in your proxy card or vote by telephone or the Internet and then decide to attend the Boyd Gaming Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in this joint proxy statement/prospectus.

By Order of the Board of Directors

William S. Boyd

Chairman and Chief Executive Officer

Boyd Gaming Corporation

Las Vegas, Nevada

March 29, 2004

COAST CASINOS, INC.

Notice of Annual Meeting of Stockholders

To be held on April 29, 2004

To the stockholders of Coast Casinos, Inc.:

NOTICE IS HEREBY GIVEN that an annual meeting of the stockholders of Coast Casinos, Inc., a Nevada corporation (“Coast Casinos”), will be held in the Esplanade Room at The Orleans Hotel and Casino, 4500 West Tropicana Avenue, Las Vegas, Nevada 89103, on April 29, 2004, at 5:00 p.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the merger agreement entered into among Boyd Gaming Corporation, a Nevada corporation (“Boyd Gaming”), BGC, Inc., a Nevada corporation and a wholly owned subsidiary of Boyd Gaming, and Coast Casinos, and to approve the merger of Coast Casinos with and into BGC, Inc. The merger agreement is included as Annex A to this joint proxy statement/prospectus.

2.	To elect four Class II directors of Coast Casinos to serve until the earlier of the consummation of the merger or the 2007 Annual Meeting of Stockholders.

3.	To transact such other business as may properly come before the annual meeting and any adjournments or postponements of the annual meeting.

The Coast Casinos board of directors has unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, Coast Casinos and its stockholders and recommends that you vote to approve the merger agreement and the merger. The Coast Casinos board of directors also recommends that you vote to elect each of the Class II director nominees. Each of the items of business to be submitted to a vote at the Coast Casinos Annual Meeting is more fully described in this joint proxy statement/prospectus, which you are urged to read carefully.

Stockholders of record on the close of business on March 31, 2004 are entitled to notice of and to vote at the Coast Casinos Annual Meeting and any adjournments or postponements of the meeting. Stockholders are cordially invited to attend the Coast Casinos Annual Meeting in person. The proposal to approve the merger agreement and the merger will require the affirmative vote of a majority of the voting power of the holders of the outstanding shares of Coast Casinos common stock. The proposal to elect the Class II director nominees will require the vote specified under Chapter III—Information About the Coast Casinos Annual Meeting and Other Proposals in this joint proxy statement/prospectus.

Your vote is very important. To ensure that your shares are represented at the Coast Casinos Annual Meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the Coast Casinos Annual Meeting in person. Any executed but unmarked proxy cards will be voted for approval of the merger agreement and the merger and election of the Class II director nominees. You may revoke your proxy in the manner described in this joint proxy statement/prospectus at any time before it has been voted at the Coast Casinos Annual Meeting.

Under Nevada Revised Statutes (“NRS”) Chapter 92A, any Coast Casinos stockholder who follows the procedures specified in NRS Sections 92A.300 through 92A.500, inclusive, is entitled to dissent from the merger. Annex D to this joint proxy statement/prospectus contains a copy of NRS Sections 92A.300 through 92A.500, inclusive.

By Order of the Board of Directors

J. Tito Tiberti

Secretary

Coast Casinos, Inc.

Las Vegas, Nevada

March 29, 2004

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Boyd Gaming and Coast Casinos documents filed with the SEC, which are available without charge from the SEC’s website at www.sec.gov. See Chapter IV—Additional Information beginning on page 147. Copies of these documents related to Boyd Gaming may also be obtained without charge from Boyd Gaming on the Internet at www.boydgaming.com, under the “Investor Relations” section, or by contacting Boyd Gaming Corporation, Attn: Robert D. Stillwell at 2950 Industrial Road, Las Vegas, Nevada 89109 or by e-mail to robstillwell@boydgaming.com. Copies of these documents relating to Coast Casinos may be obtained without charge on the Internet at www.coastcasinos.com, under the “Investors” section, or by contacting Coast Casinos, Inc., Attn: Gage Parrish at 4500 West Tropicana Avenue, Las Vegas, Nevada 89103 or by e-mail to gparrish@coastcasinos.net. If you wish to obtain any of these documents from Boyd Gaming or Coast Casinos, you should, to ensure timely delivery, make your request no later than April 19, 2004.

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INTRODUCTION

This joint proxy statement/prospectus is being mailed to Boyd Gaming stockholders in connection with the Annual Meeting of Stockholders of Boyd Gaming and to Coast Casinos stockholders in connection with the Annual Meeting of Stockholders of Coast Casinos. This joint proxy statement/prospectus is organized into four chapters:

Chapter I—The Merger: Provides summary and detailed information about the merger agreement and the proposed merger, including the issuance of shares of Boyd Gaming common stock in the merger. Coast Casinos stockholders will consider and vote upon a proposal to approve the merger agreement and the merger at the Coast Casinos annual meeting. Boyd Gaming stockholders will consider and vote upon a proposal to approve the issuance of shares of Boyd Gaming common stock in the merger at the Boyd Gaming annual meeting.

Chapter II—Information About the Boyd Gaming Annual Meeting and Other Proposals: Provides information about Boyd Gaming’s annual meeting, the matters that Boyd Gaming stockholders will vote on at the annual meeting, including the issuance of shares of Boyd Gaming common stock in the merger, the election of directors, the ratification of Boyd Gaming’s independent auditor and an amendment to Boyd Gaming’s 2002 Stock Incentive Plan, and how Boyd Gaming stockholders may vote or grant a proxy and the vote required to adopt each proposal to be presented. Coast Casinos stockholders will not vote on these matters.

Chapter III—Information About the Coast Casinos Annual Meeting and Other Proposals: Provides information about Coast Casinos’ annual meeting, the matters that Coast Casinos stockholders will vote on at the annual meeting, including the approval of the merger agreement and the merger and the election of directors, and how Coast Casinos stockholders may vote or grant a proxy and the vote required to adopt each proposal to be presented. Boyd Gaming stockholders will not vote on these matters.

Chapter IV—Additional Information: Explains where Boyd Gaming stockholders and Coast Casinos stockholders can find more information about each of the companies.

You should read this joint proxy statement/prospectus carefully before you vote your shares.

CHAPTER I—THE MERGER

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

GENERAL QUESTIONS AND ANSWERS

Q:	Why is the merger and the issuance of shares of Boyd Gaming common stock in the merger being proposed?

A:	The Boyd Gaming board of directors and the Coast Casinos board of directors believe that:

•	combining Boyd Gaming with Coast Casinos would establish one of the largest casino operators in the United States;

•	the companies’ experience, resources and breadth of geographical scope will allow the combined company to better compete with larger competitors in the hotel-casino industry; and

•	the merger of Coast Casinos with Boyd Gaming will provide reasonable growth opportunities for the combined company after the consummation of the merger.

Q:	What will happen if the merger is completed?

A:	Boyd Gaming will acquire Coast Casinos through the merger of Coast Casinos with and into a wholly owned subsidiary of Boyd Gaming. The wholly owned subsidiary of Boyd Gaming will be the surviving corporation in the merger and, at the effective time of the merger, will change its name to “Coast Casinos, Inc.” After the merger, the new Coast Casinos, Inc. will continue as a wholly owned subsidiary of Boyd Gaming.

Q:	When will the merger be completed?

A:	The merger will be completed when the conditions described below under “The Merger Agreement—Conditions to the Merger” are satisfied. Boyd Gaming and Coast Casinos believe that the merger can be completed by mid-2004. There can be no guarantee, however, as to when all conditions to the merger will be satisfied and the completion of the merger will occur, if at all. See “Risk Factors—Risks Relating to the Merger” beginning on page 25.

QUESTIONS AND ANSWERS FOR COAST CASINOS STOCKHOLDERS

Q:	When and where is the annual meeting of the Coast Casinos stockholders?

A:	The Coast Casinos annual meeting will take place on April 29, 2004, at 5:00 p.m., local time. The location of the annual meeting is the Esplanade Room at The Orleans Hotel and Casino, 4500 West Tropicana Avenue, Las Vegas, Nevada 89103.

Q:	What are the Coast Casinos stockholders voting on and why?

A:	Coast Casinos stockholders are voting on a proposal to approve the merger agreement and the merger. The approval of the merger agreement by the Coast Casinos stockholders is a condition to the effectiveness of the merger.

In addition, Coast Casinos stockholders are voting on the following matters at the Coast Casinos annual meeting, each as more fully described in Chapter III—Information About the Coast Casinos Annual Meeting and Other Proposals beginning on page 132:

•	to elect four Class II directors of Coast Casinos to serve until the earlier of the consummation of the merger or the 2007 Annual Meeting of Stockholders; and

•	to transact such other business as may properly come before the Coast Casinos annual meeting and any adjournments or postponements thereof.

Q:	What will Coast Casinos stockholders receive in the merger?

A:	With respect to each Coast Casinos stockholder (other than Michael J. Gaughan, the Chairman and Chief Executive Officer of Coast Casinos, Jerry Herbst, a director and the Treasurer of Coast Casinos, and Franklin Toti, a director and the Vice President of Casino Operations of Coast Casinos), at the effective time of the merger, each issued and outstanding share of Coast Casinos common stock held by each such stockholder will be converted into the right to receive $550 in cash, unless an election is made in a timely manner by such Coast Casinos stockholder to receive 32.8025 shares of Boyd Gaming common stock for such share of Coast Casinos common stock. The maximum aggregate number of shares of Boyd Gaming common stock issuable in the merger to Coast Casinos stockholders, other than Messrs. Gaughan and Toti, will be approximately 1,009,194 shares (subject to the rounding mechanics of the proration provisions of the merger agreement), unless an adjustment is required in order to qualify the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The amount of stock consideration and cash consideration that each Coast Casinos stockholder, other than Messrs. Gaughan and Toti, will be entitled to receive at the effective time of the merger will have an aggregate value of at least $550 per share of Coast Casinos common stock exchanged in the merger and will be subject to adjustment and proration as described below under “The Merger Agreement—Consideration to be Received in the Merger—Adjustment to the Merger Consideration and Proration” on page 68. Each Coast Casinos stockholder, other than Messrs. Gaughan, Herbst and Toti, may elect different consideration for each share of Coast Casinos common stock held by such stockholder, subject to the adjustment and proration terms and procedures of the merger agreement. However, because the aggregate number of shares of Boyd Gaming common stock that may be issued to Coast Casinos stockholders, other than Messrs. Gaughan and Toti, in the merger is limited to approximately 1,009,194 shares, unless adjusted pursuant to the terms of the merger agreement, it is possible that a substantial portion of the merger consideration received by each such Coast Casinos stockholder will be in the form of cash consideration, regardless of the election made by such stockholder.

At the effective time of the merger, each issued and outstanding share of Coast Casinos common stock held by Messrs. Gaughan and Toti will be converted into the right to receive 32.8025 shares of Boyd Gaming common stock. In addition, each issued and outstanding share of Coast Casinos common stock held by Mr. Herbst will be converted into the right to receive $550 in cash.

Q:	How and when can I make my election?

A:	An election form has been sent to the Coast Casinos stockholders together with this joint proxy statement/prospectus for making elections for consideration consisting of shares of Boyd Gaming common stock. To be effective, the election form must be properly completed, signed and received by the exchange agent, together with the stock certificates representing shares of Coast Casinos common stock with respect to which the election for stock consideration is being made, no later than 5:00 p.m., Pacific time, on April 28, 2004. If a properly completed and signed election form with respect to shares of Coast Casinos common stock is not received by the exchange agent, together with the appropriate stock certificates, by 5:00 p.m., Pacific time, on April 28, 2004, then the holder of those shares of Coast Casinos common stock will be deemed to have made an election for cash consideration in respect of those shares of Coast Casinos common stock.

Q:	Will I receive the specific amount of stock consideration that I elect to receive?

A:	Not necessarily. Elections for stock consideration, or non-elections for cash consideration, will be subject to the adjustment and proration procedures set forth in the merger agreement. See “The Merger Agreement—Consideration to be Received in the Merger—Adjustments to the Merger Consideration and Proration” on page 68.

Q:	What are the tax consequences of the merger?

A:	Boyd Gaming and Coast Casinos intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. As a result, the tax consequences of the merger to Coast Casinos stockholders will be generally as follows:

•	Coast Casinos stockholders who exchange their shares of Coast Casinos common stock solely for cash will recognize gain or loss for U.S. Federal income tax purposes;

•	Coast Casinos stockholders who exchange their shares of Coast Casinos common stock for a combination of cash and shares of Boyd Gaming common stock may recognize gain, but not loss, in the exchange; and

•	Coast Casinos stockholders who exchange their shares of Coast Casinos common stock solely for shares of Boyd Gaming common stock will not recognize gain or loss for U.S. Federal income tax purposes, other than gain or loss attributable to the receipt of cash in the merger in lieu of fractional shares of Boyd Gaming common stock.

For a full description of the tax consequences of the merger for Coast Casinos stockholders, see “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 60.

Q:	What vote of Coast Casinos stockholders will be required to approve the merger agreement and the merger?

A:	The approval of the merger agreement and the merger requires the affirmative vote of a majority of the voting power of the holders of the outstanding shares of Coast Casinos common stock. Messrs. Gaughan, Herbst and Toti, who hold an aggregate of approximately 56% of the voting power of the outstanding shares of Coast Casinos common stock, have entered into an agreement with Boyd Gaming pursuant to which they have agreed to, among other things, vote their shares of Coast Casinos common stock in favor of the approval of the merger agreement and the merger. See “The Merger—Stockholders Agreement” beginning on page 55.

If, however, prior to the Coast Casinos annual meeting, the Coast Casinos board of directors withdraws or modifies its approval or recommendation of the merger agreement and the merger as a result of a superior proposal in accordance with the terms of the merger agreement, then the approval of the merger agreement and the merger will also require approval by a majority of the voting power of the holders of the outstanding Coast Casinos common stock present and duly voted, in person or by proxy, at the Coast Casinos annual meeting, exclusive of those votes taken in respect of the shares of Coast Casinos common stock held by Messrs. Gaughan, Herbst and Toti. See “The Merger Agreement—Coast Casinos Meeting” on page 76.

Q:	What should I do now in order to vote on the proposal to approve the merger agreement and the merger?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete and sign the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at the Coast Casinos annual meeting. You may also cast your vote by attending the Coast Casinos annual meeting in person.

Q:	What do I do if I want to revoke my proxy?

A:	A proxy may be revoked at any time before it is voted by delivering to Coast Casinos, Attn: Corporate Secretary, at the principal executive office of Coast Casinos indicated below under “Summary—Information About the Companies—Coast Casinos” on page 7, a written notice of revocation or a duly executed proxy bearing a later date than the proxy being revoked. Simply attending the Coast Casinos annual meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions of your broker to revoke your proxy.

Q:	What will happen if I abstain from voting on the merger agreement and the merger?

A:	An abstention or failure to vote will have the same effect as a vote against the approval of the merger agreement and the merger.

Q:	Do I have dissenters’ rights?

A:	Yes. Coast Casinos stockholders will have dissenters’ rights under Nevada law as a result of the merger. In order to exercise dissenters’ rights, a stockholder, among other things, must not vote in favor of the merger and must follow the procedures specified in Nevada Revised Statutes Sections 92A.300 through 92A.500, inclusive, a copy of which is included as Annex D to this joint proxy statement/prospectus. See “The Merger—Dissenters’ Rights of Coast Casinos Stockholders” beginning on page 63. However, Messrs. Gaughan, Herbst and Toti have each agreed in the stockholders agreement entered into with Boyd Gaming to waive their dissenters’ rights with respect to the merger.

Q:	Who should I contact if I have questions?

A:	If you have any questions about the merger agreement or the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Coast Casinos, Inc., Attn: Gage Parrish at 4500 West Tropicana Avenue, Las Vegas, Nevada 89103, by phone at (702) 365-7000 or by e-mail at gparrish@coastcasinos.net.

QUESTIONS AND ANSWERS FOR BOYD GAMING STOCKHOLDERS

Q:	When and where is the annual meeting of the Boyd Gaming stockholders?

A:	The Boyd Gaming annual meeting will take place on April 30, 2004, at noon, local time. The location of the annual meeting is Borgata Hotel Casino and Spa, One Borgata Way, Atlantic City, New Jersey 08401.

Q:	What are Boyd Gaming stockholders voting on and why?

A:	Boyd Gaming stockholders are voting on a proposal to approve the issuance of shares of Boyd Gaming common stock in connection with the merger. This stockholder vote is required under the rules of the New York Stock Exchange because the aggregate number of shares of Boyd Gaming common stock to be issued to Coast Casinos stockholders in the merger will exceed 20% of the total number of shares of Boyd Gaming common stock issued and outstanding immediately prior to the completion of the merger.

In addition, Boyd Gaming stockholders are voting on the following matters at the Boyd Gaming annual meeting, each as more fully described in Chapter II—Information About the Boyd Gaming Annual Meeting and Other Proposals beginning on page 105:

•	to elect three Class I directors of Boyd Gaming to serve until the 2007 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	to ratify the appointment of Deloitte & Touche LLP as Boyd Gaming’s independent auditor for the fiscal year ending December 31, 2004;

•	to approve an amendment to Boyd Gaming’s 2002 Stock Incentive Plan to increase the number of shares of Boyd Gaming common stock subject to the 2002 Stock Incentive Plan from 3,000,000 shares to 7,000,000 shares; and

•	to transact such other business as may properly come before the Boyd Gaming annual meeting and any adjournments or postponements thereof.

Q:	How will I be affected by the merger and share issuance?

A:	After the merger, you will have the same number of shares of Boyd Gaming common stock that you had immediately prior to the merger. However, because Boyd Gaming will be issuing new shares of Boyd Gaming common stock to certain Coast Casinos stockholders in the merger, each outstanding share of Boyd Gaming common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of Boyd Gaming common stock after the merger. You will not recognize any gain or loss for U.S. Federal income tax purposes upon consummation of the merger.

Q:	What vote of Boyd Gaming stockholders is required to approve the share issuance?

A:	The issuance of shares of Boyd Gaming common stock in the merger requires the approval by a majority of the votes cast by Boyd Gaming stockholders at the Boyd Gaming annual meeting, provided that the total vote cast must represent over 50% in interest of all Boyd Gaming securities entitled to vote on such proposal at the Boyd Gaming annual meeting.

Q:	What should I do now in order to vote on the share issuance proposal?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at the Boyd Gaming annual meeting. You may also cast your vote by attending the Boyd Gaming annual meeting in person or by voting your shares via the Internet or by telephone by following the instructions on the back of your proxy card.

Q:	What do I do if I want to revoke my proxy?

A:	A proxy may be revoked at any time before it is voted by delivering to Boyd Gaming, Attn: Brian A. Larson, Secretary and General Counsel, at the principal executive office of Boyd Gaming indicated below under “Summary—Information About the Companies—Boyd Gaming” on page 7, a written notice of revocation or a duly executed proxy bearing a later date than the proxy being revoked. The mere presence of a stockholder at the Boyd Gaming annual meeting will not revoke his or her proxy.

Q:	What will happen if I abstain from voting on the share issuance proposal?

A:	Assuming the presence of a quorum for purposes of voting on the proposal to approve the issuance of shares of Boyd Gaming common stock in the merger, an abstention or failure to vote will have the same effect as a vote against the proposal.

Q:	Do I have dissenters’ rights?

A:	No. Boyd Gaming stockholders will not have dissenters’ rights under Nevada law as a result of the merger.

Q:	Who should I contact if I have questions?

A:	If you have any questions about the merger agreement, the merger or the issuance of shares of Boyd Gaming common stock in the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact Boyd Gaming Corporation, Attn: Brian A. Larson, Secretary and General Counsel, at 2950 Industrial Road, Las Vegas, Nevada 89109, by phone at (702) 792-7000 or by e-mail at brianlarson@boydgaming.com.

SUMMARY

This summary does not contain all of the information that may be important to Boyd Gaming stockholders and Coast Casinos stockholders and is qualified in its entirety by reference to the information contained elsewhere, or incorporated by reference, in this joint proxy statement/prospectus. Boyd Gaming stockholders and Coast Casinos stockholders are urged to read the entire joint proxy statement/prospectus, including the information set forth in the section entitled “Risk Factors” beginning on page 25, and the attached annexes. See Chapter IV—Additional Information beginning on page 147.

Information About the Companies

Boyd Gaming

Boyd Gaming is a diversified operator of twelve wholly owned gaming entertainment properties and one joint venture property. Boyd Gaming is headquartered in Las Vegas, Nevada, with operations in Nevada, Illinois, Louisiana, Mississippi, Indiana and New Jersey. Boyd Gaming has operated successfully for over 25 years, primarily due to its geographically diverse properties, its emphasis on slot revenues, its comprehensive marketing and promotion programs, its opportunistic acquisitions and its experienced management team. The principal executive office of Boyd Gaming is located at 2950 Industrial Road, Las Vegas, Nevada 89109, and its telephone number is (702) 792-7200. Based on the closing price of a share of Boyd Gaming common stock on the New York Stock Exchange (trading symbol: “BYD”) on March 26, 2004 ($22.68) and the number of shares of Boyd Gaming common stock outstanding on that date (65,492,015), Boyd Gaming’s market capitalization on that date was approximately $1,485,358,900.

Additional information concerning Boyd Gaming is included in the reports that Boyd Gaming periodically files with the SEC. See Chapter IV—Additional Information beginning on page 147.

Coast Casinos

Coast Casinos owns and operates, through its wholly owned subsidiary Coast Hotels and Casinos, Inc., a Nevada corporation, which is referred to as “Coast Hotels,” four Las Vegas hotel-casinos: The Orleans, the Gold Coast, the Suncoast and the Barbary Coast. The Gold Coast, the Suncoast and The Orleans are strategically located to capitalize on the strong demographics of the Las Vegas locals market, while the Barbary Coast is located in the center of the Las Vegas Strip. Coast Casinos strives to attract a significant volume of repeat gaming customers to its casinos on a daily basis by offering consistently high-quality gaming, hotel, entertainment and dining experiences at attractive prices. Since 1979, Coast Casinos and its predecessor entities have maintained a successful track record of building, developing and operating hotel-casinos designed to appeal to the Las Vegas locals market. The principal executive office of Coast Casinos is located at 4500 West Tropicana Avenue, Las Vegas, Nevada 89103, and its telephone number is (702) 365-7000.

Additional information concerning Coast Casinos is included in the reports that Coast Casinos periodically files with the SEC. See Chapter IV—Additional Information beginning on page 147.

Overview of the Merger and Consideration to be Received in the Merger (pages 35 and 67)

Boyd Gaming, its direct wholly owned subsidiary BGC, Inc. and Coast Casinos have entered into the merger agreement pursuant to which Boyd Gaming will acquire Coast Casinos through a merger of Coast Casinos with and into BGC, Inc. BGC, Inc. will be the surviving corporation in the merger and, at the effective time of the merger, will change its name to “Coast Casinos, Inc.” After the merger, the new Coast Casinos, Inc. will continue as a wholly owned subsidiary of Boyd Gaming.

With respect to all Coast Casinos stockholders (other than Michael J. Gaughan, Jerry Herbst and Franklin Toti), who are referred to as the “minority stockholders,” at the effective time of the merger, each issued and outstanding share of Coast Casinos common stock held by a minority stockholder will be converted into the right to receive $550 in cash, unless an election is made in a timely manner by the minority stockholder to receive 32.8025 shares of Boyd Gaming common stock for such share of Coast Casinos common stock.

If the aggregate number of shares of Boyd Gaming common stock elected by minority stockholders would exceed 1,009,194 shares, as that number may be adjusted in accordance with the terms of the merger agreement in order to qualify the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the “Internal Revenue Code,” then the exchange agent will allocate, on a pro rata basis with respect to those shares of Coast Casinos common stock for which a stock election has been made, a sufficient number of shares of Coast Casinos common stock held by minority stockholders to be converted into cash consideration instead of stock consideration so that the aggregate number of shares of Boyd Gaming common stock issued to minority stockholders equals approximately 1,009,194 shares (subject to the rounding mechanics of the proration provisions of the merger agreement), as that number may be adjusted.

If the aggregate amount of cash to be paid to minority stockholders following the election would exceed $336,170,276.20, as that amount may be adjusted in accordance with the terms of the merger agreement in order to qualify the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then the exchange agent will allocate, on a pro rata basis with respect to those shares of Coast Casinos common stock for which a stock election has not been made, a sufficient number of shares of Coast Casinos common stock held by minority stockholders to be converted into stock consideration instead of cash consideration so that the aggregate amount of cash to be paid to minority stockholders equals approximately $336,170,276.20 (subject to the rounding mechanics of the proration provisions of the merger agreement), as that number may be adjusted.

As a result, it is likely that the actual proportion of cash consideration and stock consideration that each minority stockholder will receive in the merger will differ from the proportion of cash consideration and stock consideration that the minority stockholder elects to receive. Because the aggregate number of shares of Boyd Gaming common stock that may be issued to minority stockholders in the merger is limited to approximately 1,009,194 shares, unless adjusted pursuant to the terms of the merger agreement, it is possible that a substantial portion of the merger consideration received by each minority stockholder will be in the form of cash consideration, regardless of the election made by the minority stockholder. For a full description of the proration terms and procedures, see “The Merger Agreement—Consideration to be Received in the Merger—Adjustments to the Merger Consideration and Proration” on page 68.

At the effective time of the merger, each issued and outstanding share of Coast Casinos common stock held by Messrs. Gaughan and Toti will be converted into the right to receive 32.8025 shares of Boyd Gaming common stock. In addition, each issued and outstanding share of Coast Casinos common stock held by Mr. Herbst will be converted into the right to receive $550 in cash.

The Stockholder Meetings (pages 105 and 132)

Date, time and place

Boyd Gaming. The annual meeting of Boyd Gaming stockholders, which is referred to as the “Boyd Gaming Meeting,” will be held at noon, local time, on April 30, 2004 at:

Borgata Hotel Casino and Spa

One Borgata Way

Atlantic City, New Jersey 08401

Coast Casinos. The annual meeting of Coast Casinos stockholders, which is referred to as the “Coast Casinos Meeting,” will be held at 5:00 p.m., local time, on April 29, 2004 in:

The Esplanade Room at The Orleans Hotel and Casino

4500 West Tropicana Avenue

Las Vegas, Nevada 89103

Matters to be considered

Boyd Gaming. At the Boyd Gaming Meeting, Boyd Gaming stockholders will consider and vote upon a proposal to approve the issuance of shares of Boyd Gaming common stock in the merger. In addition, Boyd Gaming stockholders will consider and vote upon the following matters, in each case as more fully described below under Chapter II—Information About the Boyd Gaming Annual Meeting and Other Proposals:

•	to elect three Class I directors of Boyd Gaming to serve until the 2007 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	to ratify the appointment of Deloitte & Touche LLP as Boyd Gaming’s independent auditor for the fiscal year ending December 31, 2004;

•	to approve an amendment to Boyd Gaming’s 2002 Stock Incentive Plan to increase the number of shares of Boyd Gaming common stock subject to the 2002 Stock Incentive Plan from 3,000,000 shares to 7,000,000 shares; and

•	to transact such other business as may properly come before the Boyd Gaming Meeting and any adjournments or postponements thereof.

Coast Casinos. At the Coast Casinos Meeting, Coast Casinos stockholders will consider and vote upon a proposal to approve the merger agreement and the merger. In addition, Coast Casinos stockholders will consider and vote upon the following matters, in each case as more fully described under Chapter III—Information About the Coast Casinos Annual Meeting and Other Proposals:

•	to elect four Class II directors of Coast Casinos to serve until the earlier of the consummation of the merger or the 2007 Annual Meeting of Stockholders; and

•	to transact such other business as may properly come before the Coast Casinos Meeting and any adjournments or postponements thereof.

Record dates, shares entitled to vote and vote required

Boyd Gaming. Holders of record of Boyd Gaming common stock are entitled to cast one vote for each share of Boyd Gaming common stock held at the close of business on March 31, 2004, the record date for the Boyd Gaming Meeting. As of the close of business on March 26, 2004, 65,492,015 shares of Boyd Gaming common stock were outstanding and entitled to vote, of which a total of 29,729,160 shares, or approximately 45.4% of the total outstanding shares of Boyd Gaming common stock, were held by Boyd Gaming’s directors and executive officers.

Assuming a quorum is present, the vote of a majority of the votes cast by Boyd Gaming stockholders at the Boyd Gaming Meeting is required to approve the issuance of shares of Boyd Gaming common stock in the merger, provided that the total vote cast must represent over 50% in interest of all Boyd Gaming securities entitled to vote on such proposal at the Boyd Gaming Meeting. The vote required to approve the other proposals to be submitted to the Boyd Gaming stockholders at the Boyd Gaming Meeting is described below under Chapter II—Information About the Boyd Gaming Annual Meeting and Other Proposals.

Coast Casinos. Holders of record of Coast Casinos common stock are entitled to cast one vote for each share of Coast Casinos common stock held at the close of business on March 31, 2004, the record date for the Coast Casinos Meeting. As of the close of business on March 26, 2004, there were 1,461,177.94 shares of Coast Casinos common stock outstanding and entitled to vote, of which a total of 988,442.18 shares, or approximately 67.6% of the total outstanding shares of Coast Casinos common stock, were held by Coast Casinos’ directors and executive officers.

Assuming a quorum is present, the affirmative vote of a majority of the voting power of the holders of the outstanding shares of Coast Casinos common stock is required to approve the merger agreement and the merger. As further discussed below under “The Merger—Stockholders Agreement,” Boyd Gaming has entered into an agreement with Messrs. Gaughan, Herbst and Toti, who hold an aggregate of approximately 56% of the voting power of the outstanding shares of Coast Casinos common stock, pursuant to which they have agreed, among other things, to vote their shares in favor of the approval of the merger agreement and the merger. If, however, prior to the Coast Casinos Meeting, the Coast Casinos board of directors withdraws or modifies its approval or recommendation of the merger agreement and the merger as a result of a superior proposal in accordance with the terms of the merger agreement, then the approval of the merger agreement and the merger will also require approval by a majority of the voting power of the holders of the outstanding Coast Casinos common stock present and duly voted, in person or by proxy, at the Coast Casinos Meeting, exclusive of those votes taken in respect of the shares of Coast Casinos common stock held by Messrs. Gaughan, Herbst and Toti. See “The Merger Agreement—Coast Casinos Meeting.” The vote required to approve the other proposals to be submitted to the Coast Casinos stockholders at the Coast Casinos Meeting is described below under Chapter III—Information About the Coast Casinos Annual Meeting and Other Proposals.

Changing a vote after a proxy card has been sent

Boyd Gaming. A proxy may be revoked at any time before it is voted by delivering to Boyd Gaming, Attn: Brian A. Larson, Secretary and General Counsel, at the principal executive office of Boyd Gaming indicated above under “—Information About the Companies—Boyd Gaming,” a written notice of revocation or a duly executed proxy bearing a later date than the proxy being revoked. The mere presence of a stockholder at the Boyd Gaming Meeting alone will not revoke his or her proxy.

Coast Casinos. A proxy may be revoked at any time before it is voted by delivering to Coast Casinos, Attn: Corporate Secretary, at the principal executive office of Coast Casinos indicated above under “—Information About the Companies—Coast Casinos,” a written notice of revocation or a duly executed proxy bearing a later date than the proxy being revoked. Simply attending the Coast Casinos Meeting, however, will not revoke the proxy of a Coast Casinos stockholder. If a Coast Casinos stockholder has instructed a broker to vote his or her shares of Coast Casinos common stock, he or she must follow the directions of the broker to revoke the proxy.

Quorum

A quorum must be present to transact business at each of the meetings. If a Boyd Gaming stockholder or a Coast Casinos stockholder submits a properly executed proxy card, even if that person abstains from voting, his or her shares will be counted for purposes of calculating whether a quorum is present at the Boyd Gaming Meeting or the Coast Casinos Meeting, as applicable.

A quorum at the Boyd Gaming Meeting and the Coast Casinos Meeting requires the presence, whether in person or by proxy, of a majority of the Boyd Gaming common stock or the Coast Casinos common stock, respectively, issued and outstanding as of the applicable record date and entitled to vote at the Boyd Gaming Meeting or the Coast Casinos Meeting, respectively.

Effect of abstentions and broker non-votes

Boyd Gaming.  Abstentions, but not “broker non-votes,” will be counted in determining whether a quorum is present at the Boyd Gaming Meeting for purposes of the vote of the Boyd Gaming stockholders on the proposal to approve the issuance of shares of Boyd Gaming common stock in the merger. Abstentions will have the same effect as a vote cast against this proposal. “Broker non-votes” will not count as votes either for or against the proposal.

For information on the effect of abstentions and “broker non-votes” on the other proposals to be considered by the Boyd Gaming stockholders at the Boyd Gaming Meeting, see Chapter II—Information About the Boyd Gaming Annual Meeting and Other Proposals beginning on page 105.

Coast Casinos.  Both abstentions and “broker non-votes” will be counted in determining whether a quorum is present at the Coast Casinos Meeting. For Coast Casinos stockholders, abstentions and “broker non-votes” will have the same effect as a vote against the approval of the merger agreement and the merger.

For information on the effect of abstentions and “broker non-votes” on the other proposals to be considered by the Coast Casinos stockholders at the Coast Casinos Meeting, see Chapter III—Information About the Coast Casinos Annual Meeting and Other Proposals beginning on page 132.

General.  An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. However, if no instruction as to how to vote is given in an executed, duly returned and not revoked proxy, the proxy will be voted for each proposal described below in Chapter II—Information About the Boyd Gaming Annual Meeting and Other Proposals, in the case of the Boyd Gaming Meeting, and for each proposal described below in Chapter III—Information About the Coast Casinos Annual Meeting and Other Proposals, in the case of the Coast Casinos Meeting.

It is very important that ALL Boyd Gaming stockholders and ALL Coast Casinos stockholders vote their shares, so please promptly complete and return the enclosed proxy card.

Board Recommendations (pages 41 and 43)

The Boyd Gaming board of directors’ recommendation

The Boyd Gaming board of directors has unanimously approved entering into the merger agreement and the stockholders agreement and recommends the approval of the issuance of shares of Boyd Gaming common stock in the merger by the Boyd Gaming stockholders.

The Coast Casinos board of directors’ recommendation

The Coast Casinos board of directors has unanimously adopted the merger agreement and approved the merger and recommends that the Coast Casinos stockholders vote to approve the merger agreement and the merger.

Some directors and executive officers of Coast Casinos have interests in the merger that are in addition to or differ from those of Coast Casinos stockholders generally. See “The Merger—Interests of Coast Casinos’ Directors and Executive Officers in the Merger” beginning on page 53.

The Merger (page 35)

The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information in this joint proxy statement/

prospectus. Therefore, the information in this joint proxy statement/prospectus regarding the merger agreement and the merger is qualified in its entirety by reference to the merger agreement itself, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

Consideration to be received in the merger

The merger consideration to be received by Coast Casinos stockholders is described above under “—Overview of the Merger and Consideration to be Received in the Merger.” For a full description of the merger consideration to be received in the merger by Coast Casinos stockholders, see “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 67.

Election by Coast Casinos stockholders

An election form has been sent to the Coast Casinos stockholders together with this joint proxy statement/prospectus for making elections for consideration consisting of Boyd Gaming common stock. To be effective, the election form must be properly completed, signed and received by the exchange agent, together with the stock certificates representing shares of Coast Casinos common stock with respect to which the election for stock consideration is being made, no later than 5:00 p.m., Pacific time, on April 28, 2004. If a properly completed and signed election form with respect to shares of Coast Casinos common stock is not received by the exchange agent, together with the appropriate stock certificates, by 5:00 p.m., Pacific time, on April 28, 2004, then the holder of those shares of Coast Casinos common stock will be deemed to have made an election for cash consideration in respect of those shares of Coast Casinos common stock. For a full description of the election procedures for the minority stockholders of Coast Casinos common stock, see “The Merger Agreement—Procedures for Exchange of Certificates; Fractional Shares—Coast Casinos Common Stock—Election” on page 70.

Coast Casinos stock options

In connection with the merger,

•	each Coast Casinos employee stock option that is not an incentive stock option and that is outstanding immediately prior to the effective time of the merger will be canceled immediately prior to the effective time of the merger, whether vested or unvested, with the holder of the employee stock option becoming entitled to receive an amount of cash equal to the excess, if any, of $550 over the per share exercise price of the employee stock option, multiplied by the number of shares of Coast Casinos common stock subject to the employee stock option, subject to any applicable withholding of taxes; and

•	each Coast Casinos incentive stock option that is outstanding immediately prior to the effective time of the merger will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the incentive stock option, 32.8025 shares of Boyd Gaming common stock at a price per share equal to $3.04855, subject to adjustment to comply with the Internal Revenue Code.

For a full description of the treatment of Coast Casinos stock options, see “The Merger Agreement—Coast Casinos Stock Options and Benefit Plans—Coast Casinos Stock Options” beginning on page 77.

Boyd Gaming’s financial advisor

Deutsche Bank Securities Inc., which is referred to as “Deutsche Bank,” rendered its opinion to the Boyd Gaming board of directors that, as of February 6, 2004, and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration was fair, from a financial point of view, to Boyd Gaming.

The full text of the written opinion of Deutsche Bank, dated February 6, 2004, is attached as Annex B to this joint proxy statement/prospectus. For a description of the opinion, see “The Merger—Opinion of Boyd Gaming’s Financial Advisor” beginning on page 43. Deutsche Bank provided its opinion for the information and assistance of the Boyd Gaming board of directors in connection with its consideration of the merger. The Deutsche Bank opinion is not an opinion or recommendation as to how the Boyd Gaming stockholders or Coast Casino stockholders should vote at their respective stockholder meetings in connection with the merger.

Coast Casinos’ financial advisor

Banc of America Securities LLC, which is referred to as “Banc of America Securities,” rendered its opinion to the Coast Casinos board of directors that, as of February 6, 2004, and based upon and subject to various assumptions and limitations set forth therein, the stock and cash consideration to be received by Coast Casinos stockholders, other than Messrs. Gaughan, Herbst and Toti, in the proposed merger is fair from a financial point of view to the Coast Casinos stockholders, other than Messrs. Gaughan, Herbst and Toti.

The full text of the written opinion of Banc of America Securities, dated February 6, 2004, is attached as Annex C to this joint proxy statement/prospectus. For a description of the opinion, see “The Merger—Opinion of Coast Casinos’ Financial Advisor” beginning on page 48. Banc of America Securities provided its opinion for the information and assistance of the Coast Casinos board of directors in connection with its consideration of the merger. The Banc of America Securities opinion is not an opinion or recommendation as to how the Coast Casinos stockholders or Boyd Gaming stockholders should vote at their respective stockholder meetings in connection with the merger.

Conditions to the merger

A number of conditions must be satisfied before the merger will be completed. These include:

•	the receipt of the approval of the Coast Casinos stockholders and the Boyd Gaming stockholders;

•	the approval for listing on the New York Stock Exchange of the Boyd Gaming common stock to be issued in the merger, subject to official notice of issuance;

•	the receipt of all consents, approvals, orders or authorizations from governmental entities required to consummate the merger and the other transactions contemplated by the merger agreement;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the “HSR Act”;

•	the absence of any legal restraints or prohibitions preventing the consummation of the merger;

•	the effectiveness of the Form S-4, of which this joint proxy statement/prospectus is a part, under the Securities Act of 1933, as amended, which is referred to as the “Securities Act”;

•	the absence of any material pending or threatened litigation against Boyd Gaming or Coast Casinos;

•	the correctness in all material respects of the representations and warranties of each party contained in the merger agreement;

•	the performance in all material respects of all obligations of the parties contained in the merger agreement;

•	the absence of material adverse changes with respect to either party; and

•	the delivery of tax opinions of legal counsel to each party to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Each of Boyd Gaming, BGC, Inc. and Coast Casinos may waive the conditions to the performance of its respective obligations under the merger agreement and complete the merger even though one or more of these conditions has not been met. Boyd Gaming and Coast Casinos cannot give any assurance that all of the conditions to the merger will be satisfied or waived or that the merger will occur. For a full description of the conditions to the merger, see “The Merger Agreement—Conditions to the Merger” beginning on page 81.

No solicitation

Coast Casinos has agreed not to, will not permit its subsidiaries to, and will not authorize or permit any officer, director, employee, investment banker, attorney or other advisors or representatives of Coast Casinos or any of its subsidiaries to:

•	solicit, initiate or encourage the submission of any takeover proposal;

•	enter into any agreement with respect to any takeover proposal; or

•	participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a takeover proposal.

Coast Casinos may, however, before the Coast Casinos stockholders approve the merger agreement, in response to an unsolicited takeover proposal which the Coast Casinos board of directors determines, in good faith, after consultation with outside counsel and financial advisors, may reasonably be expected to lead to a superior proposal, furnish information with respect to Coast Casinos to the person making the takeover proposal and participate in discussions or negotiations with such person regarding a takeover proposal.

A “takeover proposal” means:

•	any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving Coast Casinos;

•	any proposal for the issuance by Coast Casinos of over 30% of its equity securities as consideration for the assets or securities of another person; or

•	any proposal or offer to acquire in any manner over 30% of the equity securities or consolidated total assets of Coast Casinos,

in each case, other than the merger.

A “superior proposal” means any proposal by a third party to acquire substantially all the equity securities or assets of Coast Casinos, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the Coast Casinos board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of shares of Coast Casinos common stock than the merger with Boyd Gaming, taking into account all the terms and conditions of such proposal, the merger agreement and the stockholders agreement, including any proposal by Boyd Gaming to amend the terms of the merger.

For a full description of Coast Casinos’ obligations with respect to the no-solicitation provisions of the merger agreement, see “The Merger Agreement—No Solicitation” beginning on page 74.

Termination of the merger agreement

Boyd Gaming, BGC, Inc. and Coast Casinos may mutually agree in writing, at any time before the effective time of the merger, to terminate the merger agreement. Also, either Boyd Gaming or Coast Casinos may terminate the merger agreement before the effective time of the merger if:

•	the merger is not approved by January 31, 2005, unless extended to April 30, 2005 on the terms provided in the merger agreement;

•	any governmental entity prohibits the merger;

•	the Coast Casinos stockholders fail to approve the merger agreement at the Coast Casinos Meeting; or

•	the Boyd Gaming stockholders fail to approve the issuance of shares of Boyd Gaming common stock in the merger at the Boyd Gaming Meeting.

Boyd Gaming may terminate the merger agreement before the effective time of the merger if:

•	Coast Casinos breaches in any material respect any of its representations, warranties or covenants in the merger agreement that would give rise to the failure of a condition set forth in the merger agreement and such breach cannot be or has not been cured within 30 days by Coast Casinos; and

•	the aggregate number of shares of Boyd Gaming common stock required to be issued by Boyd Gaming in the merger in accordance with the terms described under “The Merger Agreement—Consideration to be Received in the Merger—Adjustments to the Merger Consideration and Proration” would exceed 7,837,077 shares of Boyd Gaming common stock.

Coast Casinos can terminate the merger agreement before the effective time of the merger if Boyd Gaming breaches in any material respect any of its representations, warranties or covenants in the merger agreement that would give rise to the failure of a condition set forth in the merger agreement and such breach cannot be or has not been cured within 30 days by Boyd Gaming.

For a full description of the rights of Boyd Gaming, BGC, Inc. and Coast Casinos to terminate the merger agreement, see “The Merger Agreement—Termination” on page 83.

Termination fee

A termination fee of $30.0 million is payable by Coast Casinos to Boyd Gaming if:

•	after the date of the merger agreement, any person makes a takeover proposal for Coast Casinos or amends a takeover proposal for Coast Casinos made prior to the date of the merger agreement; and

•	the merger agreement is terminated by either Coast Casinos or Boyd Gaming because the merger has not been consummated prior to January 31, 2005 or, if extended, April 30, 2005, or because the Coast Casinos stockholders fail to approve the merger agreement at the Coast Casinos Meeting, or the merger agreement is terminated by Boyd Gaming because Coast Casinos breaches in any material respect any of its representations, warranties or covenants in the merger agreement that would give rise to the failure of a condition set forth in the merger agreement and such breach cannot be or has not been cured within 30 days by Coast Casinos; and

•	within 30 months after the date of the merger agreement, Coast Casinos enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a takeover proposal.

The termination fee will be payable and will be paid on the date of consummation of such takeover transaction. For a full description of the payment of the termination fee, see “The Merger Agreement—Fee if the Merger Agreement is Terminated” beginning on page 83.

Tax-free nature of the merger

Although Boyd Gaming and Coast Casinos intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, any cash consideration received in the merger by a Coast Casinos stockholder may result in that Coast Casinos stockholder being required to pay tax. For a full description of the tax consequences of the merger for Coast Casinos stockholders, see “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 60. If, in order for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the number of shares of Boyd Gaming common stock required to be issued to Coast Casinos stockholders in the merger, other than to Messrs. Gaughan and Toti, exceeds 7,837,077 shares of Boyd Gaming common stock, Boyd Gaming will have the right to terminate the merger agreement, as more fully described under “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 67.

Governmental clearance

In order to complete the merger, Boyd Gaming and Coast Casinos must receive approvals from and make filings with various state and local regulatory agencies, including the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Clark County Liquor and Gaming Licensing Board and the City of Las Vegas, as well as regulatory authorities in the other jurisdictions in which Boyd Gaming operates. The merger is also subject to the expiration or termination of the waiting period under the HSR Act. For a full description of the governmental approvals necessary to consummate the merger, see “The Merger—Governmental and Regulatory Matters” beginning on page 56.

Stockholders agreement

On February 6, 2004, as an inducement to Boyd Gaming entering into the merger agreement, Boyd Gaming entered into a stockholders agreement with Messrs. Gaughan, Herbst and Toti, who, as of that date, collectively owned in the aggregate approximately 56% of the outstanding shares of Coast Casinos common stock. Pursuant to the stockholders agreement, each of the stockholders party to the stockholders agreement has agreed, among other things:

•	to vote, or cause to be voted, the shares of Coast Casinos common stock owned by him in favor of the approval of the merger agreement and the merger;

•	to vote, or cause to be voted, the shares of Coast Casinos common stock owned by him against any merger agreement or merger, other than the merger agreement entered into by Coast Casinos with Boyd Gaming and the merger of Coast Casinos with and into BGC, Inc., and any consolidation, combination, sale of substantial assets, joint venture, binding share exchange, reorganization, recapitalization, dissolution, liquidation or winding up of Coast Casinos, and against any other takeover proposal for Coast Casinos or any action that would reasonably be expected to, in any manner, impede, frustrate, interfere with, delay, prevent or nullify any provision of the merger agreement, the merger or any other transaction contemplated by the merger agreement; and

•	not to sell, transfer, pledge, assign or otherwise dispose of any of his shares of Coast Casinos common stock, enter into any voting arrangement with respect to his shares of Coast Casinos common stock, other than the stockholders agreement, or take any action which would, or could reasonably be expected to, result in a diminution of the voting power represented by his shares of Coast Casinos common stock, in each case for a period of two years after the date of the stockholders agreement, unless the merger is consummated or the merger agreement is terminated for certain specified reasons.

Messrs. Gaughan, Herbst and Toti have also agreed to waive any rights to dissent from the merger. In addition, each of Messrs. Gaughan and Toti have agreed to enter into an additional stockholders agreement with Boyd Gaming and William S. Boyd regarding certain restrictions on the transfer of the shares of Boyd Gaming common stock to be received by either Mr. Gaughan or Mr. Toti in the merger, including a right of first offer with respect to those shares of Boyd Gaming common stock in favor of Boyd Gaming first and then Mr. Boyd. Notwithstanding the foregoing, each of Messrs. Gaughan and Toti will be permitted to transfer the shares of Boyd Gaming common stock to be received by him in the merger to certain permitted transferees, including his estate.

For a full description of the terms and conditions of the stockholders agreement, see “The Merger—Stockholders Agreement” beginning on page 55.

Interests of Coast Casinos’ Directors and Executive Officers in the Merger (page 53)

In considering the recommendation of the Coast Casinos board of directors to approve the merger agreement and the merger, Coast Casinos stockholders should consider that some of Coast Casinos’ directors and officers have interests in the merger that differ from, or are in addition to, their interests as Coast Casinos stockholders. The Coast Casinos board of directors was aware of these interests and considered them, among other matters, in approving the merger and adopting the merger agreement.

As a result of these interests, these directors and officers could be more likely to vote to approve the merger agreement and the merger than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of Coast Casinos’ other stockholders. Coast Casinos stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the approval of the merger agreement and the merger.

For a full description of the interests of Coast Casinos’ directors and executive officers in the merger, see “The Merger— Interests of Coast Casinos’ Directors and Executive Officers in the Merger” beginning on page 53.

Dividend Policies (page 103)

Boyd Gaming. The holders of Boyd Gaming common stock receive dividends if and when declared by the Boyd Gaming board of directors out of legally available funds. In July 2003 and October 2003, the Boyd Gaming board of directors declared dividends of $0.075 per share of Boyd Gaming common stock, totaling approximately $4.8 million and $4.9 million, respectively, that were paid in September 2003 and December 2003, respectively. In addition, in January 2004, the Boyd Gaming board of directors declared a dividend of $0.075 per share of Boyd Gaming common stock, which was paid on March 2, 2004 based on the Boyd Gaming stockholders of record on February 13, 2004.

The declaration and payment of dividends, however, is subject to the provisions of the Nevada Revised Statutes, which are referred to as the “NRS,” and will depend upon business conditions, operating results, capital and reserve requirements, covenants in Boyd Gaming’s debt agreements and the Boyd Gaming board of directors’ consideration of other relevant factors. Boyd Gaming can give no assurances that it will continue to pay dividends on the Boyd Gaming common stock in the future. See “The Merger—Impact of Increased Indebtedness on Dividends” on page 66.

Coast Casinos. Coast Casinos has historically paid dividends on shares of Coast Casinos common stock, when and as declared at the discretion of the Coast Casinos board of directors. Coast Casinos paid dividends to its stockholders of $3.50 per share on August 15, 2003 and $3.50 per share on February 5, 2004. Pursuant to the merger agreement, until the earlier of the consummation of the merger and the termination of the merger agreement, Coast Casinos is not permitted to declare, set aside or pay any dividend on shares of Coast Casinos common stock.

Material Differences in Rights of Boyd Gaming Stockholders and Coast Casinos Stockholders (page 99)

Coast Casinos stockholders receiving merger consideration in the form of shares of Boyd Gaming common stock will have different rights once they become Boyd Gaming stockholders due to differences in the governing documents of Boyd Gaming and Coast Casinos. These differences are described in detail under “Comparison of the Rights of Holders of Boyd Gaming Common Stock and Coast Casinos Common Stock” beginning on page 99.

Dissenters’ Rights of Coast Casinos Stockholders (page 63)

Under NRS Chapter 92A, dissenters’ rights are available to a corporation’s stockholders in connection with certain mergers and consolidations. Under NRS Chapter 92A, any Coast Casinos stockholder who follows the procedures specified in NRS Sections 92A.300 through 92A.500, inclusive, is entitled to dissent from the merger and obtain payment of the fair value of his or her shares of Coast Casinos common stock in lieu of the merger consideration. The fair value of the Coast Casinos common stock for this purpose will exclude any appreciation or depreciation in value of Coast Casinos common stock in anticipation of the merger.

In order for any Coast Casinos stockholder to exercise his or her dissenters’ rights, the stockholder, among other things, must file with Coast Casinos a written notice of the stockholder’s intent to demand payment for his or her shares of Coast Casinos common stock if the merger is effectuated and must not vote in favor of the approval of the merger agreement and the merger. Annex D to this joint proxy statement/prospectus contains a copy of NRS Sections 92A.300 through 92A.500, inclusive, which addresses dissenters’ rights.

Coast Casinos stockholders should particularly note the following:

•	simply voting against the approval of the merger agreement and the merger will not be considered an assertion of dissenters’ rights;

•	a Coast Casinos stockholder who fails to file a written notice of demand to Coast Casinos, Attn: Corporate Secretary at 4500 West Tropicana Avenue, Las Vegas, Nevada 89103 before the vote on the proposal to approve the merger agreement and the merger at the Coast Casinos Meeting is taken will lose his or her dissenters’ rights; and

•	stockholders who vote for the approval of the merger agreement and the merger will not have dissenters’ rights.

Notwithstanding the foregoing, Messrs. Gaughan, Herbst and Toti have agreed in the stockholders agreement to waive any rights that they have to dissent from the merger, as further described under “The Merger—Stockholders Agreement” beginning on page 55.

For a full description of the rights of Coast Casinos stockholders to dissent from the merger, see “The Merger—Dissenters’ Rights of Coast Casinos Stockholders” beginning on page 63 as well as Annex D to this joint proxy statement/prospectus.

Selected Historical Financial Data of Boyd Gaming

The following is Boyd Gaming’s selected consolidated financial data for each of the years in the five-year period ended December 31, 2003. The information with respect to the years ended December 31, 1999 through December 31, 2003 is derived from audited financial statements of Boyd Gaming contained in its Annual Reports on Form 10-K for the years ended December 31, 2001, 2002 and 2003. This summary should be read together with the consolidated financial statements, which are incorporated by reference in this joint proxy statement/prospectus, the accompanying notes and management’s discussion and analysis of financial condition and results of operations of Boyd Gaming contained in Boyd Gaming’s reports referred to above, as well as the unaudited pro forma condensed combined financial statements and the accompanying notes described under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 85.

The following is a listing of Boyd Gaming’s major acquisitions and disposals that occurred during the five year period ended December 31, 2003:

•	In October 1999, Boyd Gaming signed an agreement with the Mississippi Band of Choctaw Indians to terminate Boyd Gaming’s management of the Silver Star Resort and Casino in Philadelphia, Mississippi. Under the agreement, Boyd Gaming continued to manage Silver Star under the terms of the management contract through January 31, 2000, at which time the Mississippi Band of Choctaw Indians made, and Boyd Gaming recorded, a one-time payment of $71 million.

•	In November 1999, Boyd Gaming acquired Blue Chip Casino, L.L.C.

•	In May 2001, Boyd Gaming acquired substantially all of the assets of the Delta Downs Racetrack in Vinton, Louisiana, together with an off-track betting facility in Mound, Louisiana. Delta Downs began casino operations in February 2002 with approximately 1,500 slot machines.

•	On July 3, 2003, Borgata Hotel Casino and Spa, Boyd Gaming’s 50% owned-joint venture, began operations. Boyd Gaming uses the equity method to account for its investment in Borgata Hotel Casino and Spa.

	For the Year Ended December 31,
	2003	2002	2001	2000	1999
	(in thousands, except for per share amounts)
Consolidated Statement of Operations Data
Net revenues(a)	$1,253,070	$1,228,901	$1,102,335	$1,131,538	$970,925
Operating expenses(b)	1,102,828	1,055,930	985,532	950,441	833,054
Operating loss from Borgata	1,442	8,496	920	1,544	1,260

Operating income	148,800	164,475	115,883	179,533	136,611
Interest expense, net(c)	74,231	72,456	73,951	77,496	68,977
Loss on early retirements of debt	—	15,055	—	—	—
Other expense from Borgata, net	8,754	—	—	—	—

Income before provision for income taxes and cumulative effects of changes in accounting principles	65,815	76,964	41,932	102,057	67,634
Provision for income taxes	24,882	28,740	16,982	39,292	27,595

Income before cumulative effects of changes in accounting principles	40,933	48,224	24,950	62,765	40,039
Cumulative effects of changes in accounting principles, net of tax	—	(8,212)	—	—	(1,738)

Net income	$40,933	$40,012	$24,950	$62,765	$38,301

Per Share Data
Basic net income per common share:
Income before cumulative effects of changes in accounting principles	$0.64	$0.75	$0.40	$1.01	$0.65
Cumulative effects of changes in accounting principles	—	(0.13)	—	—	(0.03)

Net income	$0.64	$0.62	$0.40	$1.01	$0.62

Weighted average basic common shares	64,293	64,053	62,245	62,232	62,124

Diluted net income per common share:
Income before cumulative effects of changes in accounting principles	$0.62	$0.73	$0.40	$1.01	$0.65
Cumulative effects of changes in accounting principles	—	(0.12)	—	—	(0.03)

Net income	$0.62	$0.61	$0.40	$1.01	$0.62

Weighted average diluted common shares	66,163	66,125	62,360	62,278	62,293

Dividends on common stock	$9,679	$—	$—	$—	$—

Dividends per share of common stock	$0.15	$—	$—	$—	$—

Other Operating Data
Depreciation and amortization(d)	$94,224	$90,077	$99,811	$90,480	$74,118
Preopening expenses	—	7,315	6,990	3,350	229
Capital expenditures	86,751	77,051	87,762	139,281	96,888
Balance Sheet Data
Total assets	$1,872,997	$1,912,990	$1,754,913	$1,577,614	$1,143,981
Long-term debt (excluding current maturities)(e)	1,097,589	1,227,324	1,143,358	1,016,813	982,149
Stockholders’ equity	441,253	408,561	353,737	329,778	266,979

(a)	Net revenues for the year ended December 31, 2000 include approximately $71.0 million of net fee revenue which Boyd Gaming received upon the termination of the Silver Star management agreement.
(b)	Includes a loss on assets held for sale of approximately $3.8 million recorded for the year ended December 31, 2002.
(c)	Net of interest income and amounts capitalized.
(d)	On January 1, 2002, Boyd Gaming adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. In connection with the initial application of SFAS No. 142, Boyd Gaming ceased the amortization of its goodwill and also ceased the amortization of its intangible license rights as Boyd Gaming determined that the intangible license rights have an indefinite life. In addition, Boyd Gaming recorded an $8.2 million charge as the cumulative effect of a change in accounting principle to write down the remaining goodwill balance related to the 1985 acquisition of the Stardust.
(e)	Long-term debt is decreased by $1.8 million of carrying value adjustments for the fair market value of Boyd Gaming’s related interest rate swap agreements at December 31, 2003. Long-term debt is increased by $4.8 million of carrying value adjustments for the fair market value of Boyd Gaming’s related interest rate swap agreement at December 31, 2002.

Selected Historical Financial Data of Coast Casinos

The following is Coast Casinos’ selected consolidated financial data as of and for each of the years in the five-year period ended December 31, 2003. The balance sheet and statement of operations data as of and for each of the five years in the period ended December 31, 2003 is derived from the audited financial statements of Coast Casinos (see footnote (d) to the table below). This summary should be read together with the consolidated financial statements as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003, the accompanying notes and management’s discussion and analysis of financial condition and results of operations of Coast Casinos, which are incorporated by reference in this joint proxy statement/prospectus, as well as the unaudited pro forma condensed combined financial statements and the accompanying notes described under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 85.

	For the Year Ended December 31,
	2003	2002	2001	2000	1999
Consolidated Statement of Operations Data	(dollars in thousands, except for per share amounts)
Net revenues	$592,498	$545,120	$517,984	$408,925	$358,324
Departmental operating expenses(a)	321,365	312,670	295,036	237,796	216,082
General and administrative expenses	108,952	104,228	91,558	69,443	60,480
Land leases	5,365	5,370	5,060	3,396	3,770
Deferred rent	3,118	3,228	3,538	2,538	2,918
Depreciation and amortization	48,962	41,575	36,549	25,375	21,613
Pre-opening expenses(b)	—	—	—	6,161	235

Operating income	104,736	78,049	86,243	64,216	53,226
Interest expense, net(c)	(36,289)	(30,165)	(29,182)	(22,973)	(21,441)
Loss on early retirement of debt(d)	(419)	—	—	—	(41,550)
Other income (expense)	(678)	425	(1,815)	(60)	(192)

Income (loss) before income taxes	67,350	48,309	55,246	41,183	(9,957)
Provision (benefit) for income taxes	23,032	16,595	18,815	14,405	(4,172)

Net income (loss)	$44,318	$31,714	$36,431	$26,778	$(5,785)

Basic income (loss) per share of common stock	$30.33	$21.70	$24.91	$18.20	$(3.91)
Diluted income (loss) per share of common stock	$29.78	$21.38	$24.32	$17.92	$(3.91)
Basic weighted average common shares outstanding	1,461,178	1,461,178	1,462,366	1,471,208	1,478,978
Diluted weighted average common shares outstanding	1,487,937	1,483,392	1,497,781	1,494,066	1,478,978
Dividends on common stock	$5,114	$—	$—	$—	$—

Dividends per share of common stock	$3.50	$—	$—	$—	$—

Balance Sheet Data
Cash and cash equivalents	$49,517	$37,523	$43,350	$43,560	$38,629
Total assets	839,935	786,389	657,412	567,199	406,119
Total debt	472,919	465,786	369,524	355,767	237,239
Stockholders’ equity	227,435	188,231	156,517	120,301	95,103

(a)	Includes casino, food and beverage, hotel and other expenses.
(b)	Relates to the Suncoast, which opened September 2000.
(c)	Includes interest income of (dollars in thousands) $450 (1999), $470 (2000), $405 (2001), $58 (2002) and $36 (2003) and capitalized interest of $612 (1999), $4,511 (2000), $1,048 (2001), $2,950 (2002) and $1,250 (2003).
(d)	In connection with the repurchase of certain debt, Coast Casinos incurred repurchase premiums of approximately $31.0 million. The repurchase premiums and the write-offs of unamortized debt issuance costs and original issue discount resulted in an extraordinary loss of approximately $41.6 million in 1999. In April 2002, the Financial Accounting Standards Board issued Statement No. 145, Rescission of FASB Statements Nos. 4, 44 and 64 and Amendment of FASB Statement No. 13. SFAS 145 addresses the presentation for losses on early retirements of debt in the statement of operations. Due to the adoption of SFAS 145, Coast Casinos will not present losses on early retirements of debt as an extraordinary item. Additionally, the 1999 extraordinary loss has been reclassified to conform to this new presentation.

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following selected unaudited pro forma condensed combined financial data gives effect to the acquisition of the Red River Entertainment of Shreveport Partnership in Commendam, which is referred to as the “Shreveport Partnership” and which is further described under “—Recent Developments Relating to Boyd Gaming,” and the merger. The pro forma adjustments are based upon available information and assumptions that each company’s management believes are reasonable. The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only. The companies may have performed differently had they always been combined. Stockholders should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger. The selected unaudited pro forma condensed combined financial data (i) have been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial statements and accompanying notes included in this joint proxy statement/prospectus as described under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 85 and (ii) should be read in conjunction with the consolidated financial statements of Boyd Gaming and Coast Casinos incorporated by reference in this joint proxy statement/prospectus. See Chapter IV—Additional Information beginning on page 147.

As of and for the Year Ended December 31, 2003
(dollars in thousands, except for per share amounts)
Pro Forma Condensed Combined Statement of Operations Data
Net revenues	$2,022,687
Operating income	276,188
Interest expense, net	120,218
Income before provisions for income taxes	146,473
Provision for income taxes	57,111
Net income	89,362

Pro forma net income per common share:
Basic	$1.07
Diluted	1.04

Cash dividends per common share	$0.15

Pro Forma Condensed Combined Balance Sheet Data
Total assets	$3,548,598
Long-term debt (excluding current maturities)	2,314,809
Stockholders’ equity	762,177

Comparative Per Share Information

The following tables set forth historical per share information of Boyd Gaming and Coast Casinos and unaudited pro forma condensed combined per share information after giving effect to the merger under the purchase method of accounting, based on an average price per share of Boyd Gaming common stock of $16.767. The unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and accompanying notes included in this joint proxy statement/prospectus as described under “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 85. The historical per share information is derived from the audited financial statements as of and for the year ended December 31, 2003 for each of Boyd Gaming and Coast Casinos.

Stockholders should read the information below in conjunction with the financial statements and accompanying notes of Boyd Gaming and Coast Casinos contained in the annual reports and other information that has been filed with the SEC and incorporated by reference in this joint proxy statement/prospectus and with the unaudited pro forma condensed combined financial statements referred to above. See Chapter IV—Additional Information beginning on page 147.

	For the Year Ended December 31, 2003
	Historical Per Share	Pro Forma Per Share
Boyd Gaming:
Net income per common share:
Basic	$0.64	$1.07
Diluted	$0.62	$1.04
Book value per common share	$6.79	$9.06
Cash dividends declared per common share	$0.15	$0.15
Shares outstanding at December 31, 2003	64,980,970

Coast Casinos:
Net income per common share:
Basic	$30.33	$35.10
Diluted	$29.78	$34.11
Book value per common share	$155.65	$297.19
Cash dividends declared per common share	$3.50	$4.92
Shares outstanding at December 31, 2003	1,461,178

Combined Company (with 40% of the aggregate merger consideration paid in stock):
Net income per common share:
Basic		$1.07
Diluted		$1.04
Book value per common share		$9.06
Cash dividends declared per common share		$0.15
Shares outstanding at December 31, 2003		84,153,103

Comparative Per Share Market Price and Dividend Information

Boyd Gaming common stock is listed for trading on the New York Stock Exchange under the symbol “BYD.” The following table sets forth, for the periods indicated, dividends and the high and low sale prices per share of Boyd Gaming common stock on the New York Stock Exchange Composite Transactions Tape. For current price information, you should consult publicly available sources. For more information on Boyd Gaming’s payment of dividends, see “—Dividend Policies.”

	Boyd Gaming Common Stock
	High	Low	Dividends Paid
2002
First Quarter	$15.12	$6.10	—
Second Quarter	$16.85	$11.39	—
Third Quarter	$19.20	$12.00	—
Fourth Quarter	$18.80	$11.00	—
2003
First Quarter	$14.76	$11.13	—
Second Quarter	$17.39	$12.35	—
Third Quarter	$18.40	$14.60	$0.075
Fourth Quarter	$17.00	$13.12	$0.075
2004
First Quarter (through March 26, 2004)	$22.94	$15.74	$0.075

The following table sets forth the high and low sale prices per share of Boyd Gaming common stock on February 2, 2004, the day before Boyd Gaming and Coast Casinos entered into a confidentiality agreement, February 6, 2004, the last full trading day prior to the public announcement of the merger, and March 26, 2004, the last trading day that this information could be calculated prior to the date of this joint proxy statement/prospectus:

	Boyd Gaming Common Stock
	High	Low
February 2, 2004	$16.67	$16.18
February 6, 2004	$19.28	$18.25
March 26, 2004	$22.94	$22.61

Coast Casinos common stock is not publicly traded. In the opinion of Coast Casinos management, due to a lack of any market for shares of Coast Casinos common stock, transactions in Coast Casinos common stock of which Coast Casinos is aware are not frequent enough to constitute representative prices.

Recent Developments Relating to Boyd Gaming

On January 20, 2004, Boyd Gaming entered into a definitive agreement to acquire all of the outstanding limited and general partnership interests of the Shreveport Partnership, the partnership that owns Harrah’s Shreveport Hotel and Casino in Shreveport, Louisiana. Boyd Gaming will acquire the Shreveport Partnership interests for approximately $190.0 million in cash. Boyd Gaming expects the transaction to close during the second quarter of 2004, subject to receipt of regulatory approval.

Recent Developments Relating to Coast Casinos

Coast Casinos owns approximately 60 acres of land located in a gaming enterprise district on Las Vegas Boulevard South, adjacent to Interstate 15 and approximately six miles south of Tropicana Avenue. Subject to market conditions, availability of financing and receipt of required governmental approvals, Coast Casinos intends to develop a hotel-casino, the “South Coast,” on this site. Coast Casinos is currently developing plans for the project and anticipates beginning construction in the second quarter of 2004 and opening in the second half of 2005.

RISK FACTORS

Boyd Gaming stockholders and Coast Casinos stockholders should read carefully this joint proxy statement/prospectus and the other documents attached to or incorporated by reference in this joint proxy statement/prospectus. Boyd Gaming stockholders and Coast Casinos stockholders should, in particular, read and consider the following risk factors:

Risks Relating to the Merger

Stock consideration or cash consideration paid in the merger may be different than what Coast Casinos stockholders elect.

Coast Casinos stockholders making elections for stock consideration may not receive what they elect. The aggregate number of shares of Boyd Gaming common stock to be issued in the merger to minority stockholders may not exceed approximately 1,009,194 shares (subject to the rounding mechanics of the proration provisions of the merger agreement), as that number may be adjusted in accordance with the terms of the merger agreement in order to qualify the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and the aggregate amount of cash to be paid in the merger to minority stockholders may not exceed approximately $336,170,276.20 (subject to the rounding mechanics of the proration provisions of the merger agreement), as that number may be adjusted in accordance with the terms of the merger agreement in order to qualify the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If shares of Boyd Gaming common stock are oversubscribed by Coast Casinos stockholders, a minority stockholder who elected to receive shares of Boyd Gaming common stock may receive a substantial part of his or her consideration in the form of cash. If cash is oversubscribed by Coast Casinos stockholders, a minority stockholder who elected to receive cash may receive part of his or her consideration in the form of shares of Boyd Gaming common stock. For a full description of the proration terms and procedures, see “The Merger Agreement—Consideration to be Received in the Merger—Adjustments to the Merger Consideration and Proration.”

Delay in regulatory approvals will delay and possibly prevent the merger.

The consummation of the merger is conditioned upon receiving approval from various governmental regulatory authorities, including approval by the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Clark County Liquor and Gaming Licensing Board and the City of Las Vegas, as well as regulatory authorities in the other jurisdictions in which Boyd Gaming operates. In addition, the merger is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act, early termination of which was granted by the Federal Trade Commission, effective as of March 17, 2004.

While Boyd Gaming and Coast Casinos expect to obtain the required regulatory approvals within three months from the date of this joint proxy statement/prospectus, Boyd Gaming and Coast Casinos cannot be certain that all of the required approvals will be obtained, nor can they be certain that the approvals will be obtained within the time contemplated by the merger agreement. A delay in obtaining the required approvals will delay and possibly prevent the consummation of the merger. In addition, Boyd Gaming and Coast Casinos may obtain the required approvals, but with terms or conditions that have a material adverse effect on Boyd Gaming or Coast Casinos. Boyd Gaming is not obligated under the merger agreement to take specified actions, including disposing any of its assets or limiting its freedom of action with respect to any of its businesses, in order to obtain any consents, approvals, permits or authorizations or to remove any impediments to the merger relating solely to the HSR Act or other antitrust regulations. If, as a result of any such inaction on the part of Boyd Gaming, any necessary consent or approval is not obtained, each of Boyd Gaming and Coast Casinos will have the right to terminate the merger agreement. See “The Merger Agreement—Termination.”

For a description of the governmental approvals necessary to consummate the merger, see “The Merger—Governmental and Regulatory Matters.”

Failure of the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code may lead to the termination of the merger agreement.

Boyd Gaming and Coast Casinos intend for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. For a full description of the tax consequences of the merger for Coast Casinos stockholders, see “The Merger—U.S. Federal Income Tax Consequences of the Merger.” In order to comply with the requirements that must be satisfied in order for the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the merger agreement provides that, if the aggregate value of the stock consideration in the merger, as a result of a decline in the sale price of a share of Boyd Gaming common stock between the date of the merger agreement and the anticipated closing date of the merger, would be less than 40% of the aggregate value of all merger consideration, with the shares of Boyd Gaming common stock being valued as of the anticipated closing date, then the aggregate amount of stock consideration that minority stockholders receive in the merger would increase and the aggregate amount of cash consideration that minority stockholders receive in the merger would decrease, in each case in an amount sufficient to provide that, on the closing date of the merger, 40% of the aggregate amount of all merger consideration, including consideration offered to Coast Casinos stockholders other than minority stockholders, will consist of shares of Boyd Gaming common stock.

If, as a result of a decline in the sale price of a share of Boyd Gaming common stock between the date of the merger agreement and the anticipated closing date of the merger, the number of shares of Boyd Gaming common stock required to be issued in the merger to minority stockholders to ensure tax-free reorganization treatment exceeds 7,837,077 shares of Boyd Gaming common stock, then Boyd Gaming will have the right to terminate the merger agreement. For a full description of the adjustment of merger consideration for tax reasons, including a description of Boyd Gaming’s right to terminate the merger agreement, see “The Merger Agreement—Consideration to be Received in the Merger—Adjustments to the Merger Consideration and Proration” and “The Merger Agreement—Termination.”

Boyd Gaming will have more indebtedness after the merger, which could adversely affect its cash flows and business.

In order to complete the merger, Boyd Gaming anticipates arranging for and funding at least $1.0 billion of new financing, which is referred to as the “Financing.” Proceeds from the Financing will be used to fund the cash portion of the consideration to the Coast Casinos stockholders as well as refinance substantially all of Coast Casinos’ existing indebtedness.

Boyd Gaming’s debt outstanding as of December 31, 2003 was approximately $1.1 billion. Giving effect to the acquisition of the Shreveport Partnership and the merger, Boyd Gaming’s pro forma total debt outstanding as of December 31, 2003 would have been approximately $2.3 billion. As a result of this increase in debt, demands on Boyd Gaming’s cash resources will increase after the consummation of the merger. The increased levels of debt could, among other things:

•	require Boyd Gaming to dedicate a substantial portion of its cash flow from operations to payments on its debt, thereby reducing funds available for working capital, capital expenditures, dividends, acquisitions and other purposes;

•	increase Boyd Gaming’s vulnerability to, and limit flexibility in planning for, adverse economic and industry conditions;

•	create competitive disadvantages compared to other companies with lower debt levels; and

•	limit Boyd Gaming’s ability to apply proceeds from an offering or asset sale to purposes other than the repayment of debt.

In addition, Standard & Poor’s Rating Services placed Boyd Gaming’s senior secured and senior unsecured debt ratings on “CreditWatch” with negative implications, given the uncertainty about the composition of the final capital structure of Boyd Gaming following the consummation of the merger. Boyd Gaming’s corporate credit rating and subordinated debt ratings were affirmed, with a stable outlook. Moody’s Investor Services confirmed all of Boyd Gaming’s debt ratings. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Changes to Boyd Gaming’s business and the incurrence of additional indebtedness in the future could cause further downgrading of Boyd Gaming’s credit rating, which could have a material adverse effect on Boyd Gaming’s business, financial condition and results of operations as well as on the ability of Boyd Gaming to raise additional indebtedness.

Successful integration of the businesses of Boyd Gaming and Coast Casinos is not assured.

If the merger is completed, Coast Casinos will become a wholly owned subsidiary of Boyd Gaming. Integrating and coordinating the operations and personnel of Boyd Gaming and Coast Casinos will involve complex operational and personnel-related challenges. This process will be time-consuming and expensive and may disrupt the business of either or both of the companies and may not result in the full benefits expected by Boyd Gaming. The difficulties, costs and delays that could be encountered include:

•	unanticipated issues in integrating information, communications and other systems;

•	difficulties attracting and retaining key personnel;

•	loss of customers; and

•	unanticipated incompatibility of purchasing, logistics, marketing and administration methods.

Risks Relating to Boyd Gaming’s Operations After the Consummation of the Merger

Intense competition exists in the gaming industry and Boyd Gaming expects competition to continue to intensify.

The gaming industry is highly competitive. If other properties operate more successfully, if existing properties are enhanced or expanded, or if additional hotels and casinos are established in and around the locations in which Boyd Gaming conducts business, Boyd Gaming may lose market share. In particular, the expansion of casino gaming in or near any geographic area from which Boyd Gaming attracts or expects to attract a significant number of its customers could have a material adverse effect on Boyd Gaming’s business, financial condition and results of operations.

Boyd Gaming also competes with legalized gaming from casinos located on Native American tribal lands. A proliferation of Native American gaming in California, or a proliferation of Native American gaming in other areas located near Boyd Gaming’s properties, could have a material adverse effect on Boyd Gaming’s operating results in those markets.

In Michigan, the Pokagon Band of Potawatomi Indians, a federally recognized Native American tribe, announced, in 1994, its intention to construct a land-based gaming operation in or near the City of New Buffalo, Michigan, which is located less than fifteen miles from Boyd Gaming’s Blue Chip Casino, which is located in Michigan City, Indiana and referred to as “Blue Chip.” Although the Pokagons have legal and regulatory issues that must be resolved prior to construction of the proposed gaming facility, if their facility is constructed and begins operations, it could have a material adverse effect on the operations of Blue Chip.

The casinos owned and being developed by Boyd Gaming compete, and will in the future compete, with all forms of existing legalized gaming and with any new forms of gaming that may be legalized in the future. Additionally, Boyd Gaming faces competition from all other types of entertainment.

The consummation of the merger may raise union organization rights under certain of Boyd Gaming’s and Coast Casinos’ collective bargaining agreements.

Three of Boyd Gaming’s operating subsidiaries, the Stardust, the Fremont and Main Street Station, as well as the Barbary Coast Hotel and Casino owned by Coast Hotels, are parties to collective bargaining agreements with the Local Joint Executive Board of Las Vegas, which is referred to as the “Union,” and which is affiliated with the Hotel and Restaurant Employees International Union. Boyd Gaming representatives have been informed by officials of the Union that it believes that it will have certain union organization rights at the non-union properties of Coast Casinos, which include The Orleans, the Gold Coast and the Suncoast, upon the consummation of the merger. Boyd Gaming and Coast Casinos believe this claim of the Union has no merit. However, the potential exists for disputes in connection with the Union’s claims.

Failure to achieve the anticipated benefits of Boyd Gaming’s proposed acquisition of the Shreveport Partnership could adversely impact Boyd Gaming’s business.

In January 2004, Boyd Gaming announced that it had agreed to acquire the Shreveport Partnership. The complex process of integrating the Shreveport Partnership into Boyd Gaming will require significant resources. Failure to achieve the anticipated benefits from the acquisition of the Shreveport Partnership or to successfully integrate the operations of the Shreveport Partnership could have a material adverse effect on Boyd Gaming’s business, financial condition and results of operations.

Boyd Gaming will incur significant costs and commit significant management time integrating the Shreveport Partnership’s operations, information, communication and other systems and personnel, among other items. This integration will cause Boyd Gaming to incur cash outflows in completing the integration process, such as:

•	fees and expenses of professionals and consultants involved in completing the integration process;

•	settling existing liabilities of the acquired businesses;

•	integrating technology and personnel; and

•	other transaction costs associated with the acquisition, including financial advisor, attorney, accountant and other fees.

We expect the acquisition of the Shreveport Partnership to close in the second quarter of 2004. However, because the consummation of the acquisition of the Shreveport Partnership is subject to closing conditions, the acquisition of the Shreveport Partnership may not close at such time, or at all.

If the action filed against Boyd Gaming’s Delta Downs property proceeds to trial and Boyd Gaming is not ultimately successful in defending against such action, Boyd Gaming’s business, financial condition and results of operations could be materially adversely affected.

On October 29, 2001, Harrah’s of Lake Charles, LLC (formerly the Players Lake Charles, LLC), Harrah’s Star Partnership (formerly the Showboat Star Partnership) and several individuals, collectively, the plaintiffs, filed suit in state district court in Calcasieu Parish, Louisiana, against DDRA Capital, Inc. (the former owner of Delta Downs Racetrack and Casino, which is located in Vinton, Louisiana and referred to as “Delta Downs”), the Calcasieu Parish Police Jury and Boyd Racing, L.L.C., the entity that owns and operates Delta Downs, seeking to revoke the building permit that the Calcasieu Parish Police Jury granted to Boyd Gaming for its construction and renovation at Delta Downs. Specifically, the plaintiffs claim that Boyd Gaming’s construction and renovation at Delta Downs exceeds the square foot specifications that were approved by the Calcasieu Parish Police Jury, and that the number of slot machines that Boyd Gaming was approved to operate at Delta Downs exceeds the number which the former owner previously represented, in connection with the Calcasieu Parish Slot Machine Gaming Referendum, would be operated at the facility. On December 7, 2001, Boyd Gaming responded to the plaintiffs’ complaint claiming, among other things, that their complaint failed to state a cause of action for which relief could be sought and that the statute of limitations on their action had lapsed. On February 11, 2002, the plaintiffs amended their complaint to eliminate certain defendants from the action. On March 1, 2002, the state district court approved Harrah’s motion to voluntarily dismiss the Calcasieu Parish Police Jury from the action, leaving DDRA and Boyd Racing, L.L.C. as the defendants. On March 26, 2002, Boyd Gaming filed a response to plaintiffs’ amended complaint. To date, no trial date has been set on this action. Boyd Gaming believes this lawsuit is without merit and Boyd Gaming intends to defend the suit vigorously. In connection with Boyd Gaming’s pending acquisition of the Shreveport Partnership, Harrah’s has agreed to dismiss this matter upon completion of the transaction.

If Harrah’s does not dismiss this matter and if such action proceeds to trial, Boyd Gaming may not be successful in defending against the action. In the event the claim seeking to revoke Boyd Gaming’s building permit at Delta Downs is ultimately successful, Boyd Gaming would have to reduce both the number of slot machines it operates and the size of the casino at Delta Downs. In addition, if such action is ultimately successful at trial, it would materially affect Boyd Gaming’s cash flow from Delta Downs, would reduce the value of the Delta Downs acquisition and could have a material adverse effect on Boyd Gaming’s business, financial condition and results of operations.

If Boyd Gaming is unable to finance its expansion and renovation projects as well as capital expenditures through cash flow and borrowings under its bank credit facility, Boyd Gaming may be forced to limit or suspend its expansion and renovation efforts.

Boyd Gaming intends to finance its current and future expansion and renovation projects, including the continuing construction of Coast Casinos’ South Coast project, primarily with cash flow from operations and borrowings under its refinanced bank credit facility. Boyd Gaming could also obtain additional equity or debt financing for its projects. If Boyd Gaming is unable to finance such projects in this manner, it will have to adopt one or more alternatives, such as reducing or delaying planned expansion, development and renovation projects as well as capital expenditures, selling assets, restructuring debt or obtaining additional equity financing or joint venture partners, or modifying its bank credit facility. These sources of funds may not be sufficient to finance Boyd Gaming’s expansion, and other financing may not be available on acceptable terms, in a timely manner or at all. In addition, Boyd Gaming’s existing indebtedness contains certain restrictions on its ability to incur additional indebtedness. If Boyd Gaming is unable to secure additional financing, it could be forced to limit or suspend expansion and renovation projects, which could have a material adverse effect on Boyd Gaming’s business, financial condition and results of operations.

The development and construction of new hotels, casinos and gaming venues and the expansion of existing ones are susceptible to delays, cost overruns and other uncertainties, which could have an adverse effect on Boyd Gaming’s business, financial condition and results of operations.

Boyd Gaming may decide to develop, construct and open new hotels, casinos and other gaming venues in response to opportunities that may arise. If the merger is consummated, Boyd Gaming will also continue to develop the projects that are currently being undertaken by Coast Casinos. For example, Coast Casinos is currently developing plans for the South Coast project and anticipates beginning construction of the hotel-casino in the first half of 2004 and opening in the second half of 2005. Coast Casinos is also undertaking the construction of a new hotel tower at The Orleans. The development and construction of new hotels, casinos and gaming venues and the expansion of existing ones are susceptible to various risks and uncertainties, such as:

•	the existence of acceptable market conditions and demand for the completed project;

•	the development of plans and budgets that are consistent with Boyd Gaming’s available financial resources;

•	general construction risks, including cost overruns, shortages of equipment, materials or skilled labor, labor disputes, unforeseen environmental, engineering or geological problems, work stoppages, fire and other natural disasters, construction scheduling problems and weather interferences;

•	change orders and plan or specification modification;

•	changes and concessions required by governmental or regulatory authorities;

•	delays in obtaining or inability to obtain all licenses, permits and authorizations required to complete the project; and

•	disruption to Boyd Gaming’s existing operations and facilities.

Boyd Gaming’s failure to complete any new development or expansion project as planned, on schedule, within budget and in a manner that generates anticipated profits could have a material adverse effect on Boyd Gaming’s business, financial condition and results of operations.

Boyd Gaming is subject to extensive governmental gaming regulation and taxation policies, the enforcement of which may have a material adverse effect on Boyd Gaming’s business, financial condition and results of operations.

Boyd Gaming is subject to a variety of regulations in the jurisdictions in which it operates. Regulatory authorities at the U.S. Federal, state and local levels have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit Boyd Gaming’s gaming or other licenses, impose substantial fines and take other actions, any one of which could have a material adverse effect on Boyd Gaming’s business, financial condition and results of operations.

If additional gaming regulations are adopted in a jurisdiction in which Boyd Gaming operates, such regulations could impose restrictions or costs that could have a material adverse effect on Boyd Gaming. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which Boyd Gaming has existing or planned operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and Boyd Gaming. Legislation of this type may be enacted in the future. The U.S. Federal government has also previously considered a U.S. Federal tax on casino revenues and may consider such a tax in the future. In addition, gaming companies are currently subject to significant state and local taxes and fees in addition to normal U.S. Federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. For example, on July 1, 2002, pursuant to new legislation in Indiana, the gaming tax rate was increased from 20% to 22.5% for those riverboats that conduct excursions or cruises. On August 1, 2002, upon the approval of dockside gaming by the Indiana Gaming Commission and the commencement of dockside operations by Boyd Gaming’s Blue Chip riverboat casino, the gaming tax rate changed from a flat tax of 22.5% to a graduated tax, with a minimum tax rate of 15% and a maximum tax rate of 35% based on the amount of Blue Chip’s adjusted gross receipts in Indiana’s fiscal year. In May 2003, pursuant to additional legislation enacted in Indiana, the graduated tax was changed retroactively to July 1, 2002, the first day of the State’s fiscal year, instead of the date on which dockside operations commenced for the applicable riverboat. For those Indiana riverboats, including Blue Chip, that commenced dockside operations, the calculation of the admission tax was modified to count customers on a per entry basis as opposed to a per cruise basis. In addition, effective July 1, 2003, Boyd Gaming became subject to additional taxes on all rooms provided on a complimentary basis to Boyd Gaming’s Blue Chip customers. In addition, on both July 1, 2002 and 2003, Par-A-Dice Hotel and Casino, which is located in East Peoria, Illinois and referred to as “Par-A-Dice,” began paying higher gaming taxes pursuant to new legislation in Illinois. If other states adopt similar legislation, or if there is any material increase in state and local taxes and fees, Boyd Gaming’s business, financial condition and results of operations could be materially adversely affected. See “The Merger—Governmental and Regulatory Matters—Gaming Regulation.”

Boyd Gaming’s directors, officers and key employees must also be approved by certain state regulatory authorities. If state regulatory authorities were to find a person occupying any such position unsuitable, Boyd Gaming would be required to sever its relationship with that person. Certain public and private issuances of securities and certain other transactions by Boyd Gaming also require the approval of certain state regulatory authorities.

Riverboats and dockside facilities are subject to risks relating to weather or mechanical failure and must comply with applicable regulations.

Gaming operations conducted on riverboat casinos or at dockside facilities could be lost from service for a variety of reasons, including casualty, forces of nature, mechanical failure or extended or extraordinary maintenance.

Boyd Gaming’s riverboats must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel and safety. Each riverboat must hold a Certificate of Inspection or must be approved by the American Bureau of Shipping for stabilization and flotation, and may also be subject to local zoning and building codes. The U.S. Coast Guard requirements establish design standards, set limits on the operation of the vessels and require individual licensing of all personnel involved with the operation of the vessels. Loss of a vessel’s Certificate of Inspection or American Bureau of Shipping approval would preclude its use as a casino.

U.S. Coast Guard regulations require a hull inspection for all riverboats at five-year intervals. Under certain circumstances, extensions may be approved. The U.S. Coast Guard may require that such hull inspections be conducted at a U.S. Coast Guard-approved dry-docking facility, and if so required, the travel to and from such docking facility, as well as the time required for inspections of the Treasure Chest Casino, which is located in Kenner, Louisiana, Par-A-Dice and Blue Chip riverboats, as well as those riverboats to be acquired in connection with the acquisition of the Shreveport Partnership, could be significant. To date, the U.S. Coast Guard has allowed in-place inspections of some of Boyd Gaming’s riverboats. The U.S. Coast Guard may not allow these types of inspections in the future. The loss of a dockside casino or riverboat casino from service for any period of time could have a material adverse effect on Boyd Gaming’s business, financial condition and results of operations.

On October 22, 2003, the U.S. Coast Guard finalized regulations for implementing maritime security under the Maritime Transportation Security Act. The new maritime security regulations require Boyd Gaming to prepare security plans, perform vulnerability assessments, designate a Company Security Officer, Vessel Security Officers and Facility Security Officers, and provide training for all of Boyd Gaming’s employees on emergency preparedness and security issues aboard Boyd Gaming’s riverboat casinos and at their respective dockside facilities. The new regulations require Boyd Gaming to be in full compliance on July 1, 2004. The new regulations include provisions for using Coast Guard approved alternative security programs to comply with these regulations. The American Gaming Association has an approved Alternative Security Program, and Boyd Gaming has reported to the Coast Guard that Boyd Gaming is using the American Gaming Association’s Alternative Security Program at its riverboat casinos and dockside facilities. The American Gaming Association’s Alternative Security Program is specifically designed to address riverboat casinos’ and their respective dockside facilities’ maritime security requirements. The implementation of these regulations could have a material adverse effect on Boyd Gaming’s business, financial condition and results of operations.

Boyd Gaming draws a significant percentage of its customers from limited geographic regions. Events adversely impacting the economy or these regions, including terrorism, may also impact Boyd Gaming’s business.

The California Hotel and Casino, which is located in Las Vegas, Nevada and referred to as the “California,” the Fremont Hotel and Casino, which is located in Las Vegas, Nevada and referred to as the “Fremont,” and the Main Street Station Hotel, Casino and Brewery, which is located in Las Vegas, Nevada and referred to as “Main Street Station,” draw a substantial portion of their customers from the Hawaiian market. For the year ended December 31, 2003, patrons from Hawaii comprised approximately 68% of the room nights sold at the California, 60% at the Fremont and 54% at Main Street Station. An increase in fuel costs or transportation prices, a decrease in airplane seat availability, or a deterioration of relations with tour and travel agents, particularly as they affect travel between the Hawaiian market and Boyd Gaming’s facilities, could have a material adverse effect on Boyd Gaming’s business, financial condition and results of operations.

Boyd Gaming’s Las Vegas properties, including the properties of Coast Casinos that would be acquired in the merger, also draw a substantial number of customers from certain other specific geographic areas, including Southern California, Arizona, Las Vegas and the Midwest. With the amendment of the California Constitution, Native American casinos may divert potential visitors away from Nevada, which could negatively affect Nevada gaming markets. In addition, due to Boyd Gaming’s significant concentration of properties in Nevada, any terrorist activities or disasters in or around Nevada could have a material adverse effect on Boyd Gaming’s business, financial condition and results of operations. Each of Boyd Gaming’s other properties located outside of Nevada depends primarily on visitors from their respective surrounding regions. The outbreak of public health threats, or the perception that such threats exist, at any of Boyd Gaming’s properties as well as adverse economic conditions that affect the economy of any of these regions, including those resulting from war, terrorist activities or other geopolitical conflict, could have a material adverse effect on Boyd Gaming’s business, financial condition and results of operations.

In addition, to the extent that the airline industry is negatively impacted due to the outbreak of war, public health threats, terrorist or similar activity, increased security restrictions or the public’s general reluctance to travel by air, Boyd Gaming’s business, financial condition and results of operations could be materially adversely affected.

Energy price increases may adversely affect Boyd Gaming’s cost of operations and revenues.

Boyd Gaming’s casino properties use significant amounts of electricity, natural gas and other forms of energy. In addition, our Hawaiian air charter operation uses a significant amount of jet fuel. While no shortages of energy or fuel have been experienced to date, the substantial increases in energy prices in the United States have negatively affected and may continue to negatively affect Boyd Gaming’s operating results. The extent of the impact is subject to the magnitude and duration of the energy or fuel price increases, but this impact could be material. In addition, energy and gasoline price increases in cities that constitute a significant source of customers for Boyd Gaming’s properties could result in a decline in disposable income of potential customers and a corresponding decrease in visitation and spending at Boyd Gaming’s properties, which would negatively impact revenues.

The Boyd family owns a controlling interest in Boyd Gaming’s capital stock and may significantly influence Boyd Gaming’s affairs.

William S. Boyd, the Chairman and Chief Executive Officer of Boyd Gaming, together with his immediate family, beneficially owned approximately 46% of the outstanding shares of Boyd Gaming common stock as of December 31, 2003, and immediately following the consummation of the merger, the Boyd family will own approximately 37% of the outstanding shares of Boyd Gaming common stock. As a result, the Boyd family has the ability to significantly influence Boyd Gaming’s affairs, including the election of Boyd Gaming’s directors and, except as otherwise provided by law, the approval or disapproval of other matters submitted to a vote of Boyd Gaming stockholders, including a merger, consolidation or sale of assets.

Additional Risks Relating to Coast Casinos’ Operations

Coast Casinos faces significant risks in financing, developing, constructing and opening the South Coast project, which could significantly affect its business strategy and have a material adverse effect on its business, financial condition and results of operations.

A key element of Coast Casinos’ business strategy is the development and construction of the South Coast hotel-casino. In developing and constructing the South Coast project, Coast Casinos faces significant risks and uncertainties. For example, Coast Casinos currently expects the development and construction of the South Coast project to cost approximately $350.0 million. Coast Casinos has not arranged financing to fund the South Coast development. Even if Coast Casinos, or the surviving corporation after the effective time of the merger, is able to obtain the necessary financing, Boyd Gaming and Coast Casino cannot assure their respective stockholders that the South Coast project will be completed as planned, on schedule or within budget, if at all, or that it will generate anticipated profits. Furthermore, Coast Casinos has not yet completed the plans and specifications for the South Coast project, so actual development and construction costs may be higher than it currently expects. Coast Casinos’ failure to successfully develop, construct and open the South Coast project could significantly affect its business strategy and have a material adverse effect on its business, financial condition and results of operations. See also “—Risks Relating to Boyd Gaming’s Operations After the Consummation of the Merger—If Boyd Gaming is unable to finance its expansion and renovation projects as well as capital expenditures through cash flow and borrowings under its bank credit facility, Boyd Gaming may be forced to limit its expansion and renovation efforts.”

Most of Coast Casinos’ hotel-casinos are located on leased property. If it defaults on any of these leases, the lessor could terminate the lease and Coast Casinos may lose possession of the hotel-casino.

Coast Casinos leases the land on which The Orleans, the Suncoast and the Barbary Coast are located. If Coast Casinos were to default on any lease, the lessor could terminate the lease and Coast Casinos could lose possession of the affected land and any improvements on the land, including the hotel-casinos. This would have a significant negative impact on Coast Casinos as it would then be unable to operate The Orleans, the Suncoast or the Barbary Coast.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

Certain statements and assumptions in this joint proxy statement/prospectus and in the documents attached or incorporated by reference in this joint proxy statement/prospectus contain or are based on “forward-looking” information and involve risks and uncertainties. Boyd Gaming and Coast Casinos believe that such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those that may predict, forecast, indicate or imply future results, performance or achievements. Such forward-looking information also includes, among other things, statements as to the expected benefits of the merger to Boyd Gaming stockholders and Coast Casinos stockholders, statements as to the impact of the proposed merger on revenues and earnings, and other statements with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities, plans and objectives of management and other matters. These statements are subject to numerous assumptions and uncertainties, many of which are outside of Boyd Gaming’s and Coast Casinos’ control and involve risks and uncertainties that could cause actual results to differ materially from the results contained in the forward-looking statements. These include completion of the merger, governmental regulatory processes and assumptions with respect to future revenues, expected operating performance and cash flows.

Actual outcomes are dependent upon many factors. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, among others, the “Risk Factors” set forth above as well as the following factors:

•	the possibility that the companies will be unable to fully realize the benefits they anticipate from the merger;

•	the possibility that the merger may not occur or that Boyd Gaming and Coast Casinos may be required to modify some aspect of the merger or their businesses to obtain regulatory approvals;

•	the combined company’s continued ability to execute its business strategy;

•	changes in general economic conditions, both domestically and abroad;

•	the effect of various litigation that arise from time to time in the ordinary course of business;

•	changes in the banking and capital markets, which can affect the cost of financing activities;

•	the impact of weather and the occurrence of natural disasters such as fires, floods and other catastrophic events and natural disasters;

•	acts of war or terrorist activities; and

•	other economic, political and technological risks and uncertainties.

Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “hopes,” “targets” or similar expressions are intended to identify forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus, and in the case of documents incorporated by reference, as of the date of those documents. Boyd Gaming and Coast Casinos operate in an unpredictable and competitive environment. It is not possible to predict all risk factors or estimate the impact of these factors. Accordingly, stockholders should not place undue reliance on the forward-looking statements as a prediction of future results. Neither Boyd Gaming nor Coast Casinos undertakes any obligation to update or release any revisions to any forward-looking statements or to report any events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE MERGER

The discussion in this joint proxy statement/prospectus of the merger, including the issuance of shares of Boyd Gaming common stock in the merger, and the merger agreement is subject to, and is qualified in its entirety by reference to, the principal terms of the Agreement and Plan of Merger dated as of February 6, 2004, as amended, among Boyd Gaming, BGC, Inc. and Coast Casinos, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated into this joint proxy statement/prospectus by reference.

General

Boyd Gaming, its direct wholly owned subsidiary BGC, Inc. and Coast Casinos have entered into a merger agreement pursuant to which Boyd Gaming will acquire Coast Casinos through a merger of Coast Casinos with and into BGC, Inc. At the effective time of the merger, Coast Casinos would become a direct wholly owned subsidiary of Boyd Gaming, and the holders of Coast Casinos common stock would be entitled to receive either $550 in cash or 32.8025 shares of Boyd Gaming common stock per share of Coast Casinos common stock, upon the terms and subject to adjustment and proration as provided in the merger agreement and further described below under “The Merger Agreement—Consideration to be Received in the Merger.”

Background of the Merger

General

From time to time, Coast Casinos has received inquiries regarding potential business combinations, including previous inquiries from Boyd Gaming over the last two years. Prior to the discussions with Boyd Gaming described below under “—Background of the Merger—Discussions,” none of the inquiries progressed beyond preliminary discussions. Most recently, in Fall 2003, Coast Casinos received an unsolicited proposal from an unaffiliated third party (other than Boyd Gaming) to acquire all of the outstanding shares of Coast Casinos common stock for $500 in cash per share of Coast Casinos common stock, which proposal was revised shortly thereafter to an offer of $550 in cash per share of Coast Casinos common stock. After considering a number of factors related to that proposal and the business, prospects and opportunities for Coast Casinos, the Coast Casinos board of directors voted to reject that proposal. However, the Coast Casinos board of directors was aware of the desire of certain Coast Casinos stockholders to liquidate some or all of their Coast Casinos stockholdings, and the Coast Casinos board of directors evaluated opportunities for providing its stockholders with greater liquidity than that currently afforded by an investment in Coast Casinos common stock. Among the opportunities discussed were a possible cash tender offer by Coast Casinos to its stockholders for a portion of the outstanding shares of Coast Casinos common stock and an initial public offering of the shares of Coast Casinos common stock.

Since its inception in 1988, Boyd Gaming and its predecessor companies have had a significant Nevada presence. For the last ten years, Boyd Gaming has focused its growth strategy outside of Nevada. Boyd Gaming grew in the riverboat and racetrack casino sectors in the Midwest and South, principally by acquisitions that were done at favorable prices. Boyd Gaming also developed a significant resort in Atlantic City, New Jersey that opened in the middle of 2003. This strategy enabled Boyd Gaming to become one of the most diversified gaming companies in the casino entertainment industry. In recent years, Boyd Gaming determined that it should refocus on Las Vegas, which had experienced dynamic growth in the past decade. Boyd Gaming decided to employ its substantial experience in acquiring, merging and integrating properties in its strategy to grow in Las Vegas. The Las Vegas locals sector, where Boyd Gaming had been operating successfully for 25 years with its Sam’s Town property, became the primary focus for Boyd Gaming’s Las Vegas growth and diversification strategy. Boyd Gaming believes that the merger with Coast Casinos will help Boyd Gaming create a significant presence in the Las Vegas locals sector while maintaining its position as one of the most diversified casino companies in the country.

Discussions

Over a year ago, William S. Boyd, Chairman and Chief Executive Officer of Boyd Gaming, arranged a meeting with Michael J. Gaughan, the Chairman and Chief Executive Officer of Coast Casinos, to explore the opportunities for a combination of the two companies. For a period of time, Messrs. Boyd and Gaughan and other members of senior management of the two companies maintained casual contact on the subject, but no substantive discussion ensued. Late in 2003, Mr. Boyd arranged another meeting, and on January 13, 2004, Mr. Boyd and Ellis Landau, Executive Vice President and Chief Financial Officer of Boyd Gaming, met with Mr. Gaughan and Harlan Braaten, President and Chief Operating Officer of Coast Casinos. At that meeting, the participants agreed to seriously explore a transaction that would lead to the combination of Boyd Gaming and Coast Casinos. At that meeting, the representatives from the two companies also discussed possible transaction structures and consideration.

Messrs. Boyd and Landau had several conversations with Messrs. Gaughan and Braaten over the next ten days regarding possible transactions, and on January 23, 2004, asked the legal advisors of Boyd Gaming and Coast Casinos, respectively, to discuss potential structures that would result in Boyd Gaming acquiring all or a substantial portion of the outstanding shares of Coast Casinos common stock.

Between January 24 through 26, 2004, Mr. Boyd and Mr. Landau held discussions with Cravath, Swaine & Moore LLP regarding the proposed acquisition by Boyd Gaming of Coast Casinos. The discussion topics included the composition of the potential consideration, possible merger structures and topics relating to the transaction process. One transaction structure that was proposed involved a stockholders agreement pursuant to which three of the stockholders of Coast Casinos who owned, in the aggregate, approximately 56% of the outstanding shares of Coast Casinos common stock would agree, as Coast Casinos stockholders, to vote their shares of Coast Casinos common stock in favor of a merger between Boyd Gaming and Coast Casinos and against any alternative transaction.

On January 25, 2004, Mr. Gaughan and Franklin Toti, a director and the Vice President of Casino Operations of Coast Casinos, met with Mr. Boyd to discuss possible terms of a stockholders agreement pursuant to which Messrs. Gaughan and Toti, along with possibly Jerry Herbst, a director and the Treasurer of Coast Casinos, would support, as Coast Casinos stockholders, a transaction between Boyd Gaming and Coast Casinos.

On January 26, 2004, Mr. Gaughan met with Mr. Herbst to advise him of the discussions with Boyd Gaming and of Boyd Gaming’s proposal of a stockholders agreement among Boyd Gaming and Messrs. Gaughan, Herbst and Toti.

Later in the day on January 26, 2004, at a regularly scheduled meeting of the Coast Casinos board of directors, Mr. Gaughan advised the Coast Casinos board of directors that he and Messrs. Herbst and Toti tentatively supported a combination between Coast Casinos and Boyd Gaming and were discussing with Boyd Gaming entering into an agreement pursuant to which they would agree, as Coast Casinos stockholders, to vote the shares of Coast Casinos common stock owned by them in favor of a merger transaction with Boyd Gaming in which the Coast Casinos stockholders would receive $550 per share in consideration consisting of Boyd Gaming common stock and cash. The Coast Casinos board of directors authorized Coast Casinos management to explore further the terms and conditions, as well as the potential benefits and risks, of a merger with Boyd Gaming.

After the meeting of the Coast Casinos board of directors, late in the day on January 26, 2004, Mr. Gaughan telephoned Mr. Boyd to inform him that the Coast Casinos board of directors had authorized pursuing a merger with Boyd Gaming on the terms and conditions, and for consideration of $550 per share of Coast Casinos common stock, that had been discussed and that Messrs. Gaughan, Herbst and Toti were prepared to enter into an agreement, as Coast Casinos stockholders, to vote the shares of Coast Casinos common stock owned by them in favor of the merger.

Beginning on January 27, 2004 and throughout the remainder of that week, members of the Boyd Gaming management team and members of the Coast Casinos management team discussed with each other potential business strategies and explored the benefits of a business combination. Coast Casinos engaged Banc of America Securities as its independent financial advisor and Boyd Gaming engaged Deutsche Bank as its independent financial advisor, in each case, to assist in the evaluation and negotiation of a potential business combination between Coast Casinos and Boyd Gaming. With the assistance of its independent financial advisor and outside legal counsel, Gibson, Dunn & Crutcher LLP, Coast Casinos commenced a detailed due diligence evaluation of Boyd Gaming based on publicly available information and began assessing potential transaction structures, tax considerations and an appropriate confidentiality agreement with Boyd Gaming. At the same time, Boyd Gaming, together with its independent financial advisor and outside legal counsel, commenced a detailed due diligence evaluation of Coast Casinos based on publicly available information and began preparing drafts of a merger agreement and a stockholders agreement to be entered into among the parties to the proposed transaction.

During the same week, representatives of Gibson, Dunn & Crutcher LLP and Cravath, Swaine & Moore LLP commenced discussions concerning various business and legal requirements related to the structuring of an appropriate business combination.

On January 29, 2004, Boyd Gaming’s management held meetings and a conference call with its financial advisor and legal counsel regarding the status of their due diligence review of Coast Casinos and the structure of the proposed transaction, including the material transaction terms to be reflected in the preliminary drafts of the merger agreement and the stockholders agreement.

On January 30, 2004, Coast Casinos’ management held a conference call with its financial advisor and legal counsel regarding the status of their due diligence review of Boyd Gaming and the potential business and legal issues to be considered in the context of a business combination with Boyd Gaming.

On January 30, 2004, a proposed merger agreement containing draft terms and conditions for a merger of Coast Casinos with and into a wholly owned subsidiary of Boyd Gaming was distributed by representatives of Cravath, Swaine & Moore LLP for review by Boyd Gaming, Coast Casinos and their respective advisors. Additionally, on January 30, 2004, representatives of Cravath, Swaine & Moore LLP distributed for review a proposed stockholders agreement to be entered into among Boyd Gaming and Messrs. Gaughan, Herbst and Toti, containing draft terms and conditions related to, among other things, the voting of the shares of Coast Casinos common stock held by such stockholders in support of the merger. Based on its review of the proposed agreement and plan of merger, further detailed discussions with representatives of Gibson, Dunn & Crutcher LLP on February 1, 2004 regarding the proposed terms and conditions contained therein and input from Messrs. Gaughan, Herbst and Toti regarding the proposed terms of a stockholders agreement, Coast Casinos’ management determined that there was a sufficiently compelling business rationale for proceeding with discussions with Boyd Gaming. A business meeting to discuss terms and conditions, and to address additional financial and legal due diligence, was scheduled for February 2, 2004 at the principal offices of Boyd Gaming.

On February 2, 2004, in advance of the scheduled meeting, legal counsel for both Coast Casinos and Boyd Gaming finalized a mutually acceptable confidentiality and standstill agreement. Later that day, Coast Casinos, Boyd Gaming and each of their respective financial advisors and legal counsel met at the offices of Boyd Gaming to discuss key terms and conditions of a potential transaction and to conduct follow-up financial and legal due diligence. During that meeting, counsel for each party also engaged in a detailed discussion regarding the specific terms and conditions necessary to reach a mutually acceptable merger agreement, which included, among other matters, terms relating to the relative percentage of stock versus cash to be included in the merger consideration in order to achieve a tax-free reorganization, the conditions under which the merger agreement could be terminated by the Coast Casinos board of directors in the exercise of their fiduciary duties and the various representations, warranties, covenants and conditions to the merger.

On February 3, 2004, the Audit Committee of Boyd Gaming pre-approved Deloitte & Touche LLP to provide services in connection with the merger and the transactions contemplated by the proposed merger agreement.

Between February 2, 2004 and February 4, 2004, Coast Casinos, Boyd Gaming and their respective financial advisors and legal counsel continued to negotiate and refine the terms and conditions of a draft merger agreement and to complete all follow-up due diligence. Coast Casinos’ management, together with Messrs. Gaughan, Herbst and Toti, discussed the importance of ensuring that the Coast Casinos stockholders, other than Messrs. Gaughan and Toti, would receive merger consideration with a total value of at least $550 per share of Coast Casinos common stock at the effective time of the proposed merger. In light of the terms of the stockholders agreement, Coast Casinos’ management also discussed the importance of ensuring that no break-up fee would be payable to Boyd Gaming unless an alternative transaction was actually completed. Coast Casinos then communicated to Boyd Gaming that, among other matters, the foregoing issues had to be favorably resolved in order to complete a definitive merger agreement. During the same period of time, Boyd Gaming’s management discussed with its financial advisor and legal counsel the composition of the merger consideration and other matters, including the break-up fee to be included in the merger agreement.

During the same period of time, Messrs. Gaughan, Herbst and Toti and their legal counsel, Kummer Kaempfer Bonner & Renshaw, began negotiating with representatives from Cravath, Swaine & Moore LLP the terms and conditions of the stockholders agreement which would govern the voting of the shares of Coast Casinos common stock held by Messrs. Gaughan, Herbst and Toti.

On February 5, 2004, in advance of the special meeting of the Boyd Gaming board of directors to be held on February 6, 2004, Boyd Gaming distributed to its board of directors drafts of the merger agreement and the stockholder agreement, together with a summary of each agreement prepared by Cravath, Swaine & Moore LLP, as well as draft materials that summarized the operations of Coast Casinos and that provided certain financial analyses in respect of the merger prepared by Deutsche Bank. On the same day, in advance of the special meeting of the Coast Casinos board of directors to be held on February 6, 2004, Coast Casinos distributed to its board of directors drafts of the merger agreement and the stockholders agreement, together with a summary prepared by Gibson, Dunn & Crutcher LLP. Throughout the day and evening on February 5, 2004, Coast Casinos, Boyd Gaming and their respective financial advisors and legal counsel continued to negotiate and finalize the terms and conditions of a mutually acceptable merger agreement that satisfied the conditions outlined by both Coast Casinos’ and Boyd Gaming’s management. At the same time, Messrs. Gaughan, Herbst and Toti and their respective legal counsel, together with Boyd Gaming and its legal counsel, finalized the terms of the stockholders agreement committing Messrs. Gaughan, Herbst and Toti to vote in favor of a merger with Boyd Gaming and against any alternative transaction for a period of two years.

On the morning of February 6, 2004, the Boyd Gaming board of directors met to review and consider the proposed merger agreement and stockholders agreement, which were in substantially final form, as well as the proposed issuance of shares of Boyd Gaming common stock in the proposed merger. Mr. Boyd generally discussed the proposed merger. Afterwards, a representative of Lionel Sawyer & Collins, outside counsel to Boyd Gaming, discussed the fiduciary duties of the Boyd Gaming board of directors under Nevada law in considering the proposed merger agreement, the merger and the other transactions contemplated by the merger agreement. Representatives of Deutsche Bank summarized Deutsche Bank’s financial analyses of the proposed merger and rendered its opinion that, as of that date and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank as set forth in its written opinion, the merger consideration was fair, from a financial point of view, to Boyd Gaming. A representative of Cravath, Swaine & Moore LLP reviewed in detail the material terms of the merger agreement and the stockholders agreement, including the covenant in the stockholders agreement that Messrs. Gaughan and Toti enter into an additional stockholders agreement with Boyd Gaming and Mr. Boyd pursuant to which Messrs. Gaughan and Toti would agree to restrictions on their rights to transfer the shares of Boyd Gaming common stock to be received by them in the merger. Subsequently, the representative of Cravath, Swaine & Moore LLP as well as representatives of Lionel Sawyer & Collins, Deloitte & Touche LLP, Deutsche Bank and Boyd Gaming discussed the due diligence review performed in respect of Coast Casinos. Following the presentations, the Boyd Gaming board of directors engaged in an active discussion of the proposed merger and asked questions regarding various aspects of the transaction. The merits and risks of the proposed merger were articulated by several directors during the course of the discussion. After the discussion, the members of the Boyd Gaming board of directors determined that they had sufficient time during the course of the meeting to properly deliberate and consider the merits of the transaction and were prepared to act on the matters before them. Upon a motion duly made and seconded, the Boyd Gaming board of directors unanimously approved entering into the merger agreement and the stockholders agreement, and recommended the approval of the issuance of shares of Boyd Gaming common stock in the merger by the Boyd Gaming stockholders.

On the afternoon of February 6, 2004, after completing all technical corrections and other minor modifications to the terms and conditions of the draft stockholders agreement, Boyd Gaming and Messrs. Gaughan, Herbst and Toti executed the definitive stockholders agreement.

On the afternoon of February 6, 2004, the Coast Casinos board of directors met to review and consider the proposed merger agreement. Mr. Gaughan advised the Coast Casinos board of directors that he and Messrs. Herbst and Toti had executed a stockholders agreement pursuant to which, for two years, they were obligated to vote in favor of a merger with Boyd Gaming and against any alternative transaction. A representative of Gibson, Dunn & Crutcher LLP then summarized for the Coast Casinos board of directors the material terms of the merger agreement that had been negotiated by the parties, as well as the material terms of the stockholders agreement that had been entered into by Messrs. Gaughan, Herbst and Toti. The representative of Gibson, Dunn & Crutcher LLP also discussed with the Coast Casinos board of directors their fiduciary obligations in connection with their consideration of the proposed transaction. Following that, a representative of Banc of America Securities summarized Banc of America Securities’ financial analyses of the proposed merger and rendered its opinion to the Coast Casinos board of directors that, as of that date and based upon and subject to the various assumptions and limitations set forth in its written opinion, the merger consideration to be received by the Coast Casinos stockholders, other than Messrs. Gaughan, Herbst and Toti, in the proposed merger was fair from a financial point of view to the Coast Casinos stockholders, other than Messrs. Gaughan, Herbst and Toti. Following a careful deliberation of the merger agreement and the stockholders agreement, and after detailed discussions with its management, financial advisor, legal counsel and principal stockholders, the Coast Casinos board of directors voted unanimously to adopt the merger agreement and approve the merger and recommend that Coast Casinos stockholders vote to approve the merger agreement and the merger.

On the evening of Friday, February 6, 2004, the parties completed all technical corrections and other modifications to the terms and conditions of the draft merger agreement and executed the definitive merger agreement. On the morning of Monday, February 9, 2004, Boyd Gaming and Coast Casinos issued a joint press release announcing the execution of the merger agreement and the stockholders agreement.

Boyd Gaming’s Considerations Relating to the Merger and the Share Issuance

In reaching its decision to approve entering into the merger agreement and the stockholders agreement and recommending the approval of the issuance of shares of Boyd Gaming common stock in the merger by the Boyd Gaming stockholders, the Boyd Gaming board of directors consulted with management and Boyd Gaming’s financial and legal advisors and considered a variety of factors with respect to the merger, including the following:

Positive considerations:

•	the Boyd Gaming board of directors’ review of the business, operations, financial condition, earnings and prospects of both Boyd Gaming and Coast Casinos and consensus that the terms of the merger agreement are fair to, and in the best interest of, Boyd Gaming;

•	the Boyd Gaming board of directors’ consensus that combining Boyd Gaming with Coast Casinos would establish one of the largest casino operators in the United States;

•	the Boyd Gaming board of directors’ consensus that the Las Vegas locals sector is an appealing segment and that the additional exposure to this segment resulting from the acquisition of Coast Casinos would be positive for Boyd Gaming;

•	the Boyd Gaming board of directors’ consideration of the fact that the combined company’s experience, resources and breadth of geographical scope may allow the combined company to better compete with competitors in the hotel-casino industry;

•	the Boyd Gaming board of directors’ consideration of the structure of the transaction as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as discussed under the “—U.S. Federal Income Tax Consequences of the Merger”;

•	the Boyd Gaming board of directors’ consensus that incremental operations in the relatively stable regulatory and tax environment of Nevada is positive for Boyd Gaming;

•	the Boyd Gaming board of directors’ consensus that Coast Casinos’ planned South Coast development and Coast Casinos’ planned expansion at The Orleans provide reasonable growth opportunities for Boyd Gaming following the acquisition of Coast Casinos;

•	the Boyd Gaming board of directors’ consensus that the stockholders agreement among Boyd Gaming and the three Coast Casinos stockholders party to the stockholders agreement provides assurance that the merger would be consummated on mutually agreed-upon terms; and

•	the Boyd Gaming board of directors’ consideration of the detailed financial and comparative analyses and presentation made by Deutsche Bank with respect to the merger and Deutsche Bank’s opinion to the Boyd Gaming board of directors that, as of such date and based upon and subject to the assumptions made, matters considered and limits of review undertaken by Deutsche Bank, the merger consideration is fair, from a financial point of view, to Boyd Gaming.

Negative considerations:

•	the Boyd Gaming board of directors’ consideration of the possibility that the merger might not be consummated;

•	the Boyd Gaming board of directors’ consideration that no significant synergies are anticipated to result from the merger;

•	the Boyd Gaming board of directors’ consideration that integration risks are inherent in combining two companies;

•	the Boyd Gaming board of directors’ consideration of the risks of developing Coast Casinos’ South Coast development, which is currently contemplated to cost approximately $350.0 million. See “Additional Risks Relating to Coast Casinos’ Operations—Coast Casinos faces significant risks in financing, developing, constructing and opening the South Coast project, which could significantly affect its business strategy and have a material adverse effect on its business, financial condition and results of operations”;

•	the Boyd Gaming board of directors’ consideration that the incremental debt associated with the merger could cause Boyd Gaming to have reduced financial flexibility in the near future; and

•	the Boyd Gaming board of directors’ consideration of other risks to which the merger and Boyd Gaming’s and Coast Casinos’ respective businesses are subject, as described above under “Risk Factors.”

The foregoing discussion of the factors considered by the Boyd Gaming board of directors in making its decision is not exhaustive, but includes all the material factors considered by the Boyd Gaming board of directors. In view of the variety of material factors considered in connection with its evaluation of the merger, the Boyd Gaming board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight to any of these factors, and individual directors may have given different weight to different factors. Rather, the Boyd Gaming board of directors made its determination based on the totality of the information presented to it.

The above explanation of the Boyd Gaming board of directors’ considerations relating to the merger is forward-looking in nature. This information should be read in light of the factors discussed above under “Forward-Looking Statements May Prove Inaccurate.”

Recommendation of the Boyd Gaming Board of Directors

At its meeting on February 6, 2004, after due consideration, the Boyd Gaming board of directors unanimously adopted resolutions approving the merger agreement and the stockholders agreement, directing that the issuance of shares of Boyd Gaming common stock in the merger be submitted to a vote at the Boyd Gaming Meeting and recommending the approval of the issuance of shares of Boyd Gaming common stock in the merger by the Boyd Gaming stockholders.

Coast Casinos’ Considerations Relating to the Merger

In reaching its decision to adopt the merger agreement, approve the terms of and transactions contemplated by the merger agreement and recommend that Coast Casinos stockholders vote to approve the merger agreement and the merger, the Coast Casinos board of directors consulted with Coast Casinos’ management and financial and legal advisors and considered a variety of factors with respect to the merger, including the following:

Positive considerations:

•	the Coast Casinos board of directors’ consideration of the fact that Messrs. Gaughan, Herbst and Toti, who in the aggregate hold approximately 56% of the outstanding shares of Coast Casinos common stock, had entered into a stockholders agreement with Boyd Gaming pursuant to which they have agreed, among other things, to vote their shares of Coast Casinos common stock in favor of the approval of the merger agreement and the merger and not to support any other transaction for a period of two years;

•	the Coast Casinos board of directors’ consideration of the per share merger consideration offered by Boyd Gaming in comparison to other possible liquidity events that had been considered by Coast Casinos and to other offers and expressions of interest received by Coast Casinos prior to the execution of the merger agreement, as more fully discussed under “—Background of the Merger”;

•	the Coast Casinos board of directors’ consideration of the structure of the Boyd Gaming offer, including a provision that assures that the value of the total merger consideration to be received by Coast Casinos stockholders, other than Messrs. Gaughan and Toti, at the effective time of the merger will be at least $550 per share of Coast Casinos common stock;

•	the Coast Casinos board of directors’ consideration of the evaluation by the Coast Casinos board of directors of various strategic alternatives, including, without limitation, remaining an independent company and pursuing either solely internal growth or internal growth combined with external growth through acquisition of other companies or businesses within Coast Casinos’ industry;

•	the Coast Casinos board of directors’ consideration of the terms of the merger agreement, including, without limitation, that the merger agreement:

—	permits Coast Casinos to furnish information and participate in discussions or negotiations with a person that submits an unsolicited takeover proposal upon the conditions discussed below under “The Merger Agreement—No Solicitation”;

—	permits the Coast Casinos board of directors to withdraw or modify its approval or recommendation of the merger and the merger agreement upon the conditions discussed below under “The Merger Agreement—No Solicitation”; and

—	provides that the $30.0 million termination fee is payable by Coast Casinos to Boyd Gaming only upon the consummation by Coast Casinos of another takeover transaction and upon occurrence of the other events discussed below under “The Merger Agreement—Fee if the Merger Agreement is Terminated”;

•

the Coast Casinos board of directors’ consideration of the written opinion of Banc of America Securities provided to the Coast Casinos board of directors on February 6, 2004 that, as of such date and based upon and subject to the various assumptions and limitations set forth in the written opinion, the merger consideration to be received by the Coast Casinos stockholders, other than Messrs. Gaughan, Herbst and Toti, in the proposed merger was fair from a financial point of view to the Coast Casinos stockholders, other than Messrs. Gaughan, Herbst and Toti;

•	the Coast Casinos board of directors’ consideration of the ability of the Coast Casinos stockholders, other than Messrs. Gaughan, Herbst and Toti, to vote against the approval of the merger agreement and the merger at the Coast Casinos Meeting in the event that a superior proposal is received in accordance with the terms of the merger agreement, as described under “—Background of the Merger—Discussions”;

•	the Coast Casinos board of directors’ consideration of the greater liquidity of Boyd Gaming common stock following the merger as compared to Coast Casinos common stock, which is not listed or traded on any national securities exchange or quotation system;

•	the Coast Casinos board of directors’ consideration of the structure of the transaction as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as discussed under “—U.S. Federal Income Tax Consequences of the Merger”;

•	the Coast Casinos board of directors’ consideration of the fact that, to the extent that they may elect and subject to the applicable proration provisions of the merger agreement, the Coast Casinos stockholders, other than Mr. Herbst, will receive a portion of their merger consideration in the form of shares of Boyd Gaming common stock, thereby providing them with an opportunity to participate in the growth and opportunities of the combined company;

•	the Coast Casinos board of directors’ consideration of the greater financial resources of the combined company, which is expected to provide management with greater flexibility with respect to financing and operating opportunities;

•	the Coast Casinos board of directors’ consideration of the fact that the combined company’s broader range and geographic scope of hotel-casino locations will provide the combined company with a more diverse market presence and may allow the combined company to better compete with competitors in the hotel-casino industry;

•	Coast Casinos management’s view of the financial condition, results of operations and businesses of Coast Casinos and Boyd Gaming, before and after giving effect to the merger;

•	the Coast Casinos board of directors’ consideration of the potential investment risks to Coast Casinos stockholders with respect to Coast Casinos remaining an independent company, as compared to the merger consideration that would be paid to Coast Casinos stockholders under the terms of the merger agreement;

•	the Coast Casinos board of directors’ belief that the terms of the merger agreement, including the parties’ representations, warranties, covenants and conditions to their respective obligations, are reasonable for a transaction of this nature;

•	the Coast Casinos board of directors’ consideration of the financial analyses presented by representatives of Banc of America Securities and a comparison of the historical value of Coast Casinos common stock and the consideration to be received by Coast Casinos stockholders in the merger;

•	the Coast Casinos board of directors’ consideration of the fact that Mr. Gaughan and two of his designees satisfactory to Boyd Gaming will serve on the Boyd Gaming board of directors, which should facilitate the integration of Coast Casinos into Boyd Gaming; and

•	the Coast Casinos board of directors’ consideration of the fact that senior Coast Casinos management is expected to have significant responsibilities with respect to the new Coast Casinos, Inc., which should facilitate the integration of Coast Casinos into the combined company.

Negative considerations:

•	the Coast Casinos board of directors’ consideration of the possibility that the merger might not be consummated;

•	the Coast Casinos board of directors’ consideration of the fact that the merger consideration to the Coast Casinos stockholders, other than Messrs. Gaughan and Toti, will be substantially in cash, which will avoid future market risk from holding Boyd Gaming common stock but may prevent such Coast Casinos stockholders from substantially enjoying any significant upside potential relating to the combined company;

•	the Coast Casinos board of directors’ consideration of the risk that the potential benefits sought in the merger might not be fully realized;

•	the Coast Casinos board of directors’ consideration of the risk that, notwithstanding the long-term benefits of the merger, the combined company’s financial condition, results of operations and stock price might decline after the consummation of the merger; and

•	the Coast Casinos board of directors’ consideration of other risks to which the merger and Boyd Gaming’s and Coast Casinos’ respective businesses are subject, as described above under “Risk Factors.”

The foregoing discussion of the factors considered by the Coast Casinos board of directors in making its decision is not exhaustive, but includes all the material factors considered by the Coast Casinos board of directors. In view of the variety of material factors considered in connection with its evaluation of the merger, the Coast Casinos board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight to any of these factors, and individual directors may have given different weight to different factors. Rather, the Coast Casinos board of directors made its determination based on the totality of the information presented to it.

The above explanation of the Coast Casinos board of directors’ considerations relating to the merger is forward-looking in nature. This information should be read in light of the factors discussed above under “Forward-Looking Statements May Prove Inaccurate.”

In adopting the merger agreement and approving the merger, the Coast Casinos board of directors was aware of the interests of certain directors and officers of Coast Casinos in the merger, as discussed below under “—Interests of Coast Casinos’ Directors and Executive Officers in the Merger.”

Recommendation of the Coast Casinos Board of Directors

At its meeting on February 6, 2004, after due consideration, the Coast Casinos board of directors unanimously adopted resolutions adopting the merger agreement and approving the merger, determining that the terms of the merger agreement and the merger are fair to and in the best interests of Coast Casinos and its stockholders, directing that the merger agreement be submitted to a vote of the Coast Casinos stockholders at the Coast Casinos Meeting and recommending that the Coast Casinos stockholders approve the merger agreement and the merger.

Opinion of Boyd Gaming’s Financial Advisor

Deutsche Bank has acted as financial advisor to Boyd Gaming in connection with the merger. On February 6, 2004, Deutsche Bank delivered its oral opinion to the Boyd Gaming board of directors, subsequently confirmed in writing as of the same date, to the effect that, as of such date, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration was fair, from a financial point of view, to Boyd Gaming. For purposes of its opinion, the merger consideration consisted of:

•	the stock consideration paid to Michael J. Gaughan and Franklin Toti;

•	the cash consideration paid to Jerry Herbst;

•	the stock consideration paid to minority stockholders who elect such consideration, including any adjustment made thereto in accordance with the terms of the merger agreement; and

•	the cash consideration paid to minority stockholders who do not elect stock consideration, including any adjustment made thereto in accordance with the terms of the merger agreement.

The full text of Deutsche Bank’s written opinion, dated February 6, 2004, which discusses, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Boyd Gaming stockholders are urged to read this opinion in its entirety. The following summary of the Deutsche Bank opinion is qualified in its entirety by reference to the full text of the opinion.

In connection with Deutsche Bank’s role as financial advisor to Boyd Gaming, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Coast Casinos and Boyd Gaming and certain internal analyses and other information furnished to it by Coast Casinos and Boyd Gaming. Deutsche Bank has also held discussions with members of the senior managements of Coast Casinos and Boyd Gaming regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has:

•	reviewed the reported prices and trading activity for Boyd Gaming common stock;

•	compared certain financial information for Coast Casinos and Boyd Gaming with similar information for certain companies whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations which it deemed comparable to the merger in whole or in part;

•	reviewed the terms of the merger agreement, the stockholders agreement and certain related documents; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Coast Casinos or Boyd Gaming, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of Coast Casinos or Boyd Gaming. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analysis, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Coast Casinos or Boyd Gaming as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of those forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis:

•	the representations and warranties of Boyd Gaming, BGC, Inc. and Coast Casinos contained in the merger agreement are true and correct;

•	Boyd Gaming, BGC, Inc. and Coast Casinos will each perform all of the covenants and agreements to be performed by it under the merger agreement;

•	all conditions to the obligations of each of Boyd Gaming, BGC, Inc. and Coast Casinos to consummate the merger will be satisfied without any waiver thereof; and

•	all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that, in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Boyd Gaming or Coast Casinos is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers will be made that would have a material adverse effect on Boyd Gaming or Coast Casinos or materially reduce the contemplated benefits of the merger to Boyd Gaming.

In addition, Deutsche Bank has been advised by Boyd Gaming, and accordingly has assumed for purposes of its opinion, that the merger will be tax-free to Boyd Gaming.

Deutsche Bank’s Financial Analysis

Set forth below is a summary of the material financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with the Boyd Gaming board of directors at its meeting on February 6, 2004.

Analysis of Selected Publicly Traded Companies. Deutsche Bank reviewed certain financial information and calculated commonly used valuation measurements for Boyd Gaming and Coast Casinos, as applicable, to corresponding information and measurements for groups of publicly traded companies in the gaming industry.

The publicly traded companies selected in the gaming industry to which Boyd Gaming was compared consisted of:

•	Ameristar Casinos Inc.

•	Argosy Gaming Co.

•	Aztar Corp.

•	Isle of Capri Casinos, Inc.

•	Penn National Gaming Inc.

•	Station Casinos Inc.

The publicly traded companies selected in the gaming industry to which Coast Casinos was compared consisted of:

•	Ameristar Casinos Inc.

•	Argosy Gaming Co.

•	Aztar Corp.

•	Boyd Gaming Corp.

•	Isle of Capri Casinos, Inc.

•	Penn National Gaming Inc.

•	Station Casinos Inc.

The financial information and valuation measurements reviewed by Deutsche Bank included, among other things:

•	current share price;

•	total equity market valuation;

•	total enterprise value (the sum of equity market valuation and net debt); and

•	ratios of total enterprise value to earnings before interest, taxes, depreciation and amortization, or EBITDA.

To calculate the trading multiples, Deutsche Bank used publicly available information concerning historical and projected financial performance, including analyst reports and published historical financial information and earnings estimates reported by Institutional Brokers Estimate System, or IBES. IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

Deutsche Bank observed that the implied value of Coast Casinos common stock based on the selected publicly traded companies analysis ranged from $450 to $625 per share and compared that range of values to the notional merger consideration of $550 per share. Deutsche Bank also observed that the implied value of Boyd Gaming’s common stock based on the selected publicly traded companies analysis ranged from $14.00 to $18.75 per share and compared that range of values to the average trading price of Boyd Gaming common stock for the ten day period ended February 5, 2004, which was $16.77, and which forms the basis for the exchange ratio for the stock consideration in the merger.

None of the companies utilized in the publicly traded company analysis is identical to Boyd Gaming or Coast Casinos. Accordingly, Deutsche Bank believes the analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

Analysis of Selected Precedent Transactions. Deutsche Bank reviewed ten mergers and acquisition transactions announced since March 6, 2000 in the gaming industry. The transactions reviewed, which are referred to as the “selected transactions,” were:

Date announced	Target	Acquirer
12/24/03	Las Vegas Hilton	Colony Capital
09/12/03	Horseshoe Gaming	Harrah’s Entertainment
06/26/03	Golden Nugget casinos	Poster Financial Group
06/20/03	Aladdin Hotel & Casino	Investor Group(1)
08/07/02	Hollywood Casino Corp.	Penn National Gaming
10/18/00	The Reserve Hotel & Casino	Station Casinos
07/20/00	Fiesta Casino Hotel	Station Casinos
06/13/00	Santa Fe Hotel and Casino	Station Casinos
04/27/00	Desert Inn	Steve Wynn
03/06/00	Mirage Resorts	MGM Grand, Inc.

(1)	Investor group comprised of Starwood Hotels & Resorts, Robert Earl and Bay Harbour Management.

Deutsche Bank observed that the relevant ratio of total enterprise value to forward EBITDA for the selected transactions ranged from 7.5x to 9.0x and compared that range of multiples to the 7.3x ratio underlying the merger consideration.

The analysis for the selected transactions was based on public information available at the time of announcement of such transactions, without taking into account differing market and other conditions during the period between March 6, 2000 and December 24, 2003, during which the selected transactions were announced.

Discounted Cash Flow Analysis. Deutsche Bank performed a discounted cash flows analysis for both Coast Casinos and Boyd Gaming. Deutsche Bank calculated the discounted cash flow values for each of Coast Casinos and Boyd Gaming as the sum of the net present values of:

•	the estimated future free cash flows that Coast Casinos or Boyd Gaming, as the case may be, would generate for the years 2004 through 2008; and

•	the terminal value of Coast Casinos or Boyd Gaming at the end of such period.

The estimated future free cash flows were based on the financial projections for Coast Casinos for the years 2004 through 2008 prepared by Coast Casinos’ management, and on the financial projections for Boyd Gaming for the years 2004 through 2008 prepared by Boyd Gaming’s management. The terminal value for Coast Casinos was calculated based on projected EBITDA for 2008 and a range of multiples of EBITDA ranging from 6.5x to 8.0x. The terminal value for Boyd Gaming was calculated based on projected EBITDA for 2008 and a range of multiples of EBITDA ranging from 6.5x to 7.5x. Deutsche Bank used discount rates ranging from 8.0% to 10.0% for Coast Casinos and ranging from 7.0% to 9.0% for Boyd Gaming. The discount rates for Coast Casinos were based on Deutsche Bank’s judgment of the estimated weighted average cost of Coast Casinos’ capital and the EBITDA multiples were based on its review of the characteristics that in its judgment would have applied to Coast Casinos if it were a publicly traded company. The discount rates for Boyd Gaming were based on Deutsche Bank’s judgment of the estimated weighted average cost of Boyd Gaming’s capital and the EBITDA multiples were based on its review of the trading characteristics of Boyd Gaming.

Deutsche Bank observed that the implied value of Coast Casinos common stock based on the discounted cash flow analysis ranged from $575 to $725 per share and compared that range of values to the notional merger consideration of $550 per share. Deutsche Bank also observed that the implied value of Boyd Gaming common stock based on the discounted cash flow analysis ranged from $18.50 to $22.25 per share and compared that range of values to the average trading price of Boyd Gaming common stock for the ten day period ended February 5, 2004, which was $16.77, and which forms the basis for the exchange ratio for stock consideration in the merger.

Pro Forma Combined Earnings Analysis. Deutsche Bank analyzed certain pro forma effects of the merger. Based on this analysis, Deutsche Bank computed the resulting accretion to Boyd Gaming’s earnings per share, or EPS, estimate for the fiscal years ending 2004 and 2005. Deutsche Bank noted that the merger would be 4.4% and 9.8% accretive to Boyd Gaming’s EPS estimate for the fiscal years ending 2004 and 2005, respectively. To calculate the pro forma earnings estimates, Deutsche Bank used forward estimates of projected financial performance for Boyd Gaming that were provided by Boyd Gaming management and forward estimates of projected financial performance for Coast Casinos that were prepared by the Coast Casinos’ management.

General. The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the Boyd Gaming board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Boyd Gaming board of directors as to the fairness to Boyd Gaming of the merger consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by Boyd Gaming’s management and Coast Casinos’ management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Boyd Gaming’s or Coast Casinos’ control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Boyd Gaming, Coast Casinos or their respective advisors, neither Boyd Gaming nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger were determined through negotiations between Boyd Gaming and Coast Casinos and were approved by the Boyd Gaming board of directors. Although Deutsche Bank provided advice to Boyd Gaming during the course of these negotiations, the decision to enter into the merger was solely that of the Boyd Gaming board of directors. As described above, the opinion and presentation of Deutsche Bank to the Boyd Gaming board of directors were only one of a number of factors taken into consideration by the Boyd Gaming board of directors in making its determination to approve the merger. Deutsche Bank’s opinion was provided to the Boyd Gaming board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any stockholder as to how to vote or take any other action with respect to the merger. Deutsche Bank’s opinion does not in any manner address the prices at which shares of Boyd Gaming common stock will trade after the announcement or consummation of the merger.

Boyd Gaming selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Boyd Gaming has retained Deutsche Bank pursuant to a letter agreement dated February 2, 2004, which is referred to as the “engagement letter.” Deutsche Bank will be paid a reasonable and customary fee for its services as financial advisor to Boyd Gaming in connection with the merger, a substantial portion of which is contingent upon consummation of the merger. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates, is referred to as the “DB Group.” One or more members of the DB Group have agreed to provide financing to Boyd Gaming in connection with the merger, some of which funds are expected to be used to pay off existing loans made by members of the DB Group to Coast Casinos and to Boyd Gaming. Regardless of whether the merger is consummated, Boyd Gaming has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s outside counsel and all of Deutsche Bank’s reasonable documented travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the engagement letter. Boyd Gaming has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the U.S. Federal securities laws arising out of its engagement or the merger.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. A member of the DB Group acted as co-manager under Coast Casinos’ February 2002 $125.0 million 9.50% senior subordinated notes issuance. A member of the DB Group acted as syndication agent under Coast Casinos’ September 2003 $300.0 million senior secured credit facility. In the foregoing capacities, Deutsche Bank has received an aggregate of $340,657.90 in compensation from Coast Casinos. A member of the DB Group acted as joint book-running manager under Boyd Gaming’s March 2002 $250.0 million 8.75% senior subordinated notes offering. A member of the DB Group acted as co-documentation agent under Boyd Gaming’s June 2002 $500.0 million senior secured credit facility. A member of the DB Group acted as joint book-running manager of Boyd Gaming’s December 2002 $300.0 million 7.75% senior subordinated notes offering. In the foregoing capacities, Deutsche Bank has received an aggregate of $2,827,170.50 in compensation from Boyd Gaming.

In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Boyd Gaming and Coast Casinos for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Opinion of Coast Casinos’ Financial Advisor

In connection with Banc of America Securities’ engagement as financial advisor to Coast Casinos, Coast Casinos requested that Banc of America Securities render an opinion to the Coast Casinos board of directors as to the fairness, from a financial point of view, to the Coast Casinos stockholders, other than Messrs. Gaughan, Herbst and Toti, of the merger consideration to be received by the stockholders, other than Messrs. Gaughan, Herbst and Toti, in the proposed merger. On February 6, 2004, Banc of America Securities delivered its oral opinion, which opinion was subsequently confirmed by delivery of its written opinion dated February 6, 2004, to the Coast Casinos board of directors that, as of that date and based upon and subject to the various assumptions and limitations summarized below, the merger consideration to be received by the Coast Casinos stockholders, other than Messrs. Gaughan, Herbst and Toti, in the proposed merger was fair from a financial point of view to the Coast Casinos stockholders, other than Messrs. Gaughan, Herbst and Toti.

The full text of Banc of America Securities’ written opinion, dated February 6, 2004, is attached as Annex C to this joint proxy statement/prospectus. This opinion sets forth the assumptions made, procedures followed, other matters considered and limitations of the review undertaken. We incorporate the Banc of America Securities opinion in its entirety into this document and this section by reference and urge you to read the opinion carefully and in its entirety. This section is only a summary of the Banc of America Securities opinion and as a summary is qualified by reference to, and not a substitute for, the full text of the opinion.

Banc of America Securities’ analyses and opinion were prepared for and addressed to the Coast Casinos board of directors and are directed only to the fairness from a financial point of view to the Coast Casinos stockholders, other than Messrs. Gaughan, Herbst and Toti, of the merger consideration to be received by the Coast Casinos stockholders, other than Messrs. Gaughan, Herbst and Toti, in the proposed merger and do not constitute an opinion as to the merits of the merger or an opinion or recommendation as to how the stockholders of Coast Casinos and Boyd Gaming should vote on the proposed merger.

In furnishing its opinion, Banc of America Securities did not admit that it is an “expert” as that term is used in the Securities Act of 1933, as amended, nor did Banc of America Securities admit that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Statements to that effect are included in the Banc of America Securities opinion.

In arriving at its opinion, Banc of America Securities:

•	reviewed certain publicly available financial statements and other business and financial information of Coast Casinos and Boyd Gaming, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Coast Casinos and Boyd Gaming, respectively;

•	analyzed certain financial forecasts prepared by the managements of Coast Casinos and Boyd Gaming, respectively;

•	reviewed and discussed with senior executives of Coast Casinos and Boyd Gaming their views of certain strategic, financial and operational benefits anticipated from the merger;

•	discussed the past and current operations, financial condition and prospects of Coast Casinos with senior executives of Coast Casinos and discussed the past and current operations, financial condition and prospects of Boyd Gaming with senior executives of Boyd Gaming;

•	reviewed the pro forma impact of the merger on Boyd Gaming’s earnings per share, cash flow, consolidated capitalization and financial ratios;

•	reviewed the reported prices and trading activity for Boyd Gaming common stock;

•	compared the financial performance of Coast Casinos and Boyd Gaming and the prices and trading activity of Boyd Gaming common stock with that of certain other publicly traded companies Banc of America Securities deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions Banc of America Securities deemed relevant;

•	participated in discussions among representatives of Coast Casinos and Boyd Gaming and their financial and legal advisors;

•	reviewed the February 6, 2004 draft of the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

In conducting its review and arriving at its opinion, Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by it for the purposes of the opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Banc of America Securities assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of Coast Casinos and Boyd Gaming. Banc of America Securities did not make any independent valuation or appraisal of the assets or liabilities of Coast Casinos or Boyd Gaming, nor was Banc of America Securities furnished with any such appraisals.

Banc of America Securities assumed that the final executed merger agreement would not differ in any material respect from the draft agreement reviewed by it, and that the merger would be consummated as provided in the draft agreement, with full satisfaction of all covenants and conditions set forth in the draft agreement and without any waivers thereof. Banc of America Securities also assumed that in connection with the receipt of the regulatory approvals required to consummate the merger, no conditions would be imposed upon Coast Casinos or Boyd Gaming that would have a material adverse effect on Boyd Gaming, Coast Casinos or the benefits expected to be derived by the merger.

As is customary in the rendering of fairness opinions, Banc of America Securities based its opinion on financial, economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, February 6, 2004. It was understood that, although subsequent developments may affect Banc of America Securities’ opinion, Banc of America Securities does not have any obligation to update, revise or reaffirm its opinion. Banc of America Securities’ opinion did not address the prices at which the common stock of Boyd Gaming will trade following the execution of the merger agreement or consummation of the merger. Banc of America Securities was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Coast Casinos or any other alternative transaction. Consequently, no opinion was expressed as to whether any alternative transaction might produce consideration for the Coast Casinos stockholders in an amount in excess of that contemplated in the merger. The opinion of Banc of America Securities expressed in its opinion letter was provided for the benefit and use of the Coast Casinos board of directors. Banc of America Securities expressed no opinion or recommendation as to how the stockholders of Coast Casinos and Boyd Gaming should vote at the stockholders’ meetings held in connection with the merger.

In accordance with customary investment banking practice, Banc of America Securities employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Banc of America Securities utilized in providing its opinion. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Banc of America Securities more fully, you should read the tables together with the related text. The tables alone do not constitute a complete description of the financial analyses utilized by Banc of America Securities.

Analysis of Selected Publicly Traded Companies

Using publicly available and other information, Banc of America Securities compared selected historical and projected operating and financial data of Coast Casinos and Boyd Gaming with similar data for selected publicly traded companies engaged in businesses that Banc of America Securities judged to be generally comparable to those of Coast Casinos and Boyd Gaming. These companies were:

•	Station Casinos, Inc.

•	Pinnacle Entertainment, Inc.

•	Boyd Gaming Corporation

•	Penn National Gaming, Inc.

•	Aztar Corporation

•	Argosy Gaming Company

•	Ameristar Casinos, Inc.

•	Isle of Capri Casinos, Inc.

For each of these companies, Banc of America Securities calculated the multiple of enterprise value, which Banc of America Securities defined as diluted equity market value (calculated using the treasury method) plus total debt, less cash and cash equivalents, to estimated 2003 EBITDA and projected 2004 EBITDA. Banc of America Securities also calculated the multiple of price per share to estimated 2003 earnings per share and projected 2004 earnings per share. The calculations yielded the ranges as set forth below.

	Enterprise Value/2003E EBITDA	Enterprise Value/2004P EBITDA	2003 P/E	2004 P/E
High	11.3	9.7	28.0	20.1
Median	7.8	6.7	14.3	12.7
Low	6.1	5.7	12.1	11.1

Banc of America Securities then selected a range of 6.0x to 7.0x for 2004P EBITDA and a range of 11.0x to 15.0x for 2004P earnings per share, and applied these multiples to the respective operating statistics of Coast Casinos and Boyd Gaming. This analysis yielded an implied value for Coast Casinos common stock of approximately $400 to $530 per share, and an implied trading value for Boyd Gaming common stock of approximately $13.50 to $18.25 per share.

Although the selected companies were used for comparative purposes, none of such companies is directly comparable to Coast Casinos or Boyd Gaming. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the companies or Coast Casinos or Boyd Gaming or of the companies to which they are being compared.

Analysis of Selected Transactions

Banc of America Securities analyzed publicly available financial information relating to selected merger transactions in the gaming industry, which Banc of America Securities deemed relevant in evaluating the merger. Banc of America Securities analyzed the following transactions:

Acquiror	Target
Colony Capital Inc.	Harvey’s Casino Resorts
CSM NV	Bally Entertainment Corp.
Harrah’s Entertainment, Inc.	Horseshoe Gaming, L.L.C.
Harrah’s Entertainment, Inc.	Harvey’s Casino Resorts
Harrah’s Entertainment, Inc.	Players International Inc.
Hollywood Park Inc.	Boomtown, Inc.
Hollywood Park Inc.	Casino Magic Corp
Horseshoe Gaming, L.L.C.	Empress Entertainment, Inc.
Isle of Capri Casinos, Inc.	Lady Luck Gaming Corp
ITT Corp.	Caesar’s World Inc.
MGM Grand Inc.	Mirage Resorts Inc.
MGM Grand Inc.	Primadonna Resorts Inc.,
Park Place Entertainment Corp.	Caesar’s World Inc.
Penn National Gaming, Inc	Hollywood Casino Corp.

Banc of America Securities reviewed the consideration paid in the selected transactions based, in the case of transactions in which the consideration was stock, on stock prices on the day prior to the announcement of the transaction, and then calculated multiples of total enterprise value represented by that consideration to the LTM EBITDA of the target company. Banc of America Securities applied a range of multiples of 6.5x to 7.5x to the 2003E EBITDA of Coast Casinos and Boyd Gaming. This analysis yielded an implied value for Coast Casinos common stock of approximately $405 to $510 per share, and an implied trading value for Boyd Gaming common stock of approximately $9.50 to $13.25.

Although the selected transactions were used for comparative purposes, none of these transactions is directly comparable to the merger, and none of the companies in such transactions is directly comparable to Coast Casinos or Boyd Gaming. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of Coast Casinos, Boyd Gaming or of the selected companies to which they are being compared.

Discounted Cash Flow Analysis

Banc of America Securities performed discounted cash flow analyses to determine the fully diluted equity value per share for each of Coast Casinos and Boyd Gaming by valuing each company based on the present value of that company’s projected free cash flows, assuming no debt obligations. In conducting this analysis, Banc of America Securities used cash flow projections of Coast Casinos and Boyd Gaming for fiscal years 2003 to 2008 prepared by their respective managements and Banc of America Securities assumed that the companies would perform in accordance with these projections.

Banc of America Securities first estimated the terminal values of the projected cash flows by applying a multiple of 2008 EBITDA, ranging from 6.5x to 7.5x. Banc of America Securities then calculated the present value of the projected cash flows for five years using discount rates ranging from 8% to 10% for Coast Casinos and 7% to 8% for Boyd Gaming. Based on the results of this analysis, Banc of America Securities derived a range of equity values of between $445 and $630 per share for Coast Casinos common stock, and a range of equity values of between $15.75 and $21.50 per share for Boyd Gaming common stock.

General

The summary set forth above does not purport to be a complete description of all the analyses performed by Banc of America Securities. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description.

Banc of America Securities did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Banc of America Securities believes, and has advised the Coast Casinos board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion.

In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Coast Casinos and Boyd Gaming. These analyses performed by Banc of America Securities are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and none of Coast Casinos and Boyd Gaming, Banc of America Securities or any other person assumes responsibility if future results are materially different from those projected.

As mentioned above, the analyses supplied by Banc of America Securities and its opinion were among the factors taken into consideration by the Coast Casinos board of directors in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

Banc of America Securities was selected by the Coast Casinos board of directors to act as its financial advisor in connection with the merger, and to render an opinion to Coast Casinos board of directors, because Banc of America Securities is an internationally recognized investment banking firm and because, as part of its investment banking business, Banc of America Securities is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Banc of America Securities or its affiliates have provided and may in the future provide financial advisory and financing services to Coast Casinos and Boyd Gaming and have received or may in the future receive fees for the rendering of these services. Bank of America, N.A., an affiliate of Banc of America Securities, serves as agent bank and is a lender under Coast Casinos’ senior credit facility and is a lender under Boyd Gaming’s senior credit facility and has received fees for the rendering of such services. In the ordinary course of its businesses, Banc of America Securities and its affiliates may actively trade the debt and equity securities or loans of Coast Casinos and Boyd Gaming for its own account or for the accounts of customers, and, accordingly, it may at any time hold long or short positions in such securities or loans.

Coast Casinos has agreed to pay Banc of America Securities a fee of $5,625,000 for its services, a portion of which was contingent upon the rendering of an opinion and a significant portion of which is contingent upon the consummation of the merger. Coast Casinos has also agreed to reimburse Banc of America Securities for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of Banc of America Securities’ outside counsel), subject to a cap, and to indemnify Banc of America Securities against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Banc of America Securities, which are customary in transactions of this nature, were negotiated at arm’s length between Coast Casinos and Banc of America Securities, and the Coast Casinos board of directors was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to Banc of America Securities is contingent upon consummation of the merger.

Interests of Coast Casinos’ Directors and Executive Officers in the Merger

In considering the recommendation of the Coast Casinos board of directors to approve the merger agreement, Coast Casinos stockholders should consider that some of Coast Casinos’ directors and officers have interests in the merger that differ from, or are in addition to, their interests as Coast Casinos stockholders. The Coast Casinos board of directors was aware of these interests and considered them, among other matters, in approving the merger and adopting the merger agreement.

As a result of these interests, these directors and officers could be more likely to vote to approve the merger agreement than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of Coast Casinos’ other stockholders. Coast Casinos stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the approval of the merger agreement.

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Merger Consideration for Michael J. Gaughan and Franklin Toti. The merger agreement provides that, in connection with the merger, each share of Coast Casinos common stock held by Messrs. Gaughan and Toti will be converted into the right to receive 32.8025 shares of Boyd Gaming common stock. As a result, unlike other Coast Casinos stockholders, the entire merger consideration to be received by

Messrs. Gaughan and Toti will consist entirely of Boyd Gaming common stock. While the receipt of merger consideration consisting entirely of Boyd Gaming common stock will subject Messrs. Gaughan and Toti to the risk of any decrease in the value of Boyd Gaming common stock between the date of the merger agreement and the effective time of the merger, it will also allow them to participate in any increase in the value of Boyd Gaming common stock during that period and subsequent to the merger. In addition, since the merger consideration to be received by Messrs. Gaughan and Toti in the merger consists entirely of Boyd Gaming common stock, the merger will be a tax-free transaction from the perspective of Messrs. Gaughan and Toti.

•	Merger Consideration for Jerry Herbst. The merger agreement provides that, in connection with the merger, each share of Coast Casinos common stock held by Mr. Herbst will be converted into the right to receive $550 in cash. As a result, unlike other Coast Casinos stockholders, the entire merger consideration to be received by Mr. Herbst will consist entirely of cash, allowing Mr. Herbst to avoid the risk of any decrease in the value of Boyd Gaming common stock between the date of the merger agreement and the effective time of the merger.

•	Post-Merger Board Membership. In connection with the merger, the members of the Coast Casinos board of directors, with the exception of Mr. Gaughan, will not serve as directors on the board of directors of the new Coast Casinos, Inc., which will operate as a wholly owned subsidiary of Boyd Gaming. Under the terms of the merger agreement, however, Boyd Gaming has agreed to include Mr. Gaughan and two other people who Mr. Gaughan designates and who are satisfactory to Boyd Gaming as directors on the Boyd Gaming board of directors. One such designee, Peter M. Thomas, is being proposed as a nominee for the Boyd Gaming board of directors at the Boyd Gaming Meeting, and Mr. Gaughan and his other designee will become directors of Boyd Gaming after the closing date of the merger and after the receipt of all necessary regulatory approvals. See Chapter II—Information About the Boyd Gaming Annual Meeting and Other Proposals.

•	Assumption and Cash-Out of Employee Stock Options. Harlan Braaten, the President and Chief Operating Officer of Coast Casinos, and Gage Parrish, the Vice President and Chief Financial Officer of Coast Casinos, have received stock options under Coast Casinos’ 1996 Stock Incentive Plan. Under the terms of the merger agreement, Boyd Gaming has agreed to assume the obligations of Coast Casinos under its 1996 Stock Incentive Plan, except for any Coast Casinos stock option that is not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code. In connection with the merger, each such incentive stock option will be adjusted into an option to acquire 32.8025 shares of Boyd Gaming common stock at an exercise price of $3.04855 per share. Each such non-qualifying stock option will be canceled immediately prior to the merger and the holder thereof will be entitled to receive an amount in cash equal to the excess of $550 over the per share exercise price of such non-qualifying option. As a result of the operation of these provisions, Mr. Braaten is expected to receive $12,336,750 for the cancellation of his non-qualifying stock options and new options to purchase approximately 98,407 shares of Boyd Gaming common stock at an exercise price of $3.04855 per share, and Mr. Parrish is expected to receive $900,000 for the cancellation of his non-qualifying stock options and new options to purchase approximately 98,407 shares of Boyd Gaming common stock at an exercise price of $3.04855 per share. For a complete description of the treatment of Coast Casinos employee stock options in the merger, see “The Merger Agreement—Coast Casinos Stock Options and Benefit Plans—Coast Casinos Stock Options.”

•	Employment Arrangements. Messrs. Gaughan, Toti, Braaten and Parrish will be employed by Boyd Gaming upon consummation of the merger and, after the effective time of the merger, Messrs. Gaughan, Toti, Braaten and Parrish will continue to run the operations of the new Coast Casinos, Inc.

•

Indemnification. The merger agreement provides that, after the effective time of the merger, Boyd Gaming will, to the fullest extent permitted by law, cause the new Coast Casinos, Inc. to honor all of Coast Casinos’ obligations to indemnify the current or former directors and officers of Coast Casinos for acts or omissions by such directors and officers occurring prior to the effective time of the merger, to the extent that such obligations of Coast Casinos existed on the date of the merger agreement. Boyd

Gaming has agreed to maintain in effect the current Coast Casinos’ policies of directors’ and officers’ liability insurance for a period of six years after the effective time of the merger. However, Boyd Gaming will not be obligated to make annual premium payments in excess of 175% of the annual premiums paid by Coast Casinos as of the date of the merger agreement, which is referred to as the “maximum premium.” If the insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the maximum premium, Boyd Gaming will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the maximum premium. For a complete description of the indemnification rights of Coast Casinos’ directors and officers after the effective time of the merger, see “The Merger Agreement—Indemnification.”

Stockholders Agreement

On February 6, 2004, as an inducement to Boyd Gaming entering into the merger agreement, Boyd Gaming entered into a stockholders agreement with Messrs. Gaughan, Herbst and Toti, who, as of that date, owned in the aggregate approximately 56% of the outstanding shares of Coast Casinos common stock. Pursuant to the stockholders agreement, each of the stockholders party to the stockholders agreement has agreed to vote, or cause to be voted, the shares of Coast Casinos common stock owned by him in favor of the approval of the merger agreement and the merger. In addition, each of the stockholders party to the stockholders agreement has agreed to vote, or cause to be voted, the shares of Coast Casinos common stock owned by him against, and to not consent to, and cause those shares not to be consented to, any of the following:

•	any merger agreement or merger, other than the merger agreement entered into by Coast Casinos with Boyd Gaming and the merger of Coast Casinos with and into BGC, Inc., or any consolidation, combination, sale of substantial assets, joint venture, binding share exchange, reorganization, recapitalization, dissolution, liquidation or winding up of or by Coast Casinos;

•	any takeover proposal for Coast Casinos, as defined below under “The Merger Agreement—No Solicitation”; or

•	any amendment of the articles of incorporation or by-laws of Coast Casinos or other proposal, action or transaction involving Coast Casinos or any of its stockholders, which amendment or other proposal, action or transaction would reasonably be expected to in any manner impede, frustrate, interfere with, delay, prevent or nullify any provision of the merger agreement, the merger or any other transaction contemplated by the merger agreement or the consummation of the transactions contemplated by the stockholders agreement, or change in any manner the voting rights of any class of capital stock of Coast Casinos.

The stockholders party to the stockholders agreement have agreed not to take any action inconsistent with the agreements described in the immediately preceding sentence. In addition, pursuant to the stockholders agreement, each of the stockholders party to the stockholders agreement has granted to Boyd Gaming an irrevocable proxy to vote all of his shares of Coast Casinos common stock in the manner described in the immediately preceding paragraph.

The stockholders agreement also provides, among other things, that each of the stockholders party to the stockholders agreement will not:

•	sell, transfer, pledge, assign or otherwise dispose of, or consent to or permit any sale, transfer, pledge, assignment or other disposition, or enter into a contract, option or other arrangement with respect to any sale, transfer, pledge, assignment or other disposition of any of his shares of Coast Casinos common stock or any interest in those shares, to any person, except by operation of law in the merger;

•	enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to his shares of Coast Casinos common stock, other than the stockholders agreement; or

•	take any action which would, or could reasonably be expected to, result in a diminution of the voting power represented by any of his shares of Coast Casinos common stock.

The stockholders party to the stockholders agreement have agreed not to commit or agree to take any of the actions described in the immediately preceding paragraph. In addition, the stockholders party to the stockholders agreement have agreed to waive any rights to dissent from the merger and to not commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Coast Casinos or any of its respective successors relating to the negotiation, execution and delivery of the stockholders agreement or the merger agreement or the consummation of the merger or any of the other transactions contemplated in the stockholders agreement or the merger agreement.

In addition, each of Messrs. Gaughan and Toti have agreed to enter into an additional stockholders agreement with Boyd Gaming and William S. Boyd regarding certain restrictions on the transfer of the shares of Boyd Gaming common stock to be received by him in the merger, including a right of first offer with respect to those shares of Boyd Gaming common stock in favor of Boyd Gaming first and then Mr. Boyd. Notwithstanding the foregoing, each of Messrs. Gaughan and Toti will be permitted to transfer the shares of Boyd Gaming common stock to be received by him in the merger to certain permitted transferees, including his estate.

The stockholders agreement will terminate upon the earliest of:

•	the effective time of the merger;

•	the termination of the merger agreement:

—	by mutual written consent of Boyd Gaming, BGC, Inc. and Coast Casinos;

—	by either Boyd Gaming or Coast Casinos if any governmental entity issues an order, decree or ruling or takes any other action, which action has become final and nonappealable, permanently enjoining, restraining or otherwise prohibiting the merger;

—	by either Boyd Gaming or Coast Casinos if the Boyd Gaming stockholders fail to approve the issuance of shares of Boyd Gaming common stock in the merger at the Boyd Gaming Meeting;

—	by Boyd Gaming if the aggregate number of shares of Boyd Gaming common stock required to be issued by Boyd Gaming in the merger in accordance with the terms described under “The Merger Agreement—Consideration to be Received in the Merger” would exceed 7,837,077 shares of Boyd Gaming common stock; or

—	by Coast Casinos if Boyd Gaming breaches or fails to perform in any material respect any of its representations, warranties or covenants in the merger agreement, which breach or failure to perform would give rise to a failure of a condition set forth in the merger agreement and which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Boyd Gaming of such breach;

provided	that Coast Casinos is not in breach of any of its obligations under the merger agreement and none of the stockholders party to the stockholders agreement are in breach of any of their obligations under the stockholders agreement; and

•	two years after the date of the stockholders agreement.

Governmental and Regulatory Matters

United States Antitrust

Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission, which is referred to as the “FTC,” certain acquisition transactions may not be consummated unless information has been furnished to the Antitrust Division of the United States Department of Justice, which is referred to as the “Antitrust Division,” and the FTC and waiting period requirements have been satisfied. The merger is subject to these requirements. Pursuant to the requirements of the HSR Act, Boyd Gaming completed the filing of the required Notification and Report Forms, which are referred to as the “Forms,” with the Antitrust Division and the

FTC on March 5, 2004. Coast Casinos filed the Forms on March 5, 2004. Early termination of the statutory waiting period applicable to the merger pursuant to the HSR Act was granted by the FTC, effective as of March 17, 2004.

The Antitrust Division and the FTC frequently scrutinize the legality of transactions under the antitrust laws. At any time before or after the consummation of any such transaction, the Antitrust Division or the FTC could, notwithstanding termination of the waiting period, take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of Boyd Gaming’s or Coast Casinos’ assets. Private parties and State Attorneys General may also bring legal actions under the antitrust laws. Boyd Gaming is not obligated under the merger agreement to take specified actions, including disposing any of its assets or limiting its freedom of action with respect to any of its businesses, in order to obtain any consents, approvals, permits or authorizations or to remove any impediments to the merger relating to the HSR Act or other antitrust regulations. If, as a result of any such inaction on the part of Boyd Gaming, any necessary consent or approval is not obtained, each of Boyd Gaming and Coast Casinos will have the right to terminate the merger agreement. See “The Merger Agreement—Termination.”

Boyd Gaming and Coast Casinos do not believe that the merger will violate U.S. Federal antitrust laws.

Gaming Regulation

The gaming operations of each of Boyd Gaming and Coast Casinos are subject to extensive regulation, and each of Boyd Gaming, Coast Casinos and their respective subsidiaries hold registrations, approvals, gaming licenses or permits in each jurisdiction in which it operates gaming activities. In each such jurisdiction, certain regulatory requirements must be complied with and/or certain approvals must be obtained in connection with the merger. Boyd Gaming’s and Coast Casinos’ respective obligations to consummate the merger are conditioned upon all necessary gaming regulatory approvals and authorizations having been obtained. See “Risk Factors—Risks Relating to the Merger—Delay in regulatory approvals will delay and possibly prevent the merger.”

The following is only a summary of the various applicable gaming regulatory requirements with respect to the merger and the respective operations of Boyd Gaming and Coast Casinos. For a complete description of such regulatory requirements, see “Governmental Gaming Regulation” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for Boyd Gaming and “Nevada Regulation and Licensing” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for Coast Casinos. See Chapter IV—Additional Information. The failure to obtain the required approval of the merger and the issuance of shares of Boyd Gaming common stock or the failure to comply with the procedural requirements prescribed by any applicable gaming regulatory authority or the failure of Boyd Gaming or Coast Casinos to qualify or make disclosures or applications as required under the laws and regulations of any applicable gaming regulatory authority, in each case as described below or in the information incorporated by reference in this joint proxy statement/prospectus, may result in the loss of license or denial of application for licensure in any such jurisdiction.

Nevada Regulatory Approval. Boyd Gaming has filed an application with the Nevada State Gaming Control Board, which is referred to as the “Nevada Control Board,” for approval of the acquisition of control of Coast Casinos and will file related applications with all appropriate local jurisdictions. Nevada is the sole state jurisdiction in which Coast Casinos conducts gaming and Nevada therefore has primary jurisdiction for approval of the merger.

As described below, changes in control of Coast Casinos through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby control is obtained, may not occur without the prior approval of the Nevada Gaming Commission, which is referred to as the “Nevada Commission,” acting upon the recommendation of the Nevada Control Board. Entities seeking to acquire control of a registered, publicly traded gaming corporation must satisfy the Nevada Control Board and the Nevada Commission in a variety of stringent standards prior to assuming control of such registered, publicly traded gaming corporation. The Nevada Commission may also require controlling stockholders, executive officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed or found suitable as part of the approval process relating to the transaction. The merger requires the prior approval of the Nevada Commission.

The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder, which are referred to collectively as the “Nevada Act,” and various local regulations. Boyd Gaming’s and Coast Casinos’ gaming operations are subject to the licensing and regulatory control of the Nevada Commission, the Nevada Control Board, the Cities of Las Vegas and Henderson, and the Clark County Liquor and Gaming Licensing Board. The Nevada Commission, the Nevada Control Board, the Cities of Las Vegas and Henderson, and the Clark County Liquor and Gaming Licensing Board are collectively referred to as the “Nevada Gaming Authorities.”

Boyd Gaming has been registered by the Nevada Commission as a publicly traded corporation found suitable to own the stock of California Hotel and Casino. California Hotel and Casino is licensed by the Nevada Gaming Commission and various of the local regulatory authorities to operate non-restricted gaming activities at the California and Sam’s Town Hotel, Gambling Hall and Bowling Center, which is located in Las Vegas, Nevada, and is additionally registered as a holding corporation approved by the Nevada Commission and various local regulatory authorities to own the stock of Mare-Bear, Inc., the operator of the Stardust Resort and Casino, which is located in Las Vegas, Nevada, Sam-Will, Inc., the operator of the Fremont, Eldorado, Inc., the operator of the Eldorado Casino and Jokers Wild Casino, each of which is located in Henderson, Nevada, and M.S.W., Inc., the operator of Main Street Station. Similarly, Coast Casinos has been registered as a publicly traded corporation and found suitable by the Nevada Commission and various local regulatory authorities to own the stock of Coast Hotels. Coast Hotels is licensed and approved by the Nevada Gaming Authorities to own and operate each of the Gold Coast, the Barbary Coast, The Orleans, the Suncoast, and to conduct non-restricted gaming operations (sports pool only) at the Union Plaza Hotel and Casino and at Renata’s Club-Sports Pool. All of the foregoing are hereinafter collectively referred to as the “Gaming Subsidiaries.” The gaming licenses held by each of the respective Gaming Subsidiaries require the payment of fees and taxes and are not transferable. Each of Boyd Gaming and Coast Casinos is registered by the Nevada Commission as a publicly traded corporation and, as such, is required periodically to submit detailed financial and operating reports to the Nevada Commission and to furnish any other information which the Nevada Commission may require. Each of Boyd Gaming and Coast Casinos has obtained from the Nevada Gaming Authorities the various registrations, approvals, findings of suitability, permits and licenses required in order to engage in gaming activities in Nevada.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, Boyd Gaming, Coast Casinos or the Gaming Subsidiaries in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors, and certain key employees of Boyd Gaming, Coast Casinos and the Gaming Subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors, and key employees who are actively and directly involved in gaming activities of Boyd Gaming or Coast Casinos may be required to be licensed or found suitable by the Nevada Gaming Authorities. Mr. Gaughan will be required to be individually found suitable to own the stock of Boyd Gaming that he will acquire in the merger, and as an executive and director of Boyd Gaming. The Nevada Gaming Authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with Boyd Gaming, Coast Casinos or the Gaming Subsidiaries, that entity would have to sever all relationships with such person. In addition, the Nevada Gaming Commission may require Boyd Gaming, Coast Casinos or the Gaming Subsidiaries to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

Neither Boyd Gaming nor Coast Casinos may make a public offering of its securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire, or finance gaming facilities in Nevada, or retire or extend obligations incurred for such purposes. The Nevada Commission has previously granted Boyd Gaming approval to make offerings for a period through September 2005, subject to certain conditions, which is referred to as the “Boyd Gaming Shelf Approval.” However, the Boyd Gaming Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Control Board. Such approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Control Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful. The issuance of Boyd Gaming common stock in connection with the acquisition of control of Coast Casinos will be made pursuant to the Boyd Gaming Shelf Approval.

Additional Gaming Regulations. Boyd Gaming is also subject to a variety of gaming regulations in the other jurisdictions in which it operates, which include Illinois, Indiana, Louisiana, Mississippi and New Jersey. Certain of the gaming regulatory authorities in these jurisdictions may require approval of certain aspects of the merger and the other transactions contemplated by the merger agreement, either prior to or after the effective date of the merger, including, without limitation:

•	in Illinois, prior approval of the financing of the merger and approval of Mr. Gaughan as a holder of 5% or more of the shares of Boyd Gaming common stock following the consummation of the merger;

•	in Indiana, notification of the offering of shares of Boyd Gaming common stock in the merger, prior approval of the financing of the merger and approval of Mr. Gaughan as a holder of 5% or more of the shares of Boyd Gaming common stock following the consummation of the merger;

•	in Louisiana, prior approval of the financing of the merger, of Mr. Gaughan as a holder of 5% or more of the shares of Boyd Gaming common stock and, subsequent to their appointment, of Mr. Gaughan and his two designees to the Boyd Gaming board of directors;

•	in Mississippi, approval of the financing of the merger and a finding of suitability of Mr. Gaughan as a holder of 5% or more of the shares of Boyd Gaming common stock following the consummation of the merger; and

•	in New Jersey, qualification of Mr. Gaughan as a holder of 5% or more of the shares of Boyd Gaming common stock and qualification of any new members of the Boyd Gaming board of directors following consummation of the merger; provided, however, if the merger is consummated prior to the New Jersey re-licensing of Marina District Development Company, LLC, owner of 50% of Borgata Hotel & Casino, which is expected in June, such qualification must be completed on or before such re-licensing.

A full description of these gaming regulations can be found under “Governmental Gaming Regulation” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for Boyd Gaming, which is incorporated by reference into this joint proxy statement/prospectus. See Chapter IV—Additional Information.

Boyd Gaming intends to make all filings with the appropriate regulatory authorities and take all other actions necessary, in each case in a timely manner, to obtain the approvals necessary under all applicable gaming regulations in each of these jurisdictions in order to consummate the merger and the other transactions contemplated by the merger agreement.

U.S. Federal Income Tax Consequences of the Merger

The following discussion is the opinion of Cravath, Swaine & Moore LLP and Gibson, Dunn & Crutcher LLP, advisors to Boyd Gaming and Coast Casinos, respectively, as to the material U.S. Federal income tax consequences of the merger to Coast Casinos stockholders. This discussion is based on the Internal Revenue Code, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the merger. This discussion applies only to Coast Casinos stockholders that hold their shares of Coast Casinos common stock, and will hold the shares of Boyd Gaming common stock, if any, received in exchange for their shares of Coast Casinos common stock, as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all U.S. Federal income tax consequences of the merger that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are:

•	dealers in securities;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	holders of shares of Coast Casinos stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	holders who have a “functional currency” other than the U.S. dollar;

•	holders who are foreign persons;

•	holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and

•	holders who acquired their shares of Coast Casinos common stock through stock option or stock purchase programs or otherwise as compensation.

In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction. Coast Casinos stockholders are urged to consult their own tax advisors as to specific tax consequences to them of the merger, including the applicability and effect of any state, local or foreign tax laws and of changes in applicable tax laws.

Cravath Swaine & Moore LLP and Gibson, Dunn & Crutcher LLP have issued opinions to Boyd Gaming and Coast Casinos, respectively, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code and that Boyd Gaming, BGC, Inc. and Coast Casinos will each be a party to that reorganization under Section 368(b) of the Internal Revenue Code. In addition, the obligations of Boyd Gaming and Coast Casinos to complete the merger are conditioned upon the reissuance of such opinions as of the closing date of the merger. These opinions of counsel have and will be given in reliance on customary representations of Boyd Gaming and Coast Casinos and assumptions as to certain factual matters. The opinions of counsel will not bind the courts or the Internal Revenue Service, nor will they preclude the Internal Revenue Service from adopting a position contrary to those expressed in the opinions. No assurance can be given that contrary positions will not successfully be asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. Neither Boyd Gaming nor Coast Casinos intends to obtain a ruling from the Internal Revenue Service with respect to the U.S. Federal income tax consequences of the merger.

The following are the material U.S. Federal income tax consequences to Coast Casinos stockholders who, consistent with the opinions of counsel referred to above, receive their cash and shares of Boyd Gaming common stock pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

The U.S. Federal income tax consequences of the merger to each Coast Casinos stockholder will vary depending on whether the Coast Casinos stockholder receives cash, shares of Boyd Gaming common stock or a combination of cash and stock in exchange for the stockholder’s shares of Coast Casinos common stock. At the time that a Coast Casinos stockholder who has the right to elect to receive cash or shares of Boyd Gaming common stock in the merger makes such an election, the stockholder will not know if, and to what extent, the proration procedures will alter the mix of consideration to be received. As a result, the tax consequences to each stockholder will not be ascertainable with certainty until the stockholder knows the precise amount of cash or shares of Boyd Gaming common stock that he or she will receive in the merger.

Holders who Exchange Shares of Coast Casinos Common Stock Solely for Cash. Holders of Coast Casinos common stock who exchange all their shares of Coast Casinos common stock solely for cash in the merger will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis of the shares of Coast Casinos common stock exchanged. The amount and character of gain or loss will be computed separately for each block of Coast Casinos common stock that was purchased by the holder. Any recognized gain or loss will be capital gain or loss and any such capital gain or loss will be long term if, as of the effective time of the merger, such stockholder has held the shares of Coast Casinos common stock for more than one year or will be short term if, as of the effective time of the merger, such stockholder has held the shares of Coast Casinos common stock for one year or less.

Holders who Exchange Shares of Coast Casinos Common Stock Solely for Boyd Gaming Common Stock. Holders of Coast Casinos common stock who exchange all of their shares of Coast Casinos common stock solely for shares of Boyd Gaming common stock in the merger will not recognize gain or loss for U.S. Federal income tax purposes, except with respect to cash, if any, they receive in lieu of a fractional share of Boyd Gaming common stock. Each holder’s aggregate tax basis in the Boyd Gaming common stock received in the merger will be the same as his or her aggregate tax basis in the Coast Casinos common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the Boyd Gaming common stock received in the merger by a holder of Coast Casinos common stock will include the holding period of Coast Casinos common stock that he or she surrendered in the merger. If a Coast Casinos stockholder has differing tax bases and/or holding periods in respect of the stockholder’s shares of Coast Casinos common stock, the stockholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of Boyd Gaming common stock that the stockholder receives.

Holders who Exchange Shares of Coast Casinos Common Stock for Boyd Gaming Common Stock and Cash. Coast Casinos stockholders who exchange shares of Coast Casinos common stock for a combination of shares of Boyd Gaming common stock and cash will recognize gain, but not loss, in the merger. The gain, if any, recognized will equal the lesser of:

•	the amount of cash received in the merger; and

•	the amount of gain realized in the merger.

The amount of gain that is realized in the merger will equal the excess of:

•	the sum of the cash plus the fair market value of the Boyd Gaming common stock received in the merger, over

•	the tax basis of the shares of Coast Casinos common stock surrendered in the merger.

For this purpose, a Coast Casinos stockholder must calculate gain or loss separately for each identifiable block of shares of Coast Casinos common stock that such stockholder surrenders pursuant to the merger, and a Coast Casinos stockholder cannot offset a loss recognized on one block of such shares of Coast Casinos common stock against a gain recognized on another block of such shares of Coast Casinos common stock. Any gain recognized generally will be treated as capital gain, except that if the stockholder receives cash in the merger, the stockholder’s gain could be treated as a dividend if the receipt of the cash has the effect of the distribution of a dividend for U.S. Federal income tax purposes under Sections 302 and 356 of the Internal Revenue Code. The aggregate tax basis in the Boyd Gaming common stock received pursuant to the merger, including the basis in any fractional share for which cash is received, will be equal to the aggregate tax basis in the Coast Casinos common stock surrendered in the merger, decreased by the amount of cash received and increased by the amount of gain, if any, recognized or any amount treated as a dividend. The holding period of the Boyd Gaming common stock received in the merger by a Coast Casinos stockholder will include the holding period of Coast Casinos common stock that he or she surrendered in exchange therefor. Cash received and gain realized in connection with the receipt of cash in lieu of a fractional share of common stock are not taken into account in making the computations of gain realized or recognized and basis in the shares received. Rather, such cash and gain are treated as described below.

The Receipt of Cash in Lieu of a Fractional Share. A holder of Coast Casinos common stock who receives cash in lieu of a fractional share of Boyd Gaming common stock will generally recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the Boyd Gaming common stock that is allocable to the fractional share. That gain or loss generally will constitute capital gain or loss.

Tax Consequences if the Merger Does Not Qualify as a Reorganization under Section 368(a) of the Internal Revenue Code. If the Internal Revenue Service determines successfully that the acquisition of Coast Casinos does not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, Coast Casinos stockholders would be required to recognize gain or loss with respect to each share of Coast Casinos common stock surrendered in the merger in an amount equal to the difference between:

•	the sum of the fair market value of any Boyd Gaming common stock and cash received in the merger; and

•	the tax basis of the shares of Coast Casinos common stock surrendered in exchange therefor.

The amount and character of gain or loss will be computed separately for each block of Coast Casinos common stock that was purchased by the Coast Casinos stockholder. A Coast Casinos stockholder’s aggregate tax basis in the Boyd Gaming common stock received in the merger would, in this case, equal its fair market value at the time of the closing of the merger, and the holding period for the Boyd Gaming common stock will begin the day after the closing of the merger.

If, as a result of a decline in the sale price of a share of Boyd Gaming common stock between the date of the merger agreement and the anticipated closing date of the merger, the number of shares of Boyd Gaming common stock required to be issued in the merger to the minority stockholders to ensure that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code exceeds 7,837,077 shares of Boyd Gaming common stock, then Boyd Gaming will have the right to terminate the merger agreement. For a full description of the adjustment of merger consideration for tax reasons, including a description of Boyd Gaming’s right to terminate the merger agreement, see “The Merger Agreement—Consideration to be Received in the Merger—Adjustments to the Merger Consideration and Proration” and “The Merger Agreement—Termination.”

Information Reporting and Backup Withholding. Certain U.S. stockholders may be subject to information reporting with respect to the cash received in exchange for Coast Casinos common stock, including cash received in lieu of a fractional share interest in shares of Boyd Gaming common stock. U.S. stockholders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. stockholder’s U.S. Federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Dissenters’ Rights of Coast Casinos Stockholders

Under Chapter 92A of the NRS, dissenters’ rights are available to a corporation’s stockholders in connection with certain mergers and consolidations. A Coast Casinos stockholder who follows the procedures specified in NRS Sections 92A.300 through 92A.500, inclusive, is entitled to dissent from the merger and obtain payment of the fair value of his or her shares of Coast Casinos common stock in lieu of the merger consideration. In order to exercise dissenters’ rights, a stockholder must demand and perfect the rights in accordance with NRS Chapter 92A. The following summarizes provisions of Chapter 92A of the NRS regarding dissenters’ rights that would be applicable in connection with the merger. This discussion is qualified in its entirety by reference to NRS Sections 92A.300 to 92A.500, inclusive. Annex D to this joint proxy statement/prospectus contains a copy of NRS Sections 92A.300 through 92A.500, inclusive. If you fail to take any action required by Nevada law, your rights to dissent in connection with the merger will be waived or terminated.

If a Coast Casinos stockholder elects to exercise his or her dissenters’ rights, the stockholder must:

•	file with Coast Casinos, prior to the vote seeking approval of the merger agreement and the merger, a written notice of the stockholder’s intent to demand payment for his or her shares if the merger is effectuated; and

•	not vote in favor of approving the merger agreement and the merger.

A beneficial stockholder of Coast Casinos stock may assert dissenters’ rights as to shares held on the stockholder’s behalf only if the stockholder submits to Coast Casinos the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenters’ rights and the beneficial stockholder does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has the power to direct the vote. A stockholder of record may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the stockholder dissents with respect to all shares beneficially owned by any one person and notifies Coast Casinos in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenters’ rights. The rights of a partial dissenter under NRS Chapter 92A are determined as if the Coast Casinos shares as to which the stockholder of record dissents and such stockholder’s other Coast Casinos shares were registered in the names of different stockholders.

A Coast Casinos stockholder who satisfies the requirements of the two preceding paragraphs is referred to as a “dissenter.” All notices of intent to demand dissenters’ rights should be addressed to Coast Casinos, Attn: Corporate Secretary at 4500 West Tropicana Avenue, Las Vegas, Nevada 89103, before the vote is taken on the merger agreement and the merger at the Coast Casinos Meeting, and should be executed by, or on behalf of, the holder of record. Such demand reasonably must inform Coast Casinos of the identity of the stockholder and that such stockholder intends to demand appraisal of such stockholder’s shares of Coast Casinos common stock. After the effective time of the merger, any notices or demands relating to dissenters’ rights should be sent to the new Coast Casinos, Inc., Attn: Corporate Secretary at 4500 West Tropicana Avenue, Las Vegas, Nevada 89103.

Within 10 days after the effective time of the merger, the new Coast Casinos, Inc. will send notice of the effective time of the merger and the availability of dissenters’ rights to each dissenter. The notice will:

•	state where the demand for payment must be sent and where and when certificates for Coast Casinos shares are to be deposited;

•	supply a form for demanding payment;

•	set a date by which the new Coast Casinos, Inc. must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

•	be accompanied by a copy of NRS Sections 92A.300 through 92A.500, inclusive.

A dissenter must, by the date set forth in the dissenter’s notice described above:

•	demand payment;

•	certify whether the stockholder or the beneficial owner on whose behalf the stockholder is dissenting, as the case may be, acquired beneficial ownership of the shares before the date of the first announcement to the news media or to the stockholders of the terms of the merger; and

•	deposit his or her certificates in accordance with the terms of the dissenter’s notice.

Coast Casinos stockholders who do not demand payment or deposit their certificates where required, each by the date set forth in the dissenter’s notice, will not be entitled to demand payment for their shares under Nevada law governing dissenters’ rights.

Within 30 days after receipt of a demand for payment, the new Coast Casinos, Inc. will pay each dissenter who complied with NRS Section 92A.440 the amount that the new Coast Casinos, Inc. estimates to be the fair value of the shares, plus accrued interest. The payment will be accompanied by:

•	Coast Casinos’ balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that fiscal year, a statement of changes in stockholders’ equity for that fiscal year and the latest available interim financial statements, if any;

•	a statement of the new Coast Casinos, Inc.’s estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s rights to demand payment under NRS Section 92A.480; and

•	a copy of NRS Sections 92A.300 through 92A.500, inclusive.

The new Coast Casinos, Inc. may elect to withhold payment from a dissenting stockholder if such stockholder became the beneficial owner of the shares on or after the date of the first announcement to the news media or to the stockholders of the proposed terms of the merger. To the extent the new Coast Casinos, Inc. elects to withhold payment, after effectuating the merger, it will estimate the fair value of the shares, plus accrued interest, and will offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of the stockholder’s demand. The new Coast Casinos, Inc. will send with its offer:

•	a statement of the new Coast Casinos, Inc.’s estimate of the fair value of the shares;

•	an explanation of how the interest was calculated; and

•	a statement of dissenters’ rights to demand payment pursuant to NRS Section 92A.480.

A dissenter may notify Coast Casinos in writing of the dissenter’s own estimate of the fair value of the shares and interest due, and demand payment of his or her estimate, less the new Coast Casinos, Inc.’s fair value payment, or, in the case where payment to an after-acquiring dissenter has been withheld, reject the offer for payment made by the new Coast Casinos, Inc. and demand payment of the fair value of the dissenter’s shares and interest due if the dissenter believes that the amount paid or offered is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated. A dissenter waives his right to demand such payment unless the dissenter notifies the new Coast Casinos, Inc. of his demand in writing within 30 days after the new Coast Casinos, Inc. made or offered payment for the dissenter’s shares.

If a demand for payment remains unsettled, the new Coast Casinos, Inc. will commence a proceeding within 60 days after receiving the demand for payment and petition the court of proper jurisdiction to determine the fair value of the shares of Coast Casinos common stock and accrued interest. If the new Coast Casinos, Inc. does not commence the proceeding within the 60-day period, it will be required to pay each dissenter whose demand remains unsettled the amount demanded.

Each dissenter who is made a party to the proceeding is entitled to a judgment:

•	for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the new Coast Casinos, Inc.; or

•	for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the new Coast Casinos, Inc. elected to withhold payment pursuant to Nevada law.

Under NRS Chapter 92A, the fair value of a dissenter’s shares of Coast Casinos common stock means the value of the shares immediately before the consummation of the merger, excluding any appreciation or depreciation in value in anticipation of the merger, unless excluding such appreciation or depreciation would be inequitable.

The court will determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court will assess the costs against the new Coast Casinos, Inc., except that the court may assess costs against all or some of the dissenters, in the amounts the court finds equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

•	against Coast Casinos and in favor of all dissenters if the court finds the new Coast Casinos, Inc. did not substantially comply with NRS Sections 92A.300 through 92A.500, inclusive; or

•	against either the new Coast Casinos, Inc. or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the dissenters’ rights provided by NRS Sections 92A.300 through 92A.500, inclusive.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the new Coast Casinos, Inc., the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

If a proceeding is commenced because the new Coast Casinos, Inc. did not pay each dissenter who complied with the procedures described by the Nevada dissenters’ rights statute the amount the new Coast Casinos, Inc. estimated to be the fair value of the shares, plus accrued interest, within 30 days after receipt of a valid demand for payment, the court may assess costs against the new Coast Casinos, Inc., except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding. The assessment of costs and fees, if any, may also be affected by Nevada law governing offers of judgment.

The foregoing summary of the rights of dissenting Coast Casinos stockholders does not purport to be a complete statement of such rights and the procedures to be followed by stockholders desiring to exercise any available dissenters’ rights. The preservation and exercise of dissenters’ rights require strict adherence to NRS Sections 92A.300 through 92A.500, inclusive, a copy of which is attached as Annex D to this joint proxy statement/prospectus.

Notwithstanding the foregoing, Messrs. Gaughan, Herbst and Toti have agreed in the stockholders agreement to waive any rights that they have to dissent from the merger, as described above under “—Stockholders Agreement.” In addition, the Boyd Gaming stockholders will not have dissenters’ rights under Nevada law as a result of the merger.

Plans for Coast Casinos After the Merger

After the effective time of the merger, Boyd Gaming anticipates that Coast Casinos will continue its current operations, except that it will cease to be an independently owned company and will instead be a wholly owned subsidiary of Boyd Gaming. After the effective time of the merger, the directors of BGC, Inc. immediately prior to the effective time of the merger, together with Mr. Gaughan, will become the directors of the new Coast Casinos, Inc., and the officers of Coast Casinos immediately prior to the effective time of the merger will become the officers of the new Coast Casinos, Inc., in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Except as set forth in this joint proxy statement/prospectus, neither Boyd Gaming nor, to the best of Boyd Gaming’s knowledge, any of its directors, executive officers or other affiliates had any transactions with Coast Casinos or any of its directors, executive officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this joint proxy statement/prospectus. Except as set forth in this joint proxy statement/prospectus, neither Coast Casinos, nor, to the best of Coast Casinos’ knowledge, any of its directors, executive officers or other affiliates had any transactions with Boyd Gaming or any of its directors, executive officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this joint proxy statement/prospectus. As of the date of this joint proxy statement/prospectus, Boyd Gaming does not own any shares of Coast Casinos common stock.

Accounting Treatment

Boyd will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America, which means that the assets and liabilities of Coast Casinos will be recorded, as of the completion of the merger, at their fair values and added to those of Boyd Gaming.

Deregistration of Coast Casinos Common Stock

Upon consummation of the merger, shares of Coast Casinos common stock will be deregistered under the Securities Exchange Act of 1934, which is referred to as the “Exchange Act.”

Listing of Boyd Gaming Common Stock

Boyd Gaming common stock currently is listed on the New York Stock Exchange under the symbol “BYD.” Boyd Gaming has agreed in the merger agreement to use all reasonable efforts to cause the shares of Boyd Gaming common stock to be issued in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the closing date of the merger. Listing of these shares of Boyd Gaming common stock on the New York Stock Exchange, subject to official notice of issuance, is a condition to closing the merger.

Impact of Increased Indebtedness on Dividends

Boyd Gaming’s outstanding debt will increase following the merger. See “Risk Factors—Risks Relating to the Merger—Boyd Gaming will have more indebtedness after the merger, which could adversely affect its cash flows and business.” In connection with the Financing and Boyd Gaming’s existing indebtedness, Boyd Gaming will be required to remain compliant with the covenants that limit Boyd Gaming’s ability to pay dividends on Boyd Gaming common stock.

The increased debt could prevent Boyd Gaming’s payment of dividends if such payment would cause a breach of the covenants in Boyd Gaming’s debt instruments. Boyd Gaming will be party to a bank credit facility that contains customary conditions to borrowing, including compliance with certain financial covenants. Under the bank credit facility, Boyd Gaming’s ability to pay dividends will depend on maintaining compliance with such covenants after giving effect to the payment of dividends.

THE MERGER AGREEMENT

The following description of the material provisions of the merger agreement is qualified by reference to the text of the Agreement and Plan of Merger dated as of February 6, 2004, as amended, among Boyd Gaming, BGC, Inc. and Coast Casinos, a copy of which is attached as Annex A and is incorporated by reference in this joint proxy statement/prospectus. All Boyd Gaming stockholders and Coast Casinos stockholders are encouraged to read the Agreement and Plan of Merger in its entirety for a more complete description of the terms and conditions to the merger.

The Merger

At the effective time of the merger, Coast Casinos will be merged with and into BGC, Inc., a direct wholly owned subsidiary of Boyd Gaming. BGC, Inc. will continue as the surviving corporation. The articles of incorporation of BGC, Inc. will be amended at the effective time to change the name of the surviving corporation to “Coast Casinos, Inc.” BGC, Inc. was created solely for the purpose of the merger and has no material assets or operations of its own.

Closing and Effective Time of the Merger

The closing of the merger will take place on the second business day following the satisfaction or waiver of the conditions described below under “—Conditions to the Merger,” unless Boyd Gaming and Coast Casinos agree in writing to another time.

The merger will become effective at the time the articles of merger are filed with the Nevada Secretary of State, or at a later time agreed to by Boyd Gaming and Coast Casinos in the articles of merger. The articles of merger will be filed by BGC, Inc. on the closing date of the merger.

Directors and Officers of the Surviving Corporation

At the effective time of the merger, the directors of BGC, Inc. immediately prior to the effective time of the merger, together with Mr. Gaughan, will become the directors of the new Coast Casinos, Inc., and the officers of Coast Casinos immediately prior to the effective time of the merger will become the officers of the new Coast Casinos, Inc., in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Consideration to be Received in the Merger

General

The merger agreement provides that at the effective time of the merger, each issued and outstanding share of Coast Casinos common stock held by Messrs. Gaughan and Toti will be converted into the right to receive 32.8025 shares of Boyd Gaming common stock. In addition, the merger agreement provides that at the effective time of the merger, each issued and outstanding share of Coast Casinos common stock held by Mr. Herbst will be converted into the right to receive $550 in cash.

The merger agreement provides that at the effective time of the merger, each issued and outstanding share of Coast Casinos common stock held by a minority stockholder will be converted into the right to receive, at the election of the minority stockholder, and subject to limitations described below under “—Consideration to be Received in the Merger—Adjustments to the Merger Consideration and Proration,” 32.8025 shares of Boyd Gaming common stock. Shares of Coast Casinos common stock with respect to which an election has not been made by a minority stockholder will be converted into the right to receive $550 in cash per share of Coast Casinos common stock. If, between the date of the merger agreement and the effective time of the merger, the outstanding shares of Boyd Gaming common stock are changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend on shares of Boyd Gaming common stock is declared with a record date between the date of the merger agreement and the effective time of the merger, the exchange ratio with respect to stock consideration received in the merger will be correspondingly adjusted.

Adjustments to the Merger Consideration and Proration

The merger has been structured, and adjustments to the elections of the minority stockholders will be made by the exchange agent, so that the maximum aggregate number of shares of Boyd Gaming common stock to be issued to minority stockholders does not exceed 1,009,194 shares, which amount is referred to as the “target stock amount,” and the maximum aggregate amount of cash to be paid to minority stockholders does not exceed $336,170,276.20, which amount is referred to as the “cash cap.” However, if, on the second business day following the satisfaction or waiver of all conditions to the merger described below under “—Conditions to the Merger,” which date is referred to as the “Date of Determination,” the merger would not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code solely by reason of the average of the high and low sale price of a share of Boyd Gaming common stock on the New York Stock Exchange on the Date of Determination, then the target stock amount, and the exchange ratio with respect to those shares of Boyd Gaming common stock to be issued to minority stockholders, will be increased and the cash cap, and the amount of cash to be exchanged per share of Coast Casinos common stock, will be decreased, in each case in an amount sufficient to provide that, on the closing date:

•	40% of the aggregate amount of all merger consideration, including consideration offered to Coast Casinos stockholders other than the minority stockholders, will consist of shares of Boyd Gaming common stock, with the value of each share of Boyd Gaming common stock being the average of the high and low sale price of a share of Boyd Gaming common stock on the New York Stock Exchange on the Date of Determination; and

•	the value of the merger consideration payable in respect of each share of Coast Casinos common stock held by a minority stockholder will be equal to $550.

If, after this adjustment, the target stock amount would exceed 7,837,077 shares of Boyd Gaming common stock, then Boyd Gaming will have the right to terminate the merger agreement as described below under “—Termination.”

If the aggregate number of shares of Boyd Gaming common stock elected by minority stockholders exceeds the target stock amount, as adjusted, then the exchange agent will allocate, pro rata to those minority stockholders making the election for stock consideration in accordance with the number of shares of Coast Casinos common stock with respect to which they elect to receive stock consideration, a sufficient number of shares of Coast Casinos common stock to be converted into cash consideration instead of stock consideration so that the aggregate number of shares of Boyd Gaming common stock issued to the minority stockholders equals approximately the target stock amount (subject to the rounding mechanics of the proration provisions of the merger agreement), as adjusted in accordance with the terms of the merger agreement.

If the aggregate amount of cash to be paid to minority stockholders following the election exceeds the cash cap, as adjusted, then the exchange agent will allocate, pro rata to those minority stockholders not making an election for stock consideration in accordance with the number of shares of Coast Casinos common stock with respect to which they are not making an election to receive stock consideration, a sufficient number of shares of Coast Casinos common stock to be converted into stock consideration instead of cash consideration so that the aggregate amount of cash to be paid to minority stockholders equals approximately the cash cap (subject to the rounding mechanics of the proration provisions of the merger agreement), as adjusted in accordance with the terms of the merger agreement.

As a result of this proration feature, in most cases, the form of merger consideration actually received by a minority stockholder will differ in part from the form of consideration that the minority stockholder elects to receive.

Dissenters’ Shares

If the payment by Coast Casinos or the new Coast Casinos, Inc. to dissenting stockholders of Coast Casinos, as further described above under “The Merger—Dissenters’ Rights of Coast Casinos Stockholders,” has the effect of reducing the fair market value of the assets of Coast Casinos acquired in the merger below 90% of the fair market value of the net assets, or 70% of the fair market value of the gross assets, of Coast Casinos immediately prior to the effective time of the merger, taking into account any other payments or distributions made by Coast Casinos in connection with the merger, Boyd Gaming, in lieu of Coast Casinos or the new Coast Casinos, Inc., as the case may be, will pay to the dissenting stockholders that portion of the payment equal to the excess of:

•	the total amount to be paid to the dissenting stockholders by Coast Casinos or the new Coast Casinos, Inc., as the case may be, over

•	the maximum amount payable to dissenting stockholders by Coast Casinos or the new Coast Casinos, Inc., as the case may be, so that the payment would not reduce the fair market value of the assets of Coast Casinos acquired by Boyd Gaming below 90% of the fair market value of the net assets, or 70% of the fair market value of the gross assets, of Coast Casinos immediately prior to the effective time of the merger, taking into account any other payments or distributions made by Coast Casinos in connection with the merger.

If, after this payment is made to the dissenting stockholders, the aggregate value of all shares of Boyd Gaming common stock issued in the merger, with the value of each share of Boyd Gaming common stock being the average of the high and low sale price of a share of Boyd Gaming common stock on the New York Stock Exchange on the Date of Determination, does not equal at least 40% of the aggregate value of all merger consideration, then Boyd Gaming will issue sufficient additional shares of Boyd Gaming common stock on a pro rata basis to all minority stockholders, other than dissenting stockholders, so that the aggregate value of all shares of Boyd Gaming common stock:

•	issued to Coast Casinos stockholders, other than dissenting stockholders, in the merger, with the value of each share of Boyd Gaming common stock being the average of the high and low sale price of a share of Boyd Gaming common stock on the New York Stock Exchange on the Date of Determination, and

•	issued to Coast Casinos stockholders on a pro rata basis in the merger pursuant to this paragraph, with the value of each share of Boyd Gaming common stock being the lower of the average of the high and low sale price of a share of Boyd Gaming common stock on the New York Stock Exchange on the Date of Determination or the date of issuance of that share of Boyd Gaming common stock, equals 40% of the aggregate value of all merger consideration.

Cancellation of Shares

Each share of Coast Casinos common stock that is owned by Coast Casinos as treasury stock or by Boyd Gaming or BGC, Inc. immediately prior to the effective time of the merger will be automatically canceled, and no consideration will be delivered in exchange for any of those shares.

Procedures for Exchange of Certificates; Fractional Shares

Boyd Gaming has retained Wells Fargo Shareowner Services as the exchange agent for the merger to handle the exchange of shares of Coast Casinos common stock for the merger consideration, including the payment of cash for fractional shares. To effect the exchange of shares of Coast Casinos common stock, the exchange agent will take the following actions:

Coast Casinos Common Stock–General

As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each record holder of shares of Coast Casinos common stock, other than holders who are entitled to and make an election as described below under “—Coast Casinos Common Stock—Election,” a letter of transmittal and instructions for surrendering the certificates representing shares of Coast Casinos common stock for merger consideration. Upon surrender of certificates representing shares of Coast Casinos common stock for cancelation, together with an executed letter of transmittal, to the exchange agent, the holder of those certificates will be entitled to receive the appropriate merger consideration.

Coast Casinos Common Stock–Election

At the time of mailing of this joint proxy statement/prospectus to the record holders of shares of Coast Casinos common stock entitled to vote at the Coast Casinos Meeting, Boyd Gaming will mail an election form to each record holder of shares of Coast Casinos common stock entitled to an election, as described above under “—Consideration to be Received in the Merger—General.” To be effective, the election form must be properly completed, signed and received by, and stock certificates evidencing the shares of Coast Casinos common stock with respect to which an election is being made must be submitted to, the exchange agent no later than 5:00 p.m., Pacific time, on the business day immediately preceding the date of the Coast Casinos Meeting. At the effective time of the merger, Coast Casinos stockholders who surrender their stock certificates with the election form will be entitled to receive the consideration described above under “—Consideration to be Received in the Merger—General” into which the shares of Coast Casinos common stock represented by those stock certificates will be converted, subject to adjustment and proration as described above under “—Consideration to be Received in the Merger—Adjustments to the Merger Consideration and Proration.” If no form of election is received with respect to shares of Coast Casinos common stock, or if the exchange agent determines that any election to receive stock consideration was not properly made with respect to shares of Coast Casinos common stock, including the failure to submit the stock certificates evidencing the shares of Coast Casinos common stock subject to the election, those shares of Coast Casinos common stock will be treated by the exchange agent as the stockholder not having made an election at the effective time of the merger, and those shares of Coast Casinos common stock will be converted into the right to receive cash consideration, except as otherwise described above under “—Consideration to be Received in the Merger—Adjustments to the Merger Consideration and Proration.”

Forms of election may be revoked only by written notice received by the exchange agent prior to 5:00 p.m., Pacific time, on the business day immediately preceding the date of the Coast Casinos Meeting. If a form of election is revoked, all certificates surrendered to the exchange agent with the revoked form of election will be returned to the Coast Casinos stockholder who submitted the revoked form of election.

Fractional Shares

Boyd Gaming will not issue fractional shares of Boyd Gaming common stock in the merger. Instead, each holder of shares of Coast Casinos common stock who would otherwise be entitled to receive fractional shares of Boyd Gaming common stock in the merger will be entitled to an amount of cash, without interest, rounded to the nearest cent, equal to the product of the amount of the fractional share interest in a share of Boyd Gaming common stock to which that stockholder is entitled by an amount equal to the average of the closing sale prices for a share of Boyd Gaming common stock on the New York Stock Exchange, as reported in The Wall Street Journal, Northeastern edition, for each of the ten consecutive trading days ending with the second complete trading day prior to the effective time of the merger.

Notwithstanding the foregoing, in the event that an adjustment to the target stock amount and the cash cap is made, as described under “—Consideration to be Received in the Merger—Adjustments to the Merger Consideration and Proration,” each Coast Casinos stockholder who would otherwise be entitled to a fractional share of Boyd Gaming common stock will not receive cash in lieu of the fractional share, but will instead receive one whole share of Boyd Gaming common stock in lieu of the fractional share.

Dividends and Distributions

Boyd Gaming will not pay any dividends or other distributions in respect of Boyd Gaming common stock issuable in exchange for shares of Coast Casinos common stock in the merger until the holder is entitled to receive, in exchange for certificates representing shares of Coast Casinos common stock, the merger consideration represented by those certificates. After the holder of certificates representing shares of Coast Casinos common stock becomes entitled to receive the merger consideration, the holder of the new certificates representing whole shares of Boyd Gaming common stock issued in exchange for the certificates representing shares of Coast Casinos common stock will be paid, at the time of exchange, without interest, the amount of any cash payable in lieu of a fractional share of Boyd Gaming common stock to which the holder is entitled, the amount of dividends or other distributions with a record date after the effective time of the merger theretofore paid with respect to such whole shares of Boyd Gaming common stock and, at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the merger but prior to the time of the exchange and a payment date subsequent to the time of the exchange payable with respect to those whole shares of Boyd Gaming common stock.

After the six-month anniversary of the effective time of the merger, any holder of certificates representing shares of Coast Casinos common stock will look to Boyd Gaming or the new Coast Casinos, Inc. for payment of such holder’s claim for the merger consideration.

Representations and Warranties

The merger agreement contains a number of customary representations and warranties made by Boyd Gaming, BGC, Inc. and Coast Casinos with respect to themselves and their respective subsidiaries. These generally reciprocal representations and warranties relate to:

•	corporate existence, organization and authority to carry on its business;

•	subsidiaries;

•	capital structure;

•	power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	absence of any breach of organizational documents, law or material agreements as a result of the merger;

•	SEC documents and undisclosed liabilities;

•	information supplied for inclusion in this joint proxy statement/prospectus;

•	absence of specific changes or events;

•	litigation;

•	compliance with laws; and

•	brokers fees and expenses.

In addition, Coast Casinos makes representations and warranties to Boyd Gaming and BGC, Inc. regarding:

•	taxes;

•	absence of changes in benefit plans;

•	ERISA compliance and excess parachute payments;

•	assets other than real property;

•	real property;

•	labor matters;

•	contracts;

•	environmental matters;

•	intellectual property; and

•	the opinion of Coast Casinos’ financial advisor.

None of the representations and warranties in the merger agreement will survive the effective time of the merger.

Material Adverse Effect

Many of the representations and warranties made by Boyd Gaming, BGC, Inc. and Coast Casinos are qualified by a material adverse effect threshold. For purposes of the merger agreement, a material adverse effect means a material adverse effect on the business, assets, financial condition or results of operations of Boyd Gaming and its subsidiaries or Coast Casinos and its subsidiaries, in each case taken as a whole, on the ability of Boyd Gaming, BGC, Inc. or Coast Casinos, as applicable, to perform its obligations under the merger agreement or on the ability of Boyd Gaming, BGC, Inc. or Coast Casinos to consummate the merger and the other transactions contemplated under the merger agreement to be performed or consummated by such entity, other than any state of facts, event, change, effect, development, condition or occurrence relating:

•	to the economy in general;

•	to Boyd Gaming’s or Coast Casinos’, as applicable, industry in general and not specifically relating to Boyd Gaming and its subsidiaries or Coast Casinos and its subsidiaries, as applicable; and

•	primarily to the entering into by Coast Casinos of the merger agreement with Boyd Gaming as opposed to any other third party.

Covenants

The merger agreement provides for covenants relating to the conduct of business of Coast Casinos. Between the date of the merger agreement and the effective time of the merger, Coast Casinos and its subsidiaries will conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and will use all reasonable efforts to preserve intact their respective business organizations, keep available the services of their respective current officers and employees and keep their respective relationships with customers, suppliers, licensors, licensees, distributors and other business associates to the end that their respective goodwill and ongoing businesses will be unimpaired at the effective time of the merger. In addition, between the date of the merger agreement and the effective time of the merger, neither Coast Casinos nor any of its subsidiaries will, without the prior written consent of Boyd Gaming:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than the $3.50 per share dividend declared prior to the date of the merger agreement or dividends and distributions by direct or indirect wholly owned subsidiaries of Coast Casinos to that subsidiary’s direct parent;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	purchase, redeem or otherwise acquire any shares of capital stock of Coast Casinos or any of its subsidiaries, any other securities of Coast Casinos or any of its subsidiaries or any rights, warrants or options to acquire any such shares or other securities or any options, warrants, rights, securities, units, commitments, contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefits and rights accruing to holders of capital stock of Coast Casinos or any of its subsidiaries;

•

issue, deliver, sell or grant any shares of its capital stock, any voting securities, any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any shares of its capital stock, voting securities or convertible or exchangeable securities, any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, or any options, warrants, rights, securities, units, commitments, contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefits and rights accruing to holders of capital stock of Coast Casinos or any of its subsidiaries, other than the issuance of Coast Casinos common stock upon the exercise of employee stock options outstanding on, and in accordance with the terms thereof as of, the date of the merger agreement;

•	amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

•	acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in a business or any corporation, partnership, joint venture, association or other business organization or division thereof, or acquire or agree to acquire any assets that are material, individually or in the aggregate, to Coast Casinos and its subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

•	grant to any current or former employee, officer, director or independent contractor of Coast Casinos or any of its subsidiaries any loan or increase in compensation, benefits, perquisites or any bonus or award, or pay any bonus to any such person, except to the extent required under employment agreements in effect as of the date of the merger agreement;

•	grant to any current or former employee, officer, director or independent contractor of Coast Casinos or any of its subsidiaries any increase in severance, change in control or termination pay or benefits, except to the extent required under any agreement in effect as of the date of the merger agreement;

•	enter into any employment, change in control, loan, retention, consulting, indemnification, severance, termination or similar agreement with any current or former employee, officer, director or independent contractor of Coast Casinos or any of its subsidiaries;

•	take any action to fund or in any other way secure the payment of compensation or benefits under any Coast Casinos benefit plan or benefit agreement;

•	establish, adopt, enter into, terminate or amend, or take any action to accelerate any rights or benefits, including vesting and payment, or make material determinations under, any collective bargaining agreement or any Coast Casinos benefit plan or benefit agreement;

•	make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Coast Casinos, except insofar as may have been required by a change in generally accepted accounting principles;

•	sell, lease (as lessor), license or otherwise dispose of or subject to any lien any properties or assets that have a fair value, individually, in excess of $250,000 or, in the aggregate, in excess of $2.5 million;

•	other than with respect to any credit facility or line of credit existing prior to the date of the merger agreement, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Coast Casinos or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or make any loans, advances or capital contributions to, or investments in, any other person, other than to or in Coast Casinos or any wholly owned subsidiary of Coast Casinos;

•	make or agree to make any new capital expenditure or expenditures that, in the aggregate, would exceed the aggregate amount budgeted in Coast Casinos’ 2004 budget;

•	make any material tax election or settle or compromise any material tax liability or refund;

•	pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction in respect of any credit facility or line of credit existing prior to the date of the merger agreement, or the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements, or the notes thereto, of Coast Casinos included in the documents filed by Coast Casinos with the SEC or incurred in the ordinary course of business consistent with past practice, cancel any indebtedness in excess of $50,000 owed to Coast Casinos or waive any claims or rights of substantial value of Coast Casinos or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Coast Casinos or any of its subsidiaries is a party;

•	enter into any contract having a duration of more than one year and total payment obligations of Coast Casinos in excess of $1.0 million, other than the renewal, on substantially similar terms, of any contract existing on the date of the merger agreement and contracts entered into in respect of permitted capital expenditures; or

•	authorize or commit to any of the foregoing actions.

In addition, Boyd Gaming and Coast Casinos will not, and will not permit any of their respective subsidiaries to, take any action that would, or would reasonably be expected to, result in any of the representations and warranties made by such party in the merger agreement that is qualified as to materiality becoming untrue, any of the representations and warranties made by such party in the merger agreement that is not qualified as to materiality becoming untrue in any material respect or any condition to the effectiveness of the merger not being satisfied. Boyd Gaming and Coast Casinos will promptly advise each other of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on such party.

No Solicitation

Coast Casinos has agreed not to, will not permit its subsidiaries to, and will not authorize or permit any officer, director, employee, investment banker, attorney or other advisor or representative of Coast Casinos or any of its subsidiaries to:

•	solicit, initiate or encourage the submission of any takeover proposal;

•	enter into any agreement with respect to any takeover proposal; or

•	participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a takeover proposal.

Coast Casinos may, however, before the Coast Casinos stockholders approve the merger agreement, in response to an unsolicited bona fide takeover proposal which the Coast Casinos board of directors determines, in good faith, after consultation with outside counsel and financial advisors, may reasonably be expected to lead to a superior proposal, furnish information with respect to Coast Casinos to the person making the takeover proposal and its representatives pursuant to a customary confidentiality agreement, which agreement is not less restrictive of the person making the takeover proposal than the confidentiality agreement entered into by Coast Casinos with Boyd Gaming, and participate in discussions or negotiations with such person and its representatives regarding any takeover proposal.

A “takeover proposal” means:

•	any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving Coast Casinos;

•	any proposal for the issuance by Coast Casinos of over 30% of its equity securities as consideration for the assets or securities of another person; or

•	any proposal or offer to acquire in any manner, directly or indirectly, over 30% of the equity securities or consolidated total assets of Coast Casinos,

in each case, other than the merger.

A “superior proposal” means any proposal by a third party to acquire substantially all the equity securities or assets of Coast Casinos, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the Coast Casinos board of directors determines in good faith, after consultation with outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of shares of Coast Casinos common stock than the merger with Boyd Gaming, taking into account all the terms and conditions of such proposal, the merger agreement and the stockholders agreement, including any proposal by Boyd Gaming to amend the terms of the merger. However, the Coast Casinos board of directors may not determine that a takeover proposal is a superior proposal prior to the time that is 36 hours after the time at which Coast Casinos has complied in all material respects with the notice and other requirements in respect of takeover proposals included in the merger agreement.

Neither the Coast Casinos board of directors nor any committee thereof may withdraw or modify in a manner adverse to Boyd Gaming or BGC, Inc., or publicly propose to withdraw or modify in a manner adverse to Boyd Gaming or BGC, Inc., the approval or recommendation of the Coast Casinos board of directors of the merger agreement or the merger, approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any takeover proposal or approve or recommend, or publicly propose to approve or recommend, any takeover proposal. Notwithstanding the foregoing, the Coast Casinos board of directors may withdraw or modify its approval or recommendation of the merger agreement or the merger if, prior to receipt of the approval of Coast Casinos stockholders:

•	Coast Casinos has received a superior proposal;

•	the Coast Casinos board of directors has determined in good faith, after consultation with outside counsel, that the withdrawal or modification of its approval or recommendation of the merger agreement or the merger is required for the purpose of fulfilling its fiduciary duties, and Coast Casinos has notified Boyd Gaming in writing of this determination;

•	at least three business days following receipt by Boyd Gaming of this notice, and taking into account any revised proposal made by Boyd Gaming since receipt of this notice, the Coast Casinos board of directors determines that the superior proposal remains a superior proposal; and

•	Coast Casinos is in compliance with all of its obligations under the no-solicitation provisions of the merger agreement.

Coast Casinos will promptly advise Boyd Gaming orally and in writing of any takeover proposal or inquiry with respect to or that could reasonably be expected to lead to a takeover proposal, the identity of the person making any takeover proposal or inquiry and the material terms of any takeover proposal or inquiry. Coast Casinos will keep Boyd Gaming informed of the status of any takeover proposal or inquiry and provide to Boyd Gaming, as soon as practicable after receipt or delivery thereof, copies of the takeover proposal and all other material information provided in writing to Boyd Gaming by the party making the takeover proposal.

Nothing in the merger agreement prohibits Coast Casinos from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to Coast Casinos stockholders if, in the good faith judgment of the Coast Casinos board of directors, after consultation with outside counsel, failure to disclose would be inconsistent with the fulfillment of the fiduciary duties or any other obligations of the Coast Casinos board of directors under applicable law.

Coast Casinos Meeting

Coast Casinos has agreed to call and hold a meeting of its stockholders for the purpose of obtaining the approval of the merger agreement by a majority of the voting power of the holders of the outstanding shares of Coast Casinos common stock. Coast Casinos will, through its board of directors, recommend to its stockholders that the merger agreement be approved. Under certain circumstances in which it receives a superior proposal, however, the Coast Casinos board of directors may withdraw or modify its approval or recommendation of the merger agreement and the merger. In the event that the Coast Casinos board of directors withdraws or modifies its approval or recommendation of the merger agreement and the merger, the approval of the merger agreement and the merger will also require approval by a majority of the voting power of the holders of the outstanding shares of Coast Casinos common stock present and duly voted, in person or by proxy, at the Coast Casinos Meeting, exclusive of those votes taken in respect of the shares of Coast Casinos common stock held by Messrs. Gaughan, Herbst and Toti.

Boyd Gaming Meeting

Boyd Gaming has agreed to call and hold a meeting of its stockholders for the purpose of obtaining the approval of the issuance of shares of Boyd Gaming common stock in the merger by a majority of the Boyd Gaming stockholders present and voting at the Boyd Gaming Meeting. Boyd Gaming will, through its board of directors, recommend to its stockholders that the issuance of shares of Boyd Gaming common stock in the merger be approved.

Access to Information; Confidentiality

During the period prior to the effective time of the merger, Boyd Gaming and Coast Casinos will, and will cause each of their respective subsidiaries to, afford to the other party and its representatives reasonable access during normal business hours to all of their respective properties, books, contracts, commitments, personnel and records. During that period, each party will promptly provide to the other party a copy of each reporting document filed pursuant to the requirements of U.S. Federal or state securities laws, and all other information concerning its business, properties and personnel as the other party reasonably requests. The information will be held in confidence to the extent required by the provisions of the confidentiality agreement between Boyd Gaming and Coast Casinos.

Reasonable Efforts; Notification

Boyd Gaming and Coast Casinos will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement to be performed or consummated by such party in accordance with the terms of the merger agreement. This includes:

•	in the case of Boyd Gaming, obtaining all necessary approvals under any applicable gaming laws required in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and making all necessary registrations and filings and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties;

•	defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement to be performed or consummated by Boyd Gaming or Coast Casinos, as applicable, in accordance with the terms of the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by the merger agreement to be performed or consummated by Boyd Gaming or Coast Casinos, as applicable, in accordance with the terms of the merger agreement, and to fully carry out the purposes of the merger agreement.

In connection with and without limiting these obligations, Coast Casinos and its subsidiaries will take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the merger agreement or any transaction contemplated by the merger agreement. If any state takeover statute or similar statute or regulation becomes applicable to the merger agreement or any transaction contemplated by the merger agreement, Coast Casinos will take all reasonable action necessary to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of the statute or regulation on the merger and the other transactions contemplated by the merger agreement.

Coast Casinos will give prompt notice to Boyd Gaming, and Boyd Gaming will give prompt notice to Coast Casinos, of any representation or warranty made by it or contained in the merger agreement that is qualified as to materiality becoming untrue or inaccurate in any respect, or any representation or warranty made by it or contained in the merger agreement that is not qualified as to materiality becoming untrue or inaccurate in any material respect. Coast Casinos and Boyd Gaming will also give prompt notice to the other of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement. No notification, however, will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the merger agreement.

Boyd Gaming will not be required to dispose of any of its assets or limit its freedom of action with respect to any of its businesses, or to consent to any disposition of Coast Casinos’ assets or limits on Coast Casinos’ freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and Coast Casinos will not be permitted to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the merger relating solely to the HSR Act or other antitrust, competition or premerger notification, trade regulation law, regulation or order, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating solely to the HSR Act or other antitrust, competition or premerger notification, trade regulation law, regulation or order.

Coast Casinos Stock Options and Benefit Plans

Coast Casinos Stock Options

Unless otherwise agreed in writing between Boyd Gaming and holders of Coast Casinos employee stock options, Boyd Gaming will not assume any Coast Casinos employee stock options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code in connection with the transactions contemplated by the merger agreement. Accordingly, as soon as reasonably practicable following the date of the merger agreement, the Coast Casinos board of directors or, if appropriate, any committee administering the Coast Casinos 1996 Stock Incentive Plan, will adopt the resolutions and take any other actions as may be required to:

•	provide that each Coast Casinos employee stock option that is not an incentive stock option that is outstanding immediately prior to the effective time of the merger will be canceled immediately prior to the effective time of the merger, whether vested or unvested, with the holder of the employee stock option becoming entitled to receive an amount of cash equal to the excess, if any, of $550 over the per share exercise price of the employee stock option, multiplied by the number of shares of Coast Casinos common stock subject to the employee stock option, subject to any applicable withholding of taxes;

•

adjust the terms of all outstanding Coast Casinos incentive stock options to provide that, at the effective time of the merger, each Coast Casinos incentive stock option outstanding immediately prior to the effective time of the merger will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under the Coast Casinos incentive stock option, 32.8025 shares of Boyd Gaming common stock at a price per share equal to $3.04855, which options are referred to as “adjusted options,” although the foregoing will be adjusted to the minimum extent necessary to comply with Section 424(a) of the Internal Revenue Code; and

•	make other changes to the Coast Casinos 1996 Stock Incentive Plan as Boyd Gaming and Coast Casinos will mutually agree.

At the effective time of the merger, Boyd Gaming will assume all the obligations of Coast Casinos under the Coast Casinos 1996 Stock Incentive Plan, each outstanding adjusted option and the agreements evidencing the grants of the adjusted options. As soon as practicable after the effective time of the merger, Boyd Gaming will deliver to holders of adjusted options appropriate notices setting forth the holders’ rights pursuant to the Coast Casinos stock plan and indicating that the agreements evidencing the grants of adjusted options will continue in effect on the same terms and conditions, subject to adjustments required by the merger agreement after giving effect to the merger. Boyd Gaming will comply with the terms of the Coast Casinos stock plan and ensure, to the extent required by, and subject to the provisions of, the Coast Casinos 1996 Stock Incentive Plan, that the adjusted options continue to qualify as incentive stock options after the effective time of the merger.

Boyd Gaming will take all corporate action necessary to reserve for issuance a sufficient number of shares of Boyd Gaming common stock for delivery upon exercise of the adjusted options. As soon as reasonably practicable after the effective time of the merger, Boyd Gaming will file with the SEC a registration statement with respect to the shares of Boyd Gaming common stock subject to adjusted options and will use all reasonable efforts to maintain effectiveness of the registration statement, and maintain the current status of the prospectus contained therein, for so long as adjusted options remain outstanding.

Prior to the effective time of the merger, Boyd Gaming will take all such steps as may be required to cause any acquisition of shares of Boyd Gaming common stock, including adjusted options, in connection with the merger by any holder of shares of Coast Casinos common stock who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Boyd Gaming to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Benefit Plans

Boyd Gaming will cause the new Coast Casinos, Inc. to maintain for a period of one year after the effective time of the merger the Coast Casinos benefit plans as in effect on the date of the merger agreement, other than the Coast Casinos 1996 Stock Incentive Plan or any other Coast Casinos benefit plan that provides benefits based on the value of Coast Casinos common stock, or to provide benefits, excluding benefits attributable to equity-based plans or grants, to each current employee of Coast Casinos and its subsidiaries that are at least as favorable in the aggregate to those employees as the benefits in effect on the date of the merger agreement.

From and after the effective time of the merger, Boyd Gaming will, and will cause the new Coast Casinos, Inc. to, honor in accordance with their respective terms all of Coast Casinos’ employment, severance and termination agreements, plans and policies.

With respect to any employee benefit plan, program or arrangement maintained by Boyd Gaming or any of its subsidiaries, including any severance plan, for all purposes of determining eligibility to participate and vesting but not for purposes of benefit accrual, service with Coast Casinos or any of its subsidiaries will be treated as service with Boyd Gaming or any of its subsidiaries. However, any service with Coast Casinos or any of its subsidiaries need not be recognized to the extent that recognition would result in any duplication of benefits.

Boyd Gaming will waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Boyd Gaming or any of its affiliates, other than Coast Casinos, in which employees of

Coast Casinos and its subsidiaries, as well as their eligible dependents, will be eligible to participate from and after the effective time of the merger, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Coast Casinos welfare benefit plan immediately prior to the effective time of the merger. Boyd Gaming will recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Coast Casinos employee, and his or her eligible dependents, during the calendar year in which the effective time of the merger occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the effective time of the merger.

Indemnification

Boyd Gaming will, to the fullest extent permitted by law, cause the new Coast Casinos, Inc. to honor all of Coast Casinos’ obligations to indemnify, including any obligations to advance funds for expenses to, the current or former directors or officers of Coast Casinos for acts or omissions by such directors and officers occurring prior to the effective time of the merger to the extent that those obligations of Coast Casinos exist on the date of the merger agreement.

For a period of six years after the effective time of the merger, Boyd Gaming will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Coast Casinos with respect to claims arising from or related to facts or events which occurred at or before the effective time of the merger, although Boyd Gaming may substitute policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous. Boyd Gaming will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 175% of the annual premiums paid as of the date of the merger agreement by Coast Casinos for the insurance. If the insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the maximum premium, Boyd Gaming will maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the maximum premium. Coast Casinos represents to Boyd Gaming that the maximum premium is $270,156.25.

Fees and Expenses

Except as provided under “—Fee if the Merger Agreement is Terminated,” all fees and expenses incurred in connection with the merger will be paid by the party incurring such fees or expenses, whether or not the merger is consummated. An exception to this general requirement is that expenses incurred in connection with filing, printing and mailing this joint proxy statement/prospectus will be shared equally by Boyd Gaming and Coast Casinos.

Public Announcements

Boyd Gaming and BGC, Inc., on the one hand, and Coast Casinos, on the other hand, will consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the merger and the other transactions contemplated by the merger agreement and will not issue any such press release or make any public statement prior to consultation with the other, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Transfer Taxes

All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes, including interest, penalties and additions to those taxes, incurred in connection with the transactions contemplated by the merger agreement will be paid by either BGC, Inc. or the new Coast Casinos, Inc., and Coast Casinos will cooperate with BGC, Inc. and Boyd Gaming in preparing, executing and filing any tax returns with respect to those taxes.

Stock Exchange Listing

Boyd Gaming will use all reasonable efforts to cause the shares of Boyd Gaming common stock to be issued in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the closing date of the merger.

Tax Treatment

Boyd Gaming and Coast Casinos intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Each party and its affiliates will use all reasonable efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and to obtain opinions from legal counsel to the effect that the merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Boyd Gaming, BGC, Inc. and Coast Casinos will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. Each of Boyd Gaming, BGC, Inc. and Coast Casinos, and each of their respective affiliates, will not take any action and will not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would reasonably be likely to prevent, the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Although Boyd Gaming and Coast Casinos intend for the merger to qualify as a tax-free transaction for U.S. Federal income tax purposes, if any of the consideration received by a Coast Casinos stockholder in the merger consists of cash, then the merger may result in that Coast Casinos stockholder being required to pay tax. For a full description of the tax consequences of the merger for Coast Casinos stockholders, see “The Merger—U.S. Federal Income Tax Consequences of the Merger.”

Stockholder Litigation

Coast Casinos will give Boyd Gaming the opportunity to participate in the defense or settlement of any stockholder litigation against Coast Casinos and its directors relating to the merger or any other transaction contemplated by the merger agreement. No settlement agreement with respect to any stockholder litigation against Coast Casinos and its directors relating to the merger or any other transaction contemplated by the merger agreement may be agreed to without Boyd Gaming’s consent.

Boyd Gaming Board of Directors

Boyd Gaming will take all actions reasonably necessary to:

•	cause Peter M. Thomas to be elected to the Boyd Gaming board of directors on or prior to the closing date of the merger; and

•	as soon as reasonably practicable after the closing date of the merger and following the receipt of any necessary regulatory approvals, expand the Boyd Gaming board of directors to create two vacant positions and appoint, as directors to fill those vacant positions, each of Mr. Gaughan and a designee of Mr. Gaughan satisfactory to Boyd Gaming.

If Mr. Thomas is not elected to the Boyd Gaming board of directors on or prior to the closing date of the merger, Boyd Gaming will take all actions reasonably necessary as soon as reasonably practicable after the closing date of the merger and following the receipt of any necessary regulatory approvals to:

•	expand the Boyd Gaming board of directors to create one additional vacant position; and

•	appoint, as a director to fill this vacant position, a second designee of Mr. Gaughan satisfactory to Boyd Gaming.

Conditions to the Merger

The obligation of each party to effect the merger is subject to the satisfaction or waiver on or before the closing date of the merger of the following conditions:

•	approval of the merger agreement by the Coast Casinos stockholders and approval of the issuance of shares of Boyd Gaming common stock in the merger by the Boyd Gaming stockholders;

•	the shares of Boyd Gaming common stock issuable to Coast Casinos stockholders pursuant to the merger agreement will have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

•	all consents, approvals, orders or authorizations from, and all declarations, filings and registrations with, any governmental entity, including all necessary approvals under any applicable gaming laws, required to consummate the merger and the other transactions contemplated by the merger agreement will have been obtained or made without the imposition of any material conditions. For the status of the filings under gaming laws, see “The Merger—Governmental and Regulatory Matters—Gaming Regulation”;

•	the waiting period, and any extension thereof, applicable to the merger under the HSR Act will have expired or been terminated. See “The Merger—Governmental and Regulatory Matters—United States Antitrust”;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger will be in effect, provided that prior to asserting this condition, each of the parties will have used its reasonable efforts to prevent entry of any injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered;

•	the Form S-4, of which this joint proxy statement/prospectus is a part, will have become effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order, and Boyd Gaming will have received all state securities or “blue sky” authorizations necessary to issue Boyd Gaming common stock pursuant to the merger; and

•	there will not be pending or threatened any suit, action or proceeding by any governmental entity or any other person, in each case that has a reasonable likelihood of success:

—	challenging the acquisition by Boyd Gaming and BGC, Inc. of Coast Casinos common stock, seeking to restrain or prohibit the consummation of the merger or any other transaction contemplated by the merger agreement or seeking to obtain from Coast Casinos, Boyd Gaming or BGC, Inc. any damages that are material in relation to Coast Casinos and its subsidiaries taken as a whole;

—	seeking to prohibit or limit the ownership or operation by Coast Casinos, Boyd Gaming or any of their respective subsidiaries of any material portion of the business or assets of Coast Casinos, Boyd Gaming or any of their respective subsidiaries, or to compel Coast Casinos, Boyd Gaming or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of Coast Casinos, Boyd Gaming or any of their respective subsidiaries, as a result of the merger or any other transaction contemplated by the merger agreement;

—	seeking to impose limitations on the ability of Boyd Gaming to acquire or hold, or exercise full rights of ownership of, any shares of Coast Casinos common stock, including the right to vote the Coast Casinos common stock purchased by it on all matters properly presented to the stockholders of Coast Casinos;

—	seeking to prohibit Boyd Gaming or any of its subsidiaries from effectively controlling in any material respect the business or operations of Coast Casinos and its subsidiaries; or

—	which otherwise is reasonably likely to have a material adverse on either Coast Casinos or Boyd Gaming.

The obligations of Boyd Gaming and BGC, Inc. to effect the merger is also subject to the satisfaction, or waiver by Boyd Gaming, on or before the closing date of the following conditions:

•	the representations and warranties of Coast Casinos in the merger agreement that are qualified as to materiality will be true and correct, and the representations and warranties of Coast Casinos in the merger agreement that are not qualified as to materiality will be true and correct in all material respects, as of the date of the merger agreement and as of the closing date as though made on the closing date, except to the extent that the representations and warranties expressly relate to an earlier date, in which case those representations and warranties that are qualified as to materiality will be true and correct, and those representations and warranties that are not qualified as to materiality will be true and correct in all material respects, on and as of such earlier date, and, in each case, Boyd Gaming will have received a certificate signed on behalf of Coast Casinos by an executive officer of Coast Casinos to that effect;

•	Coast Casinos will have performed in all material respects all obligations under the merger agreement at or prior to the closing date, and Boyd Gaming will have received a certificate signed on behalf of Coast Casinos by an executive officer of Coast Casinos to that effect;

•	except as previously disclosed, since the date of the merger agreement, there will not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Coast Casinos;

•	Boyd Gaming will have received letters from specified affiliates of Coast Casinos; and

•	Boyd Gaming will have received a written opinion, dated as of the closing date, from its outside legal counsel to the effect that the merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that Boyd Gaming, BGC, Inc. and Coast Casinos will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

The obligations of Coast Casinos to effect the merger is also subject to the satisfaction, or waiver by Coast Casinos, on or before the closing date of the following conditions:

•	the representations and warranties of Boyd Gaming and BGC, Inc. in the merger agreement that are qualified as to materiality will be true and correct, and the representations and warranties of Boyd Gaming and BGC, Inc. in the merger agreement that are not qualified as to materiality will be true and correct in all material respects, as of the date of the merger agreement and as of the closing date as though made on the closing date, except to the extent that the representations and warranties expressly relate to an earlier date, in which case those representations and warranties that are qualified as to materiality will be true and correct, and those representations and warranties that are not qualified as to materiality will be true and correct in all material respects, on and as of such earlier date, and, in each case, Coast Casinos will have received a certificate signed on behalf of Boyd Gaming by an executive officer of Boyd Gaming to that effect;

•	Boyd Gaming and BGC, Inc. will have performed in all material respects all of their respective obligations under the merger agreement at or prior to the closing date, and Coast Casinos will have received a certificate signed on behalf of Boyd Gaming by an executive officer of Boyd Gaming to that effect;

•	except as previously disclosed, since the date of the merger agreement, there will not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Boyd Gaming; and

•	Coast Casinos will have received a written opinion, dated as of the closing date, from its outside legal counsel to the effect that the merger will be treated for U.S. Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that Boyd Gaming, BGC, Inc. and Coast Casinos will each be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

None of Coast Casinos, Boyd Gaming or BGC, Inc. may rely on the failure of any of the foregoing conditions to be satisfied if the failure was caused by such party’s failure to use all reasonable efforts to consummate the merger and the other transactions contemplated by the merger agreement to be performed or consummated by such party in accordance with the terms of the merger agreement, as required by and subject to the terms of the merger agreement.

Termination

Boyd Gaming, BGC, Inc. and Coast Casinos may mutually agree in writing, at any time before the effective time of the merger, to terminate the merger agreement. Also, either Boyd Gaming or Coast Casinos may terminate the merger agreement before the effective time of the merger if:

•	the merger is not consummated on or before January 31, 2005, unless the failure to consummate the merger is the result of a willful and material breach of the merger agreement by the party seeking to terminate the merger agreement. However, if, as of January 31, 2005, any hearing with respect to any necessary approval under applicable gaming laws has been scheduled for a date after January 31, 2005 or any such hearing is pending, then the January 31, 2005 deadline will be extended to April 30, 2005;

•	any governmental entity issues an order, decree or ruling or takes any other action, which action has become final and nonappealable, permanently enjoining, restraining or otherwise prohibiting the merger;

•	the Coast Casinos stockholders fail to approve the merger agreement at the Coast Casinos Meeting, it being understood that, in the event that, prior to the date of the Coast Casinos Meeting, Coast Casinos withdraws or modifies its approval or recommendation of the merger and the merger agreement in accordance with the terms described under “—No Solicitation,” the approval of the merger and the merger agreement will require both:

—	the approval by a majority of the voting power of the holders of the outstanding shares of Coast Casinos capital stock, and

—	the approval by a majority of the voting power of the holders of the outstanding shares of Coast Casinos common stock present and duly voted, in person or by proxy, at the Coast Casinos Meeting, exclusive of those votes taken in respect of the shares of Coast Casinos common stock held by Messrs. Gaughan, Herbst and Toti; or

•	the Boyd Gaming stockholders fail to approve the issuance of shares of Boyd Gaming common stock in the merger at the Boyd Gaming Meeting.

Boyd Gaming can terminate the merger agreement before the effective time of the merger if:

•	Coast Casinos breaches or fails to perform in any material respect any of its representations, warranties or covenants in the merger agreement, which breach or failure to perform would give rise to a failure of a condition set forth in the merger agreement and which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Coast Casinos of such breach; and

•	the aggregate number of shares of Boyd Gaming common stock required to be issued by Boyd Gaming in accordance with the terms described under “—Consideration to be Received in the Merger” would exceed 7,837,077 shares of Boyd Gaming common stock.

Coast Casinos can terminate the merger agreement before the effective time of the merger if Boyd Gaming breaches or fails to perform in any material respect any of its representations, warranties or covenants in the merger agreement, which breach or failure to perform would give rise to a failure of a condition set forth in the merger agreement and which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Boyd Gaming of such breach.

Fee if the Merger Agreement is Terminated

A termination fee of $30.0 million is payable by Coast Casinos to Boyd Gaming if:

•	after the date of the merger agreement, any person makes a takeover proposal for Coast Casinos or amends a takeover proposal for Coast Casinos made prior to the date of the merger agreement; and

•	the merger agreement is terminated by either Coast Casinos or Boyd Gaming because the merger has not been consummated prior to January 31, 2005 or, if extended, April 30, 2005, or because the Coast Casinos stockholders fail to approve the merger agreement at the Coast Casinos Meeting, in each case as more fully described above under “—Termination,” or the merger agreement is terminated by Boyd Gaming because Coast Casinos breaches or fails to perform in any material respect any of its representations, warranties or covenants in the merger agreement, which breach or failure to perform would give rise to a failure of a condition set forth in the merger agreement and which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Coast Casinos of such breach; and

•	within 30 months after the date of the merger agreement, Coast Casinos enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a takeover proposal.

The termination fee will be payable and will be paid on the date of consummation of such takeover transaction. If Coast Casinos fails promptly to pay the termination fee, and, in order to obtain the payment, Boyd Gaming commences a suit that results in a judgment against Coast Casinos for the termination fee, Coast Casinos will pay to Boyd Gaming interest on the termination fee from and including the date payment of the termination fee was due to but excluding the date of actual payment at the prime rate of Bank of America, National Association in effect on the date the payment was required to be made, together with reasonable legal fees and expenses incurred in connection with the suit.

For purposes of determining whether a termination fee is payable, the term “takeover proposal” will have the meaning described above under “—No Solicitation,” except that all references to “30%” will be changed to “40%.”

Effect of Termination

In the event of termination of the merger agreement by either Boyd Gaming or Coast Casinos in accordance with the terms of the merger agreement, the merger agreement will immediately become void and have no effect, without any liability or obligation on the part of Boyd Gaming, BGC, Inc. or Coast Casinos, other than certain provisions relating to confidentiality, the payment of fees and expenses and certain other general provisions which will survive the termination except to the extent that such termination results from the wilful and material breach by a party of any representation, warranty or covenant set forth in the merger agreement.

Amendment

The merger agreement may be amended by the parties at any time prior to the effective time of the merger by an instrument in writing signed on behalf of each of the parties. However, after the approval of the merger agreement at the Coast Casinos Meeting and the approval of the issuance of shares of Boyd Gaming common stock in the merger at the Boyd Gaming Meeting, there will be no amendment made that by law or, in the case of the approval at the Boyd Gaming Meeting, by the regulations established by the New York Stock Exchange requires further approval by the stockholders of Coast Casinos or Boyd Gaming without the further approval of the stockholders of Coast Casinos or Boyd Gaming. Except as provided in the immediately preceding sentence, no amendment of the merger agreement will require the approval of the stockholders of Coast Casinos.

Extension; Waiver

At any time before the effective time of the merger, either party may extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement or waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of either party to any extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial data presented below is derived from the historical consolidated financial statements of Boyd Gaming and Coast Casinos, which are incorporated by reference in this joint proxy statement/prospectus, as well as the historical financial statements of the Shreveport Partnership which are not included in this joint proxy statement/prospectus and which have been derived from the Shreveport Partnership’s unaudited internal financial information and represent the best currently available information related to the Shreveport Partnership’s financial condition and statement of operations for the periods indicated. These financial statements have been adjusted to give effect to:

•	Boyd Gaming’s acquisition of the Shreveport Partnership, and

•	the merger of Coast Casinos with and into BGC, Inc., after giving pro forma effect to Boyd Gaming’s acquisition of the Shreveport Partnership.

The unaudited pro forma condensed combined financial statements contained in this joint proxy statement/prospectus use the purchase method of accounting, with Boyd Gaming treated as the acquirer and as if the acquisition of the Shreveport Partnership and the merger each had been completed on December 31, 2003 for purposes of the unaudited pro forma condensed combined balance sheet information, and on January 1, 2003 for purposes of the unaudited pro forma condensed combined statement of operations information.

The actual amounts that Boyd Gaming records on its final assessment of fair values may differ materially from the information presented in this unaudited pro forma condensed combined financial information. Amounts preliminarily allocated to intangible assets with indefinite lives and to tangible and intangible assets with definite lives may change significantly, and amortization methods and useful lives may differ from the assumptions Boyd Gaming used in this unaudited pro forma condensed combined financial information, any of which could result in a material change in depreciation and amortization expense.

The unaudited pro forma condensed combined financial information is for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position that Boyd Gaming would have reported had the acquisition of the Shreveport Partnership and the merger been completed as of the dates presented, and should not be taken as representative of Boyd Gaming’s future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial statements of Boyd Gaming are prepared in accordance with Article 11 of Regulation S-X.

You should read the financial information in this section along with Boyd Gaming’s and Coast Casinos’ historical consolidated financial statements and accompanying notes incorporated by reference in this joint proxy statement/prospectus. See Chapter IV—Additional Information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2003

(dollars in thousands)

	Boyd Gaming Historical	Shreveport Partnership Historical	Pro Forma Adjustments		Boyd Gaming Pro Forma Combined	Coast Casinos Historical	Pro Forma Adjustments		Combined Company Pro Forma
ASSETS
Cash and cash equivalents	$88,213	$14,931	$—		$103,144	$49,517	$—		$152,661
Restricted cash	18,128	—	—		18,128	—	—		18,128
Accounts receivable, net	14,800	2,190	(1,121	)(m)	15,869	6,574	—		22,443
Inventories	4,432	1,008	(1,008	)(m)	4,432	8,954	—		13,386
Prepaid expenses and other	17,502	363	(363	)(m)	17,502	20,960	—		38,462
Income taxes receivable	7,523	—	—		7,523	—	2,068	(k)	9,591
Deferred tax asset	9,033	—	—		9,033	—	—		9,033

Total current assets	159,631	18,492	(2,492)		175,631	86,005	2,068		263,704

Property and equipment, net	958,816	159,853			1,118,669	743,283	30,000	(a)	1,891,952
Investment in Borgata, net	265,552	—	—		265,552	—	—		265,552
Other assets, net	39,488	15,173	(15,173	)(n)	39,488	10,647	18,125	(d)	53,487
							(9,470	)(j)
							(5,303	)(k)
Due from affiliates	—	170,242	(170,242	)(n)	—	—	—		—
Goodwill, net	862	—	—		862	—	546,656	(i)	575,108
							27,590	(l)
Intangible assets, net	448,648	—	30,147	(h)	478,795	—	20,000	(h)	498,795

Total assets	$1,872,997	$363,760	$(157,760)		$2,078,997	$839,935	$629,666		$3,548,598

LIABILITIES and EQUITY
Current maturities of long-term debt	$1,463	$—	$—		$1,463	$1,376	$(1,376	)(b)	$1,463
Accounts payable	35,714	1,252	(1,252	)(o)	35,714	15,890	—		51,604
Construction payables	6,877	—	—		6,877	3,355	—		10,232
Accrued and other liabilities	156,247	9,210	(8,710	)(o)	156,747	49,091	—		205,838

Total current liabilities	200,301	10,462	(9,962)		200,801	69,712	(1,376)		269,137

Long-term debt, net	1,097,589	150,000	(150,000	)(b)	1,303,089	471,543	(471,543	)(b)	2,314,809
			205,500	(c)			15,438	(q)
							13,237	(r)
							983,045	(c)
Deferred income taxes and other liabilities	133,854	137	(137	)(p)	133,854	41,031	27,590	(l)	202,475
Deferred rent	—	—	—		—	30,214	(30,214	)(e)	—
Stockholders’ equity:
Partners’ equity	—	203,161	(203,161	)(f)	—	—	—		—
Preferred stock	—	—	—		—	—	—		—
Common stock	650	—	—		650	15	(15	)(f)	842
							192	(g)
Treasury stock	—	—	—		—	(3,333)	3,333	(f)	—
Additional paid in capital	162,123	—	—		162,123	95,398	(95,398	)(f)	486,090
							321,267	(g)
							2,700	(s)
Retained earnings	283,352	—	—		283,352	135,355	(135,355	)(f)	280,117
							(3,235	)(k)
Accumulated other comprehensive losses, net	(4,872)	—	—		(4,872)	—	—		(4,872)

Total equity	441,253	203,161	(203,161)		441,253	227,435	93,489		762,177

Total liabilities and equity	$1,872,997	$363,760	$(157,760)		$2,078,997	$839,935	$629,666		$3,548,598

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements, beginning on page 88.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2003

(dollars in thousands, except per share amounts)

	Boyd Gaming Historical	Shreveport Partnership Historical	Pro Forma Adjustments		Boyd Gaming Pro Forma Combined	Coast Casinos Historical	Pro Forma Adjustments		Combined Company Pro Forma
Revenues
Gaming	$1,073,736	$169,988	$—		$1,243,724	$431,160	$—		$1,674,884
Food and beverage	165,899	21,712	—		187,611	115,333	—		302,944
Room	76,819	14,964	—		91,783	52,635	—		144,418
Other	78,075	4,023	—		82,098	46,476	—		128,574

Gross revenues	1,394,529	210,687	—		1,605,216	645,604	—		2,250,820
Less promotional allowances	141,459	33,568	—		175,027	53,106	—		228,133

Net revenues	1,253,070	177,119	—		1,430,189	592,498	—		2,022,687

Costs and expenses
Gaming	535,388	91,502	—		626,890	174,912	—		801,802
Food and beverage	96,096	7,500	—		103,596	85,726	—		189,322
Room	22,058	1,500	—		23,558	20,909	—		44,467
Other	81,706	3,000	—		84,706	39,818	—		124,524
Selling, general and administrative	194,180	13,623	—		207,803	108,952	—		316,755
Maintenance and utilities	56,581	16,998	—		73,579	—	—		73,579
Depreciation and amortization	94,224	15,000	200	(t)	109,424	48,962	4,000	(t)	162,386
Corporate expense	22,595	—	—		22,595	—	—		22,595
Management fee	—	13,695	(13,695	)(u)	—	—	—		—
Land leases	—	—	—		—	5,365	—		5,365
Deferred rent	—	—	—		—	3,118	—		3,118
Reserve for asset write-downs	—	1,144	—		1,144	—	—		1,144

Total	1,102,828	163,962	(13,495)		1,253,295	487,762	4,000		1,745,057

Operating loss from Borgata	(1,442)	—	—		(1,442)	—	—		(1,442)

Operating income	148,800	13,157	13,495		175,452	104,736	(4,000)		276,188

Other income (expense)
Interest income	318	—	—		318	36	—		354
Interest expense, net	(74,549)	(12,750)	12,750	(v)	(81,228)	(36,325)	36,325	(v)	(120,218)
			(6,679	)(w)			(38,990	)(x)
Other income (expense)	—	—	—		—	(1,097)	—		(1,097)
Other expense from Borgata, net	(8,754)	—	—		(8,754)	—	—		(8,754)

Total	(82,985)	(12,750)	6,071		(89,664)	(37,386)	(2,665)		(129,715)

Income before provision for income taxes	65,815	407	19,566		85,788	67,350	(6,665)		146,473
Provision for income taxes	24,882	—	8,575	(y)	33,457	23,032	622	(y)	57,111

Net income	$40,933	$407	$10,991		$52,331	$44,318	$(7,287)		$89,362

Net income per common share
Basic	$0.64				$0.81				$1.07

Diluted	$0.62				$0.79				$1.04

Shares used in calculating net income per common share:
Basic	64,293				64,293				83,465

Diluted	66,163				66,163				85,532

See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements, beginning on page 88.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.    Basis of Presentation

The unaudited pro forma condensed combined financial statements present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the acquisition of the Shreveport Partnership, the merger and the adjustments described in these footnotes. The unaudited pro forma condensed combined financial statements use the purchase method of accounting, with Boyd Gaming treated as the acquirer and as if the Shreveport Partnership acquisition and the merger each had been completed on December 31, 2003 for purposes of the unaudited pro forma condensed combined balance sheet information, and on January 1, 2003 for purposes of the unaudited pro forma condensed combined statement of operations information.

The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the Shreveport Partnership acquisition and the merger had actually taken place on January 1, 2003 and do not purport to be indicative of the effects that may be expected to occur in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with Boyd Gaming’s and Coast Casinos’ historical consolidated financial statements and accompanying notes incorporated by reference in this joint proxy statement/prospectus.

The pro forma condensed combined financial statements of Boyd Gaming are prepared in accordance with Article 11 of Regulation S-X.

2.    Pro Forma Shreveport Partnership Acquisition

The estimated aggregate consideration to be paid in the acquisition is as follows (in thousands):

Cash consideration for partnership units	$190,000
Estimated costs for net current assets and other transaction costs	15,500

Aggregate estimated acquisition costs	$205,500

The allocation of the purchase price, which is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the closing date of the merger, is as follows (in thousands):

Current assets	$16,000
Property and equipment	159,853
Intangible assets	30,147
Assumed liabilities	(500)

$205,500

The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired and the fair values of liabilities assumed as of the closing date of the merger. The purchase price allocation will remain preliminary until Boyd Gaming obtains a third party valuation of significant identifiable intangible assets acquired and determines the fair value of other assets and liabilities acquired. The final determination of the purchase price will be completed as soon as practicable after the closing date of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The amount allocated to intangible assets has been attributed to the following categories (in thousands):

Intangible license rights	$29,147
Customer list	1,000

$30,147

The intangible license rights represent the estimated value of the Louisiana gaming license and is expected to be assigned an indefinite life and will not be amortized. The customer list is expected to be amortized using the straight-line method over its estimated useful life, which is assumed to be five years for purposes of the pro forma financial information.

3.    Pro Forma Merger

On February 9, 2004, Boyd Gaming announced its agreement to acquire Coast Casinos for approximately $1.3 billion. Boyd Gaming will pay the merger consideration with a combination of shares of Boyd Gaming common stock and cash, as well as the assumption of debt of Coast Casinos, subject, in each case, to certain adjustments as discussed under “The Merger Agreement—Consideration to be Received in the Merger.” For purposes of the pro forma calculations, we assumed that the final merger consideration will consist of 40% stock consideration and 60% cash consideration, based on an assumed price per share of Boyd Gaming common stock of $16.767.

The estimated aggregate consideration to be paid in the merger is as follows (in thousands):

Fair value of Boyd Gaming common stock	$321,459
Cash consideration for shares of Coast Casinos common stock exchanged	482,189

Aggregate value of stock and cash consideration	803,648
Estimated merger costs (excluding financing costs related to new debt)	41,187

Net aggregate estimated merger consideration	844,835
Coast Casinos debt to be refinanced by Boyd Gaming	486,156

Aggregate estimated merger consideration	$1,330,991

The assumed fair value of the aggregate stock and cash consideration was calculated based on a $550 price per share for 1,461,178 shares of Coast Casinos common stock. For more information related to the determination of the merger consideration, see “The Merger Agreement—Consideration to be Received in the Merger.”

The allocation of the purchase price, which is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the closing date of the merger, is as follows (in thousands):

Current assets	$86,005
Property and equipment	773,283
Goodwill	546,656
Intangible assets	20,000
Other assets	1,177
Assumed liabilities and debt to be refinanced	(582,286)

$844,835

The allocation of the purchase price is preliminary. The final determination of the purchase price allocation will be based on the fair values of assets acquired and the fair values of liabilities assumed as of the closing date of the merger. The excess of the purchase price over the fair values of assets acquired and liabilities assumed is allocated to goodwill. The purchase price allocation will remain preliminary until Boyd Gaming obtains a third party valuation of significant identifiable intangible assets acquired and determines the fair value of other assets and liabilities acquired. The final determination of the purchase price will be completed as soon as practicable after the closing date of the merger. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements.

The amount allocated to intangible assets has been attributed to customer lists. The customer lists are expected to be amortized using the straight-line method over their estimated lives, which are assumed to be five years for purposes of the pro forma financial information.

4.    Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a) To reflect the adjustment of land to fair value based upon assumed estimates of fair value. The pro forma calculations assume no change in the historical value of depreciable property and equipment to fair value and that the remaining useful lives assigned to these depreciable assets will be carried over to the combined company.

(b) To eliminate the debt which will not be assumed from the Shreveport Partnership and retire the debt of Coast Casinos that will be refinanced in connection with the merger.

(c) To reflect the issuance of new debt to finance the cash portion of the consideration used for the Shreveport Partnership acquisition and the merger, including related transaction costs, as well as the refinancing of the debt of Coast Casinos.

(d) To reflect the deferred financing costs incurred in connection with the issuance of debt to finance the cash portion of the purchase price for Coast Casinos and the refinancing of the debt of Coast Casinos.

(e) To eliminate the deferred rent previously recorded on the books of Coast Casinos.

(f) To eliminate the historical equity of the Shreveport Partnership and Coast Casinos.

(g) To reflect the issuance of Boyd Gaming common stock as a component of the merger consideration.

(h) To reflect the intangible assets arising from the transactions.

(i) To reflect the excess of acquisition cost over the estimated fair value of net assets acquired in the merger.

(j) To reflect the write-off of deferred financing costs as a result of the refinancing of the debt of Coast Casinos.

(k) To reflect the write-off of Boyd Gaming’s deferred financing costs upon consummation of the refinancing of its bank credit facility to finance the merger.

(l) To reflect additional deferred taxes and goodwill related to the merger due to the step-up in basis of the net assets.

(m) To eliminate the non-cash current assets which will not be acquired from the Shreveport Partnership.

(n) To eliminate the non-current assets and due from affiliates which will not be acquired from the Shreveport Partnership.

(o) To eliminate the current liabilities which will not be assumed from the Shreveport Partnership.

(p) To eliminate the other liabilities which will not be assumed from the Shreveport Partnership.

(q) To reflect the debt that will be incurred to pay the call premium of 4.75% on the $325.0 of senior subordinated notes of Coast Casinos.

(r) To reflect the debt that will be incurred to pay for the cash out of 29,415 options to purchase Coast Casinos common stock at a net value of $450 per option.

(s) To reflect the fair value of Coast Casinos stock options converted into options to purchase an aggregate of 196,815 shares of Boyd Gaming common stock at an exercise price of $3.04855 per share. The assumed fair value of Boyd Gaming common stock for purposes of the pro forma calculation is $16.767 per share of Boyd Gaming common stock.

(t) To reflect the increase in depreciation and amortization expense due to the amortization of definite lived intangible assets arising from the acquisition of the Shreveport Partnership and the merger.

(u) To eliminate the management fee from the historical books of the Shreveport Partnership.

(v) To eliminate the interest expense from the historical books of the Shreveport Partnership and Coast Casinos.

(w) To reflect the pro forma interest expense resulting from the financing of the Shreveport Partnership acquisition using an estimated interest rate of 3.25%. A 0.125% change in the estimated interest rate would affect pro forma interest expense by approximately $0.3 million.

(x) To reflect the pro forma interest expense resulting from the issuance and refinancing of debt related to the merger. For purposes of the pro forma calculation, approximately $472.9 million of Coast Casinos’ historical debt is eliminated, and Boyd Gaming obtains approximately $1.012 billion of new debt as part of the refinancing and funding of the net estimated merger consideration, resulting in approximately $39.0 million of pro forma interest expense assuming a blended effective interest rate of approximately 3.9%. A 0.125% change in the estimated interest rate would affect pro forma interest expense by approximately $1.3 million.

(y) To reflect a combined U.S. Federal and state effective tax rate of 39% on the pro forma pre-tax income of the combined company.

5.    Sensitivity to Fair Value Estimates

Certain of the pro forma adjustments incorporate Boyd Gaming’s preliminary estimates of the fair value of the businesses that Boyd Gaming is acquiring. Early indications are that the excess of the purchase price paid by Boyd Gaming in connection with the Shreveport Partnership acquisition and the merger over the preliminary estimates of the fair value of these businesses may be assigned to non-amortizable goodwill and indefinite life intangible assets as opposed to depreciable fixed assets or amortizable intangible assets. Upon completion of the Shreveport Partnership acquisition and the merger or shortly thereafter, Boyd Gaming will obtain an independent third-party valuation of the assets acquired and liabilities assumed in order to assist management in developing a definitive allocation of the purchase price paid in connection with the Shreveport Partnership acquisition and the merger. As a result, the final purchase price allocation may result in some amounts being assigned to tangible or definite life intangible assets apart from goodwill and indefinite life intangible assets. To the extent that any amount is assigned to a tangible or definite life intangible asset, this amount may ultimately be depreciated or amortized, as appropriate, to earnings over the expected period of benefit of the asset. To the extent that any amount remains as goodwill or indefinite life intangible assets, this amount would not be subject to either depreciation or amortization but would be subject to periodic impairment testing and, if necessary, would be written down to fair value should circumstances warrant.

The table below shows the potential increase in pro forma depreciation or amortization expense if certain amounts of the $603.4 million of goodwill and other indefinite life intangible assets identified in Notes 2 and 3 were ultimately assigned to tangible or definite life intangible assets. For purposes of calculating this sensitivity analysis, Boyd Gaming has applied the straight-line method of depreciation or amortization over an estimated useful life of 30 years to various fair values, and the diluted earnings per share has been tax affected using a 39% effective tax rate. The resulting pro forma adjustments for the year ended December 31, 2003 are as follows:

Amount Allocated to Fixed or Intangible Assets from Goodwill and Other Indefinite Life Intangible Assets Preliminarily Assigned in Notes 2 and 3	Increase in Pro Forma Depreciation and Amortization Expense	Decrease in Pro Forma Diluted Earnings Per Share
$120.7 million or 20% of Preliminary Goodwill and Other Indefinite Life Intangible Assets	$4,023	$0.03
$241.4 million or 40% of Preliminary Goodwill and Other Indefinite Life Intangible Assets	$8,045	$0.06
$362.0 million or 60% of Preliminary Goodwill and Other Indefinite Life Intangible Assets	$12,068	$0.09
$482.7 million or 80% of Preliminary Goodwill and Other Indefinite Life Intangible Assets	$16,090	$0.11
$603.4 million or 100% of Preliminary Goodwill and Other Indefinite Life Intangible Assets	$20,113	$0.14

6.    Sensitivity to Share Price at Closing

The pro forma adjustments assume that approximately 19.2 million shares of Boyd Gaming common stock, at a price of $16.767 per share, will be issued as part of the merger consideration. This assumption reflects the maximum aggregate value of stock and cash consideration to be recorded for the merger under generally accepted accounting principles, it being understood that the maximum aggregate value of stock and cash consideration for the merger will increase to the extent that the price per share of Boyd Gaming common stock is greater than $16.767 on the closing date of the merger. The tables below show the effect on:

•	the aggregate value of the cash consideration and the stock consideration to be offered in the merger, and

•	selected pro forma calculations in the pro forma condensed combined financial statements,

in each case, for each $1.00 decline in the market price per share of Boyd Gaming common stock as of the closing date of the merger below $16.767 per share of Boyd Gaming common stock.

Price per Share of Boyd Gaming Common Stock on the Closing Date	Number of Shares of Boyd Gaming Common Stock Issued	Aggregate Value of the Stock Consideration	Aggregate Value of the Cash Consideration	Aggregate Value of Stock and Cash Consideration
(dollar in thousands, except per share amounts)
$16.767	19,172,133	$321,459	$482,189	$803,648
15.767	19,901,712	313,790	470,685	784,476
14.767	20,730,104	306,121	459,182	765,304
13.767	21,678,840	298,453	447,679	746,131
12.767	22,776,199	290,784	436,176	726,959
11.767	24,060,073	283,115	424,672	707,787
10.767	25,582,430	275,446	413,169	688,615

Price per Share of Boyd Gaming Common Stock on the Closing Date	Decrease in Pro Forma Goodwill	Decrease in Pro Forma Equity	Decrease in Pro Forma Total Indebtedness	Decrease in Pro Forma Interest Expense	Increase in Pro Forma Diluted Earnings Per Share
(in thousands, except per share amounts)
$16.767	$—	$—	$—	$—	$—
15.767	(7,669)	(7,669)	(11,503)	(443)	0.00
14.767	(15,338)	(15,338)	(23,007)	(887)	0.01
13.767	(23,007)	(23,007)	(34,510)	(1,330)	0.01
12.767	(30,675)	(30,675)	(46,103)	(1,773)	0.01
11.767	(38,344)	(38,344)	(57,516)	(2,217)	0.01
10.767	(46,013)	(46,013)	(69,020)	(2,660)	0.02

BENEFICIAL OWNERSHIP OF BOYD GAMING COMMON STOCK

Set forth below is information regarding Boyd Gaming common stock owned by (i) those persons owning more than 5% of the outstanding Boyd Gaming common stock and (ii) directors, director nominees and executive officers of Boyd Gaming.

Ownership of More than 5% of Boyd Gaming Common Stock

The following table provides, as of March 1, 2004, information with respect to persons who are known to Boyd Gaming to beneficially own more than 5% of the shares of Boyd Gaming common stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares of Boyd Gaming common stock owned by that person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
William S. Boyd Boyd Gaming Corporation 2950 Industrial Road Las Vegas, NV 89109	26,382,360(1)	39.23%

Private Capital Management, L.P. 8889 Pelican Bay Blvd. Naples, FL 34108	6,379,100(2)	9.75%

(1)	Includes 13,005,149 shares of Boyd Gaming common stock held by the William S. Boyd Gaming Properties Trust, of which Mr. Boyd is trustee; 28,000 shares held by the William S. Boyd Family Corporation, which is wholly owned by Mr. Boyd; 761,178 shares held by the W.M. Limited Partnership, of which W.S.B., Inc., which is wholly owned by Mr. Boyd, is the sole general partner; 34,245 shares held by W.S.B., Inc.; 229,808 shares held by the William S. Boyd Grantor Retained Annuity Trust #2, of which Mr. Boyd is the settlor and trustee; 262,554 shares held by the William S. Boyd Grantor Retained Annuity Trust #3, of which Mr. Boyd is the settlor and trustee; 2,064,010 shares held by the BG-99 Limited Partnership, of which W.S.B., Inc. is general partner; 109,243 shares held by the BG-99 Grantor Retained Annuity Trust #2, of which Mr. Boyd is the settlor and trustee; 114,768 shares held by the BG-99 Grantor Retained Annuity Trust #3, of which Mr. Boyd is the settlor and trustee; 2,591,207 shares held by the BG-00 Limited Partnership, of which W.S.B., Inc. is general partner; 12,934 shares held by the BG-00 Grantor Retained Annuity Trust #2, of which Mr. Boyd is the settlor and trustee; 23,712 shares held by the BG-00 Grantor Retained Annuity Trust #3, of which Mr. Boyd is the settlor and trustee; 2,608,686 shares held by the BG-01 Limited Partnership, of which W.S.B., Inc. is general partner; 12,801 shares held by the BG-01 Grantor Retained Annuity Trust #2, of which Mr. Boyd is the settlor and trustee; 22,545 shares held by the BG-01 Grantor Retained Annuity Trust #3, of which Mr. Boyd is the settlor and trustee; 2,664,178 shares held by the BG-02 Limited Partnership, of which W.S.B., Inc. is general partner; 9,920 shares held by the BG-02 Grantor Retained Annuity Trust #2, of which Mr. Boyd is the settlor and trustee; and 17,421 shares held by the BG-02 Grantor Retained Annuity Trust #3, of which Mr. Boyd is the settlor and trustee. Also includes 1,810,001 shares issuable pursuant to options exercisable within 60 days of March 1, 2004. Mr. Boyd disclaims beneficial ownership in the shares held by the W.M. Limited Partnership, the BG-99 Limited Partnership, the BG-00 Limited Partnership, the BG-01 Limited Partnership and the BG-02 Limited Partnership, except to the extent of his pecuniary interest in shares held by those partnerships.
(2)	Based on information contained in the Schedule 13G filed with the SEC on February 13, 2004 by Private Capital Management, L.P., which is referred to as “PCM.” PCM advises that it is an Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940. Bruce S. Sherman and Gregg J. Powers, CEO and President of PCM, respectively, share dispositive and voting power with respect to the shares held by PCM’s clients and managed by PCM. Messrs. Sherman and Powers disclaim beneficial ownership of the shares held by PCM’s clients and disclaim the existence of a group.

Ownership of Boyd Gaming Management

The following table shows, as of March 1, 2004, all of the shares of Boyd Gaming common stock beneficially owned by each person who is a director of Boyd Gaming, and each director nominee. In addition, the following table shows, as of March 1, 2004, all of the shares of Boyd Gaming common stock beneficially owned by (i) William S. Boyd, the Chief Executive Officer of Boyd Gaming, (ii) each of Boyd Gaming’s four most highly compensated executive officers, other than Mr. Boyd, who were serving as executive officers as of December 31, 2003, and (iii) the directors, director nominees and executive officers of Boyd Gaming as a group. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares of Boyd Gaming common stock owned by that person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Director Nominees
William S. Boyd (Chief Executive Officer)	26,382,360	(1)	39.23%
Marianne Boyd Johnson	2,226,193	(2)	3.40%
William R. Boyd	2,130,276	(3)	3.25%
Perry B. Whitt	501,500	(4)	*
Donald D. Snyder	298,076	(5)	*
Robert L. Boughner	135,537	(6)	*
Billy G. McCoy	10,386	(7)	*
Michael O. Maffie	6,500	(8)	*
Frederick J. Schwab	1,250	(9)	*
Luther W. Mack, Jr.	—	(10)	*
Veronica J. Wilson	—	(11)	*
Peter M. Thomas	—	(12)

Other Named Executive Officers
Keith E. Smith	305,000	(13)	*
Ellis Landau	263,334	(14)	*
All directors and executive officers as a group (17 persons)	32,281,835	(15)	47.48%

*	Indicates less than 1% of class.
(1)	See note (1) under “—Ownership of More than 5% of Boyd Gaming Common Stock.”
(2)	Includes 1,888,117 shares of Boyd Gaming common stock held by the Marianne E. Boyd Gaming Properties Trust, of which Ms. Johnson is trustee; 26,581 shares held by the Aysia Lynn Boyd Education Trusts, of which Ms. Johnson is a trustee; 26,581 shares held by the Taylor Joseph Boyd Education Trusts, of which Ms. Johnson is a trustee; 25,291 shares held by the William Samuel Boyd Education Trusts, of which Ms. Johnson is a trustee; 26,581 shares held by the Samuel Joseph Boyd, Jr. Education Trusts, of which Ms. Johnson is a trustee; 26,581 shares held by the T’Mir Elizabeth Boyd Education Trusts, of which Ms. Johnson is a trustee; 25,091 shares held by the Josef William Boyd Education Trusts, of which Ms. Johnson is a trustee; 11,183 shares held by the Justin Boyd Education Trust, of which Ms. Johnson is a trustee; and 91,324 shares held by the Johnson Children’s Trust, dated June 24, 1996, Bruno Mark, trustee. Also includes 52,234 shares issuable pursuant to options exercisable within 60 days of March 1, 2004. Ms. Johnson disclaims beneficial ownership of the shares held by the above referenced Boyd Grandchildren’s Education Trusts and by the Johnson Children’s Trust.
(3)	Includes 1,933,449 shares of Boyd Gaming common stock held by the William R. Boyd Gaming Properties Trust, of which Mr. Boyd is trustee; 130,247 shares held by the William R. Boyd and Myong Boyd Children’s Trust, dated August 1, 1993, Robert E. Clark, trustee; and 27,180 shares held by the Sean William Johnson Education Trusts, of which Mr. Boyd is trustee. Also includes 37,834 shares issuable pursuant to options exercisable within 60 days of March 1, 2004. Mr. Boyd disclaims beneficial ownership of the shares held by the William R. Boyd and Myong Boyd Children’s Trust and by the Sean William Johnson Education Trusts.

(4)	Includes 500,000 shares of Boyd Gaming common stock held by the Whitt Family Trust, of which Mr. Whitt and his wife are trustees. Also includes 1,500 shares issuable pursuant to options exercisable within 60 days of March 1, 2004.
(5)	Includes 37,200 shares of Boyd Gaming common stock held by the Donald D. and Dorothy R. Snyder Living Trust, of which Mr. Snyder is trustee. Also includes 220,001 shares issuable pursuant to options exercisable within 60 days of March 1, 2004.
(6)	Includes 93,870 shares of Boyd Gaming common stock held by the Robert L. Boughner Investment Trust, of which Mr. Boughner is trustee. Also includes 41,667 shares issuable pursuant to options exercisable within 60 days of March 1, 2004.
(7)	Includes 8,500 shares of Boyd Gaming common stock issuable pursuant to options exercisable within 60 days of March 1, 2004.
(8)	Includes 3,500 shares of Boyd Gaming common stock issuable pursuant to options exercisable within 60 days of March 1, 2004.
(9)	Includes 1,250 shares of Boyd Gaming common stock issuable pursuant to options exercisable within 60 days of March 1, 2004.
(10)	Mr. Mack was elected to the Boyd Gaming board of directors in October 2003.
(11)	Ms. Wilson was elected to the Boyd Gaming board of directors in October 2003.
(12)	Mr. Thomas is a nominee to the Boyd Gaming board of directors at the Boyd Gaming Meeting.
(13)	Includes 325 shares of Boyd Gaming common stock owned by Mr. Smith’s wife. Also includes 273,167 shares issuable pursuant to options exercisable within 60 days of March 1, 2004.
(14)	Includes 83,334 shares of Boyd Gaming common stock issuable pursuant to options exercisable within 60 days of March 1, 2004.
(15)	Includes 2,552,655 shares of Boyd Gaming common stock issuable pursuant to options exercisable within 60 days of March 1, 2004.

BENEFICIAL OWNERSHIP OF COAST CASINOS COMMON STOCK

Set forth below is information regarding Coast Casinos common stock owned by (i) those persons owning more than 5% of the outstanding Coast Casinos common stock and (ii) directors and executive officers of Coast Casinos.

Ownership of More than 5% of Coast Casinos Common Stock

The following table provides, as of March 1, 2004, information with respect to persons who are known to Coast Casinos to beneficially own more than 5% of the shares of Coast Casinos common stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares of Coast Casinos common stock owned by that person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Michael J. Gaughan(1) Coast Casinos, Inc. 4500 West Tropicana Avenue Las Vegas, NV 89103	453,928.97		31.1%

Jerry Herbst(1) 5195 Las Vegas Boulevard South Las Vegas, NV 89119	265,488.08		18.2%

Jimma Lee Beam 2409 Windjammer Way Las Vegas, NV 89107	104,529.41		7.2%

Franklin Toti(1) Coast Casinos, Inc. 4500 West Tropicana Avenue Las Vegas, NV 89103	99,776.47		6.8%

J. Tito Tiberti 1806 South Industrial Road Las Vegas, NV 89102	99,751.47	(2)	6.8%

(1)	Messrs. Gaughan, Herbst and Toti entered into a stockholders agreement with Boyd Gaming. See “The Merger—Stockholders Agreement.”
(2)	Includes 8,640 shares held by a partnership of which a trust for the benefit of Mr. Tiberti’s adult child is a partner, 200 shares held by a trust for the benefit of Mr. Tiberti’s adult child and 12,000 shares held by another partnership of which trusts for the benefit of Mr. Tiberti’s adult children are indirect partners, as to which Mr. Tiberti disclaims beneficial ownership.

Ownership of Coast Casinos Management

The following table shows, as of March 1, 2004, all of the shares of Coast Casinos common stock beneficially owned by each person who is a director of Coast Casinos. In addition, the following table shows, as of March 1, 2004, all of the shares of Coast Casinos common stock beneficially owned by (i) Mr. Gaughan, the Chief Executive Officer of Coast Casinos, (ii) each of Coast Casinos’ four most highly compensated executive officers, other than Mr. Gaughan, who were serving as executive officers as of December 31, 2003, and (iii) the directors and executive officers of Coast Casinos as a group. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares of Coast Casinos common stock owned by that person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Directors and Executive Officers
Michael J. Gaughan(1)	453,928.97		31.1%
Jerry Herbst(1)	265,488.08		18.2%
Franklin Toti(1)	99,776.47		6.8%
J. Tito Tiberti	99,751.42	(2)	6.8%
Thomas Girardi	52,781.01		3.6%
Harlan D. Braaten	30,415.00	(3)	2.0%
Clyde T. Turner	10,452.94		*
F. Michael Corrigan	5,263.24		*
Gage Parrish	5,000.00	(4)	*
Joseph Blasco	500.00		*
Charles Silverman	500.00		*
Peter M. Thomas	—		*
All directors and executive officers as a group (12 persons)	1,023,857.18		68.4%

*	Indicates less than 1% of the class.
(1)	Messrs. Gaughan, Herbst and Toti entered into a stockholders agreement with Boyd Gaming. See “The Merger—Stockholders Agreement.”
(2)	Includes 8,640 shares held by a partnership of which a trust for the benefit of Mr. Tiberti’s adult child is a partner, 200 shares held by a trust for the benefit of Mr. Tiberti’s adult child and 12,000 shares held by another partnership of which trusts for the benefit of Mr. Tiberti’s adult children are indirect partners, as to which Mr. Tiberti disclaims beneficial ownership.
(3)	Includes shares of Coast Casinos common stock that may be purchased upon exercise of a stock option.
(4)	Includes shares of Coast Casinos common stock that may be purchased upon exercise of a stock option.

DESCRIPTION OF BOYD GAMING CAPITAL STOCK

The following description of the terms of the Boyd Gaming capital stock is not meant to be complete and is qualified in its entirety to Boyd Gaming’s restated articles of incorporation, which are incorporated into this joint proxy statement/prospectus by reference. See “Comparison of Rights of Holders of Boyd Gaming Common Stock and Coast Casinos Common Stock” and Chapter IV—Additional Information.

Boyd Gaming is currently authorized to issue 200.0 million shares of common stock, par value $0.01 per share, and 5.0 million shares of preferred stock, par value $0.01 per share. As of March 26, 2004, 65,492,015 shares of Boyd Gaming common stock were outstanding and zero shares of Boyd Gaming preferred stock were outstanding. Additionally, 3,586,686 shares of Boyd Gaming common stock are issuable within 60 days of March 1, 2004 upon exercise of stock options granted pursuant to Boyd Gaming’s stock option plans.

Dividends

Subject to provisions of the NRS and to any future rights which may be granted to the holders of any series of Boyd Gaming preferred stock, dividends are paid on Boyd Gaming common stock when and as declared by the Boyd Gaming board of directors. In July 2003 and October 2003, the Boyd Gaming board of directors declared dividends of $0.075 per share of Boyd Gaming common stock, totaling approximately $4.8 million and $4.9 million, respectively, that were paid in September 2003 and December 2003, respectively. In addition, in January 2004, the Boyd Gaming board of directors declared a dividend of $0.075 per share of Boyd Gaming common stock, payable March 2, 2004 based on Boyd Gaming stockholders of record on February 13, 2004.

Voting rights

Each holder of shares of Boyd Gaming common stock is entitled to one vote per share on all matters submitted to a vote of Boyd Gaming common stockholders. Holders of Boyd Gaming common stock are not entitled to cumulative voting rights.

Restrictions

Each holder of shares of Boyd Gaming common stock will be subject to and comply with any rules, regulations and any other laws which Boyd Gaming or any of its subsidiaries or partnerships must comply with in connection with the gaming business, and each share of Boyd Gaming common stock will be subject to redemption at its then fair market value as determined by the Boyd Gaming board of directors if necessary to comply with the rules, regulations and laws of the gaming business.

Liquidation

If Boyd Gaming is liquidated, holders of Boyd Gaming common stock are entitled to receive all remaining assets available for distribution to stockholders after satisfaction of Boyd Gaming’s liabilities and the preferential rights of any Boyd Gaming preferred stock that may be outstanding at that time.

Preemptive rights

The holders of Boyd Gaming common stock do not have any preemptive, conversion or redemption rights by virtue of their ownership of Boyd Gaming common stock.

Preferred Stock

Shares of Boyd Gaming preferred stock may be issued in one or more series, and the Boyd Gaming board of directors is authorized to determine the designation and to fix the number of shares of each series. The Boyd Gaming board of directors is further authorized to fix and determine the dividend rate, premium or redemption rates, conversion rights, voting rights, preferences, privileges, restrictions and other variations granted to or imposed upon any wholly unissued series of Boyd Gaming preferred stock.

COMPARISON OF RIGHTS OF HOLDERS OF

BOYD GAMING COMMON STOCK AND COAST CASINOS COMMON STOCK

Upon completion of the merger, Coast Casinos stockholders receiving merger consideration in the form of shares of Boyd Gaming common stock will become Boyd Gaming stockholders. The rights of Boyd Gaming’s stockholders are governed by the restated articles of incorporation and restated by-laws of Boyd Gaming. The rights of Coast Casinos’ stockholders are governed by the amended articles of incorporation and amended by-laws of Coast Casinos.

The following summary discusses and compares the material differences between the current rights of Boyd Gaming stockholders and Coast Casinos stockholders under Boyd Gaming’s restated articles of incorporation and restated by-laws and Coast Casinos amended articles of incorporation and amended by-laws, but is not intended to be an exhaustive discussion or comparison of such rights. The statements in this section are qualified in their entirety to, and are subject to, the detailed provisions of Boyd Gaming’s restated articles of incorporation and restated by-laws and Coast Casinos’ amended articles of incorporation and amended by-laws, as applicable. Copies of Boyd Gaming’s restated articles of incorporation and restated by-laws and Coast Casinos’ amended articles of incorporation and amended by-laws are incorporated by reference herein and will be sent to Boyd Gaming stockholders and Coast Casinos stockholders upon request. See Chapter IV—Additional Information.

Authorized Capital Stock

Boyd Gaming. The authorized capital stock of Boyd Gaming currently consists of 205.0 million shares of capital stock, consisting of 200.0 million shares of Boyd Gaming common stock, par value $0.01 per share, and 5.0 million shares of Boyd Gaming preferred stock, $0.01 per share.

Coast Casinos. The authorized capital stock of Coast Casinos currently consists of 85.0 million shares of capital stock, consisting of 75.0 million shares of Coast Casinos common stock, par value $0.01 per share, and 10.0 million shares of Coast Casinos preferred stock, par value $0.01 per share.

Number, Classification and Election of Board of Directors

Boyd Gaming. Boyd Gaming’s restated articles of incorporation provide that the Boyd Gaming board of directors is comprised of a number of directors between five and fifteen. As of the date of this joint proxy statement/prospectus, the Boyd Gaming board of directors consisted of eleven directors. Following the consummation of the merger, the Boyd Gaming board of directors will be expanded to thirteen directors, as more fully discussed above under “The Merger Agreement—Boyd Gaming Board of Directors.” The Boyd Gaming board of directors is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year.

Boyd Gaming’s restated by-laws provide that a minimum of two of the directors of the Boyd Gaming board of directors must be directors who are not employees, officers or former officers of Boyd Gaming or any subsidiary or division of Boyd Gaming, or relatives of a principal executive officer, or individual members of an organization acting as an advisor, consultant, legal counsel or in a similar role, receiving compensation on a continuing basis from Boyd Gaming in addition to a director’s fees.

Coast Casinos. Coast Casinos’ amended articles of incorporation provide that the Coast Casinos board of directors is comprised of a number of directors between three and thirteen. As of the date of this joint proxy statement/prospectus, the Coast Casinos board of directors consisted of twelve directors. The Coast Casinos board of directors is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Upon consummation of the merger, Coast Casinos will be merged with and into BGC, Inc. and the Coast Casinos board of directors will be dissolved.

Removal of Directors

Boyd Gaming. Boyd Gaming’s restated articles of incorporation and restated by-laws provide that directors may be removed either for cause or upon an affirmative vote of at least two-thirds of the outstanding shares of Boyd Gaming capital stock entitled to vote generally in the election of directors.

Coast Casinos. Coast Casinos’ amended articles of incorporation and amended by-laws provide that directors may be removed upon, but only upon, an affirmative vote of at least two-thirds of the outstanding shares of Coast Casinos common stock.

Newly-Created Directorships and Vacancies

Boyd Gaming. Boyd Gaming’s restated by-laws provide that vacancies on the Boyd Gaming board of directors, whether caused by the removal of directors or otherwise, or caused by an increase in the number of directors, are to be filled by a majority vote of the remaining directors. The newly appointed director will be considered for election by the Boyd Gaming stockholders at the regular meeting of the Boyd Gaming stockholders in which such director’s class of directors would be considered for election as a whole.

Coast Casinos. Coast Casinos’ amended articles of incorporation and amended by-laws provide that vacancies on the Coast Casinos board of directors, whether caused by an increase in the number of directors or otherwise, may be filled by a majority vote of the remaining directors. When a vacancy is filled, other than a vacancy caused by an increase in the number of directors between annual meetings of the Coast Casinos stockholders, the director chosen to fill that vacancy shall be one of the same class as the director being succeeded, unless by reason of any previous change in the authorized number of directors, the Coast Casinos board of directors shall designate the vacant directorship as a directorship of another class in order more nearly to achieve equality in the number of directors among classes.

Quorum of Directors

Boyd Gaming. Boyd Gaming’s restated by-laws provide that a majority of the total number of directors on the Boyd Gaming board of directors will constitute a quorum.

Coast Casinos. Coast Casinos’ amended by-laws provide that a majority of the total number of directors on the Coast Casinos board of directors will constitute a quorum.

Annual Meeting

Boyd Gaming. Boyd Gaming’s restated by-laws provide that the annual meeting of the Boyd Gaming stockholders is held at the date and time designated from time to time by the Boyd Gaming board of directors and as stated in the notice of the meeting provided to the Boyd Gaming stockholders. The notice must be provided by the Boyd Gaming board of directors to the Boyd Gaming stockholders not less than 10 days and not more than 60 days before the date set for the annual meeting.

Coast Casinos. Coast Casinos’ amended by-laws provide that the annual meeting of Coast Casinos stockholders is held at the date and time to be determined by the Coast Casinos board of directors in each calendar year and as stated in the notice of the meeting provided to the Coast Casinos stockholders. The notice must be provided by the Coast Casinos board of directors to the Coast Casinos stockholders not less than 10 days and not more than 60 days before the date set for the annual meeting.

Special Meetings

Boyd Gaming. Under Boyd Gaming’s restated by-laws, special meetings of the Boyd Gaming stockholders may be called by the Chairman of the Board, the President or the board of directors of Boyd Gaming or by written order of a majority of the directors, and will be called by the Chairman of the Board, the President or the Secretary of Boyd Gaming at the written request of Boyd Gaming stockholders owning a majority in amount of the entire capital stock of Boyd Gaming issued and outstanding and entitled to vote at the special meeting.

Coast Casinos. Under Coast Casinos’ amended by-laws, special meetings of the Coast Casinos stockholders may be called by the Chairman of the Board or the board of directors of Coast Casinos, or by the Chairman of the Board or Secretary of Coast Casinos at the written request of the Coast Casinos stockholders owning a majority of the issued and outstanding Coast Casinos capital stock.

Quorum of Stockholders

Boyd Gaming. Boyd Gaming’s restated by-laws provides that the presence, whether in person or by proxy, of a majority of the Boyd Gaming capital stock issued and outstanding and entitled to vote at the annual or a special meeting constitutes a quorum, except when stockholders are required to vote by class, in which event a majority of the issued and outstanding shares of the appropriate class will be present in person or by proxy.

Coast Casinos. Coast Casinos’ amended by-laws provide that, at stockholders’ meetings, stockholders holding a majority of the Coast Casinos voting power constitutes a quorum for all purposes, except when stockholders are required to vote by class, in which event a majority of the issued and outstanding shares of the appropriate class present in person or by proxy constitutes a quorum.

Voting Requirements

Boyd Gaming. Under Boyd Gaming’s restated by-laws, when a quorum of Boyd Gaming stockholders is present at a meeting of Boyd Gaming’s stockholders, the vote of the holders of a majority of the Boyd Gaming capital stock having voting power, present in person or by proxy, will decide any question brought before the meeting of the stockholders, unless the question is one upon which, by express provision of applicable law, the restated articles of incorporation of Boyd Gaming or the restated by-laws of Boyd Gaming, a different vote is required, in which case such express provision will govern and control the decision of the question. Every Boyd Gaming stockholder having the right to vote will be entitled to vote in person or by proxy. However, a proxy may not be effective for more than six months unless the proxy is accompanied by an interest or the stockholder executing the proxy specifies a longer length of effectiveness in the proxy. In no case, however, may a proxy be valid for more than seven years. A Boyd Gaming stockholder may designate two or more people to serve as his or her proxy. In the case of such appointment, a majority of the assigned proxies present at the meeting may take action pursuant to the proxy. Boyd Gaming’s restated by-laws do not require written ballots and do not provide for cumulative voting.

Coast Casinos. Under Coast Casinos’ amended by-laws, when a quorum of Coast Casinos stockholders is present at a meeting of Coast Casinos stockholders, any lawful action may be taken if authorized by the vote of stockholders holding at least a majority of the total votes cast for or against the action at the meeting, unless a greater number or percentage of votes is required by law, the amended articles of incorporation of Coast Casinos or the amended by-laws of Coast Casinos, in which case such greater number or percentage shall be required. At each meeting of Coast Casinos stockholders, every Coast Casinos stockholder having the right to vote will be entitled to vote in person or by such stockholder’s duly authorized proxy appointed by instrument in writing subscribed by such stockholder or by such stockholder’s duly authorized attorney. Proxies and powers of attorney to vote must be filed with the Secretary of Coast Casinos at or before an election or meeting of the stockholders or they cannot be used at such election or meeting. The designation, validity, expiration and revocation of proxies shall be determined by the provisions of the NRS relating thereto. Coast Casinos’ amended by-laws provide that, unless required by law or determined by the chairman of the meeting to be advisable, the vote on any question need not be by written ballots. Coast Casinos’ amended by-laws do not provide for cumulative voting.

Action by Written Consent

Boyd Gaming. Under Boyd Gaming’s restated by-laws, the Boyd Gaming stockholders may take action without a meeting if all the Boyd Gaming stockholders who would have been entitled to vote on the action consent in writing to the action being taken.

Coast Casinos. Under Coast Casinos’ amended by-laws, the Coast Casinos stockholders may take action without a meeting if before, during or after the action, a written consent thereto is signed by the Coast Casinos stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents shall be required.

Rights of Preferred Stockholders

Boyd Gaming. Currently, there are no outstanding shares of Boyd Gaming preferred stock. The Boyd Gaming board of directors has broad discretion to set the dividend rate, premium or redemption rate, conversion rights, voting rights, preferences, privileges, restrictions and other variations granted to or imposed upon any series of Boyd Gaming preferred stock.

Coast Casinos. Currently, there are no outstanding shares of Coast Casinos preferred stock. The Coast Casinos board of directors has broad discretion to set the voting powers, designations, preferences, limitations, restrictions and relative rights of any series of Coast Casinos preferred stock.

Business Conducted at Stockholders Meetings

Boyd Gaming. Boyd Gaming’s restated by-laws provide that only business disclosed to Boyd Gaming stockholders in the notice of meeting provided to Boyd Gaming stockholders, properly brought before the meeting by or at the direction of the Boyd Gaming board of directors or otherwise properly brought before the meeting by the Boyd Gaming stockholders may be considered at a Boyd Gaming stockholders meeting. For a Boyd Gaming stockholder to properly bring business, the stockholder must have given timely notice to the Secretary to Boyd Gaming. To be timely given, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Boyd Gaming not less than 45 days nor more than 75 days prior to the anniversary of the date on which Boyd Gaming first mailed its proxy materials for the previous year’s annual meeting of stockholders, or the date on which the corporation mails its proxy materials for the current year if during the prior year Boyd Gaming did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year.

Coast Casinos. Coast Casinos’ amended by-laws provide that only business properly brought before Coast Casinos stockholders may be conducted at a Coast Casinos stockholders meeting. To be properly brought before Coast Casinos stockholders, business must be specified in the notice of the meeting, or any supplement thereto, given by or at the direction of the Chairman of the Board, the Secretary or the board of directors of Coast Casinos or be otherwise properly brought before the meeting by a Coast Casino stockholder. For a Coast Casinos stockholder to properly bring business before a meeting, the Coast Casinos stockholder must deliver timely notice thereof in writing to the Secretary of Coast Casinos. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Coast Casinos not less than 60 days prior to the Coast Casinos stockholders meeting. Any such stockholder’s notice must set forth the information specified in Coast Casinos’ amended by-laws.

Amendment of Articles of Incorporation

Boyd Gaming. NRS Section 78.390 provides that the articles of incorporation of a corporation organized under the laws of the State of Nevada may be amended upon the vote of the stockholders of the corporation holding shares entitling them to exercise at least a majority of the voting power, unless, among other matters, such greater proportion of the voting power may be required by the provisions of the articles of incorporation. Boyd Gaming’s restated articles of incorporation and restated by-laws do not provide any additional requirements or restrictions on the vote of stockholders required to amend Boyd Gaming’s restated articles of incorporation.

Coast Casinos. NRS Section 78.390 provides that the articles of incorporation or a corporation organized under the laws of the State of Nevada may be amended upon the vote of the stockholders of the corporation holding shares entitling them to exercise at least a majority of the voting power, unless, among other matters, such greater proportion of the voting power may be required by the provisions of the articles of incorporation. Pursuant to Coast Casinos’ amended articles of incorporation, any amendments to Coast Casinos’ articles of incorporation amending or eliminating any provision of articles of associations relating to the amendments thereof, the number of directors, the election of directors, the liability of directors or officers or the indemnification of directors or other persons shall require the affirmative vote or written consent of Coast Casinos stockholders holding not less than two-thirds of the issued and outstanding Coast Casinos common stock.

Amendment of By-laws

Boyd Gaming. The Boyd Gaming restated by-laws provide that the restated by-laws may be altered, amended or repealed at any regular meeting of the Boyd Gaming stockholders, or at a special meeting of the Boyd Gaming stockholders duly called for that purpose, by a majority vote of the shares represented and entitled to vote at the meeting. Subject to the laws of Nevada, the Boyd Gaming board of directors may, by majority vote of those directors present at any meeting at which a quorum is present, amend the restated by-laws, or enact such other by-laws as in their judgment may be advisable for the regulation of the conduct of the affairs of Boyd Gaming.

Coast Casinos. Coast Casinos’ amended by-laws provide that the Coast Casinos stockholders, by a vote of or a consent in writing signed by the holders of a majority of the voting power, shall have the right to amend the amended by-laws and to adopt additional by-laws. Subject to the laws of the State of Nevada, the Coast Casinos board of directors may, at any regular or special meeting and by a vote of not less than a majority of the entire Coast Casinos board of directors, amend or change the amended by-laws.

Dividends

Boyd Gaming. Subject to provisions of the NRS and to any future rights which may be granted to the holders of any series of Boyd Gaming preferred stock, dividends are paid on Boyd Gaming common stock when and as declared by the Boyd Gaming board of directors. In July 2003 and October 2003, the Boyd Gaming board of directors declared dividends of $0.075 per share of Boyd Gaming common stock, totaling approximately $4.8 million and $4.9 million, respectively, that were paid in September 2003 and December 2003, respectively. In addition, in January 2004, the Boyd Gaming board of directors declared a dividend of $0.075 per share of Boyd Gaming common stock, payable March 2, 2004 based on Boyd Gaming stockholders of record on February 13, 2004.

Coast Casinos. Subject to provisions of the NRS and to any future rights which may be granted to the holders of any series of Coast Casinos preferred stock, dividends, if any, may be declared by the Coast Casinos board of directors at any regular or special meeting. In July 2003 and in January 2004, the Coast Casinos board of directors declared dividends of $3.50 per share of Coast Casinos common stock, totaling approximately $5.1 million for each dividend payment date. The dividends were paid on August 1, 2003 and February 5, 2004. Pursuant to the merger agreement, until the earlier of the consummation of the merger or the termination of the merger agreement, Coast Casinos is not permitted to declare or pay any additional dividend on shares of Coast Casinos common stock.

LEGAL MATTERS

The validity of the shares of Boyd Gaming common stock offered by this joint proxy statement/prospectus will be passed upon for Boyd Gaming by Lionel Sawyer & Collins.

The material U.S. Federal income tax consequences of the merger will be passed upon for Boyd Gaming by Cravath, Swaine & Moore LLP, and for Coast Casinos by Gibson, Dunn & Crutcher LLP.

EXPERTS

Boyd Gaming

The consolidated financial statements of Boyd Gaming incorporated in this joint proxy statement/prospectus by reference from Boyd Gaming’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which report includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles, and which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Coast Casinos

The consolidated financial statements of Coast Casinos, Inc. and Subsidiaries incorporated in this registration statement by reference to the Annual Report on Form 10-K of Coast Casinos, Inc. for the year ended December 31, 2003, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

CHAPTER II—INFORMATION ABOUT THE BOYD GAMING

ANNUAL MEETING AND OTHER PROPOSALS

The Boyd Gaming Meeting

This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from the holders of shares of Boyd Gaming common stock by the Boyd Gaming board of directors relating to the merger, the election of directors and other matters to be voted upon at the Boyd Gaming Meeting and any adjournments or postponements thereof. This joint proxy statement/prospectus provides Boyd Gaming stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Boyd Gaming Meeting. The shares of Boyd Gaming common stock represented by proxies received, properly marked, dated, executed and not revoked will be voted at the Boyd Gaming Meeting.

Date, Time and Place

Boyd Gaming will hold the Boyd Gaming Meeting on April 30, 2004 at noon, local time, at Borgata Hotel Casino and Spa, One Borgata Way, Atlantic City, New Jersey 08401.

Purpose of the Boyd Gaming Meeting

At the Boyd Gaming Meeting, Boyd Gaming stockholders will be asked:

•	to approve the issuance of shares of Boyd Gaming common stock in the merger;

•	to elect three Class I directors of Boyd Gaming to serve until the 2007 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	to ratify the appointment of Deloitte & Touche LLP as Boyd Gaming’s independent auditor for the fiscal year ending December 31, 2004;

•	to approve an amendment to Boyd Gaming’s 2002 Stock Incentive Plan to increase the number of shares of Boyd Gaming common stock subject to the 2002 Stock Incentive Plan from 3,000,000 shares to 7,000,000 shares; and

•	to transact such other business as may properly come before the Boyd Gaming Meeting and any adjournments or postponements thereof.

Voting and Solicitation

Votes cast by proxy or in person at the Boyd Gaming Meeting will be tabulated by the Inspector of Elections. The Inspector of Elections will also determine whether or not a quorum is present. The presence, in person or by proxy, of the holders of a majority of shares of Boyd Gaming common stock issued and outstanding is necessary to constitute a quorum at the Boyd Gaming Meeting. Shares represented at the Boyd Gaming Meeting in person or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. “Broker non-votes” (shares as to which a broker or nominee does not vote, or has indicated that it does not have discretionary authority to vote) will not be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum for Proposal 1, but will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum for Proposals 2, 3 and 4. Under the rules of the New York Stock Exchange, certain matters submitted to a vote of stockholders are considered by the New York Stock Exchange to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the meeting. On those matters which the New York Stock Exchange determines to be “non-routine,” brokerage firms that have not received instructions from their customers would not have discretion to vote. Neither Boyd Gaming’s restated articles of incorporation or by-laws nor Nevada corporate statutes address the treatment and effect of abstentions and “broker non-votes.”

Proposal 1, the approval of the issuance of shares of Boyd Gaming common stock in the merger, requires the approval by a majority of the votes cast by Boyd Gaming stockholders at the Boyd Gaming Meeting, provided that the total vote cast must represent over 50% in interest of all Boyd Gaming securities entitled to vote at the Boyd Gaming Meeting. Abstentions will have the same effect as a vote cast against such proposal, and “broker non-votes” will have no effect. In connection with Proposal 2, the election of Class I directors, the three nominees for Class I directors who receive the greatest number of affirmative votes will be elected to the Boyd Gaming board of directors, without giving effect to abstentions and “broker non-votes.” Each of Proposal 3, the ratification of the appointment of Deloitte & Touche LLP as Boyd Gaming’s independent auditor for the fiscal year ending December 31, 2004, and Proposal 4, the approval of an amendment to Boyd Gaming’s 2002 Stock Incentive Plan, requires the affirmative vote of a majority of the shares present or represented at the Boyd Gaming Meeting, assuming that a quorum is present or represented at the meeting. Abstentions and “broker non-votes” will have the same effect as a vote cast against Proposals 3 and 4.

Proxies in the accompanying form that are properly executed, duly returned to Boyd Gaming and not revoked will be voted in accordance with the instructions therein. IF NO INSTRUCTION IS GIVEN WITH RESPECT TO ANY OR ALL PROPOSALS TO BE ACTED UPON, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AND IN FAVOR OF PROPOSALS 1, 3 AND 4, AS APPLICABLE. No matter currently is expected to be considered at the Boyd Gaming Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting, but if any other matters are properly brought before the Boyd Gaming Meeting for action, it is intended that the persons named in the proxy and acting thereunder will vote in accordance with their discretion on such matters.

The presence at the meeting of a stockholder will not revoke his or her proxy. However, a proxy may be revoked at any time before it is voted by delivering to Boyd Gaming, Attention: Brian A. Larson, Secretary and General Counsel, at the principal offices of Boyd Gaming, a written notice of revocation or a duly executed proxy bearing a later date.

The solicitation of proxies will be conducted by mail, and Boyd Gaming will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Boyd Gaming Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of Boyd Gaming common stock. Boyd Gaming may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

Record Date and Shares Outstanding

The close of business on March 31, 2004 has been fixed as the record date for determining the holders of shares of Boyd Gaming common stock entitled to notice of and to vote at the Boyd Gaming Meeting. As of the close of business on March 26, 2004, Boyd Gaming had 65,492,015 shares of common stock outstanding. Each stockholder entitled to vote at the Boyd Gaming Meeting may cast one vote in person or by proxy for each share of Boyd Gaming common stock held by such stockholder.

Proposals

PROPOSAL 1—Approval of the Issuance of Shares in the Merger

For summary and detailed information regarding the proposal to approve the issuance of shares of Boyd Gaming common stock in the merger, see Chapter I—The Merger.

THE BOYD GAMING BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE APPROVAL OF THE ISSUANCE OF SHARES

OF BOYD GAMING COMMON STOCK IN THE MERGER.

PROPOSAL 2—Election of Boyd Gaming Directors

General

In accordance with Boyd Gaming’s restated articles of incorporation, the Boyd Gaming board of directors is divided into three classes, as nearly equal in number as the then-total number of directors at the time of initial election, with the term of office of one class expiring each year. At the Boyd Gaming Meeting, the Boyd Gaming stockholders will elect three Class I directors of Boyd Gaming to serve until the 2007 Annual Meeting of Stockholders or until their successors are duly elected and qualified, or until any such director’s earlier resignation or removal. At each following Boyd Gaming Annual Meeting of Stockholders, the successors to the class of directors whose term is then expiring will be elected to hold office for a term expiring at the third succeeding Boyd Gaming Annual Meeting of Stockholders. Vacancies on the Boyd Gaming board of directors and newly created directorships will generally be filled by vote of a majority of the directors then in office, and any directors so chosen will hold office until the next election of the class for which such directors were chosen. The Boyd Gaming board of directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected to office and, to the knowledge of the Boyd Gaming board of directors, each of its nominees intends to serve the entire term for which election is sought. However, should any nominee of the Boyd Gaming board of directors become unable or unwilling to accept nomination or election as a director of Boyd Gaming, the proxies solicited by management will be voted for such other person as the Boyd Gaming board of directors may determine.

In voting for directors, each Boyd Gaming stockholder is entitled to cast one vote for each candidate. Boyd Gaming stockholders are not entitled to cumulate their votes for members of the Boyd Gaming board of directors. The three nominees for Class I directors who receive the greatest number of affirmative votes will be elected to the Boyd Gaming board of directors.

Perry B. Whitt is retiring from his position as director of Boyd Gaming, which position he has held since the inception of Boyd Gaming in 1988. The Boyd Gaming board of directors thanks Mr. Whitt for his years of service to Boyd Gaming. The Boyd Gaming board of directors has nominated Peter M. Thomas, who is currently a director on the Coast Casinos board of directors, to serve as a director of Boyd Gaming to fill the seat previously held by Mr. Whitt.

The nominees for election as Class I directors are:

William S. Boyd

Frederick J. Schwab

Peter M. Thomas

THE BOYD GAMING BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE NAMED NOMINEES.

Nominees and Continuing Directors

The names of the nominees and the continuing directors, their ages as of the record date and certain other information about them are set forth below:

Name	Age	Position	Director Since
Members of the Board Whose Terms Expire in 2004 (Class I)
William S. Boyd	72	Chairman of the Board of Directors and Chief Executive Officer	1988
Frederick J. Schwab	65	Director	2002
Peter M. Thomas	54	Nominee	N/A

Members of the Board Whose Terms Expire in 2005 (Class II)
William R. Boyd	44	Vice President and Director	1992
Michael O. Maffie	56	Director	1997
Donald D. Snyder	56	President and Director	1996
Veronica J. Wilson	52	Director	2003

Members of the Board Whose Terms Expire in 2006 (Class III)
Robert L. Boughner	51	Director of Boyd Gaming, Vice President and Secretary of Boyd Atlantic City, Inc. and Chief Executive Officer of Marina District Development Company, LLC	1996
Marianne Boyd Johnson	45	Vice Chairman of the Board of Directors and Senior Vice President	1990
Luther W. Mack, Jr.	64	Director	2003
Billy G. McCoy	63	Director	1997

Nominees

William S. Boyd has served as a director of Boyd Gaming since its inception in June 1988 and as Chairman of the Boyd Gaming board of directors and Chief Executive Officer of Boyd Gaming since August 1988. A co-founder of California Hotel and Casino, the predecessor of Boyd Gaming and now one of its subsidiaries, Mr. Boyd has served as a director and President of that company since its inception in 1973 and has also held several other offices with that company. Prior to joining California Hotel and Casino, Mr. Boyd practiced law in Las Vegas for 15 years. Between 1970 and 1974 he also was Secretary, Treasurer and a member of the board of directors of the Union Plaza Hotel and Casino. Mr. Boyd serves as Vice Chairman of the board of directors of the American Gaming Association, and he serves on the board of directors and as President of the National Center for Responsible Gaming. Mr. Boyd also serves on the board of directors of Western Alliance Bancorporation. Mr. Boyd is the father of William R. Boyd and Marianne Boyd Johnson, who are both directors and officers of Boyd Gaming.

Frederick J. Schwab has served as a director of Boyd Gaming since October 2002. Until retiring in March 2003, Mr. Schwab served as President and Chief Executive Officer of Porsche Cars North America, Inc. Mr. Schwab joined Porsche Cars North America as Executive Vice President, Finance and Administration, in 1985. He was promoted to Senior Executive Vice President in 1988 and named President and Chief Executive Officer in March 1992. Mr. Schwab was formerly a partner with Touche Ross & Co. (now Deloitte & Touche LLP). In 1974, he joined Fruehauf Corporation as President of Ackermann Fruehauf, a wholly owned subsidiary in Germany. In 1978, he became President of Fruehauf Europe, responsible for all Fruehauf European operations.

In 1982, Mr. Schwab was named Executive Vice President of Fruehauf International in Detroit, responsible for all non-North American controlled subsidiaries. Mr. Schwab is a member of the national board of the Hope Foundation, and he also serves as a board member of Michigan State University’s Eli Broad College of Business.

Peter M. Thomas has served on the boards of directors of Coast Casinos and Coast Hotels since August 12, 2002, and served on the Rio Suite Hotel and Casino, Inc. board of directors from 1995 to 1999. Mr. Thomas has served as the Managing Member of Thomas & Mack Co. Limited Liability Company, a commercial real estate development and management company. He also served as President and Chief Operating Officer of Bank of America, Nevada from 1992 to 1995 and, prior to the acquisition of Valley Capital Corporation by Bank of America, as the President and Chief Operating Officer of Valley Bank of Nevada from 1982 to 1992. Mr. Thomas has been the Chairman of the Las Vegas Metropolitan Police Department’s Committee on Fiscal Affairs and a committee member since 1994, is a member of the board of directors of City National Bank since April, 2003, and has been a board member of the Los Angeles Branch of the Federal Reserve Bank of San Francisco since January, 2003. Mr. Thomas intends to resign as a director of Coast Casinos and Coast Hotels if he is elected as a director of Boyd Gaming at the Boyd Gaming Meeting.

Continuing Directors

Robert L. Boughner has served as a director of Boyd Gaming since April 1996. In June 1996, Mr. Boughner was elected Vice President and Secretary of Boyd Atlantic City, Inc., which is referred to as “BAC,” a wholly owned subsidiary of Boyd Gaming, through which Boyd Gaming owns a 50% interest in Marina District Development Company, LLC, which is referred to as “MDDC,” the limited liability company formed with a wholly owned subsidiary of MGM MIRAGE in Atlantic City, New Jersey. In addition, in January 1999, Mr. Boughner was elected Chief Executive Officer of MDDC. In October 2001, Mr. Boughner resigned as the Chief Operating Officer and Senior Executive Vice President of Boyd Gaming, which positions he had held since April 1990 and May 1998, respectively, to devote substantially all of his time to the development and operation of Borgata Hotel Casino and Spa. From 1985 until April 1990, he served as Senior Vice President of Administration of California Hotel and Casino, and prior to that time he held various management positions in that company. Mr. Boughner is active in civic and industry affairs, and he serves on the board of directors of BankWest of Nevada.

William R. Boyd has been a Vice President of Boyd Gaming since December 1990 and a director since September 1992. From June 1987 until December 1990, he was director of operations at the Fremont Hotel and Casino. From 1978 until 1987, he held various administrative and operations positions at the California Hotel and Casino and Sam’s Town Hotel and Gambling Hall. Mr. Boyd also serves on the board of directors of the Better Business Bureau of Southern Nevada and of the Crime Stoppers of Nevada program. Mr. Boyd is the son of William S. Boyd and the brother of Marianne Boyd Johnson, who are both directors and officers of Boyd Gaming.

Marianne Boyd Johnson was elected to the position of Vice Chairman of the Boyd Gaming board of directors in February 2001 and elected Senior Vice President of Boyd Gaming in December 2001. From September 1997 until December 2001, Ms. Johnson served as Vice President of Boyd Gaming. Ms. Johnson has been a director since September 1990. From 1976 until September 1990, she held a variety of positions with Boyd Gaming, including participation in Boyd Gaming’s management training program. Ms. Johnson serves on the board of directors of BankWest of Nevada and Western Alliance Bancorporation. Ms. Johnson is the daughter of William S. Boyd and the sister of William R. Boyd, who are both directors and officers of Boyd Gaming.

Luther W. Mack, Jr. has served as a director of Boyd Gaming since October 2003. For approximately 14 years from 1989 until October 2003, Mr. Mack served on the Nevada State Athletic Commission. He also served as its Chairman from 2001 to 2003. He resigned that commission to join the Boyd Gaming board of directors. Since 1974, Mr. Mack has owned and operated McDonald’s restaurants throughout northern Nevada. He currently owns and operates 10 McDonald’s restaurants. Mr. Mack served as the Chairman on the University of

Nevada-Reno Foundation Board from 1997 to 1998 and received an Honorary Doctorate Degree from that university. Mr. Mack currently serves on the board of directors for Washoe Medical Hospital’s Health Plan and Wells Fargo Bank of Nevada, Community Board.

Michael O. Maffie has been a director of Boyd Gaming since March 1997. Mr. Maffie has served as the Chief Executive Officer of Southwest Gas Corporation, a major Las Vegas based utility company, since 1993. From 1988 until 2003, Mr. Maffie also served as the President of Southwest Gas Corporation. Mr. Maffie joined Southwest Gas Corporation in 1978 as its treasurer and held several executive positions prior to being named President in 1988 and CEO in 1993. Prior to joining Southwest Gas Corporation, Mr. Maffie was with Arthur Andersen & Co. for seven years.

Billy G. McCoy, Major General USAF (Ret), has been a director of Boyd Gaming since March 1997. From 1993 to 1996, General McCoy served as Director of Development for Boyd Gaming. He has served as Chairman of the board of Luscombe Aircraft Corporation since 1998. He served as the President and Chief Operating Officer of Luscombe Aircraft Corporation from 1997 through January 2001. General McCoy entered the Air Force in June 1963 and was promoted to Major General in October 1989. During his 30 years of active service, he served as Commander of Homestead AFB in Florida, Langley AFB in Virginia, Luke AFB in Arizona, Nellis AFB in Nevada and Lackland AFB in Texas. He serves on the board of the Nevada Federal Credit Union and as a Trustee of the Community College of Southern Nevada.

Donald D. Snyder has been President of Boyd Gaming since January 1997. Prior to that, he served as Executive Vice President and Chief Administrative Officer of Boyd Gaming from July 1996 to January 1997 and has served as a director of Boyd Gaming since April 1996. Prior to joining Boyd Gaming, from 1992 to July 1996, Mr. Snyder served as Chairman, Chief Executive Officer and President of the Fremont Street Experience Limited Liability Co., which is referred to as “FSELLC,” which developed and operates the Fremont Street Experience in downtown Las Vegas. He continues as Chairman of FSELLC. Mr. Snyder worked for First Interstate Bancorp, which is referred to as “FIB,” for 22 years, serving as Chairman and Chief Executive Officer of First Interstate Bank of Nevada from 1987 through 1991. He was involved in various entrepreneurial activities after leaving FIB, including Strategic Associates, Inc., Graphic Enterprises, Inc., FSELLC and co-founding BankWest of Nevada. He serves on the board of directors of BankWest of Nevada and on the board of directors of Western Alliance Bancorporation. Mr. Snyder holds leadership positions on several non-profit boards and plays or has played an active role in industry organizations, including the American Gaming Association, the Nevada Resort Association and the Las Vegas Convention and Visitors Authority.

Veronica J. Wilson has served as a director of Boyd Gaming since October 2003. Since September 2000, Ms. Wilson has served as the President and Chief Executive Officer of the Blind Center of Nevada, an organization that assists people with visual impairments. In addition, since July 1993, Ms. Wilson has served as the Chief Executive Officer of JMJ Inc., the former operator of the Aladdin Hotel & Casino. Prior to serving as the Chief Executive Officer, Ms. Wilson served as JMJ Inc.’s Chief Financial Officer from June 1992 to July 1993. From 1973 to 1992, Ms. Wilson held several accounting positions with Maxim Hotel & Casino. Ms. Wilson is a committee member on the Governor’s Council on Rehabilitation and Employment of People with Disabilities and a member of the Fair Market Pricing Committee for the Coalition to Employ Nevadans. Ms. Wilson has over 30 years of experience in the gaming industry.

Compensation of Directors

For the first six months of 2003, each director who was not an employee of Boyd Gaming, or an employee of a subsidiary or affiliate of Boyd Gaming, received an annual fee of $35,000, meeting fees of $1,500 per board meeting attended (including related expenses for services as a director) and $500 per committee meeting attended. During fiscal year 2003, Boyd Gaming reviewed its board fee polices for its non-employee directors and, effective July 1, 2003, it increased the annual fees to $40,000 and committee attendance fees to $1,500 per committee meeting attended ($500 if the meeting is held telephonically). The Chairman of each the Audit Committee and the Compensation and Stock Option Committee received a retainer of $3,000, which amount was increased to $5,000 effective July 1, 2003, for their additional responsibilities. Commencing in 2004, the

Chairman of the Corporate Governance and Nominating Committee will receive a similar retainer of $5,000 for his additional responsibilities. In addition, in his capacity as a member of the Boyd Gaming board of directors, Billy G. McCoy serves as the Chairman of Boyd Gaming’s Compliance Committee, which is not a committee of the Boyd Gaming board of directors. General McCoy received a retainer of $3,000 and $500 per Compliance Committee meeting attended, which amounts were increased, effective July 1, 2003, to $5,000 and $1,500 ($500 if the meeting is held telephonically), respectively. Employee and non-employee directors, along with certain executive officers, participate in the Directors’ Medical Reimbursement Plan, which covers medical expenses incurred by plan participants and their spouses that are not covered by other medical plans. During 2003, William S. Boyd, William R. Boyd, Robert L. Boughner, Marianne Boyd Johnson, Donald D. Snyder, Billy G. McCoy and Perry B. Whitt received reimbursement under this plan totaling $24,262, $5,626, $757, $3,679, $1,629, $1,253 and $15,438, respectively. Boyd Gaming also has a Directors’ Non-Qualified Stock Option Plan under which each non-employee director receives an option to purchase 5,000 shares of Boyd Gaming common stock upon first joining the Boyd Gaming board of directors and receives an additional option to purchase 1,000 shares of Boyd Gaming common stock on the date of each succeeding Boyd Gaming Annual Meeting of Stockholders so long as the director has served on the Boyd Gaming board of directors for the preceding twelve months. Options are granted at fair market value on the date of grant and vest over four years from the date of grant.

Meetings and Committees of the Board of Directors

The Boyd Gaming board of directors has an Audit Committee, a Compensation and Stock Option Committee and a Corporate Governance and Nominating Committee.

The Boyd Gaming board of directors held a total of seven meetings during 2003. During such period, each director attended over 75% of the meetings of the Boyd Gaming board of directors and the committees of the Boyd Gaming board of directors on which the director served that were held during the applicable period of service. Boyd Gaming encourages, but does not require, its directors to attend the annual stockholders meeting. Last year, all of the members of the Boyd Gaming board of directors attended the Boyd Gaming Annual Meeting of Stockholders.

Audit Committee. The current members of the Audit Committee are Frederick J. Schwab (Chairman), Michael O. Maffie, Billy G. McCoy and Veronica J. Wilson. Ms. Wilson was appointed to the Audit Committee by the Boyd Gaming board of directors in October 2003. Each of the members of the Audit Committee are “independent,” as set forth in Section 303A of the listing rules of the New York Stock Exchange, Sections 303.01(B)(2)(a) and (3) of the listing rules of the New York Stock Exchange and Rule 10A-3(b)(1) of the Exchange Act. The Boyd Gaming board of directors has determined that Frederick J. Schwab, CPA, is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K of the Exchange Act and is “independent” as set forth in Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. The Audit Committee held nine meetings during 2003. The functions of the Audit Committee include reviewing and supervising the financial controls of Boyd Gaming, appointing Boyd Gaming’s auditors, reviewing the books and accounts of Boyd Gaming, meeting with the officers of Boyd Gaming regarding Boyd Gaming’s financial controls, acting upon recommendations of the auditors and taking such further actions as the Audit Committee deems necessary to complete an audit of the books and accounts of Boyd Gaming. The Boyd Gaming board of directors has adopted a written charter for the Audit Committee. A copy of the charter, as amended, is attached as Annex E to this joint proxy statement/prospectus.

Compensation and Stock Option Committee. The current members of the Compensation and Stock Option Committee are Michael O. Maffie (Chairman), Luther W. Mack, Jr., Billy G. McCoy and Frederick J. Schwab. Mr. Mack was appointed to the Compensation and Stock Option Committee by the Boyd Gaming board of directors in October 2003. The Compensation and Stock Option Committee held five meetings during 2003. The Compensation and Stock Option Committee’s functions include reviewing with management cash and other compensation policies for employees, making recommendations to the Boyd Gaming board of directors regarding compensation matters and determining compensation for the Chief Executive Officer. In addition, the Compensation and Stock Option Committee administers Boyd Gaming’s stock plans and, within the terms of the respective stock plan, determines the terms and conditions of issuances thereunder.

Corporate Governance and Nominating Committee. The current members of the Corporate Governance and Nominating Committee are Billy G. McCoy (Chairman), Luther W. Mack, Jr., Michael O. Maffie, and Veronica J. Wilson. Each of the members of the Corporate Governance and Nominating Committee are “independent” as set forth in Section 303A of the listing rules of the New York Stock Exchange. The Corporate Governance and Nominating Committee’s functions include assisting the Boyd Gaming board of directors in identifying qualified individuals to become members of the Boyd Gaming board of directors, determining the composition of the Boyd Gaming board of directors and its committees, to recommend to the Boyd Gaming board of directors the director nominees for the annual meeting of stockholders, to establish and monitor a process of assessing the Boyd Gaming board of director’s effectiveness, and developing and recommending to the Boyd Gaming board of directors and implementing a set of corporate governance principals and procedures applicable to Boyd Gaming. The Boyd Gaming board of directors has adopted a written charter for the Corporate Governance and Nominating Committee.

Corporate Governance; Board Independence

Boyd Gaming is committed to having sound corporate governance principles and maintaining its integrity in the marketplace. By the date of the Boyd Gaming Meeting, Boyd Gaming’s Corporate Governance Guidelines, its Code of Business Conduct and Ethics, as well as the charters for each of the committees discussed above, will be available on Boyd Gaming’s website at http://www.boydgaming.com.

The Boyd Gaming board of directors has determined that each of Luther W. Mack, Jr., Michael O. Maffie, Billy G. McCoy, Frederick J. Schwab and Veronica J. Wilson is independent within the meaning of Boyd Gaming’s director independence standards (discussed below).

To be considered “independent,” a director must be determined, by resolution of the Boyd Gaming board of directors as a whole, after due deliberation, to have no material relationship with Boyd Gaming other than as a director. In each case, the Boyd Gaming board of directors shall broadly consider all relevant facts and circumstances and shall apply the following standards:

1. a director who is an employee, or whose immediate family member is an executive officer, of Boyd Gaming or any of its subsidiaries is not independent until three years after the end of such employment relationship;

2. a director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from Boyd Gaming or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation;

3. a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Boyd Gaming or any of its subsidiaries is not “independent” until three years after the end of the affiliation or the employment or auditing relationship;

4. a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Boyd Gaming’s or any of its subsidiaries present executives serve on that company’s compensation committee is not “ independent” until three years after the end of such service or the employment relationship;

5. a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (which does not include chartable entities) that makes payments to, or receives payments from, Boyd Gaming or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold; and

6. any director that has a material relationship with Boyd Gaming shall not be independent. Any relationship not required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act shall be presumptively not material. For relationships not covered by the preceding sentence, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the Boyd Gaming board of directors. Boyd Gaming would explain in the next proxy statement the basis for any board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards of immateriality set forth above.

Selection of Directors

Stockholder Nominations

The policy of the Corporate Governance and Nominating Committee is to consider properly submitted stockholder nominations for candidates for membership on the Boyd Gaming board of directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Corporate Governance and Nominating Committee will address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for membership on the Boyd Gaming board of directors and should be addressed to:

Boyd Gaming Corporation

2950 Industrial Road, Las Vegas, Nevada 89109

Attn: Brian A. Larson, Secretary and General Counsel

In addition, the restated by-laws of Boyd Gaming permit stockholders to nominate directors for consideration at an annual stockholder meeting. Pursuant to the restated by-laws, in order to make such a nomination, a Boyd Gaming stockholder is required to, not less than 60 days prior to the date of the Boyd Gaming Annual Meeting of Stockholders, deliver a notice to the Secretary of Boyd Gaming setting forth:

•	the name, age, business address and the residence address of each nominee proposed in such notice;

•	the principal occupation or employment of such nominee;

•	the number of shares of capital stock of Boyd Gaming which are beneficially owned by each such nominee; and

•	such other information concerning each such nominee as would be required, under the rules of the SEC, to be disclosed in proxy statement soliciting proxies for the election of such nominees pursuant to Regulation 14A of the Exchange Act.

Such notice must include a signed consent of each such nominee to serve as a director of Boyd Gaming, if elected. In the event that a person is validly designated as a nominee in accordance with Boyd Gaming’s restated by-laws and shall thereafter become unable or unwilling to stand for election to the Boyd Gaming board of directors, the Boyd Gaming board of directors or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee.

Director Qualifications

Boyd Gaming’s Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on the Boyd Gaming board of directors. Under these criteria, members of the Boyd Gaming board of directors should possess certain core competencies, some of which may include broad experience in business, finance or administration, familiarity with national and international business matters, and familiarity with the gaming industry. In addition to having one or more of these core competencies, members of the Boyd Gaming board of directors are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand Boyd Gaming’s business.

Identifying and Evaluating Nominees for Directors

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Corporate Governance and Nominating Committee has the duty of regularly assessing the composition of the Boyd Gaming board of directors, including size of the Boyd Gaming board of directors, diversity, age, skills and experience in the context of the needs of the Boyd Gaming board of directors. In addition, the Corporate Governance and Nominating Committee also has the duty of identifying individuals qualified to become members of the Boyd Gaming board of directors. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current members of the Boyd Gaming board of directors, professional search firms, stockholders or other persons. These candidates will be evaluated by the Corporate Governance and Nominating Committee and may be considered at any point during the year. As described above, the Corporate Governance and Nominating Committee will consider properly submitted stockholder nominations for candidates for the Boyd Gaming board of directors. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Corporate Governance and Nominating Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Corporate Governance and Nominating Committee. Stockholder nominees that comply with Boyd Gaming’s nomination procedures will receive the same consideration that the Corporate Governance and Nominating Committee nominees receive.

Boyd Gaming has previously, and the Corporate Governance and Nominating Committee may in the future, review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. A professional search firm was used in connection with the nomination of Frederick J. Schwab to the Boyd Gaming board of directors, and such firms may be used in the future by Boyd Gaming to identify, evaluate and recruit other potential director nominees. In addition, a professional search firm may be used to make initial contact with potential candidates to assess, among other things, their availability, fit and major strengths. This process led to the nomination of Mr. Schwab.

Peter M. Thomas, a nominee for election as a Class I Director, has not previously served as a director of Boyd Gaming. In addition, Frederick J. Schwab, a member of the Boyd Gaming board of directors and nominee for election as a Class I Director, was not previously elected by Boyd Gaming stockholders. Mr. Thomas was recommended as a nominee to the Boyd Gaming board of directors by the Corporate Governance and Nominating Committee. Pursuant to the merger agreement, Boyd Gaming is obligated to take all actions reasonably necessary to cause Mr. Thomas to be elected to the Boyd Gaming board of directors on or prior to the closing of the merger and to cause Mr. Gaughan and his designee to be appointed to the Boyd Gaming board of directors following the closing of the merger and receipt of necessary gaming approvals. See Chapter I—The Merger—“The Merger Agreement—Boyd Gaming Board of Directors.” Mr. Schwab was identified as a potential nominee to the Boyd Gaming board of directors by a professional search firm.

Presiding Director; Stockholder Communication with Directors

Boyd Gaming’s independent directors shall designate one non-management director to serve as the Presiding Director to chair the Boyd Gaming board of director’s non-management director sessions. The Presiding Director shall serve for a one-year term, provided that no Presiding Director shall serve for more than three years in any five-year period. Boyd Gaming’s independent directors have designated Michael O. Maffie as Boyd Gaming’s Presiding Director. Boyd Gaming stockholders and other interested parties may communicate with the Boyd Gaming board of directors and the Presiding Director by filling out the form at www.boydgaming.com or by writing to:

Boyd Gaming Corporation

2950 Industrial Road, Las Vegas, Nevada 89109

Attn: Brian A. Larson, Secretary and General Counsel

Inquiries sent by e-mail will go simultaneously to Boyd Gaming’s General Counsel and the Presiding Director. Inquiries sent by mail will be reviewed by Boyd Gaming’s General Counsel and if they are relevant to, and consistent with, Boyd Gaming’s operations, policies and philosophies, they will be forwarded to Boyd Gaming’s Presiding Director.

Executive Compensation and Other Information

The following table sets forth the cash compensation earned for services performed for Boyd Gaming during the calendar years ended December 31, 2003, December 31, 2002 and December 31, 2001 by Boyd Gaming’s Chief Executive Officer and each of its other four most highly compensated executive officers, who are referred to collectively as the “Named Executive Officers.”

Summary Compensation Table

						Long-Term Compensation
						Awards	Payouts
Name and Principal Position	Annual Compensation(1)					Securities Underlying Options/SARs(#)	LTIP Payouts ($)(2)	All Other Compensation ($)(3)
	Year	Salary($)		Bonus($)
William S. Boyd	2003	1,100,000		0		425,000	769,450	32,880
Chairman and Chief	2002	1,100,000		1,779,480	(2)	425,000	300,000	16,168
Executive Officer	2001	1,100,000		498,420	(2)	425,000	550,000	8,677

Robert L. Boughner(4)	2003	700,000	(5)	1,210,321	(5)	125,000	391,720	9,375
Vice President and	2002	550,000	(5)	352,960	(5)	125,000	120,000	10,872
Secretary of BAC and Chief Executive Officer of MDDC	2001	550,000	(5)	279,023		125,000	220,000	7,822

Donald D. Snyder	2003	550,000		110,000		125,000	307,780	10,247
President	2002	550,000		308,000		125,000	120,000	12,982
	2001	500,000		200,000		125,000	220,000	8,462

Keith E. Smith(6)	2003	450,000		90,000		125,000	251,820	10,003
Executive Vice President and	2002	450,000		252,000		125,000	72,000	9,490
Chief Operating Officer	2001	400,000		140,000		75,000	132,000	7,708

Ellis Landau	2003	400,000		180,000	(7)	100,000	223,840	9,410
Executive Vice President, Treasurer and Chief Financial Officer	2002 2001	400,000 400,000		224,000 140,000		100,000 75,000	72,000 132,000	9,815 7,945

(1)	The incremental cost to Boyd Gaming of providing perquisites such as personal use of Boyd Gaming’s corporate aircraft and other personal benefits during the indicated periods did not exceed, as to any Named Executive Officer, the lesser of $50,000 or 10% of the total salary and bonus paid to such Named Executive Officer for any such year and, accordingly, is omitted from the table.
(2)	These amounts were paid under Boyd Gaming’s 2000 Executive Management Incentive Plan.
(3)	Amounts represent Boyd Gaming’s Profit Sharing and 401(k) Plan contributions, payments of term life insurance premiums and medical cost reimbursement. In the year ended December 31, 2003, Boyd Gaming’s Profit Sharing and 401(k) Plan contributions were $6,000 for each of Messrs. Boyd, Boughner, Snyder, Smith and Landau. In the year ended December 31, 2003, life insurance premium payments by Boyd Gaming were $2,618 for each of Messrs. Boyd, Boughner, Snyder, Smith and Landau. In the year ended December 31, 2003, medical reimbursements were $24,262, $757, $1,629, $1,385 and $792 for Messrs. Boyd, Boughner, Snyder, Smith and Landau, respectively.
(4)	Mr. Boughner resigned from his position as Senior Executive Vice President and Chief Operating Officer of Boyd Gaming in October 2001. Mr. Boughner remains a Vice President and Secretary of BAC and the Chief Executive Officer of MDDC.
(5)

MDDC reimbursed Boyd Gaming for a bonus in the amount of $1.0 million paid to Mr. Boughner during 2003 relating to the opening of Borgata Hotel Casino and Spa. MDDC also reimbursed Boyd Gaming for Mr. Boughner’s base salary and all of his annual bonus for the calendar year ended December 31, 2003, for his base salary and a substantial portion of his annual bonus for the calendar year ended December 31, 2002 and for his base salary for the calendar year ended December 31, 2001. For more information, see “—Certain Relationships and Related Transactions.”
(6)	Mr. Smith was elected Chief Operating Officer of Boyd Gaming in October 2001, before which he served as Executive Vice President—Operations.
(7)	MDDC reimbursed Boyd Gaming for a bonus in the amount of $100,000 paid to Mr. Landau during 2003 relating to the opening of Borgata Hotel Casino and Spa. For more information, see “—Certain Relationships and Related Transactions.”

The following table sets forth the individual grants of stock options/SARs made by Boyd Gaming during the fiscal year ended December 31, 2003 to each of the Named Executive Officers.

Options/SAR Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted(#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year(1)	Exercise or Base Price ($/Share)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%($)	10%($)
William S. Boyd	425,000	22.28%	14.23	5/15/13	3,803,397	9,638,556
Robert L. Boughner	125,000	6.55%	14.23	5/15/13	1,118,646	2,834,869
Donald D. Snyder	125,000	6.55%	14.23	5/15/13	1,118,646	2,834,869
Keith E. Smith	125,000	6.55%	14.23	5/15/13	1,118,646	2,834,869
Ellis Landau	100,000	5.24%	14.23	5/15/13	894,917	2,267,896

(1)	Based on options for 1,908,000 shares granted to employees in 2003. All options were granted at fair market value, have ten-year terms and vest ratably over three years. Additional options issued to non-employee directors, representing 13,000 shares, have ten-year terms and vest ratably over four years.
(2)	The potential realizable value is calculated based on the term of the option at its time of grant (10 years). It is calculated by assuming that the stock price appreciates at the indicated rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the exercise price at some time during the term of the option.

The following table sets forth, for each Named Executive Officer, certain information regarding the year end value of unexercised options.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End(#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options/SARs Fiscal Year-End($) Exercisable/Unexercisable(1)
William S. Boyd	0	0	1,810,001 / 849,999	16,627,741 / 2,453,659
Robert L. Boughner	268,334	2,585,040	41,667 / 249,999	0 / 721,659
Donald D. Snyder	60,000	580,729	345,001 / 249,999	2,939,141 / 721,659
Keith E. Smith	0	0	273,167 / 233,333	2,447,848 / 528,500
Ellis Landau	170,000	1,416,775	83,334 / 191,666	597,500 / 480,750

(1)	Value is based on the closing price of Boyd Gaming common stock on the New York Stock Exchange on December 31, 2003 ($16.14), less the exercise price.

Long Term Incentive Plan Awards in Last Fiscal Year

The following table sets forth information regarding performance awards granted during 2003 under Boyd Gaming’s 2000 Executive Management Incentive Plan, which is referred to as the “2000 MIP,” to each of the Named Executive Officers. The 2000 MIP currently provides for a payment of cash at the end of a three-year period based on Boyd Gaming’s achievement of pre-established performance targets. If these performance targets are achieved, payments for awards granted in 2003 will be made shortly after the end of 2005.

		Estimated Future Payouts($)
Name	Performance Period Until Payout	Below Threshold ($ Award)	Threshold(2)$	Target(1)$	Maximum(2)$
William S. Boyd	3 years	0	250,000	500,000	750,000
Robert L. Boughner	3 years	0	125,000	250,000	375,000
Donald D. Snyder	3 years	0	125,000	250,000	375,000
Keith E. Smith	3 years	0	125,000	250,000	375,000
Ellis Landau	3 years	0	125,000	250,000	375,000

(1)	Represents target performance awards under the 2000 MIP for the 2003-2005 award period. Actual dollar amounts to be paid out at the end of this three-year period will be based on two components (each, a “Target”): (i) Boyd Gaming’s achieving a target earnings-per-share figure; and (ii) Boyd Gaming’s stock performance compared to a peer group of companies.
(2)	Threshold represents amounts payable upon achieving 80% of the Targets. Maximum represents amounts payable upon achieving 120% of the Targets. No payout will be made on either Target unless Boyd Gaming achieves 80% of such Target for the period.

Equity Compensation Information

The following table provides additional information regarding Boyd Gaming’s equity compensation plans in effect at December 31, 2003.

	(a)		(b)	(c)
Plan Category	Number of Shares to be Issued upon Exercise of Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding shares reflected in column(a))
Equity compensation plans approved by stockholders	7,516,405	(1)	$10.57	205,788	(2)
Equity compensation plans not approved by stockholders	—		—	—

Total	7,516,405	(1)	$10.57	205,788	(2)

(1)	Includes options to purchase shares outstanding under Boyd Gaming’s 1993 Flexible Stock Incentive Plan, 1993 Director’s Non-Qualified Stock Option Plan, 1996 Stock Incentive Plan and 2002 Stock Incentive Plan.
(2)	Includes shares available for future issuance under the 1996 Stock Incentive Plan and 2002 Stock Incentive Plan, which include up to 67,956 shares authorized to be issued under Boyd Gaming’s 1996 Stock Incentive Plan pursuant to awards that may be granted under Boyd Gaming’s 2000 MIP.

Report of the Compensation and Stock Option Committee on Executive Compensation

Notwithstanding anything to the contrary set forth in any of Boyd Gaming’s filings under the Securities Act or the Exchange Act that might incorporate future filings, including this joint proxy statement/prospectus, in whole or in part, the following report, the Stock Performance Graph and the Report of the Audit Committee which follow shall not be deemed to be incorporated by reference into any such filings.

The Compensation and Stock Option Committee reviews with management cash and other compensation policies for employees, makes recommendations to the Boyd Gaming board of directors regarding compensation matters and determines the compensation for the Chief Executive Officer of Boyd Gaming. In addition, the Compensation and Stock Option Committee administers Boyd Gaming’s stock plans and, within the terms of the respective stock plan, determines the terms and conditions of issuances thereunder. The Chief Executive Officer of Boyd Gaming establishes the compensation of the other executive officers of Boyd Gaming, including the Named Executive Officers, after consultation with the Compensation and Stock Option Committee using the guidelines and ranges set by the Compensation and Stock Option Committee.

Compensation Policies

The Compensation and Stock Option Committee’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with Boyd Gaming’s annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements and assist Boyd Gaming in attracting and retaining qualified executives. Guidelines and ranges for the compensation of the executive officers and compensation of the Chief Executive Officer of Boyd Gaming are generally set at levels that the Compensation and Stock Option Committee believes to be competitive with others in Boyd Gaming’s industry, based on public information with respect to compensation paid by leading casino hotel companies including, but not limited to, companies in the Peer Group, as that term is defined below under “—Stock Performance Graph.” Companies are selected for the purpose of comparing compensation practices on the basis of a number of factors relative to Boyd Gaming, such as their size and complexity, the nature of their businesses, the regions in which they operate, the structure of their compensation programs and the availability of compensation information.

There are three primary elements in Boyd Gaming’s executive compensation program:

•	Base salary

•	Short and long-term bonuses

•	Stock options

The guidelines and ranges for the base salaries of Boyd Gaming’s executive officers are generally set at a level which the Compensation and Stock Option Committee believes to be competitive with base salaries paid by leading casino hotel companies including, but not limited to, companies in the Peer Group. Individual base salaries are established based on an executive officer’s historical contribution and future importance to Boyd Gaming and other subjective factors, without assigning a specific weight to individual factors.

Bonuses are paid pursuant to (i) an executive bonus plan, in which certain management personnel at the individual properties and at the corporate level participate, and in which the Chief Executive Officer of Boyd Gaming does not participate; and (ii) the 2000 MIP, under which certain management personnel, including the Chief Executive Officer of Boyd Gaming, participate.

Bonus awards under the executive bonus plan are set as a percentage of base salary, with the specific percentage determined by the person’s position within Boyd Gaming so that highly compensated executives receive a relatively larger percentage of their total compensation in bonuses dependent on performance. The award of bonuses is dependent on the achievement of specified goals. The achievement of quantitative goals at the department, property and corporate levels is the primary factor in determining bonuses, and such goals are tied to the achievement of specified earnings and other performance targets. In addition, the Chief Executive Officer of Boyd Gaming has been given the authority by the Compensation and Stock Option Committee to use his discretion to make determinations regarding payments to be made under the executive bonus plan. Under this plan in 2003, bonuses were paid to the Named Executive Officers, other than the Chief Executive Officer of Boyd Gaming, who does not participate in the executive bonus plan.

The 2000 MIP provides bonus awards to selected members of senior management, including the Chief Executive Officer of Boyd Gaming, if certain long-term targets are achieved and to the Chief Executive Officer of Boyd Gaming if certain annual targets are achieved. The 2000 MIP’s long-term performance period has been established as a three-year period, with the first such three-year period ended on December 31, 2000 and subsequent three-year periods ending each year thereafter. For the three-year performance periods commencing on January 1, 2001, 2002, 2003 and 2004, there are seven individuals eligible for these awards, including the Named Executive Officers. For the prior three-year performance periods under the 2000 MIP, eleven individuals had been designated as being eligible for these awards, including, in each such performance period, the Named Executive Officers. For 2004, as in prior years, the performance criteria are achieving a target cumulative earnings per share and stock price performance relative to a specified peer group.

Boyd Gaming believes that a significant component of the compensation paid to Boyd Gaming’s executives over the long-term should be derived from stock options. Boyd Gaming strongly believes that stock price appreciation and stock ownership in Boyd Gaming are a valuable incentive to executives and that the grant of stock options to them serves to align their interests with the interests of the stockholders as a whole and encourages them to manage Boyd Gaming in its best long-term interests. The Compensation and Stock Option Committee determines whether to grant stock options, as well as the amount of the grants, based on a person’s position within Boyd Gaming.

After February 2004, pursuant to the Compensation and Stock Option Committee’s charter and New York Stock Exchange requirements, the Compensation and Stock Option Committee will have direct responsibility to make recommendations to the Boyd Gaming board of directors with respect to non-CEO compensation, incentive-compensation plans and equity-based plans.

Compensation of Chief Executive Officer of Boyd Gaming

In establishing the overall compensation of the Chief Executive Officer of Boyd Gaming, the Compensation and Stock Option Committee considered a number of factors, including the record of leadership and service provided by the Chief Executive Officer of Boyd Gaming since co-founding California Hotel and Casino, Boyd Gaming’s predecessor and now one of its subsidiaries, in 1973; the identification of Boyd Gaming with the Chief Executive Officer of Boyd Gaming by Boyd Gaming’s employees, the financial community and the general public; and the recognition by the Compensation and Stock Option Committee and others in the gaming industry of the importance of his leadership, creativity and other personal attributes to Boyd Gaming’s continued success. The importance of these attributes as it relates to Boyd Gaming’s current Chief Executive Officer are deemed critical to the past and future success of Boyd Gaming and thereby warrant individual consideration. The Compensation and Stock Option Committee has not found it practicable to, and has not attempted to, assign relative weights to the specific factors considered in determining the compensation of the Chief Executive Officer of Boyd Gaming. Consistent with Boyd Gaming’s overall executive compensation program, the compensation of the Chief Executive Officer of Boyd Gaming is composed of base salary, short and long-term bonuses and stock options. The Chief Executive Officer of Boyd Gaming did not receive an increase in base salary in 2003 as compared with 2002.

The Chief Executive Officer of Boyd Gaming participates in the 2000 MIP, approved by Boyd Gaming’s stockholders in 2000, for both his annual and long-term bonus. The 2000 MIP, among other things, provides for annual incentive awards to certain of Boyd Gaming’s key executives who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code and is administered by the Compensation and Stock Option Committee. In determining awards to be made under the 2000 MIP, the Compensation and Stock Option Committee may approve a formula based on one or more objective criteria to measure corporate performance. Performance criteria must include one or more of the following: Boyd Gaming’s pre- or after-tax earnings, revenue growth, operating income, operating cash flow, return on net assets, return on stockholders’ equity, return on assets, return on capital, share price growth, stockholder returns, gross or net profit margin, earnings per share, price per share and market share, any of which may be measured either in absolute terms, or as compared to any incremental increase, or as compared to results of a peer group. The annual maximum amount of cash compensation payable to a participant under the 2000 MIP is $2,000,000 per year for each of the annual and long-term bonus. With respect to Mr. Boyd’s annual bonus, for the twelve months ended December 31, 2003, Mr. Boyd’s performance criteria was pre-tax income for which he received no bonus under the 2000 MIP.

The Chief Executive Officer of Boyd Gaming was one of the participants in the long-term bonus program pursuant to the 2000 MIP. Under that Plan, his target award for the three-year period ended December 31, 2003 was $550,000. There were two performance criteria for the measurement period: a cumulative target earnings per share for which the target award was $330,000, and stock price performance relative to a specified peer group for which the target award was $220,000. Mr. Boyd received an award of $439,450 for the first performance criterion and $330,000 for the second performance criterion for a total long-term bonus award of $769,450 pursuant to the 2000 MIP.

Policy Regarding Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the Chief Executive Officer of Boyd Gaming or any of the other four most highly compensated executive officers. The 2000 MIP, which is a qualified performance-based compensation plan, will not be subject to the deduction limit if certain requirements are met. Boyd Gaming has structured certain other performance-based portions of its executive officers’ compensation in a manner that is designed to comply with the exceptions to the deductibility limitations of Section 162(m).

Michael O. Maffie, Chairman

Billy G. McCoy

Frederick J. Schwab

Members,

Compensation and Stock Option Committee

Report of the Audit Committee

To the Board of Directors:

We have reviewed and discussed with management Boyd Gaming’s audited financial statements as of and for the fiscal year ended December 31, 2003.

We have discussed with Deloitte & Touche LLP, Boyd Gaming’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors their independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements be included in Boyd Gaming’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

We have also considered whether the provision of services by Deloitte & Touche LLP, other than services related to the audit of the financial statements referred to above and the review of interim financial statements included in Boyd Gaming’s quarterly reports on Form 10-Q for the most recent fiscal year, is compatible with maintaining the independence of Deloitte & Touche LLP.

Frederick J. Schwab, Chairman

Michael O. Maffie

Billy G. McCoy

Members,

Audit Committee

Compensation and Stock Option Committee Interlocks and Insider Participation

Boyd Gaming has no committee interlocks or insider participation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Boyd Gaming’s directors, certain of Boyd Gaming’s officers, and persons who own more than 10% of a registered class of Boyd Gaming’s equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish Boyd Gaming with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, Boyd Gaming believes that during 2003, all Section 16(a) filing requirements applicable to such officers, directors and 10% stockholders were complied with. However, in November 2003, Marianne Boyd Johnson amended a Form 4 filed in March 1998 to report the purchase of 691 shares of Boyd Gaming common stock under the Boyd Gaming Corporation Employee Stock Purchase Plan as of December 31, 1997, which shares were inadvertently omitted from her originally filed Form 4 and not timely filed on a Form 5 for that year. Additionally, a Form 4 covering the exercise of stock options representing 14,667 shares of Boyd Gaming common stock by Jeffrey Santoro, an executive officer of Boyd Gaming, was inadvertently filed late.

Certain Relationships and Related Transactions

Boyd Gaming, through BAC, its wholly owned subsidiary, and a wholly owned subsidiary of MGM MIRAGE have entered into a limited liability company operating agreement to construct, own and operate Borgata Hotel Casino and Spa. Boyd Gaming, through BAC, owns a 50% interest in MDDC, the operating company created pursuant to the agreement. Pursuant to the terms of the agreement, MDDC reimbursed Boyd Gaming for Mr. Boughner’s 2003 base salary as well as his 2003 annual bonus. MDDC also reimbursed Boyd Gaming for a bonus in the amount of $1.0 million paid to Mr. Boughner during 2003 relating to the opening of Borgata Hotel Casino and Spa. Mr. Boughner, a member of Boyd Gaming’s Board of Directors, is also the Chief Executive Officer of MDDC. Additionally, MDDC reimbursed Boyd Gaming for a bonus in the amount of $100,000 paid to Mr. Landau during 2003 relating to the opening of Borgata Hotel Casino and Spa. Mr. Landau is Boyd Gaming’s Chief Financial Officer. For more information, see the Summary Compensation Table set forth under “Proposal 2—Election of Directors—Executive and Other Compensation.”

From 1983 through 1991, Boyd Gaming entered into a series of split-dollar life insurance arrangements on the life of William S. Boyd, Boyd Gaming’s Chairman and Chief Executive Officer. As of 2003, there were eight such arrangements in place, each with the Boyd Family Irrevocable Trust, which is referred to as the “Trust.” Boyd Gaming paid the premiums on those policies, subject to the contractual right of Boyd Gaming to recoup in full the amount of those premiums upon the death of Mr. Boyd. Each year the Trust paid to Boyd Gaming the deemed “economic benefit,” which is the value attributed to each split-dollar life insurance arrangement pursuant to Internal Revenue Service guidelines, under the split-dollar arrangements, which payments reduced the amount owed to Boyd Gaming by the Trust. These amounts were subsequently reimbursed by Boyd Gaming to the grantors and beneficiaries under the Trust who are Mr. Boyd’s three children: Samuel J. Boyd, Marianne Boyd Johnson and William R. Boyd. Marianne Boyd Johnson and William R. Boyd are officers and directors of Boyd Gaming.

Upon the passage of the Sarbanes-Oxley Act of 2002, which is referred to as the “Act,” Boyd Gaming discontinued paying further premiums on the split-dollar life insurance policies because of the possible application of the Act’s prohibitions on loans to executive officers and directors to such payments. Moreover, as a result of potential changes in the tax treatment of split-dollar life insurance arrangements, the Trust determined in 2003 that it would be advisable to effect an early termination of Boyd Gaming’s on-going interest in the split-dollar life insurance arrangements. Accordingly, on December 31, 2003 the Trust paid to Boyd Gaming approximately $4.5 million, constituting the full amount owed to Boyd Gaming under the split-dollar life insurance arrangements, and Boyd Gaming’s interest in those arrangements ceased.

Stock Performance Graph

The performance graph below compares the cumulative total stockholder return of Boyd Gaming with the cumulative total return of a peer group, which is referred to as the “Peer Group,” consisting of Argosy Gaming Company, Inc., Aztar Corporation, Mandalay Resort Group, Harrah’s Entertainment, Inc., Isle of Capri Casinos, Inc. and Station Casinos, Inc., and the cumulative total returns of the Russell 2000 Stock Index, which is referred to as “Russell 2000.” The performance graph assumes that, on December 31, 1998, $100 was invested in Boyd Gaming common stock, in common stock of the Peer Group and in the Russell 2000. In accordance with guidelines of the SEC, the stockholder return for each company in the Peer Group indexes has been weighted on the basis of market capitalization as of the beginning of the period. The stock price performance shown in this graph is neither necessarily indicative of, nor intended to suggest, future stock price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN

Among Boyd Gaming Corporation, the Peer Group and the Russell 2000

PROPOSAL 3—Ratification of Independent Auditor

Deloitte & Touche LLP has served as the independent auditor of Boyd Gaming and California Hotel and Casino, Boyd Gaming’s predecessor, since 1981 and has been appointed by the Audit Committee to continue as Boyd Gaming’s independent auditor for the year ending December 31, 2004. In the event that stockholder ratification of this selection of auditors is not approved by a majority of the shares of Boyd Gaming common stock voting at the Boyd Gaming Meeting in person or by proxy, the Audit Committee will review its future selection of auditors. A representative of Deloitte & Touche LLP is expected to be present at the Boyd Gaming Meeting and will have an opportunity to make a statement and will be able to respond to appropriate questions.

The Audit Committee considered whether Deloitte & Touche LLP’s provision of any professional services, other than its audit of Boyd Gaming’s annual financial statements, reviews of quarterly financial statements and other audit-related services, is compatible with maintaining the auditor’s independence.

Fees Billed by Deloitte & Touche LLP

The following table sets forth the aggregate fees billed (in thousands) by Deloitte & Touche LLP for the audit and other services provided to Boyd Gaming for fiscal years 2003 and 2002.

	2003	2002
Audit Fees(1)	$522	$500
Audit-Related Fees(2)	124	203
Tax Fees(3)	65	42
All Other Fees(4)	2	10

Total	$713	$755

(1)	Audit fees represent fees for professional services provided in connection with the audit of Boyd Gaming’s financial statements and the review of Boyd Gaming’s quarterly financial statements.
(2)	Audit-related fees consisted primarily of audit services provided in connection with statutory or regulatory filings and audits and employee benefit plan audits. Additionally, audit related fees in 2003 included projects related to Sarbanes-Oxley readiness and responding to SEC comment letters; and audit related fees in 2002 included services relating to the offering and registration of Boyd Gaming’s $250 million 8.75% senior subordinated notes due 2012 and Boyd Gaming’s $300 million 7.75% senior subordinated notes due 2012.
(3)	Tax fees in 2003 consisted primarily of a review of a federal tax return and tax consulting regarding federal and state tax matters. Tax fees in 2002 consisted primarily of a review of a federal tax return and tax consulting regarding state corporate tax matters and tax consulting regarding a sales and use tax audit of a wholly owned subsidiary.
(4)	All other fees in 2003 consisted primarily of services relating to the opening of Borgata Hotel Casino and Spa. All other fees in 2002 consisted primarily of services in connection with a regulatory review of audit working papers and services in connection with a review of internal controls of a wholly owned subsidiary.

Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditor. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee. The Chairman is required to report any decisions to the Audit Committee at the next scheduled meeting.

THE BOYD GAMING BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS BOYD GAMING’S INDEPENDENT AUDITOR FOR THE YEAR ENDING DECEMBER 31, 2004.

PROPOSAL 4—Amendment to 2002 Stock Incentive Plan

At the Boyd Gaming Meeting, Boyd Gaming’s stockholders will be asked to approve an amendment and restatement of the 2002 Stock Incentive Plan, which is referred to as the “2002 Plan,” to increase the maximum number of shares of Boyd Gaming common stock authorized for issuance over the term of the 2002 Plan by 4.0 million shares from 3.0 million shares to 7.0 million shares. As of March 1, 2004, there were only 67,832 shares remaining available for option grants and other awards under the 2002 Plan. The Boyd Gaming board of directors believes that it is necessary to increase the number of shares available for issuance under the 2002 Plan to enable Boyd Gaming to continue using equity incentives to attract and retain highly qualified individuals who, by virtue of their ability and qualifications, make important contributions to Boyd Gaming and that an amendment to the 2002 Plan is in the best interests of Boyd Gaming.

The 2002 Plan was adopted by the Boyd Gaming board of directors in February 2002 and approved by Boyd Gaming’s stockholders on May 16, 2002. The amendment and restatement of the 2002 Plan for which stockholder approval is sought under this Proposal No. 4 was adopted by the Boyd Gaming board of directors on February 19, 2004, subject to stockholder approval.

Summary of 2002 Plan

The principal terms of the 2002 Plan, as proposed to be amended, are summarized below. This summary does not purport to be complete, and is subject to, and qualified by reference to, all provisions of the 2002 Plan, as proposed to be amended and restated, a copy of which is attached to this joint proxy statement/prospectus as Annex F and incorporated herein by reference. Any capitalized term not defined in this summary shall have the same meaning given to it in the 2002 Plan.

Purpose. The purpose of the 2002 Plan is to provide Boyd Gaming’s employees and others who perform substantial services to Boyd Gaming an incentive, through ownership of Boyd Gaming’s common stock, to continue in service to Boyd Gaming, and to help Boyd Gaming compete effectively with other enterprises for the services of qualified individuals.

Administration. The 2002 Plan is administered by either the Boyd Gaming board of directors or the Compensation and Stock Option Committee, which are referred to collectively as the “Plan Administrator.” The Compensation and Stock Option Committee satisfies Rule 16b-3 promulgated under the Exchange Act. The 2002 Plan authorizes the Plan Administrator to select the employees, directors and consultants of Boyd Gaming to whom incentive stock options, non-qualified stock options and other awards, which are referred to collectively as “Awards,” may be granted and to determine the terms and conditions of any Award. With respect to Awards subject to the Section 162(m) of the Internal Revenue Code, the Compensation and Stock Option Committee is comprised solely of two or more “outside directors” as defined under Section 162(m) of the Internal Revenue Code and applicable tax regulations. For grants of Awards to individuals not subject to Rule 16b-3 of the Exchange Act and Section 162(m) of the Internal Revenue Code, the Boyd Gaming board of directors may authorize one or more officers to grant such Awards.

Subject to applicable laws, the Plan Administrator has the authority, in its discretion, to select employees, directors and consultants to whom Awards may be granted from time to time, to determine whether and to what extent Awards are granted, to determine the number of shares of Boyd Gaming common stock or the amount of other consideration to be covered by each Award, to approve Award Agreements for use under the 2002 Plan, to determine the terms and conditions of any Award, to amend the terms of any outstanding Award granted, to construe and interpret the terms of the 2002 Plan and Awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the 2002 Plan as the Plan Administrator deems appropriate.

Eligibility. The 2002 Plan permits the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code only to employees of Boyd Gaming and any parent or subsidiary corporation of Boyd Gaming. Awards other than incentive stock options may be granted to employees, directors or consultants of Boyd Gaming and related entities.

Terms and Conditions of Awards. The Plan Administrator is authorized to award any type of arrangement to an employee, director or consultant that is consistent with the provisions of the 2002 Plan and that by its terms involves or might involve the issuance of (i) shares of Boyd Gaming common stock, (ii) an option, stock appreciation right, or similar right with a fixed or variable price related to the fair market value of Boyd Gaming common stock and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions or (iii) any other security with value derived from the value of Boyd Gaming common stock. Subject to the terms of the 2002 Plan, the Plan Administrator shall determine the provisions, terms and conditions of each Award, including, but not limited to, the Award vesting schedule, repurchase provisions, forfeiture provisions, forms of payment and the like.

Each Award shall be designated in an Award Agreement. In the case of an option, the option shall be designated as either an incentive stock option or a non-qualified stock option. To the extent that the aggregate fair market value of shares of Boyd Gaming common stock subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as non-qualified stock options.

The term of an incentive stock option may not be for more than 10 years from date of grant (or 5 years in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of Boyd Gaming or any parent or subsidiary corporation of Boyd Gaming).

Section 162(m) of the Internal Revenue Code. The maximum number of shares with respect to which options or stock appreciation rights may be granted to any participant in any fiscal year of Boyd Gaming is 500,000 shares. The foregoing limitation shall be adjusted proportionately by the Plan Administrator in connection with any change in Boyd Gaming’s capitalization due to a stock split, stock dividend or similar event affecting the Boyd Gaming common stock and its determination shall be final, binding and conclusive. Under Section 162(m) of the Internal Revenue Code, no deduction is allowed in any taxable year of Boyd Gaming for compensation in excess of $1.0 million paid to its chief executive officer and each of its four most highly paid other executive officers who are serving in such capacities as of the last day of such taxable year. An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options or stock appreciation rights granted under such a plan and with an exercise price equal to the fair market value of Boyd Gaming common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Internal Revenue Code or the regulations thereunder, in applying the foregoing limitation, if any option or stock appreciation right is canceled, the canceled Award shall continue to count against the maximum number of shares of Boyd Gaming common stock with respect to which an Award may be granted to a participant.

Grants by Plan Administrator. The 2002 Plan authorizes the Plan Administrator to grant incentive stock options at an exercise price of not less than 100% (or 110%, in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of Boyd Gaming or any parent or subsidiary corporation of Boyd Gaming) of the fair market value of the Boyd Gaming common stock on the date the option is granted. Unless otherwise determined by the Plan Administrator, the per share exercise price of non-qualified stock options shall not be less than 85% of the fair market value on the date the option is granted. The exercise price of Awards intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code shall not be less than 100% of the fair market value on the date the option is granted. Subject to applicable laws, the consideration to be paid for the shares of Boyd Gaming common stock to be issued upon exercise or purchase of an Award, including the method of payment, shall be determined by the Plan Administrator. In addition to any other types of consideration, the Plan Administrator may, for example, accept as consideration (i) cash, (ii) check, (iii) shares of Boyd Gaming common stock, (iv) the delivery of a properly executed exercise notice together with such other documentation as Boyd Gaming and the broker, if applicable, shall require to effect an exercise and delivery to Boyd Gaming of the amount of sale proceeds required to pay the exercise price, or (v) any combination of the foregoing methods of payment.

Termination of Employment. An Award may not be exercised after the termination date of such Award as set forth in the Award Agreement. In the event a participant in the 2002 Plan terminates employment, an Award may be exercised only to the extent provided in the Award Agreement. Where an Award Agreement permits a participant to exercise an Award following termination of employment, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever comes first. Any Award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, shall convert automatically to a non-qualified stock option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

Transferability of Awards. During their lifetime, those who hold incentive stock options cannot transfer these options other than by will or by the laws of descent or distribution. The options may be exercised during the lifetime of the participant only by the participant; provided, however, that the participant may designate a beneficiary of his or her incentive stock option in the event of his or her death. Other Awards shall be transferred by will and by the laws of descent and distribution, and during the participant’s lifetime, by gift or through a domestic relations order to members of a participant’s immediate family to the extent and in the manner determined by the Plan Administrator.

Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of Boyd Gaming, the number of shares of Boyd Gaming common stock covered by outstanding Awards, the number of shares of Boyd Gaming common stock that have been authorized for issuance under the 2002 Plan, the exercise or purchase price of each outstanding Award, the maximum number of shares of Boyd Gaming common stock that may be granted to any participant in a fiscal year, and the like, may be proportionally adjusted by the Plan Administrator in the event of (i) any increase or decrease in the number of issued shares of Boyd Gaming common stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting the Boyd Gaming common stock, (ii) any other increase or decrease in the number of issued shares of Boyd Gaming common stock effected without receipt of consideration by Boyd Gaming or (iii) as the Plan Administrator may determine in its discretion, any other transaction with respect to Boyd Gaming common stock to which Section 424(a) of the Internal Revenue Code applies or a similar transaction; provided, however, that conversion of any convertible securities of Boyd Gaming shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Plan Administrator and its determination shall be final, binding and conclusive.

Corporate Transaction/Change in Control. Effective upon the consummation of a corporate transaction, as described below, all outstanding Awards shall terminate. However, all such awards shall not terminate to the extent the contractual obligations represented by the Award are assumed by the successor entity. A corporate transaction includes (i) the sale of all or substantially all of Boyd Gaming’s assets, (ii) the complete dissolution or liquidation of Boyd Gaming, (iii) a merger or consolidation in which Boyd Gaming is not the surviving entity, (iv) any reverse merger in which Boyd Gaming is the surviving entity but in which securities possessing more than 50% of the total combined voting power of Boyd Gaming’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger, or (v) the acquisition in a single or series of related transactions by any person or related group of persons, other than an acquisition from or by Boyd Gaming or by William S. Boyd, his spouse or any direct descendant of William S. Boyd and his spouse, of beneficial ownership of securities possessing more than 50% of the total combined voting power of Boyd Gaming’s outstanding securities.

In the event of a change in control, as described below, all outstanding options shall remain exercisable until the termination of the applicable option term. A change in control includes a change in ownership or control of Boyd Gaming effected through (i) the direct or indirect acquisition by any person or related group of persons, other than an acquisition from or by Boyd Gaming or by William S. Boyd, his spouse or any direct descendant of William S. Boyd and his spouse, of beneficial ownership of securities possessing more than 50% of the total combined voting power of Boyd Gaming’s outstanding securities pursuant to a tender or exchange offer made directly to Boyd Gaming’s stockholders which a majority of continuing directors who are not affiliates or associates of the offeror do not recommend such stockholders accept or (ii) a change in the composition of the Board over a period of 36 months or less such that a majority of the Board ceases to be comprised of individuals who are continuing directors.

The Plan Administrator has the authority to provide for the full or partial automatic vesting and exercisability of some or all of the outstanding Awards under the 2002 Plan upon the occurrence of a corporate transaction or change in control.

Available Shares. The maximum aggregate number of shares of Boyd Gaming common stock which may be issued under the 2002 Plan, as amended, is currently 3.0 million shares. If the proposal to increase the number of shares under the 2002 Plan is approved by the Boyd Gaming stockholders, this maximum aggregate amount will be increased by 4.0 million shares to 7.0 million shares. The last reported sales price of Boyd Gaming common stock on the New York Stock Exchange on March 26, 2004 was $22.68 per share.

Amendment, Suspension or Termination of the 2002 Plan. The Boyd Gaming board of directors may at any time amend, suspend or terminate the 2002 Plan. To the extent necessary to comply with applicable provisions of U.S. Federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein, Boyd Gaming will obtain stockholder approval of any amendment to the 2002 Plan in such a manner and to such a degree as required. The 2002 Plan will terminate in February 2012 unless previously terminated by the Boyd Gaming board of directors. Any amendment, suspension or termination of the 2002 Plan shall not adversely affect Awards already granted unless consented to by the grantee.

Certain U.S. Federal Tax Consequences

Non-Qualified Stock Options. The grant of a non-qualified stock option under the 2002 Plan will not result in any U.S. Federal income tax consequences to the participant or to Boyd Gaming. Upon exercise of a non-qualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for U.S. Federal income and employment tax purposes. Boyd Gaming is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Internal Revenue Code and so long as Boyd Gaming withholds the appropriate taxes with respect to such income, if required, and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares of Boyd Gaming common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. Boyd Gaming does not receive a tax deduction for any such gain.

Incentive Stock Options. The grant of an incentive stock option under the 2002 Plan will not result in any U.S. Federal income tax consequences to the participant or to Boyd Gaming. A participant recognizes no U.S. Federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and Boyd Gaming receives no deduction at the time of exercise. The Internal Revenue Service has issued proposed regulations that would subject participants to withholding at the time participants exercise an incentive stock option for Social Security and Medicare taxes (but not income tax) based upon the excess of the fair market value of the shares on the date of exercise over the exercise price. These proposed regulations, if adopted, would be effective only for the exercise of an incentive stock option that occurs two years after the regulations are issued in final form. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of Boyd Gaming common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. Boyd Gaming is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition, which is referred to as a “disqualifying disposition.” The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. Boyd Gaming, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Internal Revenue Code and so long as Boyd Gaming withholds the appropriate taxes with respect to such income, if required, and the participant’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option—i.e., the difference between the fair market value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

Restricted Stock. The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for U.S. Federal income and employment tax purposes. Boyd Gaming is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Internal Revenue Code and so long as Boyd Gaming withholds the appropriate taxes with respect to such income, if required, and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. Boyd Gaming does not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Internal Revenue Code, which is referred to as a “Section 83(b) Election,” to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

Stock Appreciation Rights, Performance Shares and Performance Units. Recipients of stock appreciation rights, which are referred to as “SARs,” performance shares and performance units generally should not recognize income until such rights are exercised, assuming there is no ceiling on the value of the right. Upon exercise, the participant will normally recognize taxable ordinary income for U.S. Federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such exercise. Participants who are employees will be subject to withholding for U.S. Federal income and employment tax purposes with respect to income recognized upon exercise of an SAR, performance share or performance unit. Participants will recognize gain upon the disposition of any shares received on exercise of an SAR, performance share or performance unit equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

Boyd Gaming will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Internal Revenue Code and so long as Boyd Gaming withholds the appropriate taxes with respect to such income, if required, and the participant’s total compensation is deemed reasonable in amount.

Dividends and Dividend Equivalents. Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to unvested shares subject to such awards, which income is subject to withholding for U.S. Federal income and employment tax purposes. Boyd Gaming is entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Section 162(m) of the Internal Revenue Code and so long as Boyd Gaming withholds the appropriate taxes with respect to such income, if required, and the individual’s total compensation is deemed reasonable in amount.

The foregoing is only a summary of the U.S. Federal income tax consequences of 2002 Plan transactions, and is based upon U.S. Federal income tax laws in effect on the date of this joint proxy statement/prospectus. Reference should be made to the applicable provisions of the Internal Revenue Code. This summary does not purport to be complete, and does not discuss the tax consequences of a grantee’s death or the tax laws of any municipality, state or foreign country to which the grantee may be subject.

Amended Plan Benefits

The selection of the individuals who will receive grants under the 2002 Plan, and the number of shares to be granted to such individuals, are determined by the Plan Administrator in its discretion. Therefore, it is not possible to predict the amounts that will actually be received by or allocated to particular individuals or groups of individuals under the 2002 Plan as proposed to be amended. The following table sets forth information with respect to options granted under the 2002 Plan during fiscal 2003:

Name and Position	Number of Shares Covered by Option Grant
William S. Boyd	425,000
Chairman and Chief Executive Officer
Robert L. Boughner	125,000
Vice President and Secretary of BAC and Chief Executive Officer of MDDC
Donald D. Snyder	125,000
President
Keith E. Smith	125,000
Executive Vice President and Chief Operating Officer
Ellis Landau	100,000
Executive Vice President, Treasurer and Chief Financial Officer
All current executive officers as a group	1,087,500
All current directors who are not executive officers as a group	10,000
All employees as a group (excluding executive officers)	754,000

Board Recommendation and Stockholder Vote Required

The matter is being submitted to the Boyd Gaming stockholders for approval by the affirmative vote of the holders of record of a majority of the shares represented and voting, in person or by proxy, at the Boyd Gaming Meeting.

THE BOYD GAMING BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ADOPTION OF THE AMENDMENT TO THE 2002 STOCK INCENTIVE PLAN AND RECOMMENDS THAT HOLDERS OF SHARES OF BOYD GAMING’S COMMON STOCK VOTE “FOR” APPROVAL OF SUCH PROPOSAL.

Stockholder Proposals

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of Boyd Gaming consistent with Rule 14a-8 promulgated under the Exchange Act. To be properly considered at the 2005 Annual Meeting of Stockholders, notice of any stockholder proposals must be given to Boyd Gaming’s Secretary in writing not less than 60 days prior to the date of the 2005 Annual Meeting of Stockholders, after which a proposal is untimely. A stockholder’s notice to the Secretary must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the stockholder proposing such business, (c) the number of shares of Boyd Gaming common stock which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. In addition, proposals of stockholders intended to be presented at Boyd Gaming’s 2005 Annual Meeting of Stockholders must be received by Boyd Gaming, Attention: Brian A. Larson, Secretary and General Counsel, at the principal offices of Boyd Gaming, no later than November 29, 2004, for inclusion in the Boyd Gaming board of director’s proxy statement and form of proxy for that meeting.

Other Matters

The Boyd Gaming board of directors currently knows of no other business which will be presented to the Boyd Gaming Meeting. If any other business is properly brought before the Boyd Gaming Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

A copy of Boyd Gaming’s Annual Report on Form 10-K for the year ended December 31, 2003 as filed with the SEC has been provided to Boyd Gaming stockholders together with this joint proxy statement/prospectus and will be provided to a Boyd Gaming stockholder without charge upon written request to Boyd Gaming Corporation, 2950 Industrial Road, Las Vegas, Nevada 89109-1150, (702) 792-7200, Attn: Robert D. Stillwell, Vice President of Corporate Communications.

CHAPTER III—INFORMATION ABOUT THE COAST CASINOS

ANNUAL MEETING AND OTHER PROPOSALS

The Coast Casinos Meeting

This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from the holders of shares of Coast Casinos common stock by the Coast Casinos board of directors relating to the merger, the election of directors and other matters to be voted upon at the Coast Casinos Meeting and any adjournment or postponement thereof. This joint proxy statement/prospectus provides Coast Casinos stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Coast Casinos Meeting.

Date, Time and Place

Coast Casinos will hold the Coast Casinos Meeting on April 29, 2004 at 5:00 p.m., local time, in the Esplanade Room at The Orleans Hotel and Casino, 4500 West Tropicana Avenue, Las Vegas, Nevada 89103.

Purpose of the Coast Casinos Annual Meeting

At the Coast Casinos Meeting, Coast Casinos stockholders will be asked:

•	to approve the merger agreement and the merger;

•	to elect four Class II directors of Coast Casinos to serve until the earlier of the consummation of the merger or the 2007 Annual Meeting of Stockholders; and

•	to transact such other business as may properly come before the Coast Casinos Meeting and any postponements or adjournments thereof.

Recommendation of Coast Casinos’ Board of Directors

The Coast Casinos board of directors has unanimously determined that the merger agreement and the merger are fair to, and in the best interests of, Coast Casinos and its stockholders and recommends that you vote to approve the merger agreement and the merger. The Coast Casinos board of directors also recommends that you vote to elect each of the Class II director nominees, as further described below under “—Proposals—Proposal 2—Election of Coast Casinos Directors.”

Record Date; Stockholders Entitled to Vote

Only Coast Casinos stockholders of record at the close of business on March 31, 2004 are entitled to notice of and to vote at the Coast Casinos Meeting. As of the close of business on March 26, 2004, there were 1,461,177.94 shares of Coast Casinos common stock outstanding and entitled to vote, which were held of record by 104 stockholders.

Voting Coast Casinos Shares

Each Coast Casinos stockholder is entitled to one vote for each share of Coast Casinos common stock held as of the record date.

Solicitation of Proxies

In addition to this mailing, Coast Casinos employees may solicit proxies personally, electronically or by telephone.

Revoking of Proxies

The proxy for the Coast Casinos stockholders meeting is solicited on behalf of the Coast Casinos board of directors. Coast Casinos stockholders are requested to complete, date and sign the Coast Casinos proxy and promptly return it in the accompanying envelope or otherwise mail it to Coast Casinos. All properly executed proxies received by Coast Casinos before the Coast Casinos Meeting that are not revoked will be voted at the Coast Casinos Meeting in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement and the merger and to elect the Class II director nominees.

A Coast Casinos stockholder that has given a proxy may revoke it at any time before it is voted at the Coast Casinos Meeting by doing any of the following:

•	delivering to Coast Casinos, Attn: Corporate Secretary at 4500 West Tropicana Avenue, Las Vegas, Nevada 89103 a written notice, bearing a date later than the date of the proxy, stating that the proxy is revoked; or

•	signing and delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy.

Simply attending the Coast Casinos Meeting, however, will not revoke the proxy of a Coast Casinos stockholder. If a Coast Casinos stockholder has instructed a broker to vote his or her shares of Coast Casinos common stock, he or she must follow the directions of the broker to revoke the proxy.

Quorum

Under Coast Casinos’ by-laws, a quorum is a majority of the outstanding shares of Coast Casinos common stock entitled to vote which are present or represented by proxy at the annual meetings, except when stockholders are required to vote by class, in which event a majority of the issued and outstanding shares of the appropriate class shall be present or represented by proxy.

Stockholder Vote Required to Approve the Proposals

Approval of the merger agreement and the merger by the Coast Casinos stockholders requires the affirmative vote of a majority of the voting power of the holders of the outstanding Coast Casinos common stock, unless, prior to the Coast Casinos Meeting, the Coast Casinos board of directors withdraws or modifies its approval or recommendation of the merger agreement and the merger as a result of a superior proposal in accordance with the terms of the merger agreement. If, prior to the Coast Casinos Meeting, the Coast Casinos board of directors withdraws or modifies its approval or recommendation of the merger agreement and the merger as a result of a superior proposal in accordance with the terms of the merger agreement, then the approval of the merger agreement and the merger will also require approval by a majority of the voting power of the holders of the outstanding shares of Coast Casinos common stock present and duly voted, in person or by proxy, at the Coast Casinos Meeting, exclusive of those votes taken in respect of the shares of Coast Casinos common stock held by Messrs. Gaughan, Herbst and Toti. See “The Merger Agreement—Coast Casinos Meeting.” Because the approval of the merger agreement and the merger requires the affirmative vote of a majority of the voting power of the holders of the outstanding Coast Casinos common stock, abstentions will have the effect of a vote against the proposal. Accordingly, Coast Casinos stockholders are urged to return the enclosed proxy card marked to indicate their vote.

With respect to the election of directors to the Coast Casinos board of directors, nominees receiving the highest number of affirmative votes cast, up to the number of directors to be elected, are elected.

Abstentions and any shares as to which a broker or nominee has indicated that it does not have discretionary authority to vote on a particular matter will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining whether approval of the stockholders has been obtained with respect to any such matter, including the vote to approve the merger agreement and the merger, and thus will have the effect of an “Against” vote in connection with such matter. Abstentions and broker non-votes will have no effect in connection with the election of directors.

Proxy Solicitation

This proxy statement/prospectus was mailed to all Coast Casinos stockholders of record as of the record date and constitutes notice of the Coast Casinos annual meeting in conformity with the requirements of Nevada law. The cost of the solicitation of proxies and/or voting instructions from holders of Coast Casinos common stock and all related solicitation costs will be borne by Coast Casinos. Original solicitation of proxies and/or voting instructions by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers or regular employees of Coast Casinos. No additional compensation will be paid to directors, officers or other regular employees for such services.

Share Ownership

Coast Casinos’ previous SEC filings contain information on the security ownership of certain beneficial owners and the security ownership of management. For information on how you may obtain copies of these filings, please see Chapter IV—Additional Information. Information regarding the beneficial ownership of Coast Casinos common stock by its directors, officers and certain other beneficial owners is described above under “Beneficial Ownership of Coast Casinos Common Stock” in Chapter I.

Proposals

PROPOSAL 1—Approval of the Merger Agreement and the Merger

For summary and detailed information regarding the proposal to approve the merger agreement and the merger, see Chapter I—The Merger.

THE COAST CASINOS BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

PROPOSAL 2—Election of Coast Casinos Directors

Coast Casinos’ amended articles of incorporation and by-laws provide for a board of directors of not less than three nor more than thirteen directors and authorizes the board of directors to periodically set the number of directors within that range by a majority vote. The number of directors currently set by the Coast Casinos board of directors is twelve. Coast Casinos’ amended articles of incorporation and by-laws also divide the Coast Casinos board of directors into three classes with staggered terms.

The Coast Casinos board of directors has nominated the following individuals for election to Class II positions with their term in office expiring at the earlier of the consummation of the merger or the 2007 Annual Meeting of Stockholders:

•	F. Michael Corrigan;

•	Charles Silverman;

•	Joseph Blasco; and

•	Thomas Girardi.

Nominees receiving the highest number of affirmative votes cast, up to the number of the directors to be elected, are elected. The enclosed proxy, unless indicated to the contrary, will be voted for the Coast Casinos board of directors’ nominees.

Under Coast Casinos’ by-laws, in order to be effective, nominations by a stockholder of a candidate for election as a director must be submitted to the Corporate Secretary of Coast Casinos not later than 60 days in advance of the Coast Casinos Meeting. Any such notice of nomination must set forth: (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of Coast Casinos common stock beneficially owned by each such nominee and (iv) such other information concerning each such nominee as would be required under the rules and regulations of the SEC in a proxy statement soliciting proxies for the election of such nominees. Such notice must also include a written consent to serve as a director, if elected, executed by such nominee. Stockholder notices of nominations should be submitted to Coast Casinos, Attn: Corporate Secretary at 4500 West Tropicana Avenue, Las Vegas, Nevada 89103.

THE COAST CASINOS BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED ABOVE.

Directors and Executive Officers

The following tables set forth the names and ages of the directors and executive officers of Coast Casinos, their respective positions and the expiration dates of their respective terms as of March 1, 2004.

Directors and Executive Officers

Name	Age	Position(s) Held	Term Expires
Nominees for Reelection
F. Michael Corrigan	68	Director	2004
Charles Silverman	71	Director	2004
Joseph Blasco	60	Director	2004
Thomas Girardi	64	Director	2004
Other Directors
J. Tito Tiberti	58	Director and Secretary	2005
Jerry Herbst	66	Director and Treasurer	2005
Franklin Toti	65	Director and Vice President of Casino Operations	2005
Peter M. Thomas	54	Director	2005
Michael J. Gaughan	60	Chairman of the Board and Chief Executive Officer	2006
Harlan D. Braaten	53	Director, President and Chief Operating Officer	2006
Gage Parrish	50	Director, Vice President, Chief Financial Officer, Assistant Treasurer and Assistant Secretary	2006
Clyde T. Turner	66	Director	2006

F. Michael Corrigan. Mr. Corrigan has been a director of Coast Casinos and Coast Hotels since March 1996. His current term as a director of Coast Casinos expires in 2004. Since July 1989, Mr. Corrigan has served as the Chief Executive Officer of Corrigan Investments, Inc., which owns and manages real estate in Nevada and Arizona. In addition, Mr. Corrigan is the Chief Executive Officer of Corstan, Inc., a mortgage banking company, and was previously the owner, President and Chief Operating Officer of Stanwell Mortgage, a Las Vegas mortgage company. He is a member of the Audit Committee of the Coast Casinos board of directors.

Charles Silverman. Mr. Silverman has been a director of Coast Casinos and Coast Hotels since March 1996. His current term as a director of Coast Casinos expires in 2004. Mr. Silverman is the President and sole stockholder of Yates-Silverman, Inc., which specializes in developing theme-oriented interiors and exteriors and is a leading designer of hotels and casinos. Completed projects of Yates-Silverman, Inc. include New York-New York, Excalibur, Circus Circus, Luxor, the Trump Taj Mahal, Trump Castle and Atlantic City Showboat.

Yates-Silverman, Inc. also served as the principal designer for The Orleans and the Suncoast. Mr. Silverman has served as the president of Yates-Silverman, Inc. since its inception in 1971. He is a member of the Compensation Committee of the Coast Casinos board of directors.

Joseph A. Blasco. Mr. Blasco has been a director of Coast Casinos and Coast Hotels since December 1996. His current term as a director of Coast Casinos expires in 2004. Since 1994, Mr. Blasco has been the Managing Partner of United Realty Investments and Tropicana Trail L.P., real estate and management companies that own and manage rental units and office buildings in Las Vegas. He is a member of the Audit and Compensation Committees of the Coast Casinos board of directors.

Thomas V. Girardi. Mr. Girardi was appointed as a director of Coast Casinos and Coast Hotels effective as of August 12, 2002. His current term as a director of Coast Casinos expires in 2004. He is currently a partner in the Los Angeles law firm of Girardi and Keese and has been practicing law since 1965, specializing in medical malpractice, product liability law, toxic torts and bad faith insurance cases. Mr. Girardi also is a member of the Board of Directors of Spectrum Laboratories, Inc. and Supergen, Inc. He is a member of the Compensation Committee of the Coast Casinos board of directors.

J. Tito Tiberti. Mr. Tiberti has been a director and Secretary of Coast Casinos and Coast Hotels since their formation in September 1995. His current term as a director expires in 2005. Mr. Tiberti is the President, a director and a stockholder of, and together with his immediate family, controls J. A. Tiberti Construction Company, a construction company which served as the general contractor for the construction of The Orleans, the Orleans Arena, the Gold Coast and the Suncoast and is anticipated to serve as the general contractor for the South Coast. He has also served as managing general partner of The Tiberti Company, a real estate rental and development company, since 1971. The Tiberti Company is the lessor of the real property site for The Orleans. Mr. Tiberti has been involved in the gaming industry for 25 years and was a general partner of the Barbary Coast Partnership prior to January 1, 1996, the effective date of the reorganization in which the Barbary Coast Partnership and the Gold Coast Partnership consolidated with Coast Casinos and Coast Hotels, which is referred to as the “Reorganization.”

Jerry Herbst. Mr. Herbst has been a director and Treasurer of Coast Casinos and Coast Hotels since their formation in September 1995. His current term as a director of Coast Casinos expires in 2005. Mr. Herbst has been with the Terrible Herbst, Inc., an owner and operator of gas stations and car washes, since 1959 and is currently the Chief Executive Officer. Mr. Herbst and Mr. Gaughan were the sole stockholders of Gaughan-Herbst, Inc., which was the sole corporate general partner of the Gold Coast Partnership prior to the Reorganization. Mr. Herbst has served as a member of the board of directors of Nevada Power Company or its successor, Sierra Pacific Resources, since 1990 and of Edelbrock Corporation since 1994.

Franklin Toti. Mr. Toti has been a director of Coast Casinos and Coast Hotels since October 1998. His current term as a director of Coast Casinos expires in 2005. He has been Vice President of Casino Operations for Coast Casinos and Coast Hotels since January 1, 1996. Mr. Toti was a general partner and Casino Manager of the Barbary Coast Partnership from its inception in 1979 until the Reorganization. Mr. Toti has more than 43 years of experience in the gaming industry.

Peter M. Thomas. Mr. Thomas was appointed as a director of Coast Casinos and Coast Hotels effective as of August 12, 2002. His current term as a director of Coast Casinos expires in 2005. Mr. Thomas has been the Managing Member of Thomas & Mack Co. Limited Liability Company, a commercial real estate development and management company with approximately two million square feet of office and industrial properties for more than the last five years. Mr. Thomas served on the Board of Directors of Rio Suite Hotel and Casino, Inc. from 1995 through 1999. Mr. Thomas previously served as President and Chief Operating Officer of Bank of America, Nevada and, prior to the acquisition of Valley Capital Corporation by Bank of America, the President and Chief Operating Officer of Valley Bank of Nevada. Mr. Thomas is also a member of the Board of Directors of City National Corporation. Mr. Thomas is a member of the Audit Committee of the Coast Casinos board of directors. Mr. Thomas intends to resign as a director of Coast Casinos and Coast Hotels if he is elected as a director of Boyd Gaming at the Boyd Gaming Meeting.

Michael J. Gaughan. Mr. Gaughan has been a director of Coast Casinos since its formation in September 1995 and is the Chairman of the Board and Chief Executive Officer of Coast Casinos. His current term as a director expires in 2006. He is also a director and Chairman of the Board and Chief Executive Officer of Coast Hotels. Mr. Gaughan was a general partner of the Barbary Coast Partnership from its inception in 1979 until the Reorganization. Mr. Gaughan served as the managing general partner of the Gold Coast Partnership from its inception in December 1986 until the effective date of the Reorganization. Mr. Gaughan and Mr. Herbst were the sole stockholders of Gaughan-Herbst, Inc., which was the sole corporate general partner of the Gold Coast Partnership prior to the Reorganization. Mr. Gaughan has been involved in the gaming industry since 1960 and has been licensed as a casino operator since 1967.

Harlan D. Braaten. Mr. Braaten joined Coast Casinos as the President, Chief Financial Officer and a director in October 1995, and was appointed Chief Operating Officer in February 1996. His current term as a director expires in 2006. Mr. Braaten is also the President and Chief Operating Officer of Coast Hotels. Prior to joining Coast Casinos, Mr. Braaten was employed in various capacities, including serving as a Senior Vice President, and Chief Financial Officer of Rio Hotel and Casino, Inc. in Las Vegas from February 1991 to September 1995. From March 1989 to February 1991, Mr. Braaten was Vice President, Finance of MGM/Marina Hotel and Casino in Las Vegas, Nevada. Prior thereto, from November 1983 to March 1989, Mr. Braaten was property controller for Harrah’s in Reno, Nevada. Mr. Braaten has over 25 years of experience in the Nevada gaming industry.

Gage Parrish. Mr. Parrish was named Vice President, Finance and a director of Coast Casinos and Coast Hotels in October 1995 and was promoted to Chief Financial Officer in February 1996. He currently is also an Assistant Treasurer and Assistant Secretary. His current term as a director of Coast Casinos expires in 2006. From 1986 until the Reorganization, he was the Controller and Chief Financial Officer of the Gold Coast Partnership. From 1981 to 1986, Mr. Parrish served as Assistant Controller of the Barbary Coast Partnership. Mr. Parrish is a certified public accountant and has more than 24 years of experience in the gaming industry.

Clyde T. Turner. Mr. Turner was appointed as a director of Coast Casinos and Coast Hotels effective as of August 12, 2002. His current term as a director of Coast Casinos expires in 2006. Since 1992, Mr. Turner has been Chairman and Chief Executive Officer of Turner Investments, Ltd. and a number of special purpose real estate development companies known as the Spectrum Companies. He has been a director of Sierra Pacific Resources since 2001. Mr. Turner is a former member of the Nevada Gaming Commission. His previous positions in the gaming industry include Chairman and Chief Executive Officer of Circus Circus Enterprises, Inc. (now Mandalay Bay Group) until his retirement from those positions in 1998, Executive Vice President, Chief Financial Officer and Director of Golden Nugget, Inc./Mirage Casinos, Inc., and Director and Executive Committee member of the American Gaming Association. He is Chairman of the Audit Committee of the Coast Casinos board of directors.

The Board of Directors and Committees to the Board

The Coast Casinos board of directors held thirteen regular meetings and one telephonic meeting during 2003. During the year, each director, other than Mr. Girardi, attended at least 75% of the number of meetings of the Coast Casinos board of directors while a member thereof. The Coast Casinos board of directors has two standing committees: the Audit Committee and the Compensation Committee. Each of the members of the committees, other than Mr. Girardi, attended at least 75% of the number of meetings of the committee on which he served while a member thereof.

The Audit Committee consists entirely of directors who are not employees of Coast Casinos or Coast Hotels. The Audit Committee consists of Messrs. Turner, Thomas, Corrigan and Blasco. The Audit Committee held nine regular meetings and one telephonic meeting during 2003. The purpose of the Audit Committee is to assist the Coast Casinos board of directors in its general oversight of Coast Casinos financial reporting, internal control and audit functions.

The Compensation Committee consists of Messrs. Blasco, Silverman and Girardi. The Compensation Committee held three meetings during 2003. No member of the Compensation Committee is a former or current officer or employee of Coast Casinos or any of its subsidiaries. The functions performed by the Compensation Committee include oversight of executive compensation and review of Coast Casinos overall compensation programs.

Coast Casinos does not have a nominating committee. Coast Casinos has determined that it is unnecessary to have a nominating committee because the entire Coast Casinos board of directors (which includes members that do not meet the NASD definition of “independent director”) functions in the same capacity as a nominating committee. Nominations by a stockholder of a candidate for election as a director of Coast Casinos must be submitted to the Corporate Secretary of Coast Casinos not less than 60 days in advance of such Coast Casinos meeting of stockholders at which directors are to be elected. Any such notice of nomination must set forth: (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of Coast Casinos common stock beneficially owned by each such nominee, and (iv) such other information concerning each such nominee as would be required under the rules and regulations of the SEC in a proxy statement soliciting proxies for the election of such nominees. Such notice must also include a written consent to serve as a director, if elected, executed by such nominee. Stockholder notices of nomination should be submitted to Coast Casinos, Attn: Corporate Secretary at 4500 West Tropicana Avenue, Las Vegas, Nevada 89103.

Compensation of Directors

Directors who are not employees of Coast Casinos or any of its subsidiaries earn an annual fee of $24,000. Members of the Audit Committee and the Compensation Committee also earn $1,000 for each meeting that they attend, up to a maximum of $1,000 per month per committee. Directors are reimbursed for expenses reasonably incurred in connection with their service on the Coast Casinos board of directors.

Executive Compensation and Other Information

Executive Compensation

The following table sets forth all compensation earned by or paid by Coast Casinos during 2003, 2002 and 2001 to each executive officer, who are referred to as the “Named Executive Officers,” whose compensation exceeded $100,000 in all capacities in which they served.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation		All Other Compensation(1)(2)
		Salary	Bonus
Michael J. Gaughan	2003	$500,000	$—	$67,434
Chairman of the Board and Chief	2002	$342,000	$—	$5,954
Executive Officer of Coast Casinos	2001	$300,000	$—	$4,234
Harlan D. Braaten	2003	$447,000	$350,000	$7,519
President and Chief Operating	2002	$331,000	$150,000	$5,810
Officer of Coast Casinos	2001	$322,000	$162,500	$2,642
Gage Parrish	2003	$300,000	$65,000	$6,163
Vice President, Chief Financial Officer, Asst. Treasurer	2002	$259,000	$25,000	$5,396
and Asst. Secretary of Coast Casinos	2001	$246,000	$25,000	$3,438

(1)	The amounts for Mr. Gaughan reflect matching contributions paid to Coast Casinos’ 401(k) Profit Sharing Plan and Trust and personal usage of the company aircraft deemed to be compensation.
(2)	The amounts for Messrs. Braaten and Parrish reflect matching contributions paid to Coast Casinos’ 401(k) Profit Sharing Plan and Trust.

Report of the Compensation Committee

The Compensation Committee of the Coast Casinos board of directors reviews and recommends compensation levels for executive officers of Coast Casinos and oversees and administers Coast Casinos’ executive compensation programs. All members of the Compensation Committee are outside directors, who are not eligible to participate in any of the compensation programs that the Compensation Committee oversees.

Coast Casinos’ executive compensation plans are designed to attract, retain, motivate and appropriately reward individuals who are responsible for Coast Casinos’ short and long-term profitability, growth and return to stockholders. Compensation for Coast Casinos’ executive officers generally consists of salary and an annual bonus. In some cases, stock options are also awarded.

Executive officers also participate in a 401(k) plan, a medical plan and other benefit plans available to employees generally.

Pay levels for executives generally are based on the level of responsibility, scope and complexity of the executive’s position relative to other senior management positions internally and at other competitive gaming companies.

The determination of salary increases, annual bonus awards and long-term incentive awards is expected to be reviewed annually based on the performance of Coast Casinos. Also factored into these decisions will be each executive’s individual performance and contribution to Coast Casinos’ future positioning. Although the components of compensation (salary, annual bonuses and long-term incentive awards) will be reviewed separately, compensation decisions are based on a review of the total compensation level awarded compared to other executives with similar gaming companies. In establishing 2003 compensation for the Named Executive Officers, the Coast Casinos board of directors took into account the compensation paid to Messrs. Gaughan, Braaten and Parrish in 2002, the levels of compensation paid to executives in the gaming industry generally, and the performance of Coast Casinos in the year 2002.

Compensation Committee

Joseph Blasco, Chairman

Charles Silverman

Thomas Girardi

Compensation Committee Interlocks and Insider Participation

There are no members of the Compensation Committee that have been, or currently are, officers or employees of Coast Casinos or its subsidiaries. Mr. Silverman is the president of Yates-Silverman, Inc., which provides design services for the Gold Coast, the Barbary Coast, The Orleans, the Orleans Arena, the Suncoast and the Suncoast project. For the fiscal year ended December 31, 2003, Coast Casinos incurred expenses payable to Yates-Silverman, Inc. of approximately $889,000.

Report of the Audit Committee

Rules adopted by the SEC require Coast Casinos to include a report from the Audit Committee of the Coast Casinos board of directors. The following report concerns the Audit Committee’s activities regarding oversight of Coast Casinos’ financial reporting and auditing process.

In 2003, the Coast Casinos board of directors adopted a written Charter for the Audit Committee. All members of the Audit Committee meet the applicable independence requirements of the Audit Committee Charter and NASD Marketplace Rules.

The purpose of the Audit Committee is to assist the Coast Casinos board of directors in its general oversight of Coast Casinos’ financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of Coast Casinos’ financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. PricewaterhouseCoopers LLP, Coast Casinos’ independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of Coast Casinos’ internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and the Coast Casinos board of directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace Coast Casinos’ independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of Coast Casinos’ financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees Coast Casinos’ internal compliance programs.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor, management represented to the Audit Committee that Coast Casinos’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the independent auditor represented that its presentations included the matters required to be discussed with the independent auditor by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees.

The Audit Committee has reviewed the non-audit services provided to Coast Casinos by PricewaterhouseCoopers LLP and has concluded that such services are compatible with the maintenance of that firm’s independence in the conduct of its auditing functions for Coast Casinos.

Coast Casinos’ independent auditor also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with the independent auditor that firm’s independence.

Following the Audit Committee’s discussions with management and the independent auditor, the Audit Committee recommended that the Coast Casinos board of directors include the audited consolidated financial statements in Coast Casinos’ Annual Report on Form 10-K for the year ended December 31, 2003.

Audit Committee

Clyde Turner, Chairman

Peter M. Thomas

Joseph Blasco

F. Michael Corrigan

Disclosure of Audit Committee Financial Expert

The Coast Casinos board of directors has determined that Coast Casinos’ Audit Committee, consisting of Joseph A. Blasco, F. Michael Corrigan, Peter M. Thomas and Clyde T. Turner, has at least one “audit committee financial expert” as defined by SEC regulations. The Coast Casinos board of directors has determined that

Clyde T. Turner, based upon his experience, training and education, qualifies as an audit committee financial expert in that he has (a) an understanding of generally accepted accounting principles, which is referred to as “GAAP,” and financial statements; (b) the ability to assess the general application of GAAP in connection with accounting for estimates, accruals and reserves; (c) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by Coast Casinos’ financial statements as well as experience actively supervising one or more persons engaged in such activities; (d) an understanding of internal controls and procedures for financial reporting; and (e) an understanding of audit committee functions. The Coast Casinos board of directors has further determined that Mr. Turner is independent of management pursuant to applicable NASD Marketplace Rules regarding the independence of board and audit committee members. For certain biographical data concerning Mr. Turner, see “—Directors and Executive Officers” above.

Accounting Fees and Services

The Audit Committee of Coast Casinos has selected the firm of PricewaterhouseCoopers LLP, independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 2004. PricewaterhouseCoopers LLP has served as Coast Casinos’ auditors since 1995. It is expected that a member of PricewaterhouseCoopers LLP will be present at the Coast Casinos Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

The Charter of the Audit Committee of Coast Casinos, a copy of which is attached as Annex G to this joint proxy statement/prospectus, assigns the Audit Committee the following duties and responsibilities related to Coast Casinos’ external auditor:

•	appoint and retain, establish compensation for, evaluate and terminate when appropriate, the external auditors, which shall report directly to the Audit Committee;

•	pre-approve all audit and permissible non-audit services to be performed by the external auditor and establish policies and procedures for the engagement of the external auditor to provide those services; and

•	consider, at least annually, the independence of the external auditor, including whether the external auditor’s performance of permissible non-audit services is compatible with the external auditor’s independence.

Delegation Policy Regarding Pre-approvals for Non-Auditing Services.

Pursuant to a vote of the members of the Audit Committee of Coast Casinos, the Chairman of the Audit Committee has been delegated authority to grant pre-approvals for non-auditing services required to be pre-approved pursuant to SEC regulations, provided that such decision to grant pre-approval is presented to the full Coast Casinos Audit Committee at its next scheduled meeting and the Chairman has concluded that any non-audit services provided are compatible with the maintenance of the accounting firm’s independence in the conduct of its auditing functions for Coast Casinos. The Chairman of the Audit Committee does not have the authority to grant pre-approvals for non-audit services unless such non-audit services are, in fact, compatible with the maintenance of the accounting firm’s independence.

The following is a summary of fees and services approved by the Coast Casinos Audit Committee and performed by Coast Casinos’ external auditor, PricewaterhouseCoopers LLP, for the years ended December 31, 2003 and 2002:

Audit Fees

The aggregate fees billed to Coast Casinos for each of the last two fiscal years for professional services rendered by PricewaterhouseCoopers LLP for (i) the audit of Coast Casinos’ annual financial statements included in Coast Casinos’ Form 10-K; (ii) review of the interim financial statements of Coast Casinos included in the quarterly reports of Form 10-Q for the periods ended March 31, June 30 and September 30, 2003 and 2002; (iii) services relating to comfort letters; and (iv) consents and assistance in connection with other filings and public offering documents filed with the SEC for those fiscal years were:

Fiscal Year ended December 31, 2003: $232,379

Fiscal Year ended December 31, 2002: $447,532

Audit-Related Fees

The aggregate fees billed to Coast Casinos in each of the last two fiscal years for audit-related services rendered by PricewaterhouseCoopers LLP, including (i) accounting consultations concerning financial accounting and reporting standards; (ii) internal control reviews; and (iii) other non-statutory attestation services for those years were:

Fiscal Year ended December 31, 2003: $0

Fiscal Year ended December 31, 2002: $53,584

Tax Fees

The aggregate fees billed to Coast Casinos in each of the last two fiscal years for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning were:

Fiscal Year ended December 31, 2003: $4,918

Fiscal Year ended December 31, 2002: $2,033

All Other Fees

The aggregate fees billed to Coast Casinos in each of the last two fiscal years for products and services provided by PricewaterhouseCoopers LLP, except those included above under the caption “Audit Fees,” were:

Fiscal Year ended December 31, 2003: $0

Fiscal Year ended December 31, 2002: $0

Code of Ethics

The Coast Casinos board of directors has adopted a code of ethics that applies to Coast Casinos’ principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. At present, the Principal Accounting Officer and Controller functions are performed by the Chief Financial Officer. A copy of this code of ethics is available on the Coast Casinos website, www.coastcasinos.com, under the caption “Investors.” Coast Casinos intends to disclose on its website any amendment to, or waiver from, any provision of its code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to standards required in codes of ethics under the applicable rules and regulations of the SEC.

Certain Relationships and Related Transactions

Coast Hotels maintains numerous racetrack dissemination contracts with Las Vegas Dissemination Company, Inc., which is referred to as “LVDC.” Michael J. Gaughan’s son, John Gaughan, is the president and sole stockholder of LVDC. LVDC has been granted a license by the Nevada Gaming Authorities to disseminate live racing for those events and tracks for which it enters contracts and has been granted the exclusive right to disseminate all pari-mutuel services and race wire services to Nevada casinos. Under these dissemination contracts, Coast Hotels pays to LVDC between 3% and 5% of the wagers it accepts for races held at the racetracks covered by the respective contracts. Coast Casinos also pays to LVDC a monthly fee for race wire services. The terms on which the dissemination services are provided are regulated by the Nevada Gaming Authorities. Additionally, Coast Hotels has other agreements with LVDC, which are not subject to regulation by the Nevada Gaming Authorities, to provide ancillary services, equipment and support to the race and sports book operations of Coast Hotels. For the fiscal years ended December 31, 2001, 2002 and 2003, Coast Casinos incurred expenses to LVDC of approximately $1.4 million, $947,000 and $1.1 million, respectively.

J. A. Tiberti Construction Company, which is referred to as “Tiberti Construction,” served as the general contractor for the expansion of the Gold Coast and The Orleans, the construction of the Orleans Arena, miscellaneous construction projects at the Suncoast and pre-construction services at the South Coast. J. Tito Tiberti owns approximately 5.7% of the outstanding shares of Coast Casinos common stock, and is a director and Secretary of both Coast Hotels and Coast Casinos. Mr. Tiberti is the president, a director and stockholder of, and together with his immediate family members, controls Tiberti Construction.

For the fiscal years ended December 31, 2001, 2002 and 2003, Coast Casinos incurred expenses to Tiberti Construction of approximately $63.4 million, $120.8 million and $29.4 million, respectively. At December 31, 2002 and 2003, Coast Casinos had construction accounts payable to Tiberti Construction of approximately $12.1 million and $799,000, respectively.

In 1995, Coast Hotels entered into a long-term ground lease with the Tiberti Company, a Nevada general partnership, with respect to the real property on which The Orleans is located. Mr. Tiberti, a director of Coast Hotels and a director and stockholder of Coast Casinos, is the managing partner of the Tiberti Company. Coast Casinos incurred rental expenses of approximately $4.5 million for each of the years ended December 31, 2001, 2002 and 2003. Coast Casinos paid the Tiberti Company approximately $2.4 million, $2.7 million and $2.7 million in the years ended December 31, 2001, 2002 and 2003, respectively. Deferred rent payable to the Tiberti Company was $15.4 million and $17.2 million as of December 31, 2002 and 2003, respectively.

Until October 2002, Michael J. Gaughan and Franklin Toti, along with the Leo Lewis Trust, were owners of LGT Advertising, which served as Coast Casinos’ advertising agency. Effective November 1, 2002, Coast Casinos purchased the partnership interests of LGT Advertising from Messrs. Gaughan, Toti and the Leo Lewis Trust, for the sum of $1,000. Prior to the November 2002 acquisition, LGT Advertising provided advertising design services and purchased advertising for Coast Casinos’ casinos from third parties and passed any discounts directly through to Coast Casinos. LGT Advertising received no compensation or profit for such activities, and invoiced Coast Casinos for actual costs incurred. LGT Advertising used Coast Casinos’ facilities and employees in rendering its services, but did not pay any compensation to Coast Casinos for such use. Messrs. Gaughan and Toti received no compensation from LGT Advertising. For the fiscal years ended December 31, 2001 and 2002, advertising expenses to LGT Advertising were approximately $8.3 million and $5.9 million, respectively.

LGT Advertising provided advertising and design services to Casino Queen, Inc., which operates the Casino Queen riverboat casino and hotel facility in East St. Louis, Illinois. Michael Gaughan owns 15% and Frank Toti owns 5% of the shares of stock in Casino Queen, Inc. Mr. Gaughan also serves as a director for Casino Queen, Inc. LGT rendered its services to Casino Queen, Inc. on the same terms as would be offered to an unaffiliated third party. In 2002 and 2003, after the acquisition of LGT in November 2002, Coast Casinos began providing advertising and design services to Casino Queen, Inc. and Coast Casinos received payments from Casino Queen, Inc. of $13,000 and $66,000, respectively.

Coast Hotels has purchased certain of Coast Casinos’ equipment for its operations from RJ & S Inc., a Nevada corporation, which is referred to as “RJS,” that is owned by Michael J. Gaughan’s father, Jackie Gaughan, and Steven Delmont, Coast Casinos’ manager of food operations. Pursuant to the terms of its agreement with RJS, RJS purchases certain restaurant equipment and supplies and invoices Coast Casinos only for the actual amounts billed to RJS, plus applicable sales tax. Provisions of the agreement prohibit RJS employees, officers and shareholders from receiving any discounts, rebates, payments or gifts with respect to the equipment and supplies. For the fiscal years ended December 31, 2001, 2002 and 2003, Coast Casinos made purchases from RJS totaling approximately $2.7 million, $2.2 million and $1.5 million, respectively.

Michael J. Gaughan is the majority partner of Nevada Wallboards, a Nevada general partnership, which is referred to as “Nevada Wallboards,” which prints wallboards and parlay cards for use in Coast Casinos’ race and sports books. For the fiscal years ended December 31, 2001, 2002 and 2003, Coast Hotels incurred expenses to Nevada Wallboards of approximately $252,000, $272,000 and $275,000, respectively.

Charles Silverman, a director of Coast Hotels and Coast Casinos, is the president of Yates-Silverman, Inc., which served as the designer of The Orleans, the Suncoast and various expansion projects at The Orleans, the Suncoast and the Gold Coast during 2001 and 2002. Yates-Silverman is currently assisting Coast Casinos is the design of the South Coast project. For the fiscal years ended December 31, 2001, 2002 and 2003, Coast Casinos incurred expenses to Yates-Silverman of $947,000, $440,000 and $889,000, respectively.

Coast Hotels promotes The Orleans by advertising on NASCAR vehicles operated by Orleans Motor Sports, Inc. In 2003, Coast Casinos entered into an agreement with Orleans Motor Sports, Inc. to place the logo of The Orleans on a truck racing in NASCAR’s Craftsman Truck Series, on transportation vehicles utilized by Orleans Motor Sports, Inc. and on any other vehicles raced by Orleans Motor Sports, Inc. in NASCAR races. Michael J. Gaughan is the sole owner of Orleans Motor Sports, Inc. Brendan Gaughan, the main driver employed by Orleans Motor Sports, Inc., is the son of Michael J. Gaughan. For the fiscal years ended December 31, 2001, 2002 and 2003, Coast Casinos paid or provided in-kind services in the amount of $332,000, $480,000 and $600,000, respectively, to Orleans Motor Sports, Inc. pursuant to a sponsorship agreement.

Coast Benefits, a division of Coast Hotels, operates a Group Benefits Plan in which qualified employees of Coast Hotels are entitled to participate. Eligible employees are covered under the plan and may elect coverage for their dependents, for a fee, through payroll deduction. Coast Benefits also offers participation in the Group Benefits Plan to other entities in which Michael Gaughan or his son, John Gaughan, has an interest, including Michael J. Gaughan Airport Slot Concession, Inc., Gaughan-Richardson Development LLC, G & M Interactive LLC, Las Vegas Dissemination, Inc., Nevada Wallboards, Orleans Motor Sports, Inc. and Kroyer Racing Engines, LLC. Each division of Coast Casinos and the other entities listed above is charged a monthly fee for eligible employees, which was $260 per employee as of January 2004, plus amounts withheld for dependent coverage to cover the costs of benefits and administration of the plan. For the fiscal years ended December 31, 2001, 2002 and 2003, Coast Hotels collected, in the aggregate, $565,000 $673,000 and $856,000, respectively, from the related entities and paid benefits and administration costs in the aggregate of $760,000, $808,000 and $1.0 million, respectively, on behalf of related entities. At December 31, 2003, Coast Hotels was owed approximately $500,000 by related entities for excess benefits and costs paid.

Michael J. Gaughan, Jr., the son of Michael J. Gaughan, and David Ross, a Vice-President and the general manager of the Suncoast, are owners of Coast Vacations, Inc., a travel agency operating under the name Las Vegas Vacations, which is referred to as “LVV,” that markets Coast Casinos’ hotel-casino properties to residents of Vancouver, Canada. Coast Hotels has agreed to pay LVV approximately $10,000 per month to promote its hotel-casinos subject to certain conditions designed to assure that LVV is utilizing such funds in a productive manner and for purposes that benefit Coast Casinos. During the fiscal years ended December 31, 2001, 2002 and 2003, Coast Casinos paid $91,000, $120,000 and $120,000, respectively, to LVV.

Michael J. Gaughan, Jr. is the general manager of the Barbary Coast. For the fiscal years ended December 31, 2001, 2002 and 2003, Michael J. Gaughan, Jr. received total salaries and bonuses in the amounts of $135,000, $162,000 and $175,000, respectively.

Coast Hotels operates a satellite sports book at the Plaza Hotel and Casino, which is referred to as the “Plaza,” a hotel-casino in Las Vegas that is primarily owned by Jackie Gaughan, Michael J. Gaughan’s father. Coast Hotels combines the sports book wagers generated at the Plaza with wagers accepted at its other sports books. The Plaza is allocated a pro rata share of the net sports book winnings or losses, based on the percentage of wagers placed at the Plaza compared to the combined wagers placed at all Coast Hotel’s sports books. Such winnings or losses are netted against the direct and indirect costs of operating the sports book at the Plaza, including, but not limited to, labor costs, advertising costs, printing costs and state and U.S. Federal taxes. For the fiscal years ended December 31, 2001, 2002 and 2003, the Plaza received approximately $742,000, $584,000 and $1.0 million, respectively, and Coast Hotels retained approximately $399,000, $411,000 and $474,000 for direct and indirect costs associated with operating the Plaza sports book.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Rules adopted by the SEC under Section 16(a) of the Exchange Act require Coast Casinos’ directors and officers, and persons who own more than 10% of the issued and outstanding shares of Coast Casinos’ equity securities, to file reports of their ownership, and changes in ownership, of such securities with the SEC on SEC Forms 3, 4 or 5, as appropriate. Such persons are required by the SEC’s regulations to furnish Coast Casinos with copies of all forms they file pursuant to Section 16(a).

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to Coast Casinos during its most recent fiscal year, and any written representations provided to it, Coast Casinos believes that, except as noted below, each of the directors, officers and owners of more than 10% of the outstanding Coast Casinos common stock are in compliance with Section 16(a) of the Exchange Act for the year 2003.

On April 18, 2003, J. Tito Tiberti filed a Form 4/A for transactions that occurred in 1996 and 1999. On April 18, 2003, Mr. Tiberti filed a Form 4/A for a transaction that occurred on September 27, 2002. On September 3, 2003, Mr. Tiberti filed a Form 4/A for a transaction that occurred on June 27, 2003.

Stockholder Proposals

Any eligible stockholders, as defined below, may submit proposals on matters appropriate for stockholder action at any subsequent annual meetings of Coast Casinos consistent with Rule 14a-8 promulgated under the Exchange Act. To be properly considered at the Coast Casinos 2005 Annual Meeting of Stockholders, notice of any stockholder proposals must be given to Coast Casinos’ Secretary in writing not less than 60 days prior to the date of the Coast Casinos 2005 Annual Meeting of Stockholders, after which a proposal is untimely. A stockholder’s written notice to the Secretary of Coast Casinos shall set forth as to each matter the stockholder proposes to bring before the meeting: (1) the reasons for conducting such business at the meeting, (2) the name and address, as they appear on Coast Casinos’ books and records, of the stockholder proposing such business, (3) the number of shares of Coast Casinos common stock beneficially owned by the stockholder, and (4) any material interest of the stockholder in such business. In addition, proposals considered for inclusion in Coast Casinos’ 2005 proxy solicitation material must be received by Coast Casinos, Attn: Corporate Secretary at 4500 West Tropicana Avenue, Las Vegas, Nevada 89103, no later than November 29, 2004. The Coast Casinos board of directors will review any proposals from eligible stockholders which it receives by that date and will determine whether any such proposals will be included in Coast Casinos’ 2005 proxy solicitation materials.

An “eligible stockholder” is a stockholder who has continuously held at least $2,000 in market value, or 1%, of Coast Casinos securities entitled to be voted on the proposal at the annual meeting who has held such securities for at least one year by the date the proposal is submitted and who shall continue to own such securities through the date on which the annual meeting is held.

Stockholder Communications

Stockholders may send written communications to the Coast Casinos board of directors, c/o Corporate Secretary, Coast Casinos, Inc., 4500 West Tropicana Avenue, Las Vegas, Nevada 89103. Communications received in writing will be distributed to the members of the board of directors as appropriate depending on the facts and circumstances outlined in the communication received.

All Coast Casinos directors are strongly encouraged to attend the Coast Casinos Meeting. All directors were in attendance at the Coast Casinos 2003 Annual Meeting of Stockholders.

Other Matters

The Annual Report of Coast Casinos for the fiscal year ended December 31, 2003, including Coast Casinos’ Annual Report on Form 10-K for the fiscal year ended December 31, 2003, without the exhibits thereto, was mailed to Coast Casinos stockholders on March 10, 2004.

Coast Casinos will provide a copy of the Annual Report and of the exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 upon the written request of any beneficial owner of Coast Casinos’ common stock as of the record date for the Annual Meeting and reimbursement of Coast Casinos’ reasonable expenses. Such request should be addressed to Coast Casinos, Inc., Attn: Gage Parrish at 4500 West Tropicana Avenue, Las Vegas, Nevada 89103.

CHAPTER IV—ADDITIONAL INFORMATION

Boyd Gaming and Coast Casinos file annual, quarterly and current reports, proxy statements and other information with the SEC. Stockholders may read and copy this information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. Stockholders also may obtain copies of this information by mail from the Public Reference Room at the address set forth above, at prescribed rates. In addition, the SEC maintains a web site that contains reports, proxy statements and other information about issuers like Boyd Gaming and Coast Casinos who file electronically with the SEC. The address of that site is http://www.sec.gov.

Boyd Gaming filed a registration statement on Form S-4 with the SEC under the Securities Act to register the Boyd Gaming common stock to be issued pursuant to the merger. This joint proxy statement/prospectus is a part of that registration statement. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information that Coast Casinos stockholders and Boyd Gaming stockholders can find in the registration statement or the exhibits to the registration statement. Coast Casinos stockholders and Boyd Gaming stockholders may obtain copies of the Form S-4, and any amendments thereto, in the manner described above.

The SEC allows Boyd Gaming and Coast Casinos to incorporate by reference information into this joint proxy statement/prospectus, which means that Boyd Gaming and Coast Casinos can disclose important information to stockholders by referring stockholders to another document filed separately with the SEC. Neither Boyd Gaming nor Coast Casinos incorporate the contents of their websites into this joint proxy statement/prospectus. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below that Boyd Gaming and Coast Casinos have previously filed with the SEC. These documents contain important information about Boyd Gaming and Coast Casinos and their respective business, financial condition and results of operations.

Boyd Gaming incorporates by reference into this joint proxy statement/prospectus the documents listed below and any filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this document and before the Boyd Gaming Meeting, excluding any information furnished pursuant to Item 9 or Item 12 of any Current Report on Form 8-K.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed on March 4, 2004;

•	Current Reports on Form 8-K, as filed on January 22, 2004, February 9, 2004 and March 26, 2004; and

•	the description of Boyd Gaming’s common stock which appears on pages 60 and 61 of its Registration Statement on Form S-1 filed October 14, 1993.

Coast Casinos incorporates by reference into this joint proxy statement/prospectus the documents listed below and any filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this document and before the Coast Casinos Meeting, excluding any information furnished pursuant to Item 9 or Item 12 of any Current Report on Form 8-K.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed on March 9, 2004; and

•	Current Reports on Form 8-K, as filed on February 2, 2004 and February 10, 2004.

Documents filed by Boyd Gaming and incorporated into this joint proxy statement/prospectus by reference are available at www.boydgaming.com, under the “Investor Relations” section, or by contacting Boyd Gaming Corporation, Attn: Robert D. Stillwell at 2950 Industrial Road, Las Vegas, Nevada 89109 or by e-mail to robstillwell@boydgaming.com.

Documents filed by Coast Casinos and incorporated into this joint proxy statement/prospectus by reference are available at www.coastcasinos.com, under the “Investors” section, or by contacting Coast Casinos, Inc., Attn: Gage Parrish at 4500 West Tropicana Avenue, Las Vegas, Nevada 89103 or by e-mail to gparrish@coastcasinos.net.

Any information contained in a document incorporated by reference will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that information contained in this joint proxy statement/prospectus or in any other subsequently filed incorporated document modifies or supersedes such information. Any information that is modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Stockholders should only rely on the information contained or incorporated by reference in this joint proxy statement/prospectus in determining how to vote. Neither Boyd Gaming nor Coast Casinos has authorized anyone to provide you with information that is different from the information contained in, attached to, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated March 29, 2004. Stockholders should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to the Boyd Gaming stockholders or the Coast Casinos stockholders nor the issuance of shares of Boyd Gaming common stock in connection with the merger shall create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

Dated as of February 6, 2004,

Among

BOYD GAMING CORPORATION,

BGC, INC.

and

COAST CASINOS, INC.

(As revised to reflect the amendment dated March 5, 2004 to the Agreement and Plan of Merger.)

ii

SECTION 9.05.	Severability	A-40
SECTION 9.06.	Counterparts; Facsimile	A-40
SECTION 9.07.	Entire Agreement; No Third-Party Beneficiaries	A-41
SECTION 9.08.	Governing Law	A-41
SECTION 9.09.	Assignment	A-41
SECTION 9.10.	Enforcement	A-41

iii

AGREEMENT AND PLAN OF MERGER dated as of February 6, 2004, among BOYD GAMING CORPORATION, a Nevada corporation (“Parent”), BGC, INC., a Nevada corporation and a wholly owned subsidiary of Parent (“Sub”), and COAST CASINOS, INC., a Nevada corporation (the “Company”).

WHEREAS the respective Boards of Directors of Sub and the Company have (i) approved the merger (the “Merger”) of the Company into Sub on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) not owned by Parent, Sub or the Company shall be converted into the right to receive the Merger Consideration (as defined in Section 2.01(c)(4)) and (ii) adopted this Agreement; and Parent, as the sole stockholder of Sub, has approved this Agreement;

WHEREAS Parent and certain stockholders of the Company (the “Principal Company Stockholders”) have entered into an agreement (the “Stockholders Agreement”) pursuant to which the Principal Company Stockholders have agreed to take specified actions in furtherance of the Merger;

WHEREAS for Federal income tax purposes it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes (the “NRS”), the Company shall be merged with and into Sub at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation (the “Surviving Corporation”). At the election of Parent, any direct subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing. The Merger, the payment of cash in connection with the Merger, the issuance by Parent of shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) in connection with the Merger (the “Share Issuance”) and the other transactions contemplated by this Agreement and the Stockholders Agreement are referred to in this Agreement as the “Transactions”.

SECTION 1.02. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Gibson, Dunn & Crutcher LLP (Los Angeles office) at 2:00 p.m., Pacific Coast time, on the second business day following the satisfaction (or, to the extent permitted by Law (as defined in Section 3.05(a)), waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time. Prior to the Closing, Parent shall prepare, and on the Closing Date the Surviving Corporation shall file with the Secretary of State of the State of Nevada, articles of merger or other appropriate documents (in any such case, the “Articles of Merger”) executed in accordance with the relevant provisions of the NRS and shall make all other filings or recordings required under the NRS. The Merger shall become effective at such time as the Articles of Merger are duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04. Effects. The Merger shall have the effects set forth in Section 92A.250 of the NRS.

SECTION 1.05. Articles of Incorporation and By-laws. (a) The articles of incorporation of Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The articles of incorporation of the Surviving Corporation shall be amended at the Effective Time so that Article I thereof reads in its entirety as follows:

1. Name of Corporation: Coast Casinos, Inc.

(b) The by-laws of Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time, together with Michael J. Gaughan, shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

Effect on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

(a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall continue to be outstanding as one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash, Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. (1) Subject to Section 2.02(e), each issued and outstanding share of Company Common Stock held by Michael J. Gaughan and each issued and outstanding share of Company Common Stock held by Franklin Toti shall be converted into the right to receive 32.8025 (the “Fixed Exchange Ratio”) fully paid and nonassessable shares of Parent Common Stock.

(2) Each issued and outstanding share of Company Common Stock held by Jerry Herbst shall be converted into the right to receive $550 in cash.

(3) Subject to Sections 2.01(b), 2.01(d) and 2.02(e), each issued and outstanding share of Company Common Stock held by stockholders of the Company other than those stockholders named in Sections 2.01(c)(1) and 2.01(c)(2) shall be converted into the right to receive, at the election of the holder thereof, one of the following (as adjusted pursuant to Section 2.01(e)):

(i) for each such share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been effectively made, and not revoked or lost, pursuant to Section 2.03 (each, an “Electing Share”), the right to receive 32.8025 (subject to adjustment as provided in Section 2.01(e), the “Variable Exchange Ratio”) fully paid and nonassessable shares of Parent Common Stock (the “Stock Election Amount”); and

(ii) for each such share of Company Common Stock other than Electing Shares (each, a “Non-Electing Share”), the right to receive $550 in cash (subject to adjustment as provided in Section 2.01(e), the “Cash Election Price”), and each stockholder of the Company that holds Non-Electing Shares shall be deemed to have made a cash election (a “Cash Election”) with respect to such Non-Electing Shares.

(4) The cash payable, and the shares of Parent Common Stock to be issued, upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c), and any cash payable in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.02(e), are referred to collectively as “Merger Consideration”. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

(5) Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of the Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, each of the Fixed Exchange Ratio and the Variable Exchange Ratio shall be correspondingly adjusted.

(d) Dissenter Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Dissenter Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands payment for such Dissenter Shares pursuant to, and who complies in all respects with, Sections 92A.300 through 92A.500 of the NRS (the “Dissenter Rights”) shall not be converted into Merger Consideration as provided in Section 2.01(c)(3), but rather the holders of Dissenter Shares shall be entitled to payment for such Dissenter Shares in accordance with the Dissenter Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment under the Dissenter Rights, then the right of such holder to be paid in accordance with the Dissenter Rights shall cease and such Dissenter Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c)(3). The Company shall serve prompt notice to Parent of any written notice of intent to demand payment, or any written demand for payment, received by the Company in respect of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(e) Proration. Notwithstanding anything in this Agreement to the contrary: (1) the maximum aggregate number of shares of Parent Common Stock to be issued pursuant to Section 2.01(c)(3)(i) shall not exceed 1,009,194 (the “Target Stock Amount”), and the maximum aggregate amount of cash to be paid pursuant to

Section 2.01(c)(3)(ii) shall not exceed $336,170,276.20 (the “Cash Cap”); provided, however, that if, on the date specified in the first sentence of Section 1.02 (the “Date of Determination”), the opinions of counsel referred to in Sections 7.02(e) and 7.03(d) would not be delivered solely by reason of the average of the high and low sale price of a share of Parent Common Stock on The New York Stock Exchange (the “NYSE”) on the Date of Determination, then the Target Stock Amount (and the Variable Exchange Ratio) shall be increased, and the Cash Cap (and the Cash Election Price) shall be decreased, in each case by an amount sufficient to provide that, on the Closing Date, 40% of the aggregate value of all Adjusted Merger Consideration (as defined in Section 2.01(e)(5)) shall consist of shares of Parent Common Stock (the value of each such share of Parent Common Stock being the average of the high and low sale price of a share of Parent Common Stock on the NYSE on the Date of Determination) and that the value of the Merger Consideration payable in respect of each share of Company Common Stock converted in accordance with Section 2.01(c)(3) shall be in an amount equal to $550 (such increase in the Target Stock Amount (and the Variable Exchange Ratio) and such decrease in the Cash Cap (and the Cash Election Price), the “Merger Consideration Adjustment”); provided further, however, that if the Target Stock Amount following the application of the Merger Consideration Adjustment would exceed 7,837,077 shares of Parent Common Stock (such 7,837,077 shares of Parent Common Stock, the “Stock Cap”), then Parent shall have the right to terminate this Agreement in accordance with Section 8.01(d);

(2) in the event that the aggregate number of shares of Parent Common Stock requested in Stock Elections received by the Exchange Agent in accordance with Section 2.01(c)(3)(i) exceeds the Target Stock Amount (as may be adjusted in accordance with this Agreement), then the Electing Shares shall be converted into the right to receive the Stock Election Amount in accordance with Section 2.01(c)(3)(i) in the following manner:

(i) a stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (A) the quotient of the Target Stock Amount (as may be adjusted in accordance with this Agreement) divided by the Variable Exchange Ratio (as may be adjusted in accordance with this Agreement) by (B) the total number of Electing Shares;

(ii) the number of Electing Shares covered by any Stock Election which will actually be converted into the right to receive the Stock Election Amount shall be equal to the product (rounded up to the nearest whole number) obtained by multiplying the Stock Proration Factor by the total number of Electing Shares covered by such Stock Election; and

(iii) all Electing Shares, other than those shares converted into the right to receive the Stock Election Amount in accordance with Section 2.01(e)(2)(ii), shall be converted into the right to receive cash as if such shares were Non-Electing Shares in accordance with Section 2.01(c)(3)(ii); and

(3) in the event that the aggregate amount of cash to be paid to Non-Electing Shares pursuant to Section 2.01(c)(3)(ii) exceeds the Cash Cap (as may be adjusted in accordance with this Agreement), then the Non-Electing Shares shall be converted into the right to receive the Cash Election Price (as may be adjusted in accordance with this Agreement) in accordance with Section 2.01(c)(3)(ii) in the following manner:

(i) a cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (A) the quotient of the Cash Cap (as may be adjusted in accordance with this Agreement) divided by the Cash Election Price by (B) the total number of Non-Electing Shares;

(ii) the number of Non-Electing Shares covered by any Cash Election which will actually be converted into the right to receive the Cash Election Price (as may be adjusted in accordance with this Agreement) shall be equal to the product (rounded up to the nearest whole number) obtained by multiplying the Cash Proration Factor by the total number of Non-Electing Shares covered by such Cash Election; and

(iii) all Non-Electing Shares, other than those shares converted into the right to receive the Cash Election Price (as may be adjusted in accordance with this Agreement) in accordance with Section 2.01(e)(3)(ii), shall be converted into the right to receive shares of Parent Common Stock as if such shares were Electing Shares in accordance with Section 2.01(c)(3)(i).

(4) To the extent that a payment by the Company or the Surviving Corporation, as the case may be, to holders of Dissenter Shares would have the effect of reducing the fair market value of the assets of the Company acquired in the Merger below (x) 90% of the fair market value of the net assets of the Company or (y) 70% of the fair market value of the gross assets of the Company, in each case, immediately prior to the Effective Time (taking into account any other payments or distributions made by the Company in connection with the Merger), Parent, in lieu of the Company or the Surviving Corporation, as the case may be, shall pay to the holders of Dissenter Shares that portion of such payment equal to the excess of (A) the total amount to be paid to the holders of Dissenter Shares by the Company or the Surviving Corporation, as the case may be, over (B) the maximum amount payable to the holders of Dissenter Shares by the Company or the Surviving Corporation, as the case may be, such that such payment would not reduce the fair market value of the assets of the Company acquired by Parent below (I) 90% of the fair market value of the net assets of the Company or (II) 70% of the fair market value of the gross assets of the Company, in each case, immediately prior to the Effective Time (taking into account any other payments or distributions made by the Company in connection with the Merger). If after any such payment shall have been made to holders of Dissenter Shares by Parent, the aggregate value of all shares of Parent Common Stock (the value of each such share of Parent Common Stock being the average of the high and low sale price of a share of Parent Common Stock on the NYSE on the Date of Determination) issued in the Merger does not equal at least 40% of the aggregate value of all Adjusted Merger Consideration, then Parent shall issue sufficient additional shares on a pro rata basis to all holders of Company Common Stock (other than holders of Dissenter Shares and the holders of Company Common Stock listed in Section 2.01(c)(1) and (2)) so that the value of all shares of Parent Common Stock issued pursuant to Sections 2.01(c)(1) and 2.01(c)(3) (the value of each such share of Parent Common Stock being the average of the high and low sale price of a share of Parent Common Stock on the NYSE on the Date of Determination) and the value of any shares of Parent Common Stock issued pursuant to this Section 2.01(e)(4) (the value of each such share of Parent Common Stock being the lower of (x) the average of the high and low sale price of a share of Parent Common Stock on the NYSE on the Date of Determination and (y) the average of the high and low sale price of a share of Parent Common Stock on the NYSE on the date of issuance of such share of Parent Common Stock pursuant to this Section 2.01(e)(4)) issued in the Merger equals 40% of the aggregate value of all Adjusted Merger Consideration.

(5) For purposes of this Section 2.01(e), “Adjusted Merger Consideration” shall mean: (a) any consideration paid pursuant to Section 2.01(c) (in the case of consideration comprised of Parent Common Stock, the value of each such share of Parent Common Stock being the average of the high and low sale price of a share of Parent Common Stock on the NYSE on the Date of Determination), (b) solely for purposes of Section 2.01(e)(4), any consideration paid pursuant to Section 2.01(e)(4) (in the case of consideration comprised of Parent Common Stock, the value of each such share of Parent Common Stock being the lower of (x) the average of the high and low sale price of a share of Parent Common Stock on the NYSE on the Date of Determination and (y) the average of the high and low sale price of a share of Parent Common Stock on the NYSE on the date of issuance of such share of Parent Common Stock pursuant to Section 2.01(e)(4)), (c) any cash paid in lieu of fractional shares pursuant to Section 2.02(e), (d) any cash to be paid to or payable to holders of Dissenter Shares in accordance with the Dissenter Rights by Parent or any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e) any cash or the fair market value of any property that is distributed, transferred or paid by the Company to holders of Company Common Stock and that satisfies the requirements set forth in Treasury Regulation Section 1.368-1(e)(1)(ii) and (f) any other cash or property (other than shares of Parent Common Stock) that is transferred, paid or distributed by Parent (or any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3)) to holders of Company Common Stock in exchange for shares of Company Common Stock in connection with the Merger. For purposes of Section 2.01(e)(1), the value of any cash payable in respect of Dissenter Shares in accordance with Dissenter Rights shall be deemed to be $550 per Dissenter Share.

SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As soon as practicable following the date of this Agreement and in any event not less than three days prior to dissemination of the Joint Proxy Statement (as defined in Section 6.01(a)) to the stockholders of the Company and the stockholders of Parent,

Parent shall select a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for payment of Merger Consideration upon surrender of certificates representing Company Common Stock. Promptly following the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent (i) certificates representing the maximum number of shares of Parent Common Stock issuable and (ii) 80% of the maximum amount of cash consideration payable, in each case, pursuant to Section 2.01(c) in exchange for outstanding shares of Company Common Stock. In addition, Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Exchange Agent on a timely basis, as and when needed after the Effective Time, the remaining amount of cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01 (such shares of Parent Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.02(e). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. The Exchange Fund may not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash, if any, and the number of whole shares of Parent Common Stock, if any, which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to Section 2.01(c) into the right to receive, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any Certificate formerly representing Company Common Stock with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the surrender of such Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid (and issued) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid (and issued) in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares. (1) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01(c), and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.02(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

(2) Except as otherwise provided in Section 2.02(e)(3), in lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.02(e)) and (B) an amount equal to the average of the closing sale prices for the Parent Common Stock on the NYSE, as reported in The Wall Street Journal, Northeastern edition, for each of the ten consecutive trading days ending with the second complete trading day prior to the Effective Time.

(3) Notwithstanding anything in this Agreement to the contrary, in the event that a Merger Consideration Adjustment is made in accordance with Section 2.01(e)(1), each holder of Company Common Stock who would otherwise be entitled, upon application of the Merger Consideration Adjustment, to a fractional share in accordance with this Section 2.02(e) shall not receive cash in lieu of such fractional share but instead shall be entitled only to receive one whole share of Parent Common Stock in lieu of such fractional share.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of its claim for Merger Consideration and any applicable dividends or distributions with respect to any Parent Common Stock constituting Merger Consideration as provided in Section 2.02(c).

(g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any cash or any shares of Parent Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05(b)), any such cash, shares, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(i) Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Surviving Corporation will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

(j) Income Tax Treatment. It is intended by the parties hereto that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meanings of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

SECTION 2.03. Elections. (a) Each person who, on or prior to the Election Date referred to in paragraph (b) below, is a record holder of shares of Company Common Stock shall be entitled, with respect to all or any portion of such shares, to make an unconditional Stock Election on or prior to such Election Date, on the basis hereinafter set forth.

(b) Parent shall prepare a form of election, which form shall be subject to the reasonable approval of the Company (the “Form of Election”) and shall be mailed with the Joint Proxy Statement to the record holders of Company Common Stock as of the record date for the Company Stockholders Meeting (as defined in Section 6.01(d)), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to elect to receive the Stock Election Amount for any or all shares of Company Common Stock held by such holder. The Company shall use all reasonable efforts to make the Form of Election and the Joint Proxy Statement available to all persons who become record holders of Company Common Stock during the period between such record date and the Election Date. Any such holder’s election to receive the Stock Election Amount shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., Pacific Coast time, on the business day (the “Election Date”) immediately preceding the date of the Company Stockholders Meeting, a Form of Election properly completed and signed and accompanied by Certificates for the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or accompanied by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificates are in fact delivered to the Exchange Agent within three NYSE trading days after the date of execution of such guarantee of delivery). Failure to deliver Certificates covered by any guarantee of delivery within three NYSE trading days after the date of execution of such guarantee of delivery shall be deemed to invalidate any otherwise properly made Stock Election.

(c) Any Form of Election may be revoked by the stockholder who submitted such Form of Election to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., Pacific Coast time, on the Election Date or (ii) after such time, if (and only to the extent that) the Exchange Agent is legally required to permit revocations and only if the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Parent and the Company that the Merger has been abandoned. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned to the stockholder submitting the same to the Exchange Agent.

(d) The determination of the Exchange Agent in its sole discretion shall be binding as to whether or not elections to receive the Stock Election Amount have been properly made or revoked pursuant to this Section 2.03 with respect to shares of Company Common Stock and when elections and revocations were received by it. If no Form of Election is received with respect to shares of Company Common Stock, or if the Exchange Agent determines that any election to receive the Stock Election Amount was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as Non-Electing Shares at the Effective Time, and such shares shall be converted into the right to receive the Cash Election Price in accordance with Section 2.01(c)(3)(ii). The Exchange Agent shall also make all computations as to the proration contemplated by Section 2.01(e), and absent manifest error any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. The Exchange Agent may, with the mutual agreement of Parent and the Company, make such rules as are consistent with this Section 2.03 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

ARTICLE III

Representations and Warranties of the Company

Except as expressly set forth in that certain letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates and such other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsection readily apparent), dated as of the date of this Agreement, from the Company to Parent and Sub (the “Company Disclosure Letter”) or in any Company SEC Document (as defined in Section 3.06) filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), the Company represents and warrants to Parent and Sub that:

SECTION 3.01. Organization, Standing and Power. Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate or limited liability company power and authority to conduct its businesses as presently conducted. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in Section 9.03). The Company has delivered to Parent true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended to the date of this Agreement.

SECTION 3.02. Company Subsidiaries; Equity Interests. (a) Section 3.02(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization or formation. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b) Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.03. Capital Structure. (a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on February 5, 2004, (i) 1,461,177.94 shares of Company Common Stock were issued and outstanding, (ii) 33,175 shares of Company Common Stock were held by the Company in its treasury and (iii) 35,415 shares of Company Common Stock were subject to outstanding Company Employee Stock Options (as defined in Section 6.04(d)) and no additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plan (as defined in Section 6.04(d)). Except as set forth above, at the close of business on February 5, 2004, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding, and since February 5, 2004, no shares of capital stock or other voting securities of the Company were issued by the Company, except for shares of Company Common Stock issued upon the exercise of Company Employee Stock Options outstanding as of February 5, 2004. There are no outstanding stock appreciation rights linked to the price of Company Common Stock and granted under the Company Stock Plan or otherwise. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05(a)) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

(b) Section 3.03(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all outstanding Company Employee Stock Options, the number of shares of Company Common Stock subject to each such Company Employee Stock Option, the grant dates, expiration dates and vesting schedule of each such Company Employee Stock Option and the names of the holders of each Company Employee Stock Option. All outstanding Company Employee Stock Options are evidenced by the Company Employee Stock Option agreements set forth in Section 3.03(b) of the Company Disclosure Letter, and no Company Employee Stock Option agreement contains terms that are inconsistent with, or in addition to, the terms contained therein. Each Company Employee Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Employee Stock Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Employee Stock Option.

SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval (as defined in Section 3.04(c)). The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of this Agreement by Parent and Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) adopting this Agreement and approving the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement, (ii) determining that the terms of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement are fair to and in the best interests of the Company and its stockholders, (iii) directing that this Agreement be submitted to a vote at the Company Stockholders Meeting and (iv) recommending that the Company’s stockholders approve this Agreement. The Company hereby confirms that (A) the Company does not qualify as a “resident domestic corporation”, as such term is defined in Section 78.427 of the NRS and used in Sections 78.438 through 78.444 of the NRS, and (B) to the Company’s knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transaction to be performed or consummated by the Company in accordance with the terms of this Agreement.

(c) The only vote of holders of any class or series of the capital stock of the Company necessary to approve this Agreement and the Merger is the approval of this Agreement by a majority of the voting power of the holders of the outstanding Company Common Stock (the “Company Stockholder Approval”). The affirmative vote of the holders of Company Common Stock, or any of them, is not necessary to consummate any Transaction to be performed or consummated by the Company in accordance with the terms of this Agreement other than the Merger.

SECTION 3.05. No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement and compliance by the Company with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) the Joint Proxy Statement and (B) such reports under, or other applicable requirements of, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions to be performed or consummated by the Company in accordance with the terms of this Agreement, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and such filings as may be required under applicable Environmental Laws (as defined in Section 3.18(g)),

(v) compliance with and such filings as may be required under applicable Gaming Laws (as defined in Section 3.13(b)) (including those promulgated by the Nevada Gaming Authorities (as defined in Section 3.13(b)), (vi) such filings as may be required in connection with the Taxes described in Section 6.09 and (vii) such other items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.06. Company SEC Documents; Undisclosed Liabilities. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2003 pursuant to Sections 13(a) and 15(d) of the Exchange Act (the “Company SEC Documents”).

(b) As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Filed Company SEC Document has been revised or superseded by a later filed Filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d) The effectiveness of any additional SEC disclosure requirement that, as of the date of this Agreement, have been formally proposed that are not yet in effect, is not expected by the Company to lead to any material change in the Company’s disclosures as set forth in the Filed Company SEC Documents.

(e) None of the Company Subsidiaries is, or has at any time since January 1, 2002 been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Share Issuance (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders or Parent’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting (as defined in Section 6.01(e)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

SECTION 3.08. Absence of Certain Changes or Events. From the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(i) any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock;

(iii) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;

(iv) (A) any granting by the Company or any Company Subsidiary to any Participant (as defined in Section 3.10(a)) of any loan or any increase in compensation, benefits, perquisites or any bonus or award, except in the ordinary course of business consistent with prior practice, (B) any payment of any bonus to any Participant or (C) any granting by the Company or any Company Subsidiary to any such Participant of any increase in severance, change in control or termination pay or benefits, in each case, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents;

(v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect;

(vi) any change in accounting methods, principles or practices by the Company or any Company Subsidiary, except insofar as may have been required by a change in GAAP;

(vii) any material elections with respect to Taxes (as defined in Section 3.09) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund;

(viii) any revaluation by the Company or any Company Subsidiary of any of the material assets of the Company or any Company Subsidiary; or

(ix) any other action or inaction by the Company or any Company Subsidiary that would have violated Section 5.01(a) if taken after the date of this Agreement.

SECTION 3.09. Taxes. (a) As used in this Agreement:

“Taxes” shall mean all (i) Federal, state and local, domestic and foreign, taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts; (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; and (iii) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Taxing Authority” shall mean any Federal, state or local, domestic or foreign, governmental body (including any subdivision, agency or commission thereof), or any quasi-governmental body, in each case, exercising regulatory authority in respect of Taxes.

“Tax Return” shall mean all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

(b) The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Federal, state and local, domestic and foreign, income and franchise Tax Returns and all other Tax Returns required to be filed by or on behalf of the Company and each Company Subsidiary in the manner prescribed by applicable law. All such Tax Returns are complete and correct in all material respects. The Company and each Company Subsidiary has timely paid (or Company has paid on any Company Subsidiary’s behalf) all Taxes due from it with respect to the taxable periods covered by such Tax Returns and all other Taxes for which the Company and each Company Subsidiary is or might otherwise be liable, and, in accordance with GAAP, the most recent financial statements contained in the Filed Company SEC Documents reflects an adequate reserve for all Taxes payable by the Company and each Company Subsidiary for all taxable periods and portions thereof through the date of such balance sheet. Neither the Company nor any Company Subsidiary has requested any extension of time within which to file any Tax Return which Tax Return has not yet been filed. Neither the Company nor any Company Subsidiary has any liability for any Taxes of any person other than itself or any other affiliated group of which the Company is the parent (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Federal, state or local, domestic or foreign, law), (ii) as a transferee or successor or (iii) by contract or otherwise.

(c) No Federal, state or local, domestic or foreign, Tax Return of the Company or any Company Subsidiary is under audit or examination by any Taxing Authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any Company Subsidiary. Each material deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid and there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any Company Subsidiary. No issues relating to Taxes were raised by the relevant Taxing Authority during any presently pending audit or examination, and no issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination that would reasonably be expected to recur in a later taxable period. The Company has delivered to Parent documents setting forth the dates of the most recent audits or examinations, if any, of the Company or any Company Subsidiary by any Taxing Authority in respect of Federal, state and local, domestic and foreign, Taxes for all taxable periods for which the statute of limitations has not yet expired. The Tax Returns of the Company and each Company Subsidiary have been examined by the Internal Revenue Service or other relevant Taxing Authority or the relevant statute of limitations has closed with respect to any Federal and state income Tax Returns for all years through 1999.

(d) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company or any Company Subsidiary.

(e) No material Liens for Taxes exist with respect to any assets or properties of the Company or any Company Subsidiary, except for statutory liens for Taxes not yet due.

(f) Except for agreements among the Company and any Company Subsidiary, copies of which have been delivered to Parent, neither the Company nor any Company Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(g) The Company and each Company Subsidiary has complied in all material respects with all applicable statutes, ordinances, laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any Federal, state or local, domestic or foreign, laws) and has, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Law.

(h) Neither the Company nor any Company Subsidiary has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for Federal income tax purposes or (ii) made a similar election under any comparable provision of any Federal, state, local, domestic or foreign, tax Law.

(i) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code within the two-year period ending on the date of this Agreement.

(j) Neither the Company nor any Company Subsidiary is, or has ever been, a personal holding company within the meaning of Section 542 of the Code or a foreign personal holding company within the meaning of Section 552 of the Code.

SECTION 3.10. Absence of Changes in Benefit Plans. (a) From the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, neither the Company nor any Company Subsidiary has terminated, adopted, amended, modified or agreed to amend or modify (or announced an intention to amend or modify) any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical or other welfare benefit or other plan, program, arrangement or understanding, whether oral or written, formal or informal, funded or unfunded (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary or any other person or entity that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits to any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary (each, a “Participant”) and whether or not subject to United States law (collectively, “Company Benefit Plans”) or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan that is a Company Pension Plan (as defined in Section 3.11), or any change in the manner in which contributions to any such Company Pension Plan are made or the basis on which such contributions are determined, other than changes made pursuant to any collective bargaining agreement to which the Company or any Company Subsidiary is a party. Since December 31, 2002, the Company has not adopted, amended, modified or agreed to amend or modify (or announced an intention to amend or modify) any Company Benefit Plan so as to accelerate the vesting of any Company Employee Stock Option.

(b) As of the date of this Agreement there (i) is not any employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, stock repurchase, stock option, consulting or similar agreement, commitment or obligation between the Company or any Company Subsidiary, on the one hand, and any Participant, on the other hand, (ii) any agreement between the Company or any Company Subsidiary, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of transactions involving the Company or any Company Subsidiary of the nature contemplated by this Agreement or (iii) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Participant (all such agreements under this clause (b), collectively, “Company Benefit Agreements”).

SECTION 3.11. ERISA Compliance; Excess Parachute Payments. (a) Section 3.11(a) of the Company Disclosure Letter contains a list of all “employee pension benefit plans” (as defined in Section 3(2) of the

Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any Participant. Each Company Benefit Plan (other than Company Multiemployer Pension Plans (as defined in Section 3.11(c)), and, to the knowledge of the Company, each Company Multiemployer Pension Plan has been administered in material compliance with its terms and applicable Law, and the terms of any applicable collective bargaining agreements. The Company has delivered to Parent true, complete and correct copies of (i) each Company Benefit Plan required to be listed on Section 3.11(a) of the Company Disclosure Letter and each Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plans or Company Benefit Agreements, written descriptions thereof), (ii) the two most recent annual reports required to be filed, or such similar reports, statements, information returns or material correspondence filed with or delivered to any Governmental Entity, with respect to each Company Benefit Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (iii) the most recent summary plan description prepared for each Company Benefit Plan, (iv) each trust agreement and group annuity contract and other documents relating to the funding or payment of benefits under any Company Benefit Plan, (v) the most recent determination or qualification letter issued by any Governmental Entity for each Company Benefit Plan intended to qualify for favorable tax treatment, as well as a true, correct and complete copy of each pending application for a determination letter, if applicable, and (vi) the two most recent actuarial valuations for each Company Benefit Plan. All Participant data necessary to administer each Company Benefit Plan, other than any Company Benefit Plan that is a Company Multiemployer Pension Plan, and Company Benefit Agreement is in the possession of the Company and is in a form that is sufficient for the proper administration of the Company Benefit Plans and Company Benefit Agreements in accordance with their terms and all applicable Laws and such data is complete and correct in all material respects.

(b) All Company Pension Plans (other than Company Multiemployer Pension Plans, and, to the knowledge of the Company, each Company Multiemployer Pension Plan have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs or require security under Section 307 of ERISA. No Company Pension Plans are required to have been approved by any non-U.S. Governmental Entity.

(c) During the past six years neither the Company nor any Commonly Controlled Entity has maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Company Benefit Plan that is subject to Title IV of ERISA, other than any Company Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a ”Company Multiemployer Pension Plan”). There have been no non-exempt “prohibited transactions” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that is subject to ERISA or any other breach of fiduciary responsibility that could reasonably be expected to subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, or, to the knowledge of the Company, any trusts created thereunder or any trustee or administrator thereof to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or 502(1) of ERISA or to any other material liability for breach of fiduciary duty under ERISA or any other applicable Law. No Company Pension Plan or related trust has been terminated. Neither the Company nor any Company Subsidiary has incurred any liability that remains unsatisfied with respect to a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Multiemployer Pension Plan.

(d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, whether or not subject to ERISA, (i) no such Company Benefit Plan is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (ii) each such Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies, in all material respects, with the applicable requirements of Section 4980B(f) of the Code or any similar state statute, (iii) no such Company Benefit Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute, (iv) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and the Company Subsidiary on or at any time after the Effective Time and (v) Section 3.11(d)(v) of the Company Disclosure Letter indicates whether each welfare plan is self-insured or insured through third-party coverage.

(e) No amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated hereby (alone or in combination with any other event) by any Participant who is a “disqualified individual” (as such term is defined in final Treasury Regulation Section 1.280G-1) (each, a “Disqualified Individual”) under any Company Benefit Plan, Company Benefit Agreement or other compensation arrangement currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) and no such disqualified individual is entitled to receive any additional payment from the Company or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.

(f) The execution and delivery by the Company of this Agreement do not, and the consummation of the Transactions and compliance with the terms hereof will not (either alone or in combination with any other event) (i) entitle any Participant to any additional compensation, severance or other benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default (with or without notice or lapse of time or both) under, any Company Benefit Plan or Company Benefit Agreement.

(g) Since January 1, 2001, and through the date of this Agreement, neither the Company nor any Company Subsidiary has received notice of, and, to the knowledge of the Company, there are no (i) material pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), actions or proceedings against or involving or asserting any rights or claims to benefits under any Company Benefit Plan or Company Benefit Agreement or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Company Benefit Plan or Company Benefit Agreement. All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans or Company Benefit Agreements that are required to have been made by the Company or any Company Subsidiary have been timely made, accrued or reserved for in all material respects.

(h) Neither the Company nor any Company Subsidiary has any material liability or obligations, including under or on account of a Company Benefit Plan or Company Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any Company Subsidiary and treating such persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary.

SECTION 3.12. Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.13. Compliance with Applicable Laws. (a) The Company and the Company Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, including applicable Gaming Laws and Laws relating to occupational health and safety, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Company Material

Adverse Effect. Neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. The Company and the Company Subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”), necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for such Permits the absence of which has not had or would not reasonably be expected to have a Company Material Adverse Effect. There has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancelation of, with or without notice or lapse of time or both, any such Permit, except for any such violation, default or event which has not had or would not reasonably be expected to have a Company Material Adverse Effect. There is no event which, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancelation, non-renewal or adverse modification of any such Permit, except for any such event that has not had or would not reasonably be expected to have a Company Material Adverse Effect. Notwithstanding the foregoing, this Section 3.13(a) does not relate to matters with respect to Taxes (which are the subject of Section 3.09), ERISA (which are the subject of Section 3.11), labor Laws (which are the subject of Section 3.16) or Environmental Laws (which are the subject of Section 3.18).

(b) The term “Gaming Laws” means, with respect to any person, any Federal, state or local statute, law, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated casino and gaming activities and operations of such person and its subsidiaries, including the rules and regulations established by the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Clark County Liquor and Gaming Licensing Board and the City of Las Vegas (collectively, the “Nevada Gaming Authorities”).

SECTION 3.14. Assets Other than Real Property Interests. The Company and the Company Subsidiaries have good and valid title to all of their respective properties and assets, in each case free and clear of all Liens, except (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested by the Company or a Company Subsidiary and for which the Company or a Company Subsidiary has established adequate reserves, (ii) Liens for Taxes that are not due and payable or that may thereafter be paid without interest or penalty, (iii) Liens that secure debt obligations that are reflected as liabilities on the balance sheet of the Company and its consolidated subsidiaries as of December 31, 2003 contained in the Filed Company SEC Documents and the existence of which is referred to in the notes to such balance sheet, (iv) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and (v) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted. This Section 3.14 does not relate to real property or interests in real property, such items being the subject of Section 3.15, or to Intellectual Property, such items being the subject of Section 3.19.

SECTION 3.15. Real Property. Section 3.15 of the Company Disclosure Letter sets forth a complete list of all real property and interests in real property owned in fee by the Company or any Company Subsidiary (individually, an “Owned Property”). Section 3.15 of the Company Disclosure Letter sets forth a complete list of all real property and interests in real property leased by the Company or any Company Subsidiary (individually, a “Leased Property”) and any prime or underlying leases relating thereto. The Company or a Company Subsidiary has good and marketable fee title to all Owned Property and good and valid leasehold title to all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Company Property”), in each case subject only to (i) Liens described in clause (i), (ii), (iii) or (v) of Section 3.14, (ii) leases, subleases and similar agreements set forth in Section 3.15 of the Company Disclosure Letter, (iii) easements, covenants, rights-of-way and other similar restrictions of record (other than options or rights of first refusal or offer to purchase) or (iv) any conditions that would be shown by a current, accurate survey or physical inspection of any Company Property made on the date of this Agreement. Any material reciprocal easement or operating agreements with respect to Company Property are set forth in Section 3.15 of the Company Disclosure Letter.

SECTION 3.16. Labor Matters. Section 3.16 of the Company Disclosure Letter contains a list of each collective bargaining agreement between the Company or any Company Subsidiary and any labor union. Since January 1, 2001, neither the Company nor any Company Subsidiary has experienced any labor strikes, union organization attempts, requests for representation, work slowdowns or stoppages or disputes due to labor disagreements, and to the knowledge of the Company and the Company Subsidiaries there is currently no such action threatened against or affecting the Company or any Company Subsidiary. The Company and the Company Subsidiaries are each in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, human rights, pay equity and workers compensation, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Company Material Adverse Effect, and is not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the knowledge of the Company or any Company Subsidiary, threatened before the National Labor Relations Board or any comparable Federal, state, provincial or foreign agency or authority that would reasonably be expected to result in material liability to the Company. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company or any Company Subsidiary, threatened against the Company or any Company Subsidiary that would reasonably be expected to result in material liability to the Company.

SECTION 3.17. Contracts. (a) Neither the Company nor any Company Subsidiary is a party to or bound by any:

(i) employment agreement or employment contract;

(ii) covenant not to compete or other covenant restricting the business or operations of the Company or any Company Subsidiary;

(iii) Contract with any officer or director of the Company (other than employment agreements covered by clause (i) above);

(iv) Contract under which the Company or a Company Subsidiary has borrowed or agreed to borrow any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or any other note, bond, debenture or other evidence of indebtedness of the Company or a Company Subsidiary in any such case which, individually, is in excess of $1,000,000;

(v) Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any person including the Company or a Company Subsidiary, has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or a Company Subsidiary in excess of $1,000,000 or (B) the Company or a Company Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person, including the Company or another Company Subsidiary, in excess of $1,000,000 (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vi) Contract under which the Company or a Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person in excess of $1,000,000 (other than the Company or a Company Subsidiary and other than extensions of trade credit in the ordinary course of business);

(vii) Contract granting a Lien upon any Company Property or any other asset of the Company or any Company Subsidiary securing indebtedness or other obligations, in each case in excess of $1,000,000;

(viii) Contract providing for indemnification of any person in excess of $1,000,000 with respect to material liabilities relating to any current or former business of the Company, a Company Subsidiary or any predecessor person;

(ix) a Contract not made in the ordinary course of business in which the amount involved exceeds $1,000,000;

(x) (A) a Contract with a Governmental Entity in which the amount involved exceeds $1,000,000 or (B) a material license or permit by or from any Governmental Entity;

(xi) currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xii) a Contract for any joint venture, partnership or similar arrangement;

(xiii) a lease, sublease or similar agreement with respect to Company Property in which the amount involved exceeds $1,000,000;

(xiv) a Contract under which the Company or a Company Subsidiary has agreed to purchase or lease any real property or any interest in real property for a purchase price in excess of $1,000,000 or an annual rental in excess of $1,000,000 or to construct any improvements on real property or a leasehold interest in real property for a contract sum in excess of $1,000,000; or

(xv) a Contract other than as set forth above to which the Company or a Company Subsidiary is a party or by which it or any of its assets or businesses is bound or subject that is material to the business of the Company and the Company Subsidiaries or the use or operation of their assets and in which the amount involved exceeds $10,000,000.

(b) All Contracts required to be listed in the Company Disclosure Letter (the “Company Contracts”) are valid, binding and enforceable against the Company or the applicable Company Subsidiary in accordance with their respective terms and, to the knowledge of the Company, are in full force and effect in all material respects. The Company or the applicable Company Subsidiary has performed all material obligations required to be performed by it to date under the Company Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of the Company, no other party to any Company Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. None of the Company and the Company Subsidiaries has received any written notice of the intention of any party to terminate any Company Contract, and no party has, to the knowledge of the Company, any such intention. Complete and correct copies of all Company Contracts, together with all modifications and amendments thereto, have been previously delivered or made available to Parent.

SECTION 3.18. Environmental Matters. Except for such matters that individually or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a) the Company and each of the Company Subsidiaries are, and have been, in compliance with all Environmental Laws (as defined below), and neither the Company nor any of the Company Subsidiaries has received any (i) communication that alleges that the Company or any of the Company Subsidiaries is in violation of, or has liability under, any Environmental Law or (ii) written request for information pursuant to any Environmental Law;

(b) (i) the Company and each of the Company Subsidiaries have obtained and are in compliance with all Permits, licenses and governmental authorizations pursuant to Environmental Law (collectively “Environmental Permits”) necessary for their operations as currently conducted, (ii) all such Environmental Permits are valid and in good standing and (iii) neither the Company nor any of the Company Subsidiaries has been advised by any Governmental Entity of any actual or potential change in the status or terms and conditions of any Environmental Permit;

(c) there are no Environmental Claims (as defined below) pending or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries;

(d) there have been no Releases (as defined below) of any Hazardous Material (as defined below) that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law;

(e) there are no above-ground or underground storage tanks or known or suspected asbestos-containing materials on, under or about property owned, operated or leased by the Company or any Company Subsidiary, nor, to the knowledge of the Company, were there any underground storage tanks on, under or about any such property in the past; and

(f) (i) neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries, and (ii) to the knowledge of the Company, no Environmental Claims are pending against any Person whose liabilities for such Environmental Claims the Company or any of the Company Subsidiaries has, or may have, retained or assumed, either contractually or by operation of law.

(g) Definitions. As used in this Agreement:

(1) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, judgments, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (y) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (z) the failure to comply with any Environmental Law;

(2) “Environmental Laws” means all applicable federal, state, local and foreign laws, rules, regulations, orders, decrees, judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata);

(3) “Hazardous Materials” means (y) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law; and

(4) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

SECTION 3.19. Intellectual Property. The Company and the Company Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”), other than such Intellectual Property Rights the absence of which have not had or would not reasonably be expected to have a Company Material Adverse Effect. No claims are pending or, to the knowledge of the Company, threatened that the Company or any Company Subsidiary is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any Company Subsidiary with respect to any Intellectual Property Right.

SECTION 3.20. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Banc of America Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Banc of America Securities LLC relating to the Merger and the other Transactions.

SECTION 3.21. Opinion of Financial Advisor. The Company has received the written opinion of Banc of America Securities LLC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Company Common Stock, other than those holders receiving Merger Consideration in accordance with Sections 2.01(c)(1) and 2.01(c)(2), is fair to such holders from a financial point of view, a signed copy of which opinion has been (or will be promptly following the date of this Agreement) delivered to Parent.

ARTICLE IV

Representations and Warranties of Parent and Sub

Except as expressly set forth in that certain letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates and such other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsection readily apparent), dated as of the date of this Agreement, from Parent and Sub to the Company (the “Parent Disclosure Letter”) or in any Parent SEC Document (as defined in Section 4.06) filed and publicly available prior to the date of this Agreement (the “Filed Parent SEC Documents”), Parent and Sub, jointly and severally, represent and warrant to the Company that:

SECTION 4.01. Organization, Standing and Power. Each of Parent and each Significant Subsidiary (as such term is defined in Regulation S-X) of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted. Parent and each Significant Subsidiary (each, a “Parent Subsidiary”) is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect (as defined in Section 9.03). Parent has delivered to the Company true and complete copies of the articles of incorporation of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the by-laws of Parent, as amended to the date of this Agreement (as so amended, the “Parent By-laws”).

SECTION 4.02. Sub; Parent Subsidiaries. (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

(c) All the outstanding shares of capital stock of each other Parent Subsidiary (other than Marine District Development Company, LLC, which is a joint venture of which Parent is a 50% owner) have been validly issued and are fully paid and non-assessable and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary.

SECTION 4.03. Capital Structure. The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on February 5, 2004 (or, in the case of clause (iv) below, on December 31, 2003), (i) 65,086,471 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) 7,617,524 shares of Parent Common Stock were subject to outstanding options to purchase Parent Common Stock granted under any stock option plan of Parent (a “Parent Employee Stock Option”) and (iv) 187,122 additional shares of Parent Common Stock were reserved for issuance pursuant to stock option plans of Parent. Except as set forth above, at the close of business on February 5, 2004 (or, in the case of clause (iv) in the immediately preceding sentence, on December 31, 2003), no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding, and since February 5, 2004, no shares of capital stock or other voting securities of Parent were issued by Parent, except for shares of Parent Common Stock issued upon the exercise of Parent Employee Stock Options outstanding as of February 5, 2004. There are no outstanding stock appreciation rights linked to the price of Parent Common Stock that were not granted in tandem with a related Parent Employee Stock Option. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, the Parent Charter, the Parent By-laws or any Contract to which Parent is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote (“Voting Parent Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any Parent Subsidiary or any Voting Parent Debt, (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Common Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any Parent Subsidiary.

SECTION 4.04. Authority; Execution and Delivery; Enforceability. (a) Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has approved this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the Share Issuance, (ii) directing that the Share Issuance be submitted to a vote at the Parent Stockholders Meeting and (iii) recommending that Parent’s stockholders approve the Share Issuance.

(c) The only vote of holders of any class or series of capital stock of Parent necessary to approve the Share Issuance is the approval by the holders of a majority of the stockholders of Parent present and voting, in accordance with the requirements of the NYSE (the “Parent Stockholder Approval”). The affirmative vote of the holders of capital stock of Parent, or any of them, is not necessary to consummate any Transaction other than the Share Issuance.

SECTION 4.05. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Sub of this Agreement do not, and the consummation by Parent and Sub of the Merger and the other Transactions and compliance by Parent and Sub with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the Parent Charter, the Parent By-laws or the charter or organizational documents of any Parent Subsidiary, (ii) any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any Parent Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Form S-4 and the Joint Proxy Statement and (B) such reports under, or other applicable requirements of, the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada, (iv) compliance with and such filings as may be required under applicable Environmental Laws, (v) compliance with and such filings as may be required under applicable Gaming Laws (including those promulgated by the Nevada Gaming Authorities), (vi) such filings as may be required in connection with the Taxes described in Section 6.09 and (vii) such other items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.06. Parent SEC Documents; Undisclosed Liabilities. (a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since January 1, 2003 pursuant to Sections 13(a) and 15(d) of the Exchange Act (the “Parent SEC Documents”).

(b) As of its respective date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Filed Parent SEC Document has been revised or superseded by a later filed Filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto and that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(d) The effectiveness of any additional SEC disclosure requirement that, as of the date of this Agreement, have been formally proposed that are not yet in effect, is not expected by Parent to lead to any material change in Parent’s disclosures as set forth in the Filed Parent SEC Documents.

SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders or Parent’s stockholders or at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made therein based on information supplied by the Company for inclusion therein or incorporation by reference therein. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

SECTION 4.08. Absence of Certain Changes or Events. From the date of the most recent audited financial statements included in the Filed Parent SEC Documents to the date of this Agreement, (i) Parent has conducted its business only in the ordinary course and (ii) there has not been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.09. Litigation. There is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any Parent Subsidiary that has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.10. Compliance with Applicable Laws. Parent and the Parent Subsidiaries and their relevant personnel and operations are in compliance with all applicable Laws, including applicable Gaming Laws and Laws relating to occupational health and safety, except to the extent that the failure to be in compliance with any such Law has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that Parent or a Parent Subsidiary is not in compliance in any material respect with any applicable Law. Parent and the Parent Subsidiaries have in effect all Permits necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, except for such Permits the absence of which has not had and would not reasonably be expected to have a Parent Material Adverse Effect. There has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancelation of, with or without notice or lapse of time or both, any such Permit, except for any such violation, default or event which has not had or would not reasonably be expected to have a Parent Material Adverse Effect. There is no event which, to the knowledge of Parent, would reasonably be expected to result in the revocation, cancelation, non-renewal or adverse modification of any such Permit.

SECTION 4.11. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Deutsche Bank Group, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business. (a) Conduct of Business by the Company. Except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than the $3.50 per share dividend declared prior to the date of this Agreement or dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any (1) shares of capital stock of the Company or any Company Subsidiary, (2) any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (3) any options, warrants, rights, securities, units, commitments, Contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefits and rights accruing to holders of capital stock of the Company or any Company Subsidiary;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities, (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or (E) any options, warrants, rights, securities, units, commitments, Contracts, arrangements or undertakings of any kind that give any person the right to receive any economic benefits and rights accruing to holders of capital stock of the Company or any Company Subsidiary, other than the issuance of Company Common Stock upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

(iii) amend its articles of incorporation, by-laws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

(v) (A) grant to any Participant any loan or increase in compensation, benefits, perquisites or any bonus or award, or pay any bonus to any such person, except to the extent required under employment agreements in effect as of the date of this Agreement as set forth in Section 3.10(b) of the Company Disclosure Letter, (B) grant to any Participant any increase in severance, change in control or termination pay or benefits, except to the extent required under any agreement in effect as of the date of this Agreement, as set forth in Section 3.10(b) of the Company Disclosure Letter, (C) enter into any employment, change in control, loan, retention, consulting, indemnification, severance, termination or similar agreement with any Participant, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (E) establish, adopt, enter into, terminate or amend any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement or (F) take any action to accelerate any rights or benefits, including vesting and payment, or make any material determinations, under any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that have a fair value, individually, in excess of $250,000 or, in the aggregate, in excess of $2,500,000;

(viii) other than with respect to any credit facility or line of credit existing prior to the date of this Agreement, copies of which have been previously delivered or made available to Parent, (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned Company Subsidiary;

(ix) make or agree to make any new capital expenditure or expenditures that, in the aggregate, would exceed the aggregate amount budgeted in the Company’s 2004 budget previously delivered to Parent;

(x) make any material Tax election or settle or compromise any material Tax liability or refund;

(xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in respect of any credit facility or line of credit existing prior to the date of this Agreement, copies of which have been previously delivered or made available to Parent, or the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice, (B) cancel any indebtedness in excess of $50,000 owed to the Company or waive any claims or rights of substantial value of the Company or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

(xii) enter into any Contract not set forth above having a duration of more than one year and total payment obligations of the Company in excess of $1,000,000 (other than (A) the renewal, on substantially similar terms, of any Contract existing on the date of this Agreement and (B) Contracts entered into in respect of capital expenditures permitted by Section 5.01(a)(ix)); or

(xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VII not being satisfied.

(c) Advice of Changes. The Company and Parent shall promptly advise the other orally and in writing of any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on such party.

SECTION 5.02. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal (as defined in Section 5.02(e)), (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that prior to receipt of the Company Stockholder Approval, the Company may, in response to an unsolicited bona fide Company Takeover Proposal which did not result from a breach of this Section 5.02(a) and which the Company Board determines, in good faith, after consultation with outside counsel and financial advisors, may reasonably be expected to lead to a Superior Company Proposal (as defined in Section 5.02(e)), and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.02) and (y) participate in discussions or negotiations with such person and its Representatives regarding any Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any Company Subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company Subsidiary or otherwise, shall be deemed to be a breach of this Section 5.02(a) by the Company.

(b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board of this Agreement or the Merger, (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Company Stockholder Approval, (v) the Company Board has received a Superior Company Proposal, (w) as a result thereof the Company Board shall have determined in good faith, after consultation with outside counsel, that it is required for the purpose of fulfilling its fiduciary duties under applicable Law, (x) the Company has notified Parent in writing of the determination described in clause (w) above, (y) at least three business days following receipt by Parent of the notice received in clause (x) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (x) above, the Company Board determines that such Superior Company Proposal remains a Superior Company Proposal in accordance with clause (w) above, and (z) the Company is in compliance with this Section 5.02, the Company Board may withdraw or modify its approval or recommendation of the Merger and this Agreement.

(c) The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent informed of the status (including any change to the terms thereof) of any such Company Takeover Proposal or inquiry and

(ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of the Company Takeover Proposal (including any amendments or supplements thereto) and all such other material information provided in writing to the Company by the party making such Company Takeover Proposal.

(d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with the fulfillment of its fiduciary duties or any other obligations under applicable Law.

(e) For purposes of this Agreement:

“Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 30% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 30% of the equity securities or consolidated total assets of the Company, in each case other than the Merger.

“Superior Company Proposal” means any proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders of the Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Merger) and the Transactions; provided that the Company Board shall not so determine that any such proposal is a Superior Company Proposal prior to the time that is 36 hours after the time at which the Company has complied in all material respects with Section 5.02(c) with respect to such proposal.

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC a joint proxy statement (the “Joint Proxy Statement”) in preliminary form and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company and Parent shall use its reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and under the Company Stock Plan and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Plan as may be reasonably requested in connection with any such action. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger.

(b) If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

(c) If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any event occurs with respect to Parent or any Parent Subsidiary, or change occurs with respect to other information supplied by Parent for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders.

(d) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval. The Company shall use its reasonable efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date of this Agreement. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by the last sentence of Section 5.02(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.01(d) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal; it being understood and agreed among Parent, Sub and the Company that in the event that, prior to the date of the Company Stockholders Meeting, the Company withdraws or modifies its approval or recommendation of the Merger and this Agreement in accordance with the last sentence of Section 5.02(b), then for purposes of the first sentence of this Section 6.01(d), the term “Company Stockholder Approval” shall mean both (i) the approval of this Agreement by a majority of the voting power of the holders of the outstanding Company Common Stock and (ii) the approval of this Agreement by a majority of the voting power of the holders of the outstanding Company Common Stock present and duly voted (in person or by proxy) at the Company Stockholders Meeting, exclusive of those votes taken in respect of the shares of Company Common Stock held by Michael J. Gaughan, Jerry Herbst and Franklin Toti.

(e) Parent shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of seeking the Parent Stockholder Approval. Parent shall use its reasonable efforts to cause the Joint Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the date of this Agreement. Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval.

(f) The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP, the Company’s independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

(g) Parent shall use all reasonable efforts to cause to be delivered to the Company a letter of Deloitte & Touche LLP, Parent’s independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

SECTION 6.02. Access to Information; Confidentiality. Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated February 2, 2004 between the Company and Parent (the “Confidentiality Agreement”).

SECTION 6.03. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including (i) in the case of Parent, the obtaining of all necessary approvals under any applicable Gaming Laws required in connection with this Agreement, the Merger and the other Transactions, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (x) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all reasonable action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

(b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) Nothing in Section 6.03(a) shall require Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of the Company’s assets or limits on the Company’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.03(a) shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating solely to the HSR Act or other antitrust, competition or premerger notification, trade regulation law, regulation or order (“Antitrust Laws”) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating solely to Antitrust Laws.

SECTION 6.04. Company Stock Options. (a) Except as otherwise agreed in writing between Parent and any holder of Company Employee Stock Options, Parent shall not assume any Company Employee Stock Options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code (“Company ISOs”) in connection with the transactions contemplated by this Agreement. Accordingly, as soon as reasonably practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions or take such other actions as may be required to:

(i) provide that each outstanding Company Employee Stock Option that is not a Company ISO (a “Company NQSO”) that is outstanding immediately prior to the Effective Time shall be canceled immediately prior to the Effective Time, whether vested or unvested, with the holder thereof becoming entitled to receive an amount of cash equal to the excess, if any, of $550 in cash over the per share exercise price of such Company NQSO, multiplied by the number of shares of Company Common Stock subject to such Company NQSO, subject to any applicable withholding of taxes; and

(ii) adjust the terms of all outstanding Company ISOs to provide that, at the Effective Time, each Company ISO outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company ISO, 32.8025 shares of Parent Common Stock at a price per share equal to $3.04855 (each, as so adjusted, an “Adjusted Option”); provided, however, that the foregoing shall be adjusted to the minimum extent necessary to comply with Section 424(a) of the Code;

(iii) make such other changes to the Company Stock Plan as the Company and Parent shall mutually agree.

(b) At the Effective Time, and subject to compliance by the Company with Section 6.04(a), Parent shall assume all the obligations of the Company under the Company Stock Plan, each outstanding Adjusted Option and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Adjusted Options appropriate notices setting forth such holders’ rights pursuant to the Company Stock Plan and indicating that the agreements evidencing the grants of such Adjusted Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger). Parent shall comply with the terms of the Company Stock Plan and ensure, to the extent required by, and subject to the provisions of, the Company Stock Plan, that the Adjusted Options continue to qualify as “incentive stock options” after the Effective Time.

(c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Adjusted Options assumed in accordance with this Section 6.04. As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such Adjusted Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Adjusted Options remain outstanding.

(d) In this Agreement:

“Company Employee Stock Option” means any option to purchase Company Common Stock granted under the Company Stock Plan or otherwise.

“Company Stock Plan” means the Company 1996 Stock Incentive Plan.

(e) Prior to the Effective Time, Parent shall take all such steps as may be required to cause any acquisition of shares of Parent Common Stock (including any Adjusted Options) in connection with the Merger by any holder of Company Common Stock who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.05. Benefit Plans. (a) Parent shall cause the Surviving Corporation to maintain for a period of one year after the Effective Time the Company Benefit Plans as in effect on the date of this Agreement as set forth on the Company Disclosure Letter (other than the Company Stock Plan and any other Company Benefit Plan that provides benefits based on the value of Company Common Stock) or to provide benefits (excluding benefits attributable to equity-based plans or grants) to each current employee of the Company and the Company Subsidiaries that are at least as favorable in the aggregate to such employees as those in effect on the date of this Agreement.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company’s employment, severance and termination agreements, plans and policies disclosed in the Company Disclosure Letter.

(c) With respect to any employee benefit plan, program or arrangement maintained by Parent or any Parent Subsidiary (including any severance plan), for all purposes of determining eligibility to participate and vesting but not for purposes of benefit accrual, service with the Company or any Company Subsidiary shall be treated as service with Parent or any Parent Subsidiary; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company) in which employees of the Company and the Company Subsidiaries (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

SECTION 6.06. Indemnification. (a) Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company’s obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company By-laws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company By-laws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 175% of the annual premiums paid as of the date hereof by the Company for such insurance (such 175% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $270,156.25.

SECTION 6.07. Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Merger shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement and the Form S-4 shall be shared equally by Parent and the Company.

(b) If (i) after the date of this Agreement, any person makes a Company Takeover Proposal or amends a Company Takeover Proposal made prior to the date of this Agreement, (ii) this Agreement is terminated by either the Company or Parent pursuant to Section 8.01(b)(i) or 8.01(b)(iii) or by Parent pursuant to Section 8.01(c) and (iii) within 30 months after the date of this Agreement the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal, then the Company shall pay to Parent by wire transfer of same-day funds a fee of $30,000,000 (the “Break-up Fee”), which fee shall be payable and shall be paid on the date of consummation of such transactions. Solely for the purposes of Section 6.07(b)(iii), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(e), except that all references to “30%” shall be changed to “40%”. The Company acknowledges that the agreements contained in this Section 6.07(b) are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the Break-up Fee, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Break-up Fee, the Company shall pay to Parent interest on the Break-up Fee from and including the date payment of the Break-up Fee was due to but excluding the date of actual payment at the prime rate of Bank of America, National Association in effect on the date such payment was required to be made, together with reasonable legal fees and expenses incurred in connection with such suit.

SECTION 6.08. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 6.09. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by either Sub or the Surviving Corporation, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 6.10. Affiliates. Promptly following the date of execution of this Agreement, the Company shall deliver to Parent a letter identifying all persons who are expected by the Company to be, at the date of the Company Stockholders Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable efforts to cause each such person to deliver to Parent on or prior to the date of mailing of the Joint Proxy Statement a written agreement substantially in the form attached as Exhibit A.

SECTION 6.11. Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

SECTION 6.12. Tax Treatment. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each party and its affiliates shall use all reasonable efforts to cause the Merger to so qualify and to obtain the opinions of Gibson, Dunn & Crutcher LLP and Cravath, Swaine & Moore LLP to the effect that the Merger will be treated for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. For purposes of the tax opinions described in

Sections 7.02(e) and 7.03(d) of this Agreement, each of Parent and the Company will provide customary representation letters, substantially in the form attached hereto as Exhibits B and C each dated on or about the date that is two business days prior to the date the Joint Proxy Statement is mailed to the stockholders of Parent and the Company and reissued as of the Closing Date. Each of Parent, Sub and the Company and each of their respective affiliates shall not take any action and shall not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would reasonably be likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 6.13. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the Merger or any other Transaction; provided, however, that no such settlement shall be agreed to without Parent’s consent.

SECTION 6.14. Parent Board. Parent shall take all actions reasonably necessary to (a) cause Peter M. Thomas to be elected to the Parent Board on or prior to the Closing Date and (b) as soon as reasonably practicable after the Closing Date and following the receipt of any necessary regulatory approvals, (i) expand the Parent Board to create two vacant positions and (ii) appoint, as directors to fill the vacant positions on the Parent Board established pursuant to the immediately preceding clause (i), each of Michael J. Gaughan and a designee of Michael J. Gaughan satisfactory to Parent; provided, however, that to the extent that Peter M. Thomas is not elected to the Parent Board on or prior to the Closing Date, Parent shall take all actions reasonably necessary as soon as reasonably practicable after the Closing Date and following the receipt of any necessary regulatory approvals to (x) expand the Parent Board to create one additional vacant position and (y) appoint, as a director to fill the vacant position on the Parent Board established pursuant to the immediately preceding clause (x), a second designee of Michael J. Gaughan satisfactory to Parent.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. The Company shall have obtained the Company Stockholder Approval and Parent shall have obtained the Parent Stockholder Approval.

(b) NYSE Listing. The shares of Parent Company Stock issuable to the Company’s stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Consents, Approvals and Authorizations. All consents, approvals, orders or authorizations from, and all declarations, filings and registrations with, any Governmental Entity, including all necessary approvals under any applicable Gaming Laws, required to consummate the Merger and the other Transactions shall have been obtained or made without the imposition of any material conditions, and the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been terminated.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, each of the parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or “blue sky” authorizations necessary to issue Parent Common Stock pursuant to the Merger.

(f) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or any other person, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other Transaction or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect. Except as disclosed in the Company Disclosure Letter, since the date of this Agreement there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Letters from Company Affiliates. Parent shall have received from each person named in the letter referred to in Section 6.10 an executed copy of an agreement substantially in the form of Exhibit A.

(e) Tax Opinion. Parent shall have received a written opinion, dated as of the Closing Date, from Cravath, Swaine & Moore LLP, counsel to Parent, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such tax counsel shall be entitled to rely upon customary representations provided by the parties hereto substantially in the form attached hereto as Exhibit B.

SECTION 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Absence of Parent Material Adverse Effect. Except as disclosed in the Parent Disclosure Letter, since the date of this Agreement there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d) Tax Opinion. The Company shall have received a written opinion, dated as of the Closing Date, from Gibson, Dunn & Crutcher LLP, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such tax counsel shall be entitled to rely upon customary representations provided by the parties hereto substantially in the form attached hereto as Exhibit C.

SECTION 7.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use all reasonable efforts to consummate the Merger and the other Transactions to be performed or consummated by such party in accordance with the terms of this Agreement as required by and subject to Section 6.03.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent, Sub and the Company;

(b) by either Parent or the Company:

(i) if the Merger is not consummated on or before January 31, 2005 (the “Outside Date”), unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that if, as of the Outside Date, any hearing with respect to any necessary approval under applicable Gaming Laws shall have been scheduled for a date after the Outside Date or any such hearing is pending, then the “Outside Date” shall mean April 30, 2005;

(ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(iii) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; it being understood and agreed among Parent, Sub and the Company that in the event that, prior to the date of the Company Stockholders Meeting, the Company withdraws or modifies its approval or recommendation of the Merger and this Agreement in accordance with the last sentence of Section 5.02(b), then the term “Company Stockholder Approval” shall mean both (i) the approval of this Agreement by a majority of the voting power of the holders of the outstanding Company Common Stock and (ii) the approval of this Agreement by a majority of the voting power of the holders of the outstanding Company Common Stock present and duly voted (in person or by proxy) at the Company Stockholders Meeting, exclusive of those votes taken in respect of the shares of Company Common Stock held by Michael J. Gaughan, Jerry Herbst and Franklin Toti; or

(iv) if, upon a vote at a duly held meeting to obtain the Parent Stockholder Approval, the Parent Stockholder Approval is not obtained;

(c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach;

(d) by Parent, if the aggregate number of shares of Parent Common Stock required to be issued by Parent in accordance with Section 2.01(c)(3) (as determined in accordance with Section 2.01(e) without regard to the second proviso contained in Section 2.01(e)(1)) would exceed the Stock Cap; or

(e) by the Company, if Parent breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach.

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.20, Section 4.11, the last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval; provided, however, that (i) after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, there shall be made no amendment that by law (or, in the case of the Parent Stockholder Approval, by the regulations established by the NYSE) requires further approval by the stockholders of the Company or Parent without the further approval of such stockholders, (ii) no amendment shall be made to this Agreement after the Effective Time and (iii) except as provided above no amendment of this Agreement by the Company shall require the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.03, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) upon personal delivery, (ii) one business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested or (iii) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case at the addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice) set forth below:

(a) if to Parent or Sub, to

Boyd Gaming Corporation

2950 Industrial Road

Las Vegas, NV 89109

Attention: General Counsel

Fax No.:     (702) 792-7335

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:  Peter S. Wilson, Esq.

                    Mark I. Greene, Esq.

Fax No.:     (212) 474-3700

(b) if to the Company, to

Coast Casinos, Inc.

4500 West Tropicana Avenue

Las Vegas, NV 89103

Attention: President

Fax No.:     (702) 365-7566

with a copy to:

Gibson, Dunn & Crutcher, LLP

333 South Grand Avenue

Los Angeles, CA 90071

Attention: Karen E. Bertero, Esq.

Fax No.:     (213) 229-7520

SECTION 9.03. Definitions. For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Knowledge of the Company” means, with respect to any matter in question, the actual knowledge of the Company’s executive officers and general counsel.

“Knowledge of Parent” means, with respect to any matter in question, the actual knowledge of Parent’s executive officers.

“Material Adverse Effect” on a person means a material adverse effect on (i) the business, assets, financial condition or results of operations of such person and its subsidiaries, taken as a whole, (ii) the ability of such person to perform its obligations under this Agreement or (iii) the ability of such person to consummate the Merger and the other Transactions to be performed or consummated by such person, other than any state of facts, event, change, effect, development, condition or occurrence relating (A) to the economy in general, (B) to such person’s industry in general and not specifically relating to such person or such person’s subsidiaries and (C) with respect to the Company and Parent, primarily to the entering into by the Company of this Agreement with Parent as opposed to any other third party.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

SECTION 9.04. Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section or Subsection, such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Merger and (b) except for Section 6.06, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time (i) the provisions of Article II shall be enforceable by holders of Certificates, (ii) the provisions of Section 6.14(a) shall be enforceable by Peter M. Thomas and (iii) the provisions of Section 6.14(b) shall be enforceable by Michael J. Gaughan.

SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Nevada state court or any Federal court located in the County of Clark in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Nevada state court or any Federal court located in the County of Clark in the State of Nevada in the event any dispute arises out of this Agreement or the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the Merger in any court other than any Nevada state court or any Federal court sitting in the County of Clark in the State of Nevada and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the Merger.

[The remainder of this page has been left blank intentionally. Signature page follows.]

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

BOYD GAMING CORPORATION,

by	/S/ WILLIAM S. BOYD
	Name:	William S. Boyd
	Title:	Chairman and Chief Executive Officer

BGC, INC.,

by	/S/ WILLIAM S. BOYD
	Name:	William S. Boyd
	Title:	President

COAST CASINOS, INC.,

by	/S/ MICHAEL J. GAUGHAN
	Name:	Michael J. Gaughan
	Title:	Chairman and Chief Executive Officer

EXHIBIT A

Form of Affiliate Letter

Ladies and Gentlemen:

The undersigned refers to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 6, 2004, among Boyd Gaming Corporation, a Nevada corporation, BGC, Inc., a Nevada corporation and a wholly owned subsidiary of Boyd Gaming Corporation, and Coast Casinos, Inc., a Nevada corporation. Capitalized terms used but not defined in this letter have the meanings give such terms in the Merger Agreement.

The undersigned, a holder of shares of Company Common Stock, is entitled to receive in connection with the Merger shares of Parent Common Stock. The undersigned acknowledges that the undersigned may be deemed an “affiliate” of the Company within the meaning of Rule 145 (“Rule 145”) promulgated under the Securities Act, although nothing contained herein should be construed as an admission of such fact.

If in fact the undersigned were an affiliate under the Securities Act, the undersigned’s ability to sell, assign or transfer the Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock pursuant to the Merger may be restricted unless such sale, assignment, or transfer is registered under the Securities Act or an exemption from such registration is available. The undersigned (i) understands that such exemptions are limited and (ii) has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for purposes of resale of Parent Common Stock by the undersigned.

The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 144 or (iii) in a transaction that, in the opinion of independent counsel reasonably satisfactory to Parent or as described in a “no-action” or interpretive letter from the Staff of the SEC, is not required to be registered under the Securities Act.

In the event of a sale or other disposition by the undersigned pursuant to Rule 145, of Parent Common Stock received by the undersigned in the Merger, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Common Stock disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Parent Common Stock sold as indicated in the letter.

The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Parent Common Stock received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Securities Act.

The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent’s obligations to consummate the Merger.

This Agreement shall only become effective as of the Effective Time of the Merger.

Very truly yours,

Dated:

ANNEX I TO

EXHIBIT A

[Name]

On [            ], the undersigned sold the securities of Boyd Gaming Corporation (“Parent”) described below in the space provided for that purpose (the “Securities”). The Securities were received by the undersigned in connection with the merger of BGC, Inc., a Nevada corporation and a wholly owned subsidiary of Parent, with Coast Casinos, Inc., a Nevada corporation.

Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The undersigned represents that the Securities were sold in “brokers transactions”, within the meaning of Section 4(4) of the Securities Act or in transactions with a “market maker” as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

[Space to be provided for description of the Securities]

EXHIBIT B & C

Representation Letters

[Letterhead of Coast Casinos, Inc.]

[DATE]

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

Ladies and Gentlemen:

In connection with the opinions to be delivered pursuant to Sections 7.02(e) and 7.03(d) of the Agreement and Plan of Merger dated as of February 6, 2004 (the “Merger Agreement”), among Boyd Gaming Corporation, a Nevada corporation (“Parent”), BGC, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Sub”), and Coast Casinos, Inc., a Nevada corporation (the “Company”), whereby the Company will merge with and into Sub (the “Merger”) with Sub becoming the “Surviving Corporation”, and in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus (the “Registration Statement”), each as amended or supplemented through the date hereof, the undersigned certifies and represents on behalf of the Company, after due inquiry and investigation, as follows (any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement):

1. The facts relating to the Merger as described in the Merger Agreement, the Registration Statement and the other documents described in the Registration Statement are, insofar as such facts pertain to the Company are true, correct and complete in all material respects. The Merger will be consummated in accordance with the Merger Agreement.

2. The formulas set forth in the Merger Agreement pursuant to which each issued and outstanding share Company Common Stock will be converted as outlined in Section 2.01 of the Merger Agreement are the result of arm’s length bargaining.

3. If cash payments are made to holders of Company Common Stock in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such holders in the Merger, such payments will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock and will not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Company stockholders in lieu of fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Company stockholders in exchange for their shares of Company Common Stock. The fractional share interests of each Company stockholder will be aggregated, and no Company stockholder will receive cash for fractional share interests in an amount equal to or greater than the value of one full share of Parent Common Stock.

4. Neither the Company nor any person related to the Company (as defined in Treasury Regulation Section 1.368-1(e)) has acquired or has any plan or intention to acquire any Company Common Stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part. A person is considered related to the Company under Treasury Regulation Section 1.368-1(e) if: (i) the Company and the corporation in question are members of the same affiliated group as defined in Section 1504 of the Code (determined without regard to Section 1504(b)) or (ii) a purchase of the stock of the Company by the corporation in question or the purchase of the stock of the corporation in question by the Company would be treated as a distribution in redemption of the stock of the first corporation under Section 304(a)(2) of the Code (determined without regard to Treasury Regulation Section 1.1502-80(b)). In addition, a corporation will be treated as related to the Company if a relationship described in the preceding sentence exists immediately before or immediately after the Merger.

5. The Company has not made, and does not have any plan or intention to make, any distributions prior to, in contemplation of or otherwise in connection with, the Merger to holders of Company Common Stock (other than dividends made in the ordinary course of business and other than payment of cash to holders of Dissenter Shares as set forth in Paragraph 17 of this letter).

6. Immediately following the Merger, the Surviving Corporation will hold (i) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by the Company immediately prior to the Merger and (ii) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by Sub immediately prior to the Merger. For purposes of this representation, amounts paid to stockholders who receive cash or other property (including cash in lieu of fractional shares of Parent Common Stock and cash paid to dissenting stockholders) provided, directly or indirectly, by the Company or Sub in connection with the Merger, assets of the Company or Sub used to pay its respective reorganization expenses (including transfer taxes, if any) and all redemptions and distributions made by the Company (other than dividends made in the ordinary course of business) immediately preceding, or in contemplation of, the Merger will be included as assets held by the Company or Sub, respectively, immediately prior to the Merger.

7. Except as otherwise specifically contemplated under the Merger Agreement, the Company will pay its expenses, if any, incurred in connection with the Merger. The Company has neither paid nor assumed (directly or indirectly), or agreed to pay or assume (directly or indirectly), any expense or other liability, whether fixed or contingent, incurred or to be incurred by any holder of Company Common Stock in connection with or as part of the Merger or any related transactions.

8. Except as otherwise specifically contemplated under the Merger Agreement, immediately prior to the time of the Merger, the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire Company Common Stock. Simultaneously with the Merger, all outstanding options and related stock appreciation rights, if any, to purchase or acquire share of Company Common Stock granted under employee incentive or benefits plans, programs or arrangements and non-employee director plans presently maintained by the Company, together with all other outstanding awards granted under such plans, will be canceled or converted into similar instruments of Parent.

9. No assets of the Company have been sold, transferred or otherwise disposed of which would prevent Parent from continuing the “historic business” of the Company or from using a significant portion of the “historic business assets” of the Company in a business following the Merger (as such terms are defined in Treasury Regulation Section 1.368-1(d)).

10. The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

11. The Company will not take, and, to the best knowledge of the management of the Company, there is no plan or intention by stockholders of the Company to take, any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

12. None of the compensation received by any stockholder-employee or stockholder-independent contractor of the Company in respect of periods at or prior to the Effective Time (including pursuant to any consulting agreement) represents separate consideration for, or is allocable to, any of the Company Common Stock. None of the Parent Common Stock that will be received by any stockholder-employee or stockholder-independent contractor of the Company in the Merger represents separately bargained-for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employee or stockholder-independent contractor will be for services actually rendered and will be determined by bargaining at arm’s length.

13. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries, including Sub) and the Company (or any of its subsidiaries) that was issued, acquired or will be settled at a discount.

14. The liabilities of Company assumed by Sub and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of business.

15. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

16. On the date of the Merger, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

17. Provided that this representation does not result in a violation of the representation set forth in Paragraph 6 of this letter, the Company will pay holders of Dissenter Shares the value of their shares out of the Company’s own funds and not out of funds provided, directly or indirectly, by Parent.

18. At least 40% of the value of the Adjusted Merger Consideration (as determined as of the Closing Date) will be comprised of shares of Parent Common Stock. For purposes of this representation, shares of Parent Common Stock issued in the Merger shall be valued in the manner set forth in Section 2.01(e) of the Merger Agreement.

19. All obligations to pay holders of Dissenter Shares the value of their shares under applicable law are obligations of the Company or the Surviving Corporation.

20. The Merger is being undertaken for purposes of enhancing the business of the Company and for other good and valid business purposes of the Company.

21. The Merger Agreement, the Registration Statement and the other documents described in the Registration Statement represent the entire understanding of the Company with respect to the Merger.

22. The undersigned is authorized to make all the representations set forth herein on behalf of the Company.

The undersigned acknowledges that (i) your opinions will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, and (ii) your opinions will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects.

The undersigned acknowledges that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

Very truly yours,

Coast Casinos, Inc.

by
Name:
Title:

[Letterhead of Boyd Gaming Corporation]

[DATE]

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

Ladies and Gentlemen:

In connection with the opinions to be delivered pursuant to Sections 7.02(e) and 7.03(d) of the Agreement and Plan of Merger dated as of February 6, 2004 (the “Merger Agreement”), among Boyd Gaming Corporation, a Nevada corporation (“Parent”), BGC, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Sub”), and Coast Casinos, Inc., a Nevada corporation (the “Company”), whereby the Company will merge with and into Sub (the “Merger”) with Sub becoming the “Surviving Corporation”, and in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus (the “Registration Statement”), each as amended or supplemented through the date hereof, the undersigned certifies and represents on behalf of Parent and Sub, after due inquiry and investigation, as follows (any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement):

1. The facts relating to the Merger as described in the Merger Agreement, the Registration Statement and the other documents described in the Registration Statement are, insofar as such facts pertain to Parent and Sub, true, correct and complete in all material respects. The Merger will be consummated in accordance with the Merger Agreement.

2. The formulas set forth in the Merger Agreement pursuant to which each issued and outstanding share of Company Common Stock will be converted as outlined in Section 2.01 of the Merger Agreement are the result of arm’s length bargaining.

3. Prior to the Merger, Parent will own at least 80% of the total combined voting power of all classes of Sub stock entitled to vote and at least 80% of the total number of shares of all other classes of Sub stock.

4. If cash payments are made to holders of Company Common Stock in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such holders in the Merger, such payments will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock and will not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to Company stockholders in lieu of fractional shares of Parent Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to Company stockholders in exchange for their shares of Company Common Stock. The fractional share interests of each Company stockholder will be aggregated, and no Company stockholder will receive cash for fractional share interests in an amount equal to or greater than the value of one full share of Parent Common Stock.

5. At least 40% of the value of the Adjusted Merger Consideration (as determined as of the Closing Date) will be comprised of shares of Parent Common Stock. For purposes of this representation, shares of Parent Common Stock issued in the Merger shall be valued in the manner set forth in Section 2.01(e) of the Merger Agreement.

6. Parent has no plan or intention to, and will not in connection with the Merger, acquire or redeem any of the Parent Common Stock issued in the Merger, either directly or through any transaction, agreement or arrangement with any other person, provided however, that Parent may adopt or continue an open market stock repurchase program that satisfies the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701. To the best knowledge of the management of Parent, no person related to Parent (as defined in Treasury Regulation Section 1.368-1(e)) has a plan or intention to, nor will in connection with the Merger, acquire or redeem any of the Parent Common Stock issued in the Merger, either directly or through any transaction, agreement or arrangement with any other person. A person is considered related to the Parent under Treasury Regulation Section 1.368-1(e) if: (i) Parent and the corporation in question are members of the same affiliated group as defined in Section 1504 of the Code (determined without regard to Section 1504(b)) or (ii) a purchase of the stock of Parent by the corporation in question or the purchase of the stock of the corporation in question by Parent would be treated as a distribution in redemption of the stock of the first corporation under Section 304(a)(2) of the Code (determined without regard to Treasury Regulation Section 1.1502-80(b)). In addition, a corporation will be treated as related to Parent if a relationship described in the preceding sentence: (i) exists immediately before or immediately after the Merger or (ii) the relationship is created in connection with the Merger. For purposes of this representation letter, a person is considered to own or acquire stock owned or acquired (as the case may be) by a partnership in which such person is a partner in proportion to such person’s interest in the partnership.

7. Parent does not have any plan or intention to make any distributions after, but in connection with, the Merger to holders of Parent Common Stock (other than dividends made in the ordinary course of business).

8. Neither Parent nor Sub (nor any other subsidiary of Parent) has acquired or, except as a result of the Merger, will acquire, or has owned in the past five years, any Company Common Stock.

9. Immediately following the Merger, the Surviving Corporation will hold (i) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by the Company immediately prior to the Merger and (ii) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by Sub immediately prior to the Merger. For purposes of this representation, amounts paid to stockholders who receive cash or other property (including cash in lieu of fractional shares of Parent Common Stock and cash paid to dissenting stockholders) provided, directly or indirectly, by the Company or Sub in connection with the Merger, assets of the Company or Sub used to pay its respective reorganization expenses (including transfer taxes, if any) and all redemptions and distributions made by the Company (other than dividends made in the ordinary course of business) immediately preceding, or in contemplation of, the Merger will be included as assets held by the Company or Sub, respectively, immediately prior to the Merger.

10. Parent has no plan or intention, following the Merger, to liquidate the Surviving Corporation, merge the Surviving Corporation with or into another corporation in which the Surviving Corporation is not the survivor, sell or otherwise dispose of any of the stock of the Surviving Corporation, cause the Surviving Corporation to distribute to Parent or any of its subsidiaries any assets of the Surviving Corporation or the proceeds of any borrowings incurred by the Surviving Corporation or cause the Surviving Corporation to sell or otherwise dispose of any of the assets held by the Surviving Corporation at the time of the Merger or any of the assets of Sub acquired by the Surviving Corporation in the Merger, except for dispositions made in the ordinary course of business and transfers of assets permitted under Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-2(k). Parent may transfer the stock of Sub to a controlled subsidiary of Parent (as defined in Section 368(c) of the Code) after the Merger in a manner permitted under Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-2(k).

11. Except as otherwise specifically contemplated under the Merger Agreement, Parent and Sub will pay their respective expenses, if any, incurred in connection with the Merger.

12. Following the Merger, Parent intends to cause the Surviving Corporation to continue the “historic business” of the Company or to use a significant portion of the “historic business assets” of the Company in a business (as such terms are defined in Treasury Regulation Section 1.368-1(d)).

13. Neither Parent nor Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

14. Neither Parent nor Sub will take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

15. None of the compensation received by any stockholder-employee or stockholder-independent contractor of the Company in respect of periods after the Effective Time (including pursuant to any consulting agreement) represents separate consideration for, or is allocable to, any of its Company Common Stock. None of the Parent Common Stock that will be received by any stockholder-employee or stockholder-independent contractor of the Company in the Merger represents separately bargained-for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employee or stockholder-independent contractor will be for services actually rendered and will be determined by bargaining at arm’s length.

16. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries, including Sub) and Company (or any of its subsidiaries) that was issued, acquired or will be settled at a discount.

17. Neither Parent nor Sub is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

18. Parent will not reimburse the Company, directly or indirectly, for any payments made by the Company to holders of Dissenter Shares in connection with the Merger.

19. Sub is a corporation newly formed for the purpose of participating in the Merger, and at no time prior to the Merger has it had assets (other than nominal assets contributed upon the formation of Sub, which assets will be held by the Surviving Corporation following the Merger) or business operations.

20. No stock of Sub will be issued in the Merger.

21. The Merger is being undertaken for purposes of enhancing the business of Parent and for other good and valid business purposes of Parent.

22. The Merger Agreement, the Registration Statement and the other documents described in the Registration Statement represent the entire understanding of Parent and Sub with respect to the Merger.

23. The undersigned is authorized to make all the representations set forth herein on behalf of Parent and Sub.

The undersigned acknowledges that (i) your opinions will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, and (ii) your opinions will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects.

The undersigned acknowledges that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

Very truly yours,

Boyd Gaming Corporation

by
Name:
Title:

ANNEX B

February 6, 2004

Board of Directors

Boyd Gaming Corporation

2950 Industrial Drive

Las Vegas, NV 89109

Ladies and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Boyd Gaming Corporation (“Boyd Gaming”) in connection with the proposed merger of Boyd Gaming and Coast Casinos, Inc. (the “Company”) pursuant to the Agreement and Plan of Merger, dated as of February 6, 2004 among the Company, Boyd Gaming and BGC, Inc., a wholly owned subsidiary of Boyd Gaming (“Sub”) (the “Merger Agreement”), which provides, among other things, for the merger of the Company with and into Sub (the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Boyd Gaming. As set forth more fully in the Merger Agreement, as a result of the Transaction, (a) each share of the Common Stock, par value $1.00 per share, of the Company (“Company Common Stock”) held by Michael J. Gaughan and Franklin Toti will be converted into the right to receive 32.8025 shares (the “Fixed Stock Consideration”) of Common Stock, par value $0.01 per share, of Boyd Gaming (“Boyd Common Stock”), (b) each share of the Company Common Stock held by Jerry Herbst will be converted into the right to receive $550.00 in cash (the “Herbst Cash Consideration”), and (c) each share of Company Common Stock held by stockholders other than Michael J. Gaughan, Franklin Toti and Jerry Herbst will be converted into the right to receive, at the option of the holder (subject to certain pro-ration procedures), (i) 32.8025 shares of Boyd Common Stock (the “Stock Election Consideration”), or (ii) $550.00 per share in cash (the “Cash Election Consideration”). The Stock Election Consideration and the Cash Election Consideration may be adjusted pursuant to the Merger Agreement, provided that the total Stock Election Consideration shall not exceed the Stock Cap (as defined in the Merger Agreement) and the Cash Election Consideration shall not exceed the Cash Cap (as defined in the Merger Agreement). The Fixed Stock Consideration, the Herbst Cash Consideration, the Stock Election Consideration (including any adjustment made thereto in accordance with the Merger Agreement) and the Cash Election Consideration (including any adjustment made thereto in accordance with the Merger Agreement) shall collectively be referred to as the Merger Consideration. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness, from a financial point of view, to Boyd Gaming of the Merger Consideration.

In connection with Deutsche Bank’s role as financial advisor to Boyd Gaming, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and Boyd Gaming and certain internal analyses and other information furnished to it by the Company and Boyd Gaming. Deutsche Bank has also held discussions with members of the senior managements of the Company and Boyd Gaming regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Boyd Common Stock, (ii) compared certain financial and stock market information for the Company and Boyd Gaming with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, the Stockholders Agreement (as defined in the Merger Agreement) and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Boyd Gaming Corporation

February 6, 2004

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Boyd Gaming, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company or Boyd Gaming. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company or Boyd Gaming, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Boyd Gaming, Sub and the Company contained in the Merger Agreement are true and correct, Boyd Gaming, Sub and the Company will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Boyd Gaming, Sub and the Company to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Boyd Gaming or the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Boyd Gaming or the Company or materially reduce the contemplated benefits of the Transaction to Boyd Gaming. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Transaction will be a tax-free reorganization to Boyd Gaming.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of Boyd Gaming and is not a recommendation to the stockholders of Boyd Gaming to approve the issuance of shares of Boyd Common Stock in the Transaction. This opinion is limited to the fairness, from a financial point of view, to Boyd Gaming of the Merger Consideration, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Boyd Gaming to engage in the Transaction. This opinion does not in any manner address the prices at which shares of Boyd Common Stock will trade after the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to Boyd Gaming in connection with the Transaction which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Boyd Gaming and the Company or their affiliates for which it has received compensation, including (1) the Company’s February 2002 $125MM 9.50% senior subordinated notes issuance for which a member of the DB Group acted as co-manager, (2) the Company’s September 2003 $300MM senior secured credit facility for which a member of the DB Group acted as syndication agent, (3) Boyd Gaming’s March 2002 $250MM 8.75% senior subordinated notes offering for which a member of the DB Group acted as joint book-running manager, (4) Boyd Gaming’s June 2002 $500MM senior secured credit facility for which a member of the DB Group acted as co-documentation agent, and (5) Boyd Gaming’s December 2002 $300MM 7.75% senior subordinated notes offering for which a member of the DB Group acted as joint book-running manager. One or more members of the

DB Group have agreed to provide financing to Boyd Gaming in connection with the Transaction some of which funds are expected to be used to pay off existing loans made by members of the DB Group to the Company and to Boyd Gaming. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Boyd Gaming and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Boyd Gaming.

Very truly yours,

/S/    DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.

Boyd Gaming Corporation

February 6, 2004

ANNEX C

February 6, 2004

Board of Directors

Coast Casinos, Inc.

4500 West Tropicana Avenue

Las Vegas, NV 89103

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the stockholders of Coast Casinos, Inc. (the “Company”), other than Michael J. Gaughan, Jerry Herbst and Franklin Toti (collectively, the “Principal Stockholders”), of the consideration proposed to be received by such stockholders in connection with the proposed merger (the “Merger”) of the Company with a wholly owned subsidiary of Boyd Gaming Corporation (the “Purchaser”). Pursuant to the terms of the Agreement and Plan of Merger, to be dated as of February 6, 2004 (the “Agreement”), to be entered into among the Company, the Purchaser and BGC, Inc. (the “Acquisition Sub”), the Company will become a wholly owned subsidiary of the Purchaser, and stockholders of the Company, other than the Principal Stockholders, will receive for each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) held by them, other than shares held by the Company, the Purchaser or the Acquisition Sub or as to which dissenters’ or appraisal rights have been perfected, consideration equal to either (i) $550 per share in cash (the “Cash Consideration”) or (ii) 32.8025 shares of common stock, par value $0.01 per share, of the Purchaser (the “Purchaser Common Stock”), subject to adjustment as provided in the Agreement (the “Stock Consideration” and, together with the Cash Consideration and any cash payable in lieu of fractional shares of Parent Common Stock, collectively referred to as the “Merger Consideration”). The Company’s stockholders, other than the Principal Stockholders, may elect with respect to each share of Company Common Stock to receive the Cash Consideration or the Stock Consideration, and the Cash Consideration and the Stock Consideration will be allocated among such stockholders in accordance with such elections, subject to certain allocation and proration procedures contained in the Agreement (as to which we express no opinion). The Agreement provides that the aggregate Cash Consideration issued to the stockholders, other than the Principal Stockholders, will not exceed $336,170,274.88 and the aggregate Stock Consideration will not exceed 1,009,194 shares of Purchaser Common Stock, subject to certain adjustments set forth in the Agreement. Pursuant to the Agreement, Michael J. Gaughan and Franklin Toti will receive for each share of Company Common Stock held by them 32.8025 shares of Parent Common Stock, and Jerry Herbst will receive for each share of Company Common Stock held by him $550 in cash. The terms and conditions of the Merger are more fully set out in the Agreement.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of the Company and the Purchaser, respectively;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company and the Purchaser, respectively;

(iii)	analyzed certain financial forecasts prepared by the managements of the Company and the Purchaser, respectively;

(iv)	reviewed and discussed with senior executives of the Company and the Purchaser their views of certain strategic, financial and operational benefits anticipated from the Merger;

(v)	discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company and discussed the past and current operations, financial condition and prospects of the Purchaser with senior executives of the Purchaser;

(vi)	reviewed the pro forma impact of the Merger on the Purchaser’s earnings per share, cash flow, consolidated capitalization and financial ratios;

(vii)	reviewed the reported prices and trading activity for the Purchaser Common Stock;

Board of Directors

Coast Casinos, Inc.

February 6, 2004

(viii)	compared the financial performance of the Company and the Purchaser and the prices and trading activity of the Purchaser Common Stock with that of certain other publicly traded companies we deemed relevant;

(ix)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

(x)	participated in discussions among representatives of the Company and the Purchaser and their financial and legal advisors;

(xi)	reviewed the February 6, 2004 draft of the Agreement (the “Draft Agreement”) and certain related documents; and

(xii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company and the Purchaser. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals.

We have assumed that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us, and that the Merger will be consummated as provided in the Draft Agreement, with full satisfaction of all covenants and conditions set forth in the Draft Agreement and without any waivers thereof. We have also assumed that in connection with the receipt of the regulatory approvals required to consummate the Merger, no conditions will be imposed upon the Company or the Purchaser that would have a material adverse effect on the Purchaser, the Company or the benefits expected to be derived by the Merger.

We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Consequently, no opinion is expressed as to whether any alternative transaction might produce consideration for the Company’s stockholders in an amount in excess of that contemplated in the Merger.

We have acted as sole financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, portions of which are contingent upon the rendering of this opinion and the consummation of the Merger. We or our affiliates have provided and may in the future provide financial advisory and financing services to the Company and the Purchaser and have received or may in the future receive fees for the rendering of these services. Bank of America, N.A., an affiliate of ours, serves as agent bank and is a lender under the Company’s senior credit facility and is a lender under the Purchaser’s senior credit facility and has received fees for the rendering of such services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or loans of the Company and the Purchaser for our own account or for the accounts of customers, and accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger. However, this opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be included in its entirety in any filing made by the

Board of Directors

Coast Casinos, Inc.

February 6, 2004

Company in respect of the Merger with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion does not in any manner address the prices at which the Purchaser Common Stock will trade following the execution of the Agreement or consummation of the Merger. In addition, we express no opinion or recommendation as to how the stockholders of the Company and the Purchaser should vote at the stockholders’ meetings held in connection with the Merger.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Merger Consideration to be received by the Company’s stockholders, other than the Principal Stockholders, in the proposed Merger is fair from a financial point of view to the Company’s stockholders, other than the Principal Stockholders.

Very truly yours,

/S/    BANC OF AMERICA SECURITIES LLC

BANC OF AMERICA SECURITIES LLC

ANNEX D

NEVADA REVISED STATUTES, 92A.300 THROUGH 92A.500

RIGHTS OF DISSENTING OWNERS

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 ”Beneficial stockholder” defined. ”Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 ”Corporate action” defined. ”Corporate action” means the action of a domestic corporation.

NRS 92A.315 ”Dissenter” defined. ”Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 ”Fair value” defined. ”Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

NRS 92A.325 ”Stockholder” defined. ”Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 ”Stockholder of record” defined. ”Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

NRS 92A.335 ”Subject corporation” defined. ”Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1) Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:

(I) The surviving or acquiring entity; or

(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or

(2) A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

NRS 92A.410 Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2. If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

NRS 92A.420 Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Must not vote his shares in favor of the proposed action.

2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. If a proposed corporate action creating dissenters’ rights is authorized at a stockholders’ meeting, the subject corporation shall deliver a written dissenter’s notice to all stockholders who satisfied the requirements to assert those rights.

2. The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 Demand for payment and deposit of certificates; retention of rights of stockholder.

1. A stockholder to whom a dissenter’s notice is sent must:

(a) Demand payment;

(b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.

2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.

NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2. The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

NRS 92A.460 Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation’s registered office is located; or

(b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

(e) A copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.470 Payment for shares: Shares acquired on or after date of dissenter’s notice.

1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480.

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 Legal proceeding to determine fair value: Assessment of costs and fees.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

ANNEX E

BOYD GAMING CORPORATION

AUDIT COMMITTEE CHARTER

(As amended and restated by the Board on October 23, 2003)

I.    Authority and Purpose

The Audit Committee of Boyd Gaming Corporation (the “Company”) is appointed by the Company’s Board of Directors (the “Board”) to assist the Board with the oversight of (A) the integrity of the Company’s financial statements, (B) the Company’s compliance with legal and regulatory requirements, (C) the qualifications and independence of the Company’s independent auditors, and (D) the performance of the Company’s auditors and internal audit function. The Audit Committee (the “Committee”) shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Company’s Bylaws and applicable law.

II.    Statement of Policy

The Committee shall oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. In so doing, the Committee shall endeavor to maintain free and open means of communication between the directors, the independent auditors and the financial management of the Company. In addition, the Committee shall review the policies and procedures adopted by the Company to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange (the “NYSE”) audit committee requirements.

III.    Committee Membership

The Committee shall consist of no fewer than three members. Each member of the Committee shall meet the independence requirements of the New York Stock Exchange, any other regulatory requirements, and the standards established by the Board from time to time.

Committee members shall be elected by the Board at the annual meeting of the Board of Directors and shall serve until their successors shall be duly elected and qualified. Committee members may be removed at any time by vote of the Board.

Members of the Committee shall not simultaneously serve on the audit committees of more than three public companies, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and discloses such determination in the Company’s annual proxy statement.

At least one member of the Committee shall be an “audit committee financial expert,” as defined by Item 401(h) of Regulation S-K, having (A) an understanding of generally accepted accounting principles and financial statements, (B) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves, (C) experience preparing, auditing, analyzing or evaluating financial statements that present the breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements (or experience actively supervising one or more persons engaged in such activities), (D) an understanding on internal controls and procedures for financial reporting and (E) an understanding of audit committee functions.

Each member of the Committee shall be financially literate, as determined by the Board in its business judgment or must become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member shall have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

IV.    Structure and Meetings.

The Committee shall conduct its business in accordance with this Charter, the Company’s Bylaws and any direction by the whole Board.

The Committee chairperson shall be designated by the Board, or, if it does not do so, the Committee members shall elect a chairperson by a vote of the majority of the full Committee.

The Committee will meet at least four (4) times each year. The Committee may establish its own schedule, which it will provide to the Board in advance. The Chair or a majority of the members of the Committee may call meetings of the Committee upon such notice as is required for special Board meetings in accordance with the Company’s Bylaws. The Committee shall conduct periodic separate executive sessions with management, with the Company’s chief internal audit executive, and with the independent auditor. A majority of the Committee, but not less than two members shall constitute a quorum for the transaction of business. Unless the Committee by resolution determines otherwise, any action required or permitted to be taken by the Committee may be taken without a meeting if all members of the Committee consent thereto in writing and the writing or writings are filed with the minutes of the proceedings of the Committee. As necessary or desirable, the Chairman of the Committee may require that any other Director, officer or employee of the Company, or other persons whose advice and counsel are sought by the Committee, be present at meetings of the Committee. Members of the Committee may participate in a meeting through use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another, and such participation shall constitute presence at such meeting.

The Committee chairperson will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The chairperson of the Committee shall ensure that the agenda for each meeting is circulated to each Committee member in advance of the meeting. The Chair of the Committee (or other member designated by the Chair or the Committee in the Chair’s absence) shall regularly report to the full Board on its proceedings and any actions that it takes. The Committee will maintain written minutes of its meetings, which minutes will be maintained with the books and records of the Company.

V.    Duties and Responsibilities

The Committee’s policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board and the Company’s stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

In meeting its responsibilities, the Committee is expected to:

A.    Appoint and be directly responsible for the compensation, retention, and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such firm shall report directly to the Committee. The Committee shall be directly responsible for the pre-approval of all non-audit services performed by the independent auditors. The Committee shall have the sole authority to approve all audit engagement fees and terms, as well as all significant non-audit engagements with the independent auditors. Consideration shall be given to whether the independent auditors performance of such non-audit services is compatible with the auditor’s independence. The Committee may delegate to one or more designated Committee members the authority to grant pre-approvals required for such services. The decisions of any Committee member to whom authority is delegated hereunder shall be presented to the Committee at each of its scheduled meetings. The Board will seek shareholder ratification of the independent auditor selected by the Committee at the Company’s annual meeting of shareholders.

B.    Review the rationale for employing audit firms other than the principal independent auditors; and, where an additional audit firm has been employed, review the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

C.    Review the independence of the independent auditors, including a review of management consulting services, and related fees, provided by the independent auditors. The Committee shall require the independent auditors at least annually to provide a formal written statement delineating all relationships between the independent auditors and the Company consistent with the NYSE audit committee requirements and request information from the independent auditors and management to determine the presence or absence of a conflict of interest. The Committee shall actively engage the auditors in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors. The Committee shall take, or recommend that the full Board take, appropriate action in response to the auditors’ report to satisfy itself of the auditors’ independence.

D.    Obtain and review, at least annually, a report by the independent auditors describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

E.    Evaluate the Company’s independent auditor’s qualifications, performance and independence. This evaluation shall include the review and evaluation of the lead partner of the independent auditor. In making its evaluation, the Committee shall take into account the opinions of management and the internal auditors. In addition to assuring the regular rotation of the lead audit partner as required by law, the Committee shall further consider whether, in order to assure continuing auditor independence, there shall be regular rotation of the audit firm itself. The Committee shall present its conclusions with respect to the independent auditor to the Board.

F.    Review with management and the independent auditors the scope and responsibilities of an internal audit department, the coordination of effort between the internal and independent audit functions to assure completeness of coverage, reduction of redundant efforts and effective use of audit resources, and monitor progress under the internal audit plan during the year and its results. Review with management the appointment, replacement, reassignment or dismissal of the Company’s chief internal audit executive. Discuss the budget and staffing of the internal audit function with management, the chief internal audit executive, and the independent auditors. Review with management and the Company’s chief internal audit executive any significant findings and recommendations of the Company’s chief internal audit executive, together with management’s responses thereto, any significant difficulties encountered in the course of the internal audit, including any restrictions on the scope of work or access to required information, and any significant changes required in the chief internal audit executive’s audit plan.

G.    Review and discuss with management and the independent auditor, before release, the Company’s annual audited financial statements and quarterly financial statements, including the related notes and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Make a recommendation to the Board whether or not the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

H.    Review and discuss with management earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.

I.    In consultation with the independent auditors, the internal audit department and management, consider and review at the completion of the annual examinations and such other times as the Committee may deem appropriate:

(1)    The independent auditors’ audit of the financial statements and their report thereon.

(2)    The independent auditors’ reports regarding critical accounting policies, alternative treatments of financial information and other material written communications between the independent auditors and management.

(3)    Any significant changes required in the independent auditors’ audit scope and plan.

(4)    Any audit problems or difficulties and management’s response. The Committee shall review any difficulties encountered during the course of the audit, including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management. Among the items the Committee may review are: any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company. The review should also include discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

(5)    The effect or potential effect of any regulatory regime, accounting initiatives or off-balance sheet structures on the Company’s financial statements.

(6)    Any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

(7)    Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

(8)    Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

(9)    Obtain from the independent auditor assurance that it has complied with Section 10A of the Securities Exchange Act of 1934.

J.    On a quarterly basis, review and discuss with the independent auditor, management (including the Company’s Chief Executive Officer and Chief Financial Officer) and the Company’s chief internal audit executive the following:

(1)    The principal executive officer and principal financial officer certifications required to be made in connection with the Company’s periodic reports under the Act and the Sarbanes-Oxley Act of 2002.

(2)    All significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, including any material weaknesses in internal controls identified by the Company’s independent auditor or the internal audit department.

(3)    Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(4)    Any significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

K.    Annually, obtain a written report from management on the effectiveness of internal controls over financial reporting, including controls designed to prevent or mitigate financial statement fraud, and review the effectiveness of internal controls with management, the Company’s chief internal audit executive and the independent auditor.

L.    Establish procedures for:

(1)    The receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

(2)    The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(3)    The receipt and treatment of any evidence of a violation of the securities laws or breach of fiduciary duty brought to the Committee’s attention by the Company’s in-house or external securities counsel.

M.    Review and approve any contracts or transactions greater than $100,000 and up to $500,000 (individually or together in the aggregate if part of a series of related transactions) entered into between the Company and any director, officer or employee of the Company or an affiliate of any such director, officer or employee (“Related Party Transactions”), other than employment and compensation-related agreements or any purchases of products from the Company by such individuals in the ordinary course as a retail customer. Review with management, as appropriate, any Related Party Transactions up to $100,000.

N.    Discuss policies with respect to risk assessment and risk management. The Committee shall discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Committee shall discuss guidelines and policies to govern the policies by which risk assessment and management is undertaken.

O.    Set clear hiring policies for employees or former employees of the independent auditors.

P.    Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the independent auditors or the internal audit department.

Q.    Prepare the audit committee report in the Company’s proxy statement in accordance with SEC requirements.

R.    Report regularly to the Board. Such report shall review any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function. While the fundamental responsibility for the Company’s financial statements and disclosures rests with management and the independent auditor, the Committee shall review: (1) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s situation or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (2) analyses prepared by management or the independent auditor setting forth significant financial reporting issues and justifications made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (3) the effect of regulatory and accounting initiatives as well as off-balance sheet structures, on the financial statements of the Company; and (4) the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information), as well as review of financial information and earnings guidance provided to analysts and rating agencies.

S.    Address or take action with respect to any other matter specifically delegated to the Committee from time to time by the Board.

VI.    Performance Evaluation

The Committee shall annually review and assess the adequacy of this Charter and recommend any proposed changes to the Board for approval. The Committee shall also perform an annual evaluation of its own performance. In conducting this review, the Committee shall address all matters that it considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

VII.    Committee Resources

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered, without the approval of the Board, to engage and compensate independent legal, accounting and other advisors, as it determines necessary to carry out its duties. The Committee shall receive appropriate funding, as determined by the Committee, from the Company for payment of: (A) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (B) compensation to any advisor employed by the Committee; and (C) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee functions set forth in NYSE Rule Section 303A(7) are the sole responsibility of the Audit Committee and may not be allocated to a different committee. The Committee may form and delegate authority to subcommittees when appropriate.

ANNEX F

BOYD GAMING CORPORATION

2002 STOCK INCENTIVE PLAN

(AMENDED AND RESTATED)

1.  Purposes of the Plan.    The purposes of this Stock Incentive Plan are to attract and retain the best available personnel, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company’s business.

2.  Definitions.    As used herein, the following definitions shall apply:

(a)  “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b)  “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c)  “Applicable Laws” means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein.

(d)  “Assumed” means that (i) pursuant to a Corporate Transaction defined in Section 2(q)(i), 2(q)(ii) or 2(q)(iii), the contractual obligations represented by the Award are assumed by the successor entity or its Parent in connection with the Corporate Transaction or (ii) pursuant to a Corporate Transaction defined in Section 2(q)(iv) or 2(q)(v) the Award is affirmed by the Company. The Award shall not be deemed “Assumed” for purposes of terminating the Award (in the case of a Corporate Transaction) if pursuant to a Corporate Transaction the Award is replaced with a comparable award with respect to shares of capital stock of the successor entity or its Parent.

(e)  “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Performance Unit, Performance Share, or other right or benefit under the Plan.

(f)  “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g)  “Board” means the Board of Directors of the Company.

(h)  “Boyd Family” means William S. Boyd, his spouse, any direct descendant or spouse of such descendant, or any direct descendant of such spouse, and any trust or other estate in which each person who has a beneficial interest, directly or indirectly through one or more intermediaries in capital stock of the Company is one of the foregoing persons. The members of the Boyd Family shall be deemed to beneficially own any capital stock of a corporation held by any other corporation (the “parent corporation”) so long as the members of the Boyd Family beneficially own, directly or indirectly through one or more intermediates, in the aggregate 50% or more of the total voting power of the capital stock of the parent corporation.

(i)  “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(i)  the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company, by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company or a Permitted Holder) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

(ii)  a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

(j)  “Code” means the Internal Revenue Code of 1986, as amended.

(k)  “Committee” means any committee appointed by the Board to administer the Plan.

(l)  “Common Stock” means the common stock of the Company.

(m)  “Company” means Boyd Gaming Corporation, a Nevada corporation.

(n)  “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or a Related Entity to render consulting or advisory services as an independent contractor and is compensated for such services.

(o)  “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(p)  “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant, is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company or any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds ninety (90) days, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day that is three (3) months and one (1) day following the expiration of such ninety (90) day period.

(q)  “Corporate Transaction” means any of the following transactions:

(i)  a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii)  the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations);

(iii)  the complete liquidation or dissolution of the Company;

(iv)  any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

(v)  acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan or a Permitted Holder) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(r)  “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(s)  “Director” means a member of the Board or the board of directors of any Related Entity.

(t)  “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(u)  “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

(v)  “Employee” means any person, including an Officer or Director, who is an employee of the Company or any Related Entity. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(w)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x)  “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)  If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The New York Stock Exchange, The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)  If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)  In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(y)  “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(z)  “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons (or the Grantee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

(aa)  “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(bb)  “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(cc)  “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(dd)  “Option” means a stock option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(ee)  “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ff)  “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(gg)  “Performance Shares” means Shares or an Award denominated in Shares which may be earned in whole or in part upon attainment of performance criteria established by the Administrator.

(hh)  “Performance Units” means an Award which may be earned in whole or in part upon attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(ii)  “Permitted Holders” means the Boyd Family and any group (as such term is used in Section 13(d) and 14(d) of the Exchange Act) comprised solely of members of the Boyd Family.

(jj)  “Plan” means this 2002 Stock Incentive Plan.

(kk)  “Related Entity” means any Parent or Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary of the Company holds a substantial ownership interest, directly or indirectly.

(ll)  “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(mm)  “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(nn)  “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(oo)  “Share” means a share of the Common Stock.

(pp)  “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.    Stock Subject to the Plan.

(a)  Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 7,000,000 Shares. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b)  Any Shares covered by an Award (or portion of an Award) which is forfeited or canceled, expires or is settled in cash (in a cash payment by the Company), shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

4.    Administration of the Plan.

(a)  Plan Administrator.

(i)  Administration with Respect to Directors and Officers.    With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii)  Administration With Respect to Consultants and Other Employees.    With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii)  Administration With Respect to Covered Employees.    Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv)  Administration Errors.    In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b)  Powers of the Administrator.    Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i)  to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii)  to determine whether and to what extent Awards are granted hereunder;

(iii)  to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv)  to approve forms of Award Agreements for use under the Plan;

(v)  to determine the terms and conditions of any Award granted hereunder;

(vi)  to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent;

(vii)  to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii)  to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Grantees favorable treatment under such rules or laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

(ix)  to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

(c)  Effect of Administrator’s Decision.    All decisions, determinations and interpretations of the Administrator shall be conclusive and binding on all persons.

5.  Eligibility.    Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company, a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

6.  Terms and Conditions of Awards.

(a)  Type of Awards.    The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Shares. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Dividend Equivalent Rights, Performance Units or Performance Shares, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b)  Designation of Award.    Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(c)  Conditions of Award.    Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, increase in share price, earnings per share, total stockholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d)  Acquisitions and Other Transactions.    The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e)  Deferral of Award Payment.    The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award (but only to the extent that such deferral programs would not result in an accounting compensation charge unless otherwise determined by the Administrator). The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f)  Separate Programs.    The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g)  Individual Option and SAR Limit.    The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any fiscal year of the Company shall be five hundred thousand (500,000) Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(h)  Early Exercise.    The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(i)  Term of Award.    The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Incentive Stock Option shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

(j)  Transferability of Awards.    Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee; provided, however, that the Grantee may designate a beneficiary of the Grantee’s Incentive Stock Option in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator. Other Awards shall be transferred by will and by the laws of descent and distribution, and during the lifetime of the Grantee, by gift and or pursuant to a domestic relations order to members of the Grantee’s Immediate Family to the extent and in the manner determined by the Administrator.

(k)  Time of Granting Awards.    The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator. Notice of the grant determination shall be given to each Employee, Director or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

7.  Award Exercise or Purchase Price, Consideration and Taxes.

(a)  Exercise or Purchase Price.    The exercise or purchase price, if any, for an Award shall be as follows:

(i)  In the case of an Incentive Stock Option:

(A)  granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B)  granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii)  In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than eighty-five percent (85%) of the Fair Market Value per Share on the date of grant unless otherwise determined by the Administrator.

(iii)  In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv)  In the case of other Awards, such price as is determined by the Administrator.

(v)  Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the principles of Section 424(a) of the Code.

(b)  Consideration.    Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:

(i)  cash;

(ii)  check;

(iii)  delivery of Grantee’s promissory note with such recourse, interest, security, and redemption provisions as the Administrator determines as appropriate;

(iv)  surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised (but only to the extent that such exercise of the Award would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price unless otherwise determined by the Administrator);

(v)  with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased Shares (including all applicable taxes) and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(vi)  any combination of the foregoing methods of payment.

(c)  Taxes.    No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any foreign, federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

8.  Exercise of Award.

(a)  Procedure for Exercise; Rights as a Stockholder.

(i)  Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii)  An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(v). Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Shares subject to an Award, notwithstanding the exercise of an Option or other Award. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Award Agreement or Section 10, below.

(b)  Exercise of Award Following Termination of Continuous Service.

(i)  An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii)  Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii)  Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9.  Conditions Upon Issuance of Shares.

(a)  Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10.  Adjustments Upon Changes in Capitalization.    Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any fiscal year of the Company, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock to which Section 424(a) of the Code applies or a similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11.  Corporate Transactions/Changes in Control.

(a)  Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(b)  The Administrator shall have the authority, exercisable either in advance of any actual or anticipated Corporate Transaction or Change in Control or at the time of an actual Corporate Transaction or Change in Control and exercisable at the time of the grant of an Award under the Plan or any time while an Award remains outstanding, to provide for the full or partial automatic vesting and exercisability of one or more outstanding unvested Awards under the Plan and the release from restrictions on transfer and repurchase or forfeiture rights of such Awards in connection with a Corporate Transaction or Change in Control, on such terms and conditions as the Administrator may specify. The Administrator also shall have the authority to condition any such Award vesting and exercisability or release from such limitations upon the subsequent termination of the Continuous Service of the Grantee within a specified period following the effective date of the Corporate Transaction or Change in Control.

(c)  The portion of any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the accelerated excess portion of such Option shall be exercisable as a Non-Qualified Stock Option.

12.  Effective Date and Term of Plan.    The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13.  Amendment, Suspension or Termination of the Plan.

(a)  The Board may at any time amend, suspend or terminate the Plan. To the extent necessary to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

(b)  No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c)  No amendment, suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee, unless consented to by the Grantee.

14.  Reservation of Shares.

(a)  The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b)  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.  No Effect on Terms of Employment/Consulting Relationship.    The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the Company’s right to terminate the Grantee’s Continuous Service at any time, with or without cause, and with or without notice.

16.  No Effect on Retirement and Other Benefit Plans.    Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17.  Stockholder Approval.    The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.

ANNEX G

COAST CASINOS, INC. AUDIT COMMITTEE CHARTER

A.    Purpose of Committee

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Coast Casinos, Inc. (the “Company”) (and the Special Committee for Coast Hotels and Casinos, Inc.) is to:

1.  represent and assist the Board in the oversight of (a) the accounting, reporting and financial practices of the Company and its subsidiaries, including the integrity of the financial reporting process and financial statements of the Company, (b) the review of the financial reporting controls of the Company, (c) the independence, qualifications and performance of the Company’s external auditors, (d) gaming regulatory compliance reports required by Regulations 6 and 6A of the Nevada Gaming Commission Regulations, and

2.  prepare any report the Committee is required by Securities and Exchange Commission (“SEC”) rules to be include in the Company’s annual proxy statement.

B.    Committee Structure and Operations

The Committee shall be composed of a minimum of three directors, with all members of the Committee to be independent, according to the independence standards set forth on Exhibit A. The Board shall appoint members of the Committee, including a Director to serve as Committee Chair. The Committee Members shall serve until replaced by another independent director as determined by a majority vote of the Board of Directors. At least one member of the Committee shall, in the judgment of the Board, be an “audit committee financial expert” as defined by the SEC.

The Committee shall meet at least four times per year, either in person or telephonically with additional meetings to occur as deemed necessary or desirable by the Committee or the Committee Chair. The Committee may meet separately in executive session with such officers or employees of the Company and the principal firm of independent public accountants (“External Auditor”) as the Committee deems appropriate to carry out its requirements under relevant statutes, regulations and rules. A majority of the members of the Committee shall constitute a quorum for the Committee to act in the discharge of its duties. The Committee shall keep minutes of meetings (other than executive sessions) and shall make those minutes available for review by the Board of Directors.

C.    Committee Duties and Responsibilities

The following are the duties and responsibilities of the Committee:

External Audit Functions

1.  Appoint and retain, establish compensation for, evaluate and terminate when appropriate, the External Auditors, which shall report directly to the Committee.

2.  Pre-approve all audit and permissible non-audit services to be performed by the External Auditor and establish policies and procedures for the engagement of the External Auditor to provide those services.

3.  Consider, at least annually, the independence of the External Auditor, including whether the External Auditor’s performance of permissible non-audit services is compatible with the External Auditor’s independence.

4.  Review and discuss with the External Auditor the scope of the audit, the results of the annual audit examination by the External Auditor and any difficulties the External Auditor encountered in the course of the audit work.

5.  Receive and review reports from the External Auditor, as required by Section 10A(k) of the Securities Exchange Act of 1934 and other communications required under Generally Accepted Auditing Standards.

Financial Reporting

6.  Review and discuss with management and the External Auditor the annual audited financial statements and quarterly financial statements prior to filing, including:

a.  an analysis of the External Auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; and

b.  any significant changes in the Company’s selection or application of accounting principles and financial statement presentations.

7.  Recommend to the Board, based on the reviews and discussions with management and the External Auditor, whether the financial statements should be included in the annual report on the Form 10-K;

Other

8.  Review and approve, if appropriate, related party transactions between the Company and any Director or the Chief Executive Officer of the Company. For purposes of this paragraph a “related party transaction” is one in which a Director or Chief Executive Officer or their spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law or any person living in the same home with the Director or Chief Executive Officer:

a.  has a significant financial or other beneficial interest in one of the Company’s suppliers, customers or competitors;

b.  engages in a significant personal business transaction involving the Company for profit or gain;

c.  participates in any sale, loan or gift of Company property.

9.  Establish procedures regarding the receipt, retention and treatment of complaints regarding the Company’s accounting, internal accounting controls or auditing matters including the confidential and anonymous submission of concerns by Company employees regarding accounting or auditing matters.

D.    Resources and Authority of the Committee

1.  The Committee shall have the authority to appoint and retain such outside legal counsel, accountants, experts and other advisors as the Committee in its sole discretion deems appropriate to assist it in the performance of its functions. The Committee shall have the sole authority to approve the terms of any such retention and the appropriate fees to be paid.

EXHIBIT A

DEFINITION OF “INDEPENDENT”

(1)  Independent.  Each member of the audit committee shall have no relationship to the Company that may interfere with the exercise of their independence from management and the Company (“Independent”);

(2)  Independence Requirement of Audit Committee Members.  In addition to the definition of Independent provided in (1) above, the following restrictions shall apply to every audit committee member:

(a)	Employees. A director who is an employee (including non-employee executive officers) of the Company or any of its affiliates may not serve on the audit committee until three years following the termination of his or her employment. In the event the employment relationship is with a former parent or predecessor of the Company, the director could serve on the audit committee after three years following the termination of the relationship between the Company and the former parent or predecessor.

(b)	Business Relationship. A director (i) who is a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the Company, or (ii) who has a direct business relationship with the Company (e.g., a consultant) may serve on the audit committee only if the Company’s Board determines in its business judgment that the relationship does not interfere with the director’s exercise of independent judgment. In making a determination regarding the independence of a director pursuant to this paragraph, the Board should consider, among other things, the materiality of the relationship to the Company, to the director, and, if applicable, to the organization with which the Company is affiliated.

“Business Relationships” can include commercial, industrial, banking, consulting, legal, accounting and other relationships. A director can have this relationship directly with the Company, or the director can be a partner, officer or employee of an organization that has such a relationship. The director may serve on the audit committee without the above-referenced Board of Directors’ determination after three years following the termination of, as applicable, either (1) the relationship between the organization with which the director is affiliated and the Company, (2) the relationship between the director and his or her partnership status, shareholder interest or executive officer position, or (3) the direct business relationship between the director and the Company.

“Affiliate” includes a subsidiary, sibling company, predecessor company, parent company or former parent company.

(c)	Cross Compensation Committee Link. A director who is employed as an executive of another corporation where any of the Company’s executives serves on that corporation’s compensation committee may not serve on the audit committee.

(d)	Immediate Family. A director who is an Immediate Family member of an individual who is an executive officer of the Company or any of its affiliates cannot serve on the audit committee until three years following the termination of such employment relationship.

“Immediate Family” includes a person’s spouse, parents, children, siblings, mothers-in-law and fathers-in-law, sons and daughters-in-law, brothers and sisters in-law, and anyone (other than employees) who shares such persons home.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Under Sections 78,7502, 78.751 and 78.752 of the Nevada Revised Statutes, Boyd Gaming has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such.

Article IX of Boyd Gaming’s Restated Articles of Incorporation and Article 10 of Boyd Gaming’s Restated By-laws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. Boyd Gaming also has entered into Indemnification Agreements with its executive officers and directors and provides indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances which may include liability, or related loss under the Securities Act and the Exchange Act.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits:

2.1	Partnership Interest Purchase Agreement, dated as of January 20, 2004, by and among Harrah’s Shreveport/Bossier City Investment Company LLC, Harrah’s Bossier City Investment Company, LLC, Red River Entertainment of Shreveport Partnership in Commendam, Boyd Shreveport, L.L.C., Boyd Red River, L.L.C. and Boyd Gaming Corporation.(23)

2.2	Agreement and Plan of Merger dated as of February 6, 2004, among Boyd Gaming Corporation, BGC, Inc. and Coast Casinos, Inc.(24)

3.1	Restated Articles of Incorporation.(2)

3.2	Restated By-laws.(7)

3.3	Certificate of Amendment of Articles of Incorporation.(6)

3.4	Certificate of Amendment of Articles of Incorporation.(11)

4.1	Registration Rights Agreement, dated as of July 26, 2001, by and among the Registrant, as Issuer, certain subsidiaries of the Registrant, as Guarantors, and the Initial Purchasers named therein. (14)

4.2	Form of Indenture relating to $200,000,000 aggregate principal amount of 9¼% Senior Notes due 2009, dated as of July 26, 2001, by and among the Registrant, as Issuer, certain subsidiaries of the Registrant, as Guarantors, and The Bank of New York, as Trustee, including the Form of Note.(14)

4.3	Registration Rights Agreement, dated as of April 8, 2002, by and between the Registrant, as Issuer, and the Initial Purchasers named therein.(17)

4.4	Form of Indenture relating to $250,000,000 aggregate principal amount of 8.75% Senior Subordinated Notes due 2012, dated as of April 8, 2002, by and between the Registrant, as Issuer, and Wells Fargo Bank, National Association, as Trustee, including the Form of Note.(17)

4.5	Registration Rights Agreement, dated as of December 30, 2002, by and between the Registrant, as Issuer, and the Initial Purchasers named therein.(20)

4.6	Form of Indenture relating to $300,000,000 aggregate principal amount of 7.75% Senior Subordinated Notes due 2012, dated as of December 30, 2002, by and between the Registrant, as Issuer, and Wells Fargo Bank, National Association, as Trustee, including the Form of Note.(20)

5.1	Opinion of Lionel Sawyer & Collins regarding the legality of the securities being issued.**

8.1	Opinion of Cravath, Swaine & Moore LLP at to tax matters.**

8.2	Opinion of Gibson, Dunn & Crutcher LLP as to tax matters.**

10.1	Ninety-Nine Year Lease dated June 30, 1954, by and among Fremont Hotel, Inc., and Charles L. Ronnow and J.L. Ronnow, and Alice Elizabeth Ronnow.(1)

10.2	Lease Agreement dated October 31, 1963, by and between Fremont Hotel, Inc. and Cora Edit Garehime.(1)

10.3	Lease Agreement dated December 31, 1963, by and among Fremont Hotel, Inc., Bank of Nevada and Leon H. Rockwell, Jr.(1)

10.4	Lease Agreement dated June 7, 1971, by and among Anthony Antonacci, Margaret Fay Simon and Bank of Nevada, as Co-Trustees under Peter Albert Simon’s Last Will and Testament, and related Assignment of Lease dated February 25, 1985 to Sam-Will, Inc. and Fremont Hotel, Inc.(1)

10.5	Lease Agreement dated July 25, 1973, by and between California Hotel and Casino and William Peccole, as Trustee of the Peter Peccole 1970 Trust.(4)

10.6	Lease Agreement dated July 1, 1974, by and among Fremont Hotel, Inc. and Bank of Nevada, Leon H. Rockwell, Jr. and Margorie Rockwell Riley.(1)

10.7	Ninety-Nine Year Lease dated December 1, 1978 by and between Matthew Paratore, and George W. Morgan and LaRue Morgan, and related Lease Assignment dated November 10, 1987 to Sam-Will, Inc., d/b/a/ Fremont Hotel and Casino.(1)

10.8	Casino Management Agreement dated August 30, 1993, by and between Treasure Chest Casino, L.L.C. and Boyd Kenner, Inc.(2)

10.9	Amended and Restated Operating Agreement dated August 5, 1994, by and between Treasure Chest Casino, L.L.C. and Boyd Kenner, Inc.(4)

10.10	Form of Indemnification Agreement.(2)

10.11	1993 Flexible Stock Incentive Plan and related agreements.(2)

10.12	1993 Directors Non-Qualified Stock Option Plan and related agreements.(8)

10.13	1993 Employee Stock Purchase Plan and related agreements.(2)

10.14	401(k) Profit Sharing Plan and Trust.(1)

10.15	Joint Venture Agreement of Stardust A.C., dated as of May 29, 1996, by and between MAC, Corp., a New Jersey Corporation, which is a wholly owned subsidiary of Mirage Resorts Incorporated, a Nevada Corporation, and Grand K, Inc., a Nevada Corporation, which is a wholly owned subsidiary of the Registrant. (Certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment for this Agreement.)(5)

10.16	Amended and Restated Joint Venture Agreement of Stardust A.C.(3)

10.17	Unit Purchase Agreement by and among the Registrant, Boyd Indiana, Inc., Blue Chip Casino, Inc., Blue Chip Casino, LLC, and certain individuals, dated as of June 27, 1999.(9)

10.18	2000 Executive Management Incentive Plan.(10)

10.19	1996 Stock Incentive Plan (as amended on May 25, 2000).(11)

10.20	Second Amended and Restated Joint Venture Agreement with Marina District Development Company dated as of August 31, 2000.(12)

10.21	Contribution and Adoption Agreement by and among Marina District Development Holding Co., LLC, MAC, Corp. and Boyd Atlantic City, Inc. effective as of December 13, 2000.(13)

10.22	Guaranty of Performance and Completion dated December 13, 2000.(13)

10.23	2002 Stock Incentive Plan.(16)

10.24	Second Amended and Restated Credit Agreement dated as of June 24, 2002, among the Registrant as the Borrower, certain commercial lending institutions as the Lenders, Canadian Imperial Bank of Commerce as the Administrative Agent, Bank of America, National Association and Wells Fargo Bank, N.A. as Co-Syndication Agents and Credit Lyonnais New York Branch and Deutsche Bank Securities, Inc. as Co-Documentation Agents.(18)

10.25	Letter agreement between MAC, Corp. and Boyd Atlantic City, Inc. dated January 16, 2002 related to an increase in scope of construction of Borgata.(19)

10.26	Letter agreement between MAC, Corp. and Boyd Atlantic City, Inc. dated September 18, 2002 related to an increase in scope of construction of Borgata.(19)

10.27	Letter agreement between MAC, Corp. and Boyd Atlantic City, Inc. dated February 21, 2003 related to an increase in scope of construction of Borgata.(19)

10.28	Annual Incentive Plan.(19)

10.29	Letter agreement between MAC, Corp. and Boyd Atlantic City, Inc. dated May 30, 2003 related to an increase in scope of construction of Borgata.(21)

10.30	First Amendment to Second Amended and Restated Credit Agreement dated as of June 30, 2003, and effective as of July 31, 2003, by and among the Registrant as the Borrower, and certain commercial lending institutions named therein.(21)

10.31	Supplemental Indenture, relating to the 9.25% senior notes due 2009, among Boyd Louisiana Racing, Inc., a subsidiary of Boyd Gaming, and The Bank of New York, as trustee under the indenture, dated as of April 30, 2003.(22)

10.32	Supplemental Indenture, relating to the 9.25% senior notes due 2009, among Boyd Racing, L.L.C., a subsidiary of Boyd Gaming, and The Bank of New York, as trustee under the indenture, dated as of April 30, 2003.(22)

10.33	Stockholders Agreement dated as of February 6, 2004, among Boyd Gaming Corporation and the stockholders of Coast Casinos, Inc. party thereto.(25)

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of PricewaterhouseCoopers LLP.*

23.3	Consent of Lionel Sawyer & Collins (contained in Exhibit 5 opinion).**

23.4	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 8.1 opinion).**

23.5	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 8.2 opinion).**

24	Power of Attorney (included in Part II to this Registration Statement).**

99.1	Press Release dated February 9, 2004.(26)

99.2	Analyst Script dated February 9, 2004.(26)

99.3	Consent of Deutsche Bank Securities Inc.*

99.4	Consent of Banc of America Securities LLC (contained in Annex C to the Joint Proxy Statement/Prospectus).*

99.5	Consent of Peter M. Thomas.**

99.6	Consent of Michael J. Gaughan.**

99.7	Form of Proxy (Boyd Gaming).**

99.8	Form of Proxy (Coast Casinos).**

99.9	Form of Election and Letter of Transmittal and related documentation.*

99.10	Form of Letter of Transmittal for stockholders making no election.**

99.11	Form of Boyd Gaming Meeting Admissions Ticket.**

99.12	CIBC Gaming Lodging and Leisure Conference Slides. (27)

99.13	Press Release dated March 19, 2004. (28)

*	Filed together with this Amendment No. 1 to the Registration Statement on Form S-4.
**	Previously filed.
(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, File No. 33-51672, of California Hotel and Casino and California Hotel Finance Corporation, which became effective on November 18, 1992.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, File No. 33-64006, which became effective on October 15, 1993.
(3)	Incorporated by reference to Exhibit 10.55 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.
(4)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 1995.
(5)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K dated June 7, 1996.
(6)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.
(7)	Incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.
(8)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8, File No. 333-79895, dated June 3, 1999.
(9)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.
(10)	Incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement filed with the Commission on April 21, 2000.
(11)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.
(12)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.
(13)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000.
(14)	Incorporated by reference to the Registrant’s Registration Statement on Form S-4, File No. 333-69566, which was declared effective on December 5, 2001.
(15)	Incorporated by reference to Exhibit 21.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.
(16)	Incorporated by reference to Exhibit A of the Registrant’s Definitive Proxy Statement filed with the Commission on April 12, 2002.
(17)	Incorporated by reference to the Registrant’s Registration Statement on Form S-4, File No. 333-89774, which was declared effective on June 19, 2002.
(18)	Incorporated by reference to Exhibit 10.31 of the Registrant’s Current Report on Form 8-K dated June 27, 2002.
(19)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.
(20)	Incorporated by reference to the Registrant’s Registration Statement on Form S-4, File No. 333-103023, which was declared effective on May 15, 2003.
(21)	Incorporated by reference to Exhibit 10.30 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.
(22)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.
(23)	Incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K dated January 20, 2004.

(24)	Incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K dated February 9, 2004.
(25)	Incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K dated February 9, 2004.
(26)	Exhibits 99.1 and 99.2 were filed pursuant to Rule 425 on February 9, 2004 and are incorporated by reference.
(27)	Exhibit 99.12 was filed pursuant to Rule 425 on March 16, 2004 and is incorporated by reference.
(28)	Exhibit 99.13 was filed pursuant to Rule 425 on March 19, 2004 and is incorporated by reference.

Item 22. Undertakings.

(a) (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(3) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on March 29, 2004.

BOYD GAMING CORPORATION

By:	/s/ ELLIS LANDAU

Ellis Landau Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in their capacities and on the date indicated.

Signature	Title	Date

* William S. Boyd	Chief Executive Officer, Chairman of the Board of Directors and Director (Principal Executive Officer)	March 29, 2004

* Marianne Boyd Johnson	Vice Chairman of the Board, Senior Vice President and Director	March 29, 2004

* Donald D. Snyder	President and Director	March 29, 2004

* Robert L. Boughner	Director	March 29, 2004

* William R. Boyd	Vice President and Director	March 29, 2004

* Ellis Landau	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 29, 2004

* Jeffrey G. Santoro	Vice President and Controller (Principal Accounting Officer)	March 29, 2004

Signature	Title	Date

* Frederick J. Schwab	Director	March 29, 2004

* Michael O. Maffie	Director	March 29, 2004

* Maj. Gen. Billy G. McCoy, Ret. USAF	Director	March 29, 2004

* Perry B. Whitt	Director	March 29, 2004

* Luther W. Mack, Jr.	Director	March 29, 2004

* Veronica J. Wilson	Director	March 29, 2004

*By:	/S/ ELLIS LANDAU

Ellis Landau Attorney-in-fact

EXHIBITS

2.1	Partnership Interest Purchase Agreement, dated as of January 20, 2004, by and among Harrah’s Shreveport/Bossier City Investment Company LLC, Harrah’s Bossier City Investment Company, LLC, Red River Entertainment of Shreveport Partnership in Commendam, Boyd Shreveport, L.L.C., Boyd Red River, L.L.C. and Boyd Gaming Corporation.(23)

2.2	Agreement and Plan of Merger dated as of February 6, 2004, among Boyd Gaming Corporation, BGC, Inc. and Coast Casinos, Inc.(24)

3.1	Restated Articles of Incorporation.(2)

3.2	Restated By-laws.(7)

3.3	Certificate of Amendment of Articles of Incorporation.(6)

3.4	Certificate of Amendment of Articles of Incorporation.(11)

4.1	Registration Rights Agreement, dated as of July 26, 2001, by and among the Registrant, as Issuer, certain subsidiaries of the Registrant, as Guarantors, and the Initial Purchasers named therein. (14)

4.2	Form of Indenture relating to $200,000,000 aggregate principal amount of 9¼% Senior Notes due 2009, dated as of July 26, 2001, by and among the Registrant, as Issuer, certain subsidiaries of the Registrant, as Guarantors, and The Bank of New York, as Trustee, including the Form of Note.(14)

4.3	Registration Rights Agreement, dated as of April 8, 2002, by and between the Registrant, as Issuer, and the Initial Purchasers named therein.(17)

4.4	Form of Indenture relating to $250,000,000 aggregate principal amount of 8.75% Senior Subordinated Notes due 2012, dated as of April 8, 2002, by and between the Registrant, as Issuer, and Wells Fargo Bank, National Association, as Trustee, including the Form of Note.(17)

4.5	Registration Rights Agreement, dated as of December 30, 2002, by and between the Registrant, as Issuer, and the Initial Purchasers named therein.(20)

4.6	Form of Indenture relating to $300,000,000 aggregate principal amount of 7.75% Senior Subordinated Notes due 2012, dated as of December 30, 2002, by and between the Registrant, as Issuer, and Wells Fargo Bank, National Association, as Trustee, including the Form of Note.(20)

5.1	Opinion of Lionel Sawyer & Collins regarding the legality of the securities being issued.**

8.1	Opinion of Cravath, Swaine & Moore LLP at to tax matters.**

8.2	Opinion of Gibson, Dunn & Crutcher LLP as to tax matters.**

10.1	Ninety-Nine Year Lease dated June 30, 1954, by and among Fremont Hotel, Inc., and Charles L. Ronnow and J.L. Ronnow, and Alice Elizabeth Ronnow.(1)

10.2	Lease Agreement dated October 31, 1963, by and between Fremont Hotel, Inc. and Cora Edit Garehime.(1)

10.3	Lease Agreement dated December 31, 1963, by and among Fremont Hotel, Inc., Bank of Nevada and Leon H. Rockwell, Jr.(1)

10.4	Lease Agreement dated June 7, 1971, by and among Anthony Antonacci, Margaret Fay Simon and Bank of Nevada, as Co-Trustees under Peter Albert Simon’s Last Will and Testament, and related Assignment of Lease dated February 25, 1985 to Sam-Will, Inc. and Fremont Hotel, Inc.(1)

10.5	Lease Agreement dated July 25, 1973, by and between California Hotel and Casino and William Peccole, as Trustee of the Peter Peccole 1970 Trust.(4)

10.6	Lease Agreement dated July 1, 1974, by and among Fremont Hotel, Inc. and Bank of Nevada, Leon H. Rockwell, Jr. and Margorie Rockwell Riley.(1)

10.7	Ninety-Nine Year Lease dated December 1, 1978 by and between Matthew Paratore, and George W. Morgan and LaRue Morgan, and related Lease Assignment dated November 10, 1987 to Sam-Will, Inc., d/b/a/ Fremont Hotel and Casino.(1)

10.8	Casino Management Agreement dated August 30, 1993, by and between Treasure Chest Casino, L.L.C. and Boyd Kenner, Inc.(2)

10.9	Amended and Restated Operating Agreement dated August 5, 1994, by and between Treasure Chest Casino, L.L.C. and Boyd Kenner, Inc.(4)

10.10	Form of Indemnification Agreement.(2)

10.11	1993 Flexible Stock Incentive Plan and related agreements.(2)

10.12	1993 Directors Non-Qualified Stock Option Plan and related agreements.(8)

10.13	1993 Employee Stock Purchase Plan and related agreements.(2)

10.14	401(k) Profit Sharing Plan and Trust.(1)

10.15	Joint Venture Agreement of Stardust A.C., dated as of May 29, 1996, by and between MAC, Corp., a New Jersey Corporation, which is a wholly owned subsidiary of Mirage Resorts Incorporated, a Nevada Corporation, and Grand K, Inc., a Nevada Corporation, which is a wholly owned subsidiary of the Registrant. (Certain portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment for this Agreement.)(5)

10.16	Amended and Restated Joint Venture Agreement of Stardust A.C.(3)

10.17	Unit Purchase Agreement by and among the Registrant, Boyd Indiana, Inc., Blue Chip Casino, Inc., Blue Chip Casino, LLC, and certain individuals, dated as of June 27, 1999.(9)

10.18	2000 Executive Management Incentive Plan.(10)

10.19	1996 Stock Incentive Plan (as amended on May 25, 2000).(11)

10.20	Second Amended and Restated Joint Venture Agreement with Marina District Development Company dated as of August 31, 2000.(12)

10.21	Contribution and Adoption Agreement by and among Marina District Development Holding Co., LLC, MAC, Corp. and Boyd Atlantic City, Inc. effective as of December 13, 2000.(13)

10.22	Guaranty of Performance and Completion dated December 13, 2000.(13)

10.23	2002 Stock Incentive Plan.(16)

10.24	Second Amended and Restated Credit Agreement dated as of June 24, 2002, among the Registrant as the Borrower, certain commercial lending institutions as the Lenders, Canadian Imperial Bank of Commerce as the Administrative Agent, Bank of America, National Association and Wells Fargo Bank, N.A. as Co-Syndication Agents and Credit Lyonnais New York Branch and Deutsche Bank Securities, Inc. as Co-Documentation Agents.(18)

10.25	Letter agreement between MAC, Corp. and Boyd Atlantic City, Inc. dated January 16, 2002 related to an increase in scope of construction of Borgata.(19)

10.26	Letter agreement between MAC, Corp. and Boyd Atlantic City, Inc. dated September 18, 2002 related to an increase in scope of construction of Borgata.(19)

10.27	Letter agreement between MAC, Corp. and Boyd Atlantic City, Inc. dated February 21, 2003 related to an increase in scope of construction of Borgata.(19)

10.28	Annual Incentive Plan.(19)

10.29	Letter agreement between MAC, Corp. and Boyd Atlantic City, Inc. dated May 30, 2003 related to an increase in scope of construction of Borgata.(21)

10.30	First Amendment to Second Amended and Restated Credit Agreement dated as of June 30, 2003, and effective as of July 31, 2003, by and among the Registrant as the Borrower, and certain commercial lending institutions named therein.(21)

10.31	Supplemental Indenture, relating to the 9.25% senior notes due 2009, among Boyd Louisiana Racing, Inc., a subsidiary of Boyd Gaming, and The Bank of New York, as trustee under the indenture, dated as of April 30, 2003.(22)

10.32	Supplemental Indenture, relating to the 9.25% senior notes due 2009, among Boyd Racing, L.L.C., a subsidiary of Boyd Gaming, and The Bank of New York, as trustee under the indenture, dated as of April 30, 2003.(22)

10.33	Stockholders Agreement dated as of February 6, 2004, among Boyd Gaming Corporation and the stockholders of Coast Casinos, Inc. party thereto.(25)

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of PricewaterhouseCoopers LLP.*

23.3	Consent of Lionel Sawyer & Collins (contained in Exhibit 5 opinion).**

23.4	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 8.1 opinion).**

23.5	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 8.2 opinion).**

24	Power of Attorney (included in Part II to this Registration Statement).**

99.1	Press Release dated February 9, 2004.(26)

99.2	Analyst Script dated February 9, 2004.(26)

99.3	Consent of Deutsche Bank Securities Inc.*

99.4	Consent of Banc of America Securities LLC (contained in Annex C to the Joint Proxy Statement/Prospectus).*

99.5	Consent of Peter M. Thomas.**

99.6	Consent of Michael J. Gaughan.**

99.7	Form of Proxy (Boyd Gaming).**

99.8	Form of Proxy (Coast Casinos).**

99.9	Form of Election and Letter of Transmittal and related documentation.*

99.10	Form of Letter of Transmittal for stockholders making no election.**

99.11	Form of Boyd Gaming Meeting Admissions Ticket.**

99.12	CIBC Gaming Lodging and Leisure Conference Slides.(27)

99.13	Press Release dated March 19, 2004.(28)

*	Filed together with this Amendment No. 1 to the Registration Statement on Form S-4.
**	Previously filed.
(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, File No. 33-51672, of California Hotel and Casino and California Hotel Finance Corporation, which became effective on November 18, 1992.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, File No. 33-64006, which became effective on October 15, 1993.
(3)	Incorporated by reference to Exhibit 10.55 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(4)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 1995.
(5)	Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K dated June 7, 1996.
(6)	Incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.
(7)	Incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.
(8)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8, File No. 333-79895, dated June 3, 1999.
(9)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.
(10)	Incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement filed with the Commission on April 21, 2000.
(11)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.
(12)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.
(13)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000.
(14)	Incorporated by reference to the Registrant’s Registration Statement on Form S-4, File No. 333-69566, which was declared effective on December 5, 2001.
(15)	Incorporated by reference to Exhibit 21.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.
(16)	Incorporated by reference to Exhibit A of the Registrant’s Definitive Proxy Statement filed with the Commission on April 12, 2002.
(17)	Incorporated by reference to the Registrant’s Registration Statement on Form S-4, File No. 333-89774, which was declared effective on June 19, 2002.
(18)	Incorporated by reference to Exhibit 10.31 of the Registrant’s Current Report on Form 8-K dated June 27, 2002.
(19)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002.
(20)	Incorporated by reference to the Registrant’s Registration Statement on Form S-4, File No. 333-103023, which was declared effective on May 15, 2003.
(21)	Incorporated by reference to Exhibit 10.30 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.
(22)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.
(23)	Incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K dated January 20, 2004.
(24)	Incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K dated February 9, 2004.
(25)	Incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K dated February 9, 2004.
(26)	Exhibits 99.1 and 99.2 were filed pursuant to Rule 425 on February 9, 2004 and are incorporated by reference.
(27)	Exhibit 99.12 was filed pursuant to Rule 425 on March 16, 2004 and is incorporated by reference.
(28)	Exhibit 99.13 was filed pursuant to Rule 425 on March 19, 2004 and is incorporated by reference.